EXECUTION VERSION STOCK AND ASSET PURCHASE AGREEMENT BY AND AMONG BRIGGS & STRATTON CORPORATION, BILLY GOAT INDUSTRIES, INC., ALLMAND BROS., INC., BRIGGS & STRATTON INTERNATIONAL, INC., BRIGGS & STRATTON TECH, LLC AND BUCEPHALUS BUYER, LLC

Table of Contents Page ARTICLE I DEFINITIONS ................................................................................................................ 2 Section 1.1 Definitions........................................................................................................ 2 Section 1.2 Interpretations ................................................................................................ 26 ARTICLE II PURCHASE AND SALE ............................................................................................ 27 Section 2.1 Purchase and Sale of the Acquired Equity Interests and the Acquired Assets. ....................................................................................................... 27 Section 2.2 Assumed Liabilities ....................................................................................... 27 Section 2.3 Consideration; Deposit; Escrow Amount ...................................................... 27 Section 2.4 Closing ........................................................................................................... 30 Section 2.5 Closing Payments and Deliveries .................................................................. 30 Section 2.6 Post-Closing Adjustment ............................................................................... 32 Section 2.7 Allocation. ...................................................................................................... 37 Section 2.8 Withholding ................................................................................................... 38 ARTICLE III SELLERS’ REPRESENTATIONS AND WARRANTIES ....................................... 38 Section 3.1 Formation and Qualification of the Acquired Entities ................................... 39 Section 3.2 Capital Structure of the Acquired Entities ..................................................... 39 Section 3.3 Organization of Sellers; Good Standing ........................................................ 40 Section 3.4 Authorization of Transaction ......................................................................... 40 Section 3.5 Noncontravention; Government Filings ........................................................ 40 Section 3.6 Title to Assets ................................................................................................ 41 Section 3.7 Transferred Contracts; Material Contracts ..................................................... 41 Section 3.8 Real Property ................................................................................................. 42 Section 3.9 Litigation; Decrees ......................................................................................... 43 Section 3.10 Brokers’ Fees ................................................................................................. 44 Section 3.11 Taxes .............................................................................................................. 44 Section 3.12 Tangible Personal Property ............................................................................ 47 Section 3.13 Employee Benefits and Employee Matters .................................................... 47 Section 3.14 Intellectual Property ....................................................................................... 50 Section 3.15 Compliance with Laws; Permits .................................................................... 51 Section 3.16 Environmental Matters................................................................................... 52 Section 3.17 Company Reports; Financial Statements ....................................................... 52 Section 3.18 Related Party Agreements.............................................................................. 54 Section 3.19 Customers and Suppliers................................................................................ 54 Section 3.20 Product Warranty; Product Recalls ................................................................ 54 Section 3.21 Product Liability ............................................................................................ 55 Section 3.22 Anti-Corruption; Sanctions ............................................................................ 55 Section 3.23 Absence of Certain Changes or Events .......................................................... 56 Section 3.24 Sufficiency of Assets ..................................................................................... 56 Section 3.25 Disclaimer of Other Representations and Warranties .................................... 56 i

ARTICLE IV BUYER’S REPRESENTATIONS AND WARRANTIES ........................................ 57 Section 4.1 Organization of Buyer; Good Standing ......................................................... 57 Section 4.2 Authorization of Transaction ......................................................................... 57 Section 4.3 Noncontravention; Government Filings ........................................................ 57 Section 4.4 Litigation; Decrees ......................................................................................... 57 Section 4.5 Brokers’ Fees ................................................................................................. 58 Section 4.6 Sufficient Funds; Adequate Assurances ........................................................ 58 Section 4.7 Securities Matters........................................................................................... 58 ARTICLE V PRE-CLOSING COVENANTS................................................................................... 59 Section 5.1 Efforts; Cooperation....................................................................................... 59 Section 5.2 Conduct of the Business Pending the Closing ............................................... 59 Section 5.3 Regulatory Approvals .................................................................................... 63 Section 5.4 Bankruptcy Court Matters.............................................................................. 64 Section 5.5 Notices and Consents ..................................................................................... 66 Section 5.6 Notice of Developments ................................................................................ 67 Section 5.7 Access; No Contact ........................................................................................ 67 Section 5.8 Bulk Transfer Laws........................................................................................ 68 Section 5.9 Replacement Bonding Requirements ............................................................. 68 Section 5.10 Cooperation with Financing ........................................................................... 68 Section 5.11 Intercompany Obligations .............................................................................. 71 Section 5.12 Certain Financing Matters.............................................................................. 71 Section 5.13 Title Insurance and Surveys ........................................................................... 71 ARTICLE VI OTHER COVENANTS .............................................................................................. 72 Section 6.1 Further Assurances......................................................................................... 72 Section 6.2 Access; Enforcement; Record Retention ....................................................... 72 Section 6.3 Employee Matters .......................................................................................... 73 Section 6.4 Certain Tax Matters. ...................................................................................... 78 Section 6.5 Insurance Matters ........................................................................................... 80 Section 6.6 Acknowledgements ........................................................................................ 81 Section 6.7 Press Releases and Public Announcements ................................................... 82 Section 6.8 Use of Name .................................................................................................. 82 Section 6.9 Additional Contracts ...................................................................................... 83 Section 6.10 Updates to Title .............................................................................................. 83 ARTICLE VII CONDITIONS TO OBLIGATION TO CLOSE ....................................................... 83 Section 7.1 Conditions to Buyer’s Obligations................................................................. 83 Section 7.2 Conditions to Sellers’ Obligations ................................................................. 85 Section 7.3 No Frustration of Closing Conditions ............................................................ 85 ARTICLE VIII TERMINATION ...................................................................................................... 86 Section 8.1 Termination of Agreement ............................................................................. 86 Section 8.2 Effect of Termination ..................................................................................... 87 ii

ARTICLE IX MISCELLANEOUS 88

Section 9.1	Survival	88
Section 9.2	Expenses	88
Section 9.3	Entire Agreement	88
Section 9.4	Incorporation of Exhibits and Disclosure Schedule	88
Section 9.5	Amendments and Waivers	88
Section 9.6	Succession and Assignment	88
Section 9.7	Notices	89
Section 9.8	Governing Law	90
Section 9.9	Submission to Jurisdiction; Service of Process	90
Section 9.10	Waiver of Jury Trial	90
Section 9.11	Remedies	91
Section 9.12	Specific Performance	92
Section 9.13	Severability	92
Section 9.14	No Third Party Beneficiaries	92
Section 9.15	Non-Recourse	92
Section 9.16	Mutual Drafting	93
Section 9.17	Disclosure Schedule	93
Section 9.18	Headings; Table of Contents	93
Section 9.19	Counterparts; Facsimile and Electronic Signatures	93

Schedules

Schedule A	Acquired Direct Subsidiaries
Schedule B	Acquired JV Interests
Schedule C	Acquired Indirect Subsidiaries
Schedule D	Illustrative Calculation of Net Working Capital of Sellers
Schedule E	Illustrative Calculation of Net Working Capital of Acquired Entities
Schedule F	Sellers' Segmented Balance Sheet

Exhibits

Exhibit A	Bidding Procedures Order
Exhibit B	Form of Bidding Procedures
Exhibit C	Escrow Agreement
Exhibit D	Form of Sale Order
Exhibit E	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of IP Assignment and Assumption Agreement

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STOCK AND ASSET PURCHASE AGREEMENT This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of July 19, 2020 by and among Briggs & Stratton Corporation, a Wisconsin corporation, Billy Goat Industries, Inc., a Missouri corporation, Allmand Bros., Inc., a Nebraska corporation, Briggs & Stratton International, Inc., a Wisconsin corporation and Briggs & Stratton Tech, LLC, a Wisconsin limited liability company (together, “Sellers”), and Bucephalus Buyer, LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties”. WITNESSETH WHEREAS, it is expected, that promptly following the execution of this Agreement, Sellers shall become debtors and debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and shall file voluntary petitions for relief under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) (the “Bankruptcy Case”); WHEREAS, Sellers own the equity interests of the entities set forth on Schedule A as and to the extent set forth beside each such entity’s name on Schedule A (each, an “Acquired Direct Subsidiary”) and the equity interests of the entities set forth on Schedule B as and to the extent set forth beside each such entity’s name on Schedule B (such equity interests, the “Acquired JV Interests” and together with the equity interests of Acquired Direct Subsidiaries, the “Acquired Equity Interests”); WHEREAS, the Subsidiaries of the Acquired Direct Subsidiaries set forth on Schedule C as and to the extent set forth beside each such entity’s name on Schedule C are referred to in this Agreement as the “Acquired Indirect Subsidiaries” (and, together with the Acquired Direct Subsidiaries, the “Acquired Entities”); WHEREAS, Sellers and the Acquired Entities are engaged in, or hold assets or liabilities relating to, the Business (and, in the case of certain of Sellers, hold the Acquired Equity Interests); WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase, acquire and assume from Sellers, all of the Acquired Equity Interests, the Acquired Assets and the Assumed Liabilities in a sale authorized by the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and subject to the terms and conditions set forth in this Agreement and the Sale Order, all as more specifically provided herein; and WHEREAS, certain terms used in this Agreement are defined in Section 1.1. NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS Section 1.1 Definitions. For purposes of this Agreement: “Accounting Principles” means the principles, policies, procedures, categorizations, definitions, methods, practices, judgments, classifications, estimation methodologies and techniques that were consistently employed by Sellers and the Acquired Entities, on or prior to May 31, 2020, to prepare its consolidated financial statements, which are maintained in accordance with GAAP, as consistently applied by Sellers and the Acquired Entities. “Accrued Income Taxes” means an amount (which shall not be less than zero) equal to the aggregate Liabilities for Income Taxes (including withholding and similar Taxes for purposes of clause (vii) below) of the Acquired Entities and their Subsidiaries on a combined basis with respect to all Pre-Closing Tax Periods, determined as of the end of the day on the Closing Date, to the extent unpaid as of the Adjustment Time (either as a result of final Tax Returns not yet having been filed or amounts shown as due on Tax Returns as filed not yet having been paid in full); provided, that for purposes of computing Accrued Income Taxes, (i) Liabilities for Income Taxes shall be calculated in accordance with the past practices of the Acquired Entities and their Subsidiaries in preparing Tax Returns, except to the extent otherwise required by applicable Law, (ii) in the case of any Straddle Period, Liabilities for Income Taxes shall be apportioned to the pre-Closing portion of such Straddle Period in accordance with Section 6.4(b)(ii), (iii) deferred Tax assets and deferred Tax Liabilities shall be excluded (except as provided in clauses (vi) and (vii) below), (iv) any Liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Income Tax positions shall be excluded, (v) any Tax refund (including overpayment), deposit, prepayment, or credit shall be taken into account, but only to the extent that it is a current asset as determined under GAAP methodologies and only to the extent that such amount is reasonably expected to be actually received or otherwise actually realized within two years following the Closing Date, (vi) any deferred Income Tax Liabilities under Section 965(h) or 965(n) of the Code (or any analogous or similar provision of any Law) shall be included, and (vii) any Liabilities for Taxes imposed or incurred, or reasonably expected to be imposed or incurred within one year following the Closing Date, in connection with or as a result of any direct or indirect distributions (whether actual or deemed) from any of the Acquired Entities or any of their Subsidiaries to Sellers or any of their Affiliates (including the Acquired Entities) prior to the Closing shall be included. “Acquired Assets” means all assets, properties, privileges, rights and interests of each Seller as of the Closing to the extent related to the Business, the Acquired Assets or the Assumed Liabilities (other than the Excluded Assets and the Acquired Equity Interests) of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise and whether or not specifically referred to in this Agreement, in each case as of the Closing Date, including the following: (a) all rights under those: (i) Contracts set forth on Section 1.1(a)(i) of the Disclosure Schedule and any purchase orders related thereto, other than those Contracts that expire in accordance with their terms or that are terminated prior to the Closing, (ii) 2

Leases set forth on Section 1.1(a)(ii) of the Disclosure Schedule, other than those Leases that expire in accordance with their terms or that are terminated prior to the Closing (the “Transferred Leases”) and (iii) Intellectual Property Licenses set forth on Section 1.1(a)(iii) of the Disclosure Schedule, other than those Intellectual Property Licenses that expire in accordance with their terms or that are terminated prior to the Closing (such Contracts, Leases and Intellectual Property Licenses, the “Transferred Contracts”), together with any Contracts or Leases added to Section 1.1(a) of the Disclosure Schedule by Buyer by notice delivered to Sellers at any time during the period from and after the date hereof until the fifth (5th) Business Day prior to entry of the Sale Order; and provided, however, that Buyer shall not be permitted to add any Contracts previously rejected in the Bankruptcy Case; (b) all trade and non-trade accounts receivable, notes receivable and negotiable instruments other than those that are Excluded Assets; (c) all inventory wherever located, including packaging, supplies, tooling and parts; provided, however, that Sellers shall not have any obligation to take any action outside of the Ordinary Course of Business in order to procure the delivery of any inventory to Buyer to the extent such inventory is not held at any Leased Real Property or Owned Real Property or in transit to any Leased Real Property or Owned Real Property; (d) all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses or advance payments of Sellers related to the Acquired Assets or the Business (including the cost of annual licenses, monthly rent and other real estate expenses) other than any such deposits or prepaid charges and expenses paid in connection with or relating to any Excluded Assets; (e) all rights under each Owned Real Property, together with all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, and other appurtenances thereto and rights in respect thereof; (f) all personal property and interests related to the Acquired Assets or the Business, including furniture, furnishings, equipment, vehicles and other tangible personal property located at the locations leased pursuant to the Transferred Leases and at the Owned Real Property; (g) all Intellectual Property owned or purported to be owned by Sellers (the “Transferred IP”), together with all income, royalties, damages and payments due or payable at the Closing or thereafter (including damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property; (h) all books, records, files and papers, whether in hard copy or computer format that are related to the Acquired Assets, Assumed Liabilities or the Business, 3

including relating to products, services, marketing, advertising, promotional materials, Intellectual Property, personnel and employment files for Covered Employees, customer lists, files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the Seller Properties, but excluding (i) personnel and employment files for employees of Sellers who are not Covered Employees, (ii) such files, books and records or other data or materials as may be required under applicable Law regarding privacy or are prohibited under Law or by Contract from being delivered to Buyer, and (iii) any books and records primarily related to or that are required to realize the benefits of any Excluded Assets; provided, however, that Sellers shall have continued access to such books and records as are necessary to administer the Bankruptcy Case and Sellers may retain copies of any documents; (i) all Permits and all pending applications therefor, in each case to the extent transferable in accordance with applicable Law; (j) all rights (but not any obligations) of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with current and former employees and agents of Sellers or with third parties to the extent relating to the Acquired Assets, Assumed Liabilities or the Business (or any portion thereof), in each case to the extent transferrable in accordance with applicable Law or such Contract; (k) all express or implied warranties related to any of the foregoing, in each case to the extent transferrable in accordance with applicable Law or Contract; (l) all claims and rights under any insurance policy in respect of any damage to or loss of the Business as a result of events or circumstances occurring prior to the Closing Date other than any such claims and rights arising in connection with or relating to any Excluded Assets; (m) all goodwill, payment intangibles and general intangible assets and rights of Sellers to the extent associated with the Business, the Acquired Assets or the Assumed Liabilities, other than such goodwill, payment intangibles and general intangible assets and rights arising in connection with or relating to any Excluded Assets; (n) all rights and receivables pursuant to any Intercompany Contracts; (o) all Avoidance Actions; (p) all Acquired Employee Claims and Causes of Action; provided, however, that no such Acquired Claims and Causes of Action nor any rights to recovery thereunder may be assigned to any third party; (q) those items set forth on Section 1.1(b) of the Disclosure Schedule; and (r) all other or additional assets, properties, privileges, rights and interests of Sellers relating to the Business, the Acquired Assets or the Assumed Liabilities (other than any Excluded Assets) of every kind and description and wherever located, whether 4 known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement. “Acquired Direct Subsidiaries” has the meaning set forth in the preamble. “Acquired Employee Claims and Causes of Action” means any Cause of Action of any Seller against any of any Seller’s current or former directors, managers, officers, or employees. “Acquired Entities” has the meaning set forth in the preamble. “Acquired Entity Cash Equivalents” means the Cash Equivalents of the Acquired Entities and their Subsidiaries as of the Adjustment Time; provided, that, Acquired Entity Cash Equivalents shall be calculated net of issued but uncleared checks and drafts and restricted cash. “Acquired Entity Cash Target” means an amount equal to $14,000,000. “Acquired Entity Current Assets” means, with respect to the Acquired Entities as of the Adjustment Time, all assets included in the line items set forth on Schedule E, determined using the Accounting Principles and subject to the qualifications and other notes set forth on Schedule E. The Illustrative Calculation of Net Working Capital of Acquired Entities attached hereto as Schedule E represents an illustrative calculation of the Estimated Acquired Entity Net Working Capital as of May 31, 2020. “Acquired Entity Current Liabilities” means, with respect to the Acquired Entities as of the Adjustment Time, all liabilities included in the line items set forth on Schedule E, determined using Accounting Principles and subject to the qualifications and other notes set forth on Schedule E. The Illustrative Calculation of Net Working Capital of Acquired Entities attached hereto as Schedule E represents an illustrative calculation of the Estimated Acquired Entity Net Working Capital as of May 31, 2020. “Acquired Entity Employee Plans” means all Employee Plans sponsored by an Acquired Entity. “Acquired Entity Indebtedness” means, as of the Adjustment Time (except for Accrued Income Taxes, which shall be determined in accordance with the definition thereof), without duplication, any Liability of the Acquired Entities (i) in respect of all indebtedness for borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred or contingent and unpaid of the purchase price of any property or services, including all seller notes, “earn-out” obligations (assuming the maximum amount earned), post- closing purchase price true-ups, indemnifications, payment obligations to Persons other than the Acquired Entities and other than any Governmental Authority with respect to actual or deemed Tax benefits and similar payment obligations (including pursuant to capital leases as determined in accordance with GAAP, but excluding trade payables in the Ordinary Course of Business and reflected in the calculation of Acquired Entity Current Liabilities), (iii) under any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate, commodity hedging or swap agreements, (iv) in respect of any declared but unpaid dividends or distributions, (v) in respect of, to the extent drawn, any acceptances, 5 letters of credit or similar facilities, surety bonds, performance bonds or similar obligations, (vi) in respect of interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the indebtedness referred to above assuming the repayment in full of such indebtedness as of such time, (vii) the amount of any Accrued Income Taxes, (viii) the Pension & Severance Liabilities and (ix) in respect of guaranties, direct or indirect, in any manner of all or any part of the indebtedness referred to above of any Person. Notwithstanding the foregoing, Acquired Entity Indebtedness does not include (A) any operating or lease obligations (other than capital leases), (B) any intercompany obligations solely between or among the Acquired Entities or any Seller or other Acquired Entities or (C) any Acquired Entity Current Liabilities. “Acquired Entity Indebtedness Target” means an amount equal to $2,750,000. “Acquired Entity Net Working Capital” means the amount equal to: (a) Acquired Entity Current Assets; minus (b) Acquired Entity Current Liabilities. “Acquired Entity Net Working Capital Target” means an amount equal to $92,000,000. “Acquired Equity Interests” has the meaning set forth in the preamble. “Acquired Indirect Subsidiaries” has the meaning set forth in the preamble. “Acquired JV Interests” has the meaning set forth in the preamble. “Additional Contract” has the meaning set forth in Section 6.9. “Adjustment Escrow Account” means a separated, distinct and non-commingled escrow account established by Escrow Agent to hold the Adjustment Escrow Amount. “Adjustment Escrow Amount” means an amount equal to $10,000,000. “Adjustment Item” has the meaning set forth in Section 2.3(a)(x). “Adjustment Time” means 12:01 A.M., New York City time, on the Closing Date. “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that for the purposes of this Agreement: (a) no Seller shall be deemed an Affiliate of Buyer (and vice versa), (b) no Seller shall be deemed to be an Affiliate of any public stockholder (and vice versa), (c) following the Closing, no Seller shall be deemed to be an Affiliate of any Acquired Entity (and vice versa) (d) following the Closing, Buyer shall be deemed an Affiliate of each Acquired Entity (and vice versa) and (e) prior to the Closing, each Seller shall be deemed to be an Affiliate of each Acquired Entity and their Subsidiaries (and vice versa). “Agreement” has the meaning set forth in the preamble. 6

“Allocation Principles” has the meaning set forth in Section 2.7(a). “Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, or any other applicable Law related to bribery or corruption. “Antitrust and Foreign Investment Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws and orders that are (i) designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States or any other jurisdiction; and/or (ii) designed to monitor, regulate, restrict or otherwise prohibit investment by foreign governments, entities, or other persons in domestic companies. “Asbestos Claims” means any and all Litigation made, alleged or asserted by any Person, regardless of where they are asserted, when they are made, arise or arose, alleging any injury, harm, risk, damage, cost or expense of any kind or nature, which are asserted to be related in any way, directly or indirectly, to exposure (or possible or potential exposure) of such Person or any other Person to asbestos and/or any asbestos-containing product or material as a result of or related to the operation of the Business or the Acquired Assets, including the manufacture, licensing, sale, distribution, packaging, handling, or use (or any allegation of any manufacture, license, sale, distribution, packaging, handling or use) of any asbestos and/or any asbestos- containing product or material at any time prior to Closing, in all cases including Litigation by employees, customers, or users, installers or repairers of products of the Business or the Acquired Assets, former employees or other Persons. “Assumed Employee Plans” means only the amount of accrued but unused vacation and sick leave of Transferred Employees as of the Closing Date to the extent reflected in Seller Net Working Capital, unless specifically set forth on Section 6.3(d) of the Disclosure Schedule. “Assumed Liabilities” means only the following Liabilities (and all other liabilities of each Seller shall be Excluded Liabilities): (a) all Liabilities arising following the Closing Date under the Transferred Contracts, except, for the avoidance of doubt, any Liabilities described in clause (b) of the definition of Excluded Liabilities; (b) all Cure Costs; provided, however, that Sellers shall contribute equally to the payment of such Cure Costs up to, but no greater than, the Cure Costs Cap as applied to the Sellers; (c) all Liabilities relating to or arising out of the ownership or operation of the Business or any Acquired Asset from and after the Closing Date, except, for the avoidance of doubt, any Liabilities described in clause (b) of the definition of Excluded Liabilities; 7

(d) all Liabilities (i) assumed by Buyer pursuant to Section 6.3 and (ii) for the Assumed Employee Plans; (e) all Taxes allocated to Buyer pursuant to Section 6.4(b)(i); (f) all Transfer Taxes allocated to Buyer pursuant to Section 6.4(a); (g) all Liabilities under any Intercompany Contracts; and (h) all Liabilities set forth on Section 1.1(c) of the Disclosure Schedule. For the avoidance of doubt, all Liabilities of the Acquired Entities shall continue to be Liabilities of such Acquired Entities. “Auction” has the meaning set forth in Section 5.4(c)(i). “Avoidance Actions” means any and all causes of action to avoid a transfer of property or an obligation incurred by any of Seller arising under Sections 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code or any other federal, state, or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or voidable transactions. “Back-up Termination Date” means the first to occur of (a) the Outside Date (including, for the avoidance of doubt, any automatic extension thereof pursuant to the terms of this Agreement), (b) consummation of the transaction with the winning bidder at the Auction, (c) the date on which the conditions to Closing set forth in Section 7.1(f) and Section 7.2(d) are satisfied or waived and (d) Buyer’s receipt of notice from Sellers of the release by Sellers of Buyer’s obligations under Section 5.4(e). “Balance Sheet Date” means May 31, 2020. “Bankruptcy Case” has the meaning set forth in the recitals. “Bankruptcy Code” has the meaning set forth in the recitals. “Bankruptcy Court” has the meaning set forth in the recitals. “Bankruptcy Court Milestone” has the meaning set forth in Section 5.4(d). “Bidding Procedures Order” means an order of the Bankruptcy Court, in form and substance reasonably acceptable to Buyer and Sellers that, among other things, (a) approves and authorizes the payment of the Termination Payment on the terms and conditions set forth in Section 5.4, (b) establishes procedures for the Auction process, the form of which is attached hereto as Exhibit A, (c) establishes a date for a hearing on the Sale Order, and (d) approves the other terms and conditions of the bidding procedures attached hereto as Exhibit B. “Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(c)(i). 8

“Business” means the business of Sellers and their Subsidiaries (other than Starting), including the design, manufacture and marketing of gasoline engines for outdoor power equipment, battery systems for commercial applications, and power generation, pressure washer, lawn and garden, turf care and job site products, including parts, accessories and services related thereto, and including through the Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Hurricane®, Murray®, Branco® and Victa® brands. “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close. “Business Product” has the meaning set forth in Section 3.2(a). “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020. “Cash Equivalents” means as defined in accordance with GAAP, cash, checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments, net of issued but uncleared checks and drafts and restricted cash. “Cash Purchase Price” has the meaning set forth in Section 2.3(a)(i). “Cause of Action” means any action, claim (including any claim (as such term is defined under section 101(5) of the Bankruptcy Code)), cause of action, controversy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, and license of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the date hereof, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; and (b) any Avoidance Action. “Closing” has the meaning set forth in Section 2.4. “Closing Acquired Entity Cash Equivalents” has the meaning set forth in Section 2.6(a). “Closing Acquired Entity Indebtedness” has the meaning set forth in Section 2.6(a). “Closing Acquired Entity Net Working Capital” has the meaning set forth in Section 2.6(a). 9

“Closing Date” has the meaning set forth in Section 2.4. “Closing Date Balance Sheet” has the meaning set forth in Section 2.3(c). “Closing Purchase Price” has the meaning set forth in Section 2.6(a). “Closing Seller Net Working Capital” has the meaning set forth in Section 2.6(a). “COBRA” means the continuation of coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. “Code” means the Internal Revenue Code of 1986, as amended. “Collective Bargaining Agreement” means any agreement, contract, arrangement or understanding between Sellers or their Affiliates with a Union or group of Covered Employees representing any Covered Employees or applicable to any Acquired Entity, the Business or the Acquired Assets whether or not such agreement is expired by its terms, including modifications to terms and conditions of employment that were unilaterally implemented by Seller in May 2018 for Covered Employees represented by the United Steelworkers on behalf of its Local Union 2-232 (the “USW”). “Compensation Commitment” has the meaning set forth in Section 6.3(e)(i). “Competing Bid” has the meaning set forth in Section 5.4(b). “Computer Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, and computer systems, in each case, used in the Business. “Confidentiality Agreement” means the confidentiality agreement, dated as of April 23, 2020, by and between Briggs & Stratton Corporation and KPS Capital Partners, LP. “Contract” means any agreement, contract, license, arrangement, commitment, purchase order, promise, obligation, undertaking, right, instrument, lease (other than any Lease) document or other similar understanding, including, in respect of any indebtedness or accounts receivable, and in each case, is in writing. “Contracting Parties” has the meaning set forth in Section 9.15. “Covered Employee” means an employee of any Seller or any Acquired Entity. “Credit Bid Amount” has the meaning set forth in Section 2.3(a)(xi). “Cure Costs” means all amounts, costs or expenses payable (including for the avoidance of doubt, accrued and invoiced accounts payable) or actions or obligations that must be performed or satisfied in order to cure any monetary defaults required to be cured under section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption by the applicable Sellers and assignment to Buyer of the Transferred Contracts. 10

“Cure Costs Cap” means an amount equal to $5,000,000. “Data Security Requirements” means, collectively, all of the following to the extent relating to Personal Information and applicable to any of the Acquired Entities: (i) each Acquired Entity’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws and all industry standards applicable to the Business (including the Payment Card Industry Data Security Standard (PCI DSS)) and (iii) agreements any of the Acquired Entities have entered into or by which they are bound. “Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order, or any other order of any Governmental Authority. “Deed” has the meaning set forth in Section 2.5(c)(iv). “Deposit Escrow Account” means a separated, distinct and non-commingled escrow account established by Escrow Agent to hold the Deposit Escrow Amount. “Deposit Escrow Amount” has the meaning set forth in Section 2.3(b). “DIP Facility” means the Senior Secured Debtor-in-Possession Revolving and Term Credit Agreement, to be dated on or around the date hereof, among Briggs & Stratton Corporation, as Lead Borrower, the Subsidiary Borrowers from time to time party thereto, the various Lenders and Issuing Banks, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. “Disclosure Schedule” has the meaning set forth in Article III. “Dispute Notice” has the meaning set forth in Section 2.6(c). “Employee Plans” means all employee benefit plans (within the meaning of section 3(3) of ERISA), and each other retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, employment, retention, termination, or severance plans, programs or agreements, in each case, sponsored, maintained, or contributed to by Seller, any Acquired Entity or any of their respective ERISA Affiliates, to which any such entity is a party, or pursuant to which any Seller, any Acquired Entity or any of their respective ERISA Affiliates has any Liability other than plans or arrangements sponsored or administered by a Governmental Authority and other than employment contracts as required by the laws of any applicable local jurisdiction outside of the United States. “Environmental Law” means any applicable federal, state, local or foreign Law (including common law), statute, code, ordinance, rule or regulation relating to pollution, worker or public health or safety as it relates to exposure to Hazardous Materials, the protection of the environment or natural resources, including all Laws relating to the handling, treatment, storage, or disposal of, or exposure of any Person to, Hazardous Materials. “Equity Commitment Letter” has the meaning set forth in Section 4.6. 11

“Equity Financing” has the meaning set forth in Section 4.6. “Equity Financing Commitment” has the meaning set forth in Section 4.6. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any Person treated at a relevant time as a single employer with any of the Sellers or any of the Acquired Entities pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code. “Escrow Agent” means Citibank, N.A. “Escrow Agreement” means that certain Escrow Agreement, dated as of the date of this Agreement, by and among Briggs & Stratton Corporation, Buyer, and the Escrow Agent, a copy of which is attached hereto as Exhibit C. “Estimated Acquired Entity Cash Equivalents” has the meaning set forth in Section 2.3(c)(ii). “Estimated Acquired Entity Indebtedness” has the meaning set forth in Section 2.3(c)(ii). “Estimated Acquired Entity Net Working Capital” has the meaning set forth in Section 2.3(c)(ii). “Estimated Acquired Entity Net Working Capital Overage” has the meaning set forth in Section 2.3(c)(ii). “Estimated Closing Statement” has the meaning set forth in Section 2.3(c)(ii). “Estimated Purchase Price” has the meaning set forth in Section 2.3(c)(ii). “Estimated Seller Net Working Capital” has the meaning set forth in Section 2.3(c)(ii). “Estimated Seller Net Working Capital Overage” has the meaning set forth in Section 2.3(c)(ii). “Estimated Working Capital Overages” has the meaning set forth in Section 2.3(c)(ii). “Estimated Working Capital Overages Cap” means an amount equal to $5,000,000. “Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection). “Exchange Act” means the Securities Exchange Act of 1934, as amended (and the rules and regulations promulgated thereunder). 12

“Excluded Assets” means the following assets, properties, privileges, rights and interests of each Seller as of the Closing: (a) all Contracts that are not Transferred Contracts; (b) all accounts receivable under Contracts that are not assumed by Buyer in connection with the Transactions or that are terminated at the reasonable written request of Buyer pursuant to this Agreement; (c) all Cash Equivalents and all bank accounts (excluding, for the avoidance of doubt, the Acquired Entity Cash Equivalents); (d) all prepaid expenses related to any Excluded Asset to the extent not a Seller Current Asset; (e) all corporate minute books and related documentation of Sellers and all books and records (i) solely related to Excluded Assets or Excluded Liabilities, (ii) that cannot be transferred to Buyer in accordance with applicable Law, (iii) that are required by Sellers in connection with the Bankruptcy Case; (iv) related to proposals to acquire the Business or the Acquired Assets or any part thereof by any Person other than Buyer, including any such books and records that are privileged, or (v) prepared in connection with this Agreement or the Transactions, including any such books and records that are privileged; (f) all insurance policies and binders and all refunds and credits from insurance policies or binders due or to become due with respect to such policies and binders; (g) all claims and rights under any insurance policy in respect of any damage to or loss relating to the Excluded Assets; (h) all claims, Causes of Action (including counterclaims) and other legal rights and remedies against other Persons (including for fees or other income, past, present or future infringement, misappropriation or violation of any of the Transferred IP) to the extent arising from or relating to or in connection with the Acquired Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities or the Business (regardless of whether or not asserted by any Seller), all of the proceeds from the foregoing which are accrued and unpaid as of the Closing, all rights of indemnity, guaranties received from suppliers or manufacturers, rights of contribution, rights to refunds, rights of reimbursement and other express or implied rights of recovery possessed by any Seller against Persons, in each case, to the extent related to the Acquired Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities or the Business (regardless of whether such rights are currently exercisable) (the “Excluded Claims”); provided, however, Excluded Claims shall exclude any Avoidance Actions and any Acquired Employee Claims and Causes of Action; 13

(i) any Tax refund, deposit, prepayment, credit, attribute or other Tax asset of or with respect to each Seller, except those assets that are assumed by Buyer as set forth on Section 1.1(b) of the Disclosure Schedule; (j) the sponsorship of, and all assets, rights and properties of or relating to the Employee Plans that are not Assumed Employee Plans or Acquired Entity Employee Plans, including for the avoidance of doubt, the Briggs & Stratton Corporation Pension Plan, the Briggs & Stratton Corporation Cash Balance Retirement Plan, the Briggs & Stratton Corporation Consolidated Retirement and Savings Plan, the Briggs & Stratton Corporation Amended and Restated Supplemental Executive Retirement Plan, the Briggs & Stratton Corporation Amended and Restated Supplemental Employee Retirement Plan, the Briggs & Stratton Corporation Key Employee Savings and Investment Plan, the Group Insurance Plan of Briggs & Stratton Corporation and the Group Insurance Plan for Retirees of Briggs & Stratton Corporation (collectively, the “Excluded Employee Plans”); (k) all of Sellers’ rights under this Agreement or any Related Agreement; (l) all right, title and interest in and to all equity interests owned by any Seller, including the Acquired Equity Interests (the transfer of which shall be governed by Section 2.1(a)); and (m) those items set forth on Section 1.1(d) of the Disclosure Schedule. For the avoidance of doubt, none of the terms and provisions of either the definition of Acquired Assets or Excluded Assets shall apply to the Acquired Entities. “Excluded Claims” has the meaning set forth in the definition of Excluded Assets. “Excluded Employee Plan” has the meaning set forth in the definition of Excluded Assets. “Excluded Liabilities” means all Liabilities of Sellers or otherwise with respect to the Business, the Acquired Assets, the Owned Real Property or the Leased Real Property (whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished following the Closing Date) other than the Assumed Liabilities, and Sellers shall retain and be responsible for all other Liabilities of Sellers or otherwise with respect to the Business, the Acquired Assets, the Owned Real Property or the Leased Real Property and Buyer is not assuming or agreeing to pay or discharge any such Liabilities, including: (a) all Liabilities under any Contract that is not a Transferred Contract; (b) (i) all Liabilities of Sellers and their Affiliates (other than the Acquired Entities) for Taxes with respect to the Business, the Acquired Assets, Acquired Equity Interests, the Excluded Assets, the Transactions, discontinued lines of business, or otherwise (except for Taxes allocated to Buyer pursuant to Section 6.4(b)(i)), (ii) all 14

Liabilities for Taxes attributable to the Pre-Closing Tax Period with respect to the Acquired Assets and Acquired Equity Interests (except for Taxes allocated to Buyer pursuant to Section 6.4(b)(i)), (iii) all Taxes allocated to Sellers pursuant to Section 6.4(b)(i), and (iv) all Liabilities for payroll Taxes attributable to Pre-Closing Tax Periods; (c) all Liabilities not relating to or arising out of the Business or the Acquired Assets, including any Liability primarily relating to or primarily arising out of the Excluded Assets; (d) all Liabilities to the extent relating to or arising out of (i) any employee or independent contractor who is not a Transferred Employee arising at any time prior to, on or after the Closing, and (ii) any Transferred Employee at any time prior to the Closing, including, all Liabilities to the extent relating to or attributable to such employee’s work or employment prior to the Closing or any claim relating to or attributable to facts that occurred prior to the Closing, including all Liabilities related to workers’ compensation, pension, other post-employment benefits (OPEB), the WARN Act or severance and any Collective Bargaining Agreement which is not the New CBA; (e) the sponsorship of and all Liabilities related to any Excluded Employee Plan, including any Liability of an Acquired Entity arising under ERISA or the Code related to such Excluded Employee Plan; (f) all accounts payable that are entitled to administrative expense claim status in accordance with section 503(b) of the Bankruptcy Code; (g) all unknown Liabilities arising from product liability and other compliance with Law matters; (h) any Liabilities arising under or relating to Environmental Laws or Hazardous Materials relating to Sellers, the Acquired Assets, the Owned Real Property or the Leased Real Property arising out of underlying facts, events or conditions that first occurred or first existed as of or prior to the Closing; (i) all Liabilities in respect of Asbestos Claims; (j) all Liabilities arising out of, relating to or otherwise in respect of the Excluded Claims; (k) all Liabilities of Sellers under this Agreement or any Related Agreement and the Transactions; (l) all Liabilities and obligations (whether pre or post-Closing) related to Briggs & Stratton Corporation’s compliance under the Securities Act, the Exchange Act and other applicable securities Laws, including the obligations with respect to the filing (or failure to file) any Seller Reports; 15

(m) all Liabilities resulting from Sellers’ non-compliance with the provisions of any bulk transfer laws or similar Laws of any jurisdiction in connection with the Transactions; (n) all IP Recording Costs; (o) all Liabilities arising from the DIP Facility, the Prepetition Credit Agreement or arising out of any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate, commodity hedging or swap agreements; (p) the portion of the Cure Costs paid by Sellers up to the Cure Costs Cap; and (q) those items set forth on Section 1.1(e) of the Disclosure Schedule. For the avoidance of doubt, none of the terms and provisions of either the definition of Assumed Liabilities or Excluded Liabilities shall apply to the Acquired Entities. “Expense Reimbursement Payment” means the documented, actual, reasonable, out-of- pocket costs and expenses incurred by Buyer or its Affiliates in connection with the negotiation, documentation, execution and performance of this Agreement, the Related Agreements and the Transactions and all proceedings incident thereto and appeals therefrom, in an aggregate amount not to exceed $2,750,000. “Final Acquired Entity Cash Equivalents” means the Acquired Entity Cash Equivalents as finally determined pursuant to Section 2.6. “Final Acquired Entity Indebtedness” means the Acquired Entity Indebtedness as finally determined pursuant to Section 2.6. “Final Acquired Entity Net Working Capital” means the Acquired Entity Net Working Capital as finally determined pursuant to Section 2.6. “Final Closing Statement” means a written statement setting forth the Final Seller Net Working Capital, the Final Acquired Entity Net Working Capital, Final Acquired Entity Cash Equivalents and the Final Acquired Entity Indebtedness as finally determined pursuant to Section 2.6. “Final Purchase Price” has the meaning set forth in Section 2.6(h). “Final Seller Net Working Capital” means the Seller Net Working Capital as finally determined pursuant to Section 2.6. “GAAP” means United States generally accepted accounting principles. 16

“Governmental Authority” means any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, arbitral body (public or private) or other governmental entity. “Hazardous Materials” means any substance, material or waste classified, characterized or otherwise regulated as “hazardous,” or “toxic,” or as a “pollutant” or “contaminant” or words of similar regulatory effect under any Environmental Law, including petroleum or any fraction thereof, polychlorinated biphenyls, per and polyfluoroalkyl substances and asbestos-containing materials. “Hiring Transition Period” has the meaning set forth in Section 6.3(c). “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. “Inactive Employee” has the meaning set forth in Section 6.3(c). “Income Tax” means any Tax imposed on or measured by reference to net or gross income or receipts (however denominated), including franchise and withholding Taxes imposed in lieu of Taxes denominated as “income taxes”. “Independent Accountant” has the meaning set forth in Section 2.6(e). “Intellectual Property” means all intellectual property rights in any jurisdiction, including (a) all issued patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, together with all goodwill associated therewith, and all registrations and applications for registration therefor (the “Trademarks”); (c) all Internet domain names; (d) all copyrights, together with all registrations and applications for registration therefor; (e) all trade secrets and know-how; (f) rights in software, technology, and inventions (whether patentable or not); (g) all databases and data collections (including knowledge databases, customer lists and customer databases); and (h) rights of publicity and likeness. “Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any Intellectual Property owned by Sellers and (ii) any grant to Sellers of a right to use a third Person’s Intellectual Property. “Intercompany Contract” means any Contract and any account, arrangement, loan, or balance (whether formal or informal and, solely with respect to the definitions of “Acquired Assets” and “Assumed Liabilities” and Section 5.2(b) and Section 5.11, whether formally documented or not) or any instrument in respect of any indebtedness (including in connection with the repatriation of any Cash Equivalents) by and among a Seller (or Sellers or any of Sellers’ Affiliates (other than the Acquired Entities and their Subsidiaries)), on the one hand, and an Acquired Entity (or Acquired Entities) and their Subsidiaries, on the other hand. “Intracompany Contract” means any Contract and any account, arrangement, loan, or balance (whether formal or informal) or any instrument in respect of any indebtedness (including 17 in connection with the repatriation of any Cash Equivalents) by and among an Acquired Entity (or Acquired Entities) and their Subsidiaries, on the one hand, and an Acquired Entity (or Acquired Entities) and their Subsidiaries, on the other hand. “IP Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(c)(iii). “IP Recording Costs” has the meaning set forth in Section 6.10. “IRS” means the Internal Revenue Service. “Knowledge of Buyer” means the actual knowledge of Ryan Baker, Kyle Fitzpatrick and Martins Trautmanis. “Knowledge of Sellers” means the actual knowledge of Todd Teske, Mark Schwertfeger, Kathryn Buono and Rachele Lehr. “Latest Balance Sheet” has the meaning set forth in Section 3.17(b). “Law” means any constitution applicable to, and any law, act statute, treaty, code, injunction, award, decree or writ, rule, ruling, regulation, order ordinance, or legal requirement of any Governmental Authority. “Leased Real Property” has the meaning set forth in Section 3.8(a). “Leases” means all means all leases, subleases, licenses, concessions, options, contracts, extension letters, easements, reciprocal easements, assignments, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates and other agreements (written or oral), and any amendments or supplements to the foregoing, and recorded memoranda of any of the foregoing in each case with respect to any Leased Real Property. “Liability” means any debt, liability, guarantee, claim, demand, expense, commitment or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) regardless of when or how arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto. “Lien” means any mortgage, pledge, lien, license, charge, security interest, option, right of first refusal, easement, security agreement or other encumbrance or restriction on the use or transfer of any property; provided, however, that “Lien” shall not be deemed to include any non- exclusive license of Intellectual Property granted in the Ordinary Course of Business. “Lien Release Letters” means one or more release letters or termination statements or customary release documentation in the applicable jurisdiction with respect to obligations under the DIP Facility, the Prepetition Credit Agreement and any hedging, cash management and other obligations that is incurred or guaranteed by any of the Acquired Entities or their Subsidiaries or 18 with respect to which a Lien is granted by any Acquired Entity or any such Subsidiary or granted by a shareholder of an Acquired Entity over its shares in that Acquired Entity, in each case, in form and substance reasonably satisfactory to Buyer, which letters and other instruments provide that all obligations of the Acquired Entities or their Subsidiaries in respect of such obligations (including any guaranty thereof), and all Liens on the assets of the Acquired Entities and their Subsidiaries securing such obligations, shall be released and terminated effective concurrently with the Closing with no Liability to Buyer or any of its Affiliates, unless, in each case above, such release has been included in the Sale Order. “Litigation” means any action, Cause of Action, suit, claim, charge, complaint, investigation, arbitration, audit, demand, hearing, inquiry or proceeding, whether civil, criminal, administrative, or arbitral, whether at Law or in equity and whether before any Governmental Authority. “Local Transfer Agreements” has the meaning set forth in Section 2.5(c)(vii). “Material Adverse Effect” means any effect, change, event, claim or circumstance or matter that has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on (i) the ability of Sellers to consummate the transactions contemplated by this Agreement or (ii) on the Business or condition (financial or otherwise) of the Acquired Assets and the Acquired Entities, taken as a whole, other than, solely for purposes of clause (ii), any effects, changes, events, claims or circumstances or matters arising from or related to: (a) general business or economic conditions in any of the geographical areas in which the Business operates; (b) any condition or occurrence affecting the industry in which Sellers or the Acquired Entities operate generally; (c) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (d) financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event, or epidemics or pandemics, including COVID-19; (f) changes in Law or GAAP or the interpretation thereof following the date hereof; (g) the taking of any action with the prior written consent of the other Party; (h) any effects or changes as a result of the announcement or pendency of this Agreement; (i) any filing or motion made under sections 1113 or 1114 of the Bankruptcy Code; (j) any effect resulting from the filing of the Bankruptcy Case and reasonably anticipated effects thereof; or (k) the public announcement of this Agreement or the consummation of the Transactions (except any effects, changes, claims or circumstances or matters arising from or related to the breach or inaccuracy of the representations and warranties set forth in Section 3.5); provided, however that the matters described in clauses (a), (b), (c), (d), (e) and (f) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate effect on the condition (financial or otherwise) of the Acquired Assets and the Acquired Entities relative to other companies in Sellers’ industry. “Material Contract” has the meaning set forth in Section 3.7(d). 19

“Negative Purchase Price Adjustment Amount” has the meaning set forth in Section 2.6(h). “New CBA” means a collective bargaining agreement entered into by and between the USW and Buyer with respect to the Burleigh plant which is applicable to the time period following the Closing and which has been ratified by the USW. “Non-Party Affiliates” has the meaning set forth in Section 9.15. “Northpoint Floor Plan Financing Agreement” means the Repurchase Agreement by and between Briggs & Stratton Corporation and Northpoint Commercial Finance Canada Inc. dated as of March 9, 2020, as amended. “Offer Employees” has the meaning set forth in Section 6.3(a). “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business through the date hereof consistent with past practice. “Outside Date” has the meaning set forth in Section 8.1(b)(ii). “Owned Real Property” has the meaning set forth in Section 3.8(a). “Parties” has the meaning set forth in the preamble. “PBGC” means the Pension Benefit Guarantee Corporation. “Pension & Severance Liabilities” means the unfunded U.S. GAAP deficit for any non- US defined benefit plan (pension, termination/retirement indemnity, jubilee plan or individual pension arrangement). The deficit is calculated as the plan's market value of assets (if funded) less accrued benefit obligation calculated as of Closing using methods and assumptions at that date and census data as of the most recent actuarial valuation prior to that date or as accrued on the Sellers’ or any Acquired Entity’s balance sheet if there is no such actuarial valuation. Notwithstanding the above, other than with respect to Liabilities related to the (i) DB Briggs & Stratton Netherlands Plan, (ii) individual pension arrangement in Germany for Lutz Volknandt and (iii) Italian Trattamento di Fine Rapporto, Liabilities for above referenced arrangements shall not include any Liability to the extent recorded on the Sellers’ or any Acquired Entity’s balance sheet but not previously disclosed to Buyer. “Permit” means any franchise, approval, permit, license, order, registration, certificate, consent, authorization, variance or similar right obtained from any Governmental Authority. “Permitted Lien” means (a) Liens for Taxes, assessments or other governmental charges or levies (other than arising under ERISA or the Code with respect to an Excluded Employee Plan) that are not yet due or payable or that are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves in accordance with GAAP have been made; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the Ordinary Course of Business for amounts that are not due and payable, delinquent, or that are being 20 contested in good faith by appropriate proceedings (other than arising under ERISA or the Code with respect to an Excluded Employee Plan); (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) with respect to Leased Real Property, with the exception of any collateral assignments, leasehold mortgages or any other security interests encumbering any of the Leases, the terms and conditions of the Leases, applicable thereto; (e) with respect to Seller Properties, zoning, building codes and other land use Laws regulating the use or occupancy of such applicable Seller Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such applicable Seller Property which are not materially violated by the current use or occupancy of such Seller Property or the operation of the Business thereon; (f) easements, covenants, conditions, restrictions and other similar matters affecting title to the Seller Properties that do not or would not reasonably be expected to materially impair the use or occupancy of each applicable Seller Property in the operation of the Business conducted thereon; (g) Liens not created by Sellers or the Acquired Entities that affect the underlying fee interest of any Leased Real Property; (h) Liens created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates; (i) Liens created by purchase money security interests; (j) First Mortgage, Assignment of Rents and Security Agreement dated November 27, 2002 by Ferris Industries, Inc. to Fleet Capital Corporation, as modified by that certain Spreading Agreement November 17, 2003 by Ferris Industries, Inc. to Fleet Capital Corporation and partially released by that certain Release – Part of Mortgage Premises dated November 13, 2003 by Ferris Industries, Inc. to Fleet Capital Corporation; and (k) with respect to Intellectual Property that is not material to the Business, gaps or defects in the chain of title evident from publicly-available records of the applicable Governmental Authority maintaining such records. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing. “Personal Information” means “personally identifiable information,” as defined by applicable Law or other confidential, sensitive or protected information, which identifies or is capable of identifying an individual person. “Personal Property Leases” has the meaning set forth in Section 3.12. “Positive Purchase Price Adjustment Amount” has the meaning set forth in Section 2.6(h). “Post-Closing Statement” has the meaning set forth in Section 2.6(a). “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date. “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date. 21

“Prepetition Credit Agreement” means that certain Revolving Credit Agreement, dated as of September 27, 2019, among Briggs & Stratton Corporation, as lead borrower, the subsidiary borrowers from time to time party thereto, as borrowers, various lenders and issuing banks, JPMorgan Chase Bank, N.A., as the administrative agent, the collateral agent and the swingline lender, and the other parties party thereto, as amended by Amendment No. 1 to Revolving Credit Agreement, dated as of November 15, 2019, Amendment No. 2 to Revolving Credit Agreement, dated as of January 29, 2020, Amendment No. 3 to Revolving Credit Agreement, dated as of April 21, 2020, Amendment No. 4 to Revolving Credit Agreement, dated as of May 1, 2020, Amendment No. 5 to Revolving Credit Agreement, dated as of June 12, 2020, Amendment No. 6 to Revolving Credit Agreement, dated as of July 14, 2020, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time. “Purchase Price” has the meaning set forth in Section 2.3(a)(x). “Purchase Price Allocation” has the meaning set forth in Section 2.7(a). “Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the IP Assignment and Assumption Agreement and the Local Transfer Agreements. “Replaced Letters of Credit” means (i) the Letter of Credit by Briggs & Stratton Corporation, as applicant, in favor of U.S. Bank N.A., as beneficiary, dated as of June 4, 2020, in the amount of $233,365 to secure obligations under the U.S. Bank Commercial Card Master Agreement between Briggs and Stratton Corporation and U.S. Bank National Association; (ii) the Letter of Credit by Briggs & Stratton Corporation, as applicant, in favor of American Alternative Insurance Corporation, c/o Roanoke Insurance Group Inc., as beneficiary, dated as of November 8, 2018, in the amount of $3,000,000 to secure obligations under certain import and customs bonds with Roanoke Insurance Group Inc.; (iii) the Letter of Credit by Briggs & Stratton Corporation and Billy Goat Industries, Inc., as applicants, in favor of Wells Fargo Commercial Distribution Finance LLC, as beneficiary, dated as of March 13, 2010 and amended as of April 23, 2020, in the amount of $15,000,000 to secure obligations under the Wells Fargo Floor Plan Financing Agreement; (iv) State of Florida Fuel Tax Surety Bond provided by Briggs & Stratton Corporation as principal and Fidelity and Deposit Company of Maryland as surety, dated November 2, 2018, in the amount of $3,000 (Bond No. 9246419); and (v) Canada Border Services Agency Customs Bond provided by Briggs & Stratton Corporation as principal and The Guarantee Company of North America as surety, dated July 10, 2018, in the amount of $250,000 (Bond No. TM5168080). “Representative” means, when used with respect to a Person, the officers, directors, managers, members, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources of such Person. “Required Information” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Briggs & Stratton Corporation (a) as of June 30, 2020 (or, as applicable, for the twelve-month period ending on such date) to the extent the Closing Date has not occurred 90 days after such date and (b) as of each subsequent 22 fiscal quarter ended at least 45 days prior to the Closing Date (or, as applicable, for the relevant fiscal quarter period ending on such date). “Resolution Period” has the meaning set forth in Section 2.6(d). “Review Period” has the meaning set forth in Section 2.6(b). “Sale Order” means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit D, with any changes in form and substance reasonably satisfactory to the Parties (a) confirming the Transactions; (b) approving (i) this Agreement and the execution, delivery, and performance by Sellers of this Agreement and the Related Agreements; (ii) the sale of the Acquired Assets and the Acquired Equity Interests to Buyer free and clear of all Liens, other than any Permitted Liens or any Assumed Liabilities; (iii) the assumption of the Assumed Liabilities by Buyer on the terms set forth herein; and (iv) the assumption and assignment to Buyer of the Transferred Contracts that are executory contracts and unexpired leases on the terms set forth herein; (c) determining that Buyer is a good faith purchaser; and (d) providing that the Closing will occur in accordance with the terms and conditions hereof. “Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) the government of, ordinarily resident in, or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (iii) owned directly or indirectly, fifty percent or more (in the aggregate) or otherwise controlled by any of the foregoing. “Sanctions” means, collectively, the sanctions administered or enforced by the United States Government (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union and its member states, and Her Majesty’s Treasury. “SEC” means the U.S. Securities and Exchange Commission. “Section 338(g) Allocation” has the meaning set forth in Section 2.7(a). “Securities Act” means the Securities Act of 1933, as amended (and the rules and regulations promulgated thereunder). “Seller Current Assets” means, with respect to the Acquired Assets as of the Adjustment Time, all assets included in the line items set forth on Schedule D, determined using the Accounting Principles and subject to the qualifications and other notes set forth on Schedule D. For the avoidance of doubt, the line items denoted as “Excluded” on Schedule D shall not be included in the calculation of either Seller Current Assets or Seller Net Working Capital. The Illustrative Calculation of Net Working Capital of Sellers attached hereto as Schedule D represents an illustrative calculation of the Estimated Seller Net Working Capital as of May 31, 2020. 23

“Seller Current Liabilities” means, with respect to the Assumed Liabilities as of the Adjustment Time, all Liabilities included in the line items set forth on Schedule D, in each case, determined using the Accounting Principles and subject to the qualifications and other notes set forth on Schedule D. For the avoidance of doubt, the line items denoted as “Excluded” on Schedule D shall not be included in the calculation of either Seller Current Liabilities or Seller Net Working Capital. The Illustrative Calculation of Net Working Capital of Sellers attached hereto as Schedule D represents an illustrative calculation of the Estimated Seller Net Working Capital as of May 31, 2020. “Seller Financial Statements” has the meaning set forth in Section 3.17. “Seller Net Working Capital” means the amount equal to: (a) Seller Current Assets; minus (b) Seller Current Liabilities. “Seller Net Working Capital Target” means an amount equal to $439,000,000. “Seller Properties” has the meaning set forth in Section 3.8(a). “Seller Reports” has the meaning set forth in Section 3.17. “Sellers” has the meaning set forth in the preamble. “Sellers’ Segmented Balance Sheet” means the segmented balance sheet of Sellers (excluding the Acquired Entities) as of May 31, 2020 set forth on Schedule F. “Specified Letters of Credit” means the Replaced Letters of Credit (including with respect to the increased face amount of such Replaced Letters of Credit that Buyer is required to provide pursuant to Section 5.9 hereof); provided, that, to the extent that such Specified Letter of Credit is (i) cancelled or released prior to Closing, or (ii) any counterparty to a Specified Letter of Credit requires a higher or lower bond or replacement letter of credit, then the amount of such Specified Letter of Credit shall be modified to reflect the actual amount of such Specified Letter of Credit at Closing. “Starting” means Starting USA Corporation. “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date. “Subsidiary” with respect to any Person, means, on any date, any Person who owns securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person. “Tax” or “Taxes” means (a) any United States federal, state, local, non-U.S., or other income, gains, gross receipts, license, payroll, employment, excise, stamp, permit or authorization, stamp, recording, documentary, filing, occupation, premium, windfall profits, 24 environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, lease, service, service use, transfer, registration, ad valorem, value added (including VAT), alternative or add- on minimum, estimated or other tax, levy, fee, impost, duty or similar governmental charge of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto (or imposed in lieu thereof), whether disputed or not and (b) any Liability for amounts described in clause (a) above of any other Person imposed under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of any Law), as a result of transferee or successor Liability, by contract, or by operation of Law. “Tax Form” has the meaning set forth in Section 2.5(c)(viii). “Tax Reporting Information” has the meaning set forth in Section 6.3(j). “Tax Return” means any return, declaration, report, claim for refund, information return, statement or other document filed or required to be filed with a Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof. “Termination Payment” has the meaning set forth in Section 5.4(a). “Top Customer” has the meaning set forth in Section 3.19. “Top Supplier” has the meaning set forth in Section 3.19. “Trademarks” has the meaning set forth in the definition of Intellectual Property. “Transactions” means the transactions contemplated by this Agreement and the Related Agreements. “Transfer Taxes” has the meaning set forth in Section 6.4(a). “Transferred Contracts” has the meaning set forth in the definition of Acquired Assets. “Transferred Employee” has the meaning set forth in Section 6.3(a). “Transferred IP” has the meaning set forth in the definition of Acquired Assets. “Transferred Leases” has the meaning set forth in the definition of Acquired Assets. “Transition Services Agreement” has the meaning set forth in Section 2.5(c)(ii). “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as amended, including proposed and temporary regulations. “Union” means any labor union, labor organization, works council or other employee representative body. 25

“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1989 and any similar state or local Law. “Wells Fargo Floor Plan Financing Agreement” means the Vendor Agreement between Wells Fargo Commercial Distribution Finance, LLC, Wells Fargo Capital Finance Corporation Canada and Briggs & Stratton Corporation (successor in interest to Briggs & Stratton Power Products Group, LLC), and Billy Goat Industries, Inc. dated as of June 30, 2011, as amended, and as may be amended from time to time. Section 1.2 Interpretations. Unless otherwise indicated herein to the contrary: (a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause or subclause of this Agreement. (b) The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.” (c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. (d) The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.” (e) The use of “or” herein is not intended to be exclusive. (f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. (g) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. (h) References herein to a Person are also to its successors and permitted assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. (i) Any reference herein to “Dollars” or “$” shall mean United States dollars. (j) Buyer acknowledges and agrees that the specification of any dollar amount in the representations, warranties, or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and Buyer shall not use the fact of the setting of such amounts in any dispute or 26 controversy between the Parties as to whether any obligation, item, or matter is or is not material. (k) References in this Agreement to materials or information “furnished to Buyer” and other phrases of similar import include all materials or information made available to Buyer or its Representatives in the data room prepared by Sellers or provided to Buyer or its Representatives in response to requests for materials or information. (l) All accounting terminology shall be deemed to mean such term or terms in accordance with GAAP, as interpreted and consistently applied by Sellers and the Acquired Entities, unless expressly specified otherwise. ARTICLE II PURCHASE AND SALE Section 2.1 Purchase and Sale of the Acquired Equity Interests and the Acquired Assets. (a) On the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, each Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from each such Seller, all of such Seller’s right, title and interest in and to the Acquired Equity Interests free and clear of all Liens (other than Permitted Liens). (b) On the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, each Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from each such Seller, all of such Seller’s right, title and interest in and to the Acquired Assets free and clear of all Liens (other than Permitted Liens). Section 2.2 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, Buyer will assume and become responsible for the Assumed Liabilities at the Closing. From and after the Closing, Buyer shall pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof (which shall not include any Cure Costs). Section 2.3 Consideration; Deposit; Escrow Amount. (a) The consideration for the Acquired Equity Interests, the Acquired Assets and the obligations of Sellers set forth in this Agreement shall be Buyer’s assumption of the Assumed Liabilities and an aggregate Dollar amount equal to the sum of the following: (i) $550,000,000 (the “Cash Purchase Price”), plus (ii) the amount, if any, by which the Final Acquired Entity Net Working Capital exceeds the Acquired Entity Net Working Capital Target, minus 27

(iii) the amount, if any, by which the Final Acquired Entity Net Working Capital is less than the Acquired Entity Net Working Capital Target, plus (iv) the amount, if any, by which the Final Seller Net Working Capital exceeds the Seller Net Working Capital Target, minus (v) the amount, if any, by which the Final Seller Net Working Capital is less than the Seller Net Working Capital Target, plus (vi) $0, if the Final Acquired Entity Cash Equivalents exceeds the Acquired Entity Cash Target, minus (vii) the amount, if any, by which the Final Acquired Entity Cash Equivalents is less than the Acquired Entity Cash Target, minus (viii) the amount, if any, by which the Final Acquired Entity Indebtedness exceeds the Acquired Entity Indebtedness Target, plus (ix) the amount, if any, by which the Final Acquired Entity Indebtedness is less than Acquired Entity Indebtedness Target (the items set forth in the foregoing clauses (ii) through and including this clause (ix), the “Adjustment Items,” together with the Cash Purchase Price, collectively, the “Purchase Price”); minus (x) the aggregate dollar amount of the Specified Letters of Credit (as may be adjusted pursuant to the definition thereof), minus (xi) an amount equal to aggregate amount of principal and interest owed to Buyer or an Affiliate thereof under the DIP Facility by Sellers and their Affiliates that are borrowers under such facility (the “Credit Bid Amount”) which amount shall be deemed satisfied in full under Section 363(k) of the Bankruptcy Code. (b) Upon the execution of this Agreement, Buyer shall immediately deposit with the Escrow Agent the sum of $55,000,000 into the Deposit Escrow Account by wire transfer of immediately available funds (the “Deposit Escrow Amount”), to be released by the Escrow Agent and delivered to either Buyer or Sellers, in accordance with the provisions of this Agreement and the Escrow Agreement. The Deposit Escrow Amount (together with all accrued investment income thereon, if any) shall be distributed as follows: (i) if the Closing shall occur, the Deposit Escrow Amount shall be applied towards the Estimated Purchase Price in accordance with Section 2.5(a) and such Deposit Escrow Amount, together with all accrued investment income thereon, if any, shall be delivered to Sellers, in accordance with this Agreement and the Escrow Agreement; 28

(ii) if this Agreement is terminated by Sellers pursuant to Section 8.1(d), the Deposit Escrow Amount, together with all accrued investment income thereon, if any, shall be delivered to Sellers in accordance with this Agreement and the Escrow Agreement; or (iii) if this Agreement is terminated for any reason other than by any Sellers pursuant to Section 8.1(d), the Deposit Escrow Amount, together with all accrued investment income thereon, shall in each case be returned to Buyer in accordance with this Agreement and the Escrow Agreement. (c) No later than five (5) Business Days prior to the Closing Date, Sellers shall prepare, or cause to be prepared, and deliver to Buyer a written statement setting forth: (i) a consolidated balance sheet of Sellers and the Acquired Entities and their respective Subsidiaries as of the Adjustment Time (the “Closing Date Balance Sheet”); and (ii) Sellers’ good faith estimate (the “Estimated Closing Statement”) of the amount of each of (A) Seller Net Working Capital as of the Adjustment Time (the “Estimated Seller Net Working Capital”), (B) Acquired Entity Net Working Capital as of the Adjustment Time (the “Estimated Acquired Entity Net Working Capital”), (C) Acquired Entity Cash Equivalents as of the Adjustment Time (“Estimated Acquired Entity Cash Equivalents”), (D) Acquired Entity Indebtedness as of the Adjustment Time (the “Estimated Acquired Entity Indebtedness”) and (E) the resulting calculation of the sum of (1) the Cash Purchase Price, plus (2) the amount, if any, by which the Estimated Seller Net Working Capital exceeds the Seller Net Working Capital Target (the “Estimated Seller Net Working Capital Overage”), minus (3) the amount, if any, by which the Estimated Seller Net Working Capital is less than the Seller Net Working Capital Target, plus (4) the amount, if any, by which the Estimated Acquired Entity Net Working Capital exceeds the Acquired Entity Net Working Capital Target (the “Estimated Acquired Entity Net Working Capital Overage”, together with the Seller Net Working Capital Overage, the “Estimated Working Capital Overages”), minus (5) the amount, if any, by which the Estimated Acquired Entity Net Working Capital is less than the Acquired Entity Net Working Capital Target, plus (6) $0, if the Estimated Acquired Entity Cash Equivalents exceeds the Acquired Entity Cash Target, minus (7) the amount, if any, by which the Estimated Acquired Entity Cash Equivalents is less than the Acquired Entity Cash Target, minus (8) the amount, if any, by which the Estimated Acquired Entity Indebtedness exceeds the Acquired Entity Indebtedness Target, plus (9) the amount, if any, by which the Estimated Acquired Entity Indebtedness is less than the Acquired Entity Indebtedness Target (the “Estimated Purchase Price”), in each case of clauses (A) through (E), (x) prepared in good faith in accordance with the terms of this Agreement, including the Accounting Principles, as applicable, and the books and records of Sellers and the Acquired Entities and (y) accompanied by reasonable supporting information used by Sellers in the 29 preparation of the estimates of each component of the Estimated Purchase Price accompanied by a reasonably detailed computation of such estimates. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the Estimated Purchase Price consist of Estimated Working Capital Overages in excess of the Estimated Working Capital Overages Cap. Buyer shall be entitled to comment and request reasonable changes to Sellers’ estimate of Estimated Seller Net Working Capital, the Estimated Acquired Entity Net Working Capital, Estimated Acquired Entity Cash Equivalents and the Estimated Acquired Entity Indebtedness (which Sellers shall consider in good faith) and Sellers shall permit Buyer and its advisors to have access to information, the underlying documentation and supporting calculations that Buyer reasonably requests relating to such estimates and Sellers’ preparation thereof; provided, that the exercise of the foregoing rights of Buyer shall in no way delay the Closing. Section 2.4 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or such other location as shall be mutually agreed upon by Sellers and Buyer) commencing at 10:00 am New York City time on a date (the “Closing Date”) that is the third (3rd) Business Day following the date upon which all of the conditions to the obligations of Sellers and Buyer to consummate the Transactions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by Sellers and Buyer prior thereto. For purposes of this Agreement and the Transactions, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Acquired Equity Interests and the Acquired Assets shall be deemed to pass to Buyer, at 12:01 am, New York City time, on the Closing Date (subject to the occurrence of the Closing). Section 2.5 Closing Payments and Deliveries. (a) On the Closing Date, Buyer shall pay, or cause to be paid, the Estimated Purchase Price (less the Deposit Escrow Amount (and all accrued interest income thereon) and the Adjustment Escrow Amount, which shall be released pursuant to the terms of this Agreement and the Escrow Agreement, less the Credit Bid Amount and less the aggregate dollar amount of the Specified Letters of Credit (as may be adjusted pursuant to the definition thereof)) to Sellers, which shall be paid by wire transfer of immediately available funds on the Closing Date into an account designated by Sellers at least three (3) Business Days prior to Closing. (b) On the Closing Date, Buyer shall pay, or cause to be paid, to an account designated by the Escrow Agent, an amount equal to the Adjustment Escrow Amount into the Adjustment Escrow Account by wire transfer of immediately available funds, to be released by the Escrow Agent and delivered to either Buyer or Sellers, in accordance with the provisions of this Agreement and the Escrow Agreement. 30

(c) At the Closing, Sellers will deliver to Buyer: (i) a duly executed Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit E (the “Bill of Sale, Assignment and Assumption Agreement”); (ii) a duly executed Transition Services Agreement substantially in the form of Exhibit F (the “Transition Services Agreement”); (iii) a duly executed IP Assignment and Assumption Agreement substantially in the form of Exhibit G (the “IP Assignment and Assumption Agreement”); (iv) a duly executed certificate from an officer of each Seller to the effect that each of the conditions specified in Section 7.1(a), Section 7.1(b), Section 7.1(c) and Section 7.1(h) is satisfied; (v) a duly executed joint written instruction substantially in the form set forth in the Escrow Agreement directing the Escrow Agent to deliver to Sellers the Deposit Escrow Amount; (vi) except as set forth on Section 2.5(c)(vi) of the Disclosure Schedule, to the extent the Acquired Equity Interests are certificated, certificates evidencing the Acquired Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank or other duly executed instruments of transfer as required by applicable Law or otherwise to validly transfer title in and to the Acquired Equity Interests to Buyer; (vii) a duly executed counterpart from the applicable Seller to each local transfer agreement in customary form and substance to effect the transfer of the Acquired Equity Interests in the jurisdictions set forth in Section 2.5(c)(vii) of the Disclosure Schedule (the “Local Transfer Agreements”); (viii) a duly executed certificate of non-foreign status in accordance with Section 1.1445-2(b)(2) of the Treasury Regulations and a properly completed and duly executed IRS Form W-9 from each Seller (each, a “Tax Form”); (ix) a special or limited warranty deed (as customary in the applicable jurisdiction) with respect to each Owned Real Property owned by Sellers, conveying to Buyer fee simple title to each such Owned Real Property, subject only to Permitted Liens, and in form and substance reasonably satisfactory to Buyer (collectively, the “Deeds”); (x) all required Transfer Tax stamps and transfer forms (if any), unless under applicable Law such Transfer Tax stamps or duly stamped transfer forms are only available after the Closing (in which case such Transfer Tax stamps or 31 duly stamped transfer forms shall be delivered to Buyer promptly and in any event no later than five (5) Business Days after receipt thereof by Sellers); (xi) Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency; (xii) duly executed Lien Release Letters. (d) At the Closing, Buyer will deliver to Sellers: (i) a duly executed Bill of Sale, Assignment and Assumption Agreement; (ii) a duly executed Transition Services Agreement; (iii) a duly executed IP Assignment and Assumption Agreement; (iv) a duly executed certificate from an officer of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied; (v) a duly executed joint written instruction substantially in the form set forth in the Escrow Agreement directing the Escrow Agent to deliver to Sellers the Deposit Escrow Amount; (vi) a payoff letter, release letter or other similar document in form and substance reasonably acceptable to Sellers, duly executed by the applicable Parties, effecting the release of the Credit Bid Amount; and (vii) a duly executed counterpart to each Local Transfer Agreement. Section 2.6 Post-Closing Adjustment. (a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Sellers a written statement setting forth Buyer’s good faith estimate (the “Post-Closing Statement”) of the amount of each of (A) Seller Net Working Capital as of the Adjustment Time (the “Closing Seller Net Working Capital”), (B) Acquired Entity Net Working Capital as of the Adjustment Time (the “Closing Acquired Entity Net Working Capital”), (C) Acquired Entity Cash Equivalents as of the Adjustment Time (“Closing Acquired Entity Cash Equivalents”), (D) Acquired Entity Indebtedness as of the Adjustment Time (the “Closing Acquired Entity Indebtedness”) and (E) the resulting calculation of the sum of (1) the Cash Purchase Price, plus (2) the amount, if any, by which the Closing Seller Net Working Capital exceeds the Seller Net Working Capital Target, minus (3) the amount, if any, by which the Closing Seller Net Working Capital is less than the Seller Net Working Capital Target, plus (4) the amount, if any, by which the 32

Closing Acquired Entity Net Working Capital exceeds the Acquired Entity Net Working Capital Target, minus (5) the amount, if any, by which the Closing Acquired Entity Net Working Capital is less than the Acquired Entity Net Working Capital Target, plus (6) $0, if the Closing Acquired Entity Cash Equivalents exceeds the Acquired Entity Cash Target, minus (7) the amount, if any, by which the Closing Acquired Entity Cash Equivalents is less than the Acquired Entity Cash Target, minus (8) the amount, if any, by which the Closing Acquired Entity Indebtedness exceeds the Acquired Entity Indebtedness Target, plus (9) the amount, if any, by which the Closing Acquired Entity Indebtedness is less than the Acquired Entity Indebtedness Target (the “Closing Purchase Price”), in each case of clause (A) through (E), (x) prepared in good faith in accordance with the terms of this Agreement, including the Accounting Principles, as applicable, and the books and records of Sellers and the Acquired Entities and (y) accompanied by reasonable supporting information used by the Buyer in the preparation of each component of the Closing Purchase Price accompanied by a reasonably detailed computation of such estimates. (b) During the sixty (60) day period following receipt of the Post-Closing Statement by Sellers (the “Review Period”), Sellers and its Representatives shall have the right to review the Post-Closing Statement. During the Review Period, Sellers and its Representatives shall be permitted, upon reasonable notice to Buyer, to reasonable access during normal business hours to Buyer’s work papers, all books and records of Buyer and its Affiliates (including, after the Closing, the Acquired Entities) relevant to the Post- Closing Statement, and such other information as Sellers shall reasonable request in order to review the Closing Date Balance Sheet and the Post-Closing Statement and Buyer shall promptly, and in any event within such time frame as reasonably required by Sellers, make reasonably available during normal business hours the individuals in Buyer’s and its Affiliate’s employ responsible for and knowledgeable about the information used in, and the preparation of the Post-Closing Statement, to respond to the reasonable inquiries of, or requests for information by, Seller or its Representatives; provided, however, that Buyer shall not be required to provide access to information that would violate (A) any obligation of confidentiality to which Buyer or any of its Affiliates may be subject, (B) any attorney-client privilege, attorney work product protection or other privilege associated with such information or (C) any applicable Laws. (c) If Sellers dispute any item set forth on the Post-Closing Statement (and the computations of Closing Seller Net Working Capital, Closing Acquired Entity Net Working Capital, Closing Acquired Entity Cash Equivalents and Closing Acquired Entity Indebtedness) Sellers shall, during the Review Period, deliver written notice to Buyer of the same, specifying in reasonable detail the basis for such dispute and Seller’s proposed modifications to the Final Closing Statement (any such notice, a “Dispute Notice”). Following expiration of the Review Period, Sellers shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Statement, including the calculations of each of Closing Seller Net Working Capital, Closing Acquired Entity Net Working Capital, Closing Acquired Entity Cash Equivalents and Closing Acquired Entity Indebtedness delivered pursuant to Section 2.6(a) that are not the subject of a Dispute Notice. 33

(d) If a Dispute Notice is duly delivered pursuant to Section 2.6(c), Sellers and Buyer shall, during the thirty (30) days following such delivery (the “Resolution Period”), negotiate in good faith and use their commercially reasonable efforts to reach agreement on the disputed items or amounts included in the Dispute Notice and, to the extent such matters are so agreed within the Resolution Period, then the Post-Closing Statement as revised to incorporate such changes as have been agreed between the Buyer and Sellers shall be conclusive and binding on all Parties as the Final Closing Statement containing the Final Seller Net Working Capital, the Final Acquired Entity Net Working Capital, the Final Acquired Entity Cash Equivalents and the Final Acquired Entity Indebtedness. The Parties acknowledge and agree that Rule 408 of the Federal Rules of Evidence shall apply to the discussions and communications among Buyer, Sellers and their respective Representatives during the Resolution Period. (e) If, during the Resolution Period, Sellers and Buyer are unable to reach agreement on the disputed items or amounts included in the Dispute Notice, then (subject to the last sentence of this Section 2.6(e)), the remaining disputed items shall be finally and conclusively determined by PricewaterhouseCoopers, or if PricewaterhouseCoopers is unable or unwilling to serve in such capacity, such other independent accounting firm as shall be agreed upon in writing by the Parties (the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of calculating the Adjustment Items (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each Party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Buyer and Sellers shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only (i) those items or amounts in the Post-Closing Statement, and the Buyer’s calculations of Final Seller Net Working Capital, the Final Acquired Entity Net Working Capital, the Final Acquired Entity Cash Equivalents and the Final Acquired Entity Indebtedness, as to which Sellers have disagreed in its Dispute Notice, and in accordance with the definitions as provided in this Agreement and not by independent review, (ii) a single written submission (which submission shall be limited to the items in dispute set forth in the Dispute Notice) submitted by each of Buyer and Sellers to the Independent Accountant within ten (10) Business Days after the engagement thereof (a copy of which, upon receipt of both submissions, the Independent Accountant shall forward to Buyer and Sellers as applicable) and (iii) written responses submitted to the Independent Accountant within ten (10) Business Days after receipt of each such presentation (copies of which, upon receipt of both submissions, the Independent Accountant shall forward to Buyer and Sellers, as applicable). In resolving any disputed item, the Independent Accountant (i) shall be bound by the provisions of this Section 2.6(e) and Section 2.6(f) and (ii) may not assign a value to any item in dispute greater than the greater value for such item claimed by either Sellers or Buyer or less than the lower value for such item claimed by either Sellers or Buyer. Sellers and Buyer shall direct the Independent Accountant to deliver to Sellers and Buyer, as promptly as practicable (but in any case no later than forty (40) days from the date of its engagement), a report setting forth such calculation. Such report shall be conclusive and binding on all Parties as the Final Closing Statement containing 34 the Final Seller Net Working Capital, the Final Acquired Entity Net Working Capital, the Final Acquired Entity Cash Equivalents and the Final Acquired Entity Indebtedness (absent manifest error, in which case such report shall be returned to the Independent Accountant for correction and such corrected report shall be conclusive and binding on all Parties as the Final Closing Statement containing the Final Seller Net Working Capital, the Final Acquired Entity Net Working Capital, the Final Acquired Entity Cash Equivalents and the Final Acquired Entity Indebtedness), and neither Buyer nor Sellers shall seek further recourse to courts or other tribunals, other than to enforce such report. If, before the Independent Accountant renders its determination with respect to the disputed items in accordance with this Section 2.6(e), (x) Sellers notify Buyer of its agreement with any items in the Post-Closing Statement or (y) Buyer notifies Sellers of its agreement with any items in the Dispute Notice, then in each case such items as so agreed will be conclusive and binding on all Parties immediately upon such notice. (f) The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Sellers position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Sellers. (g) The Final Purchase Price, the Estimated Closing Statement, the Post- Closing Statement and the Final Closing Statement and the determinations and calculations contained therein (including the Final Seller Net Working Capital, the Final Acquired Entity Net Working Capital, the Final Acquired Entity Cash Equivalents and the Final Acquired Entity Indebtedness, but excluding the Accrued Income Taxes) shall be prepared and calculated based on the reference financial information of Sellers and the Acquired Entities, as applicable, prepared in accordance with GAAP, applied in a manner consistent with the Illustrative Calculations of Net Working Capital attached hereto as Schedule D and Schedule E and the Accounting Principles (subject to the terms of this Agreement), except that such statements, calculations and determinations (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (ii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP and (iii) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a fiscal period. For the avoidance of doubt, no amount shall be double-counted in calculating the amounts comprising the Final Purchase Price. (h) If the sum of (1) the Cash Purchase Price, plus (2) the amount, if any, by which the Final Seller Net Working Capital exceeds the Seller Net Working Capital Target, minus (3) the amount, if any, by which the Final Seller Net Working Capital is less than the Seller Net Working Capital Target, plus (4) the amount, if any, by which the Final Acquired Entity Net Working Capital exceeds the Acquired Entity Net Working Capital Target, minus (5) the amount, if any, by which the Final Acquired Entity Net 35

Working Capital is less than the Acquired Entity Net Working Capital Target, plus (6) $0, if the Final Acquired Entity Cash Equivalents exceeds the Acquired Entity Cash Target, minus (7) the amount, if any, by which the Final Acquired Entity Cash Equivalents is less than the Acquired Entity Cash Target, minus (8) the amount, if any, by which the Final Acquired Entity Indebtedness exceeds the Acquired Entity Indebtedness Target, plus (9) the amount, if any, by which the Final Acquired Entity Indebtedness Target is less than the Acquired Entity Indebtedness Target (the “Final Purchase Price”) exceeds the Estimated Purchase Price (the amount in which the Final Purchase Price exceeds the Estimated Purchase Price, the “Positive Purchase Price Adjustment Amount”), Buyer shall pay the Positive Purchase Price Adjustment Amount in cash to Sellers or their designees, and Buyer and Sellers shall jointly instruct the Escrow Agent to make a payment in an amount equal to the Adjustment Escrow Amount to Sellers or their designees. If the Final Purchase Price is less than the Estimated Purchase Price (the amount in which the Final Purchase Price is less than the Estimated Purchase Price, the “Negative Purchase Price Adjustment Amount”), Buyer shall be entitled to receive a payment in cash out of the Adjustment Escrow Amount in an amount equal to the lesser of (i) the Adjustment Escrow Amount and (ii) the Negative Purchase Price Adjustment Amount, and Buyer and Sellers shall jointly instruct the Escrow Agent to make a payment to Buyer out of the Adjustment Escrow Account in an amount equal to the lesser of clauses (i) and (ii) of this sentence. Buyer and Sellers acknowledge and agree that any Negative Purchase Price Adjustment Amount shall be satisfied solely and exclusively out of the Adjustment Escrow Amount, and none of Sellers shall have any obligation or Liability to Buyer for any Negative Purchase Price Adjustment Amount that is in excess of the Adjustment Escrow Amount. If the Adjustment Escrow Amount is greater than the Negative Purchase Price Adjustment Amount, then Buyer and Sellers shall jointly instruct the Escrow Agent to make a payment to Sellers in the amount remaining in the Adjustment Escrow Account following payment of the Negative Purchase Price Adjustment Amount. For the avoidance of doubt, in the event that the Final Purchase Price is equal to the Estimated Purchase Price, then Buyer and Sellers shall jointly instruct the Escrow Agent to make a payment equal to the Adjustment Escrow Amount to Sellers or their designees. (i) Any payment pursuant to Section 2.6(h) shall be made within five (5) Business Days after Buyer and Seller agree upon the Final Purchase Price or within five (5) Business Days after a dispute is resolved pursuant to Section 2.6(d) by wire transfer by Buyer or the Escrow Agent, as the case may be, of immediately available funds to the account of Buyer, in the event such payment is to be made by Escrow Agent, or the accounts of Sellers or their designees, in the event such payment is to be made by Buyer and/or to the extent that there is any amount remaining in the Adjustment Escrow Account following payment to Buyer of the amounts to be paid pursuant to Section 2.6(h). All payments under this Section 2.6 shall be without interest. (j) Any Positive Purchase Price Adjustment Amount or Negative Purchase Price Adjustment Amount made pursuant to Section 2.6(h) shall be treated as an adjustment to the Purchase Price for all Tax purposes. 36

Section 2.7 Allocation. (a) Buyer and Sellers agree to allocate the Final Purchase Price, as finally determined pursuant to Section 2.6, the Assumed Liabilities, and all other relevant items among the Acquired Assets and the Acquired Equity Interests (and among the assets of any applicable Acquired Entity or any of its Subsidiaries to the extent required as a result of any elections made by Buyer pursuant to Section 6.4(c) (a “Section 338(g) Allocation”)) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Principles”). In determining the Final Purchase Price allocation, no payment shall be treated for U.S. federal or other applicable income Tax purposes as having been made to Buyer in exchange for the Buyer’s assumption of any Liabilities or obligations hereunder under the principles of James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964). No later than ninety (90) calendar days after the final determination of the Final Purchase Price pursuant to Section 2.6, Buyer shall deliver to Sellers an allocation of the Final Purchase Price and the Assumed Liabilities (and all other relevant items) as of the Closing Date among the Acquired Assets and the Acquired Equity Interests determined in a manner consistent with the Allocation Principles for Sellers’ review and comment, and Buyer shall similarly deliver any Section 338(g) Allocation as soon as practicable thereafter (together, and any portion thereof, the “Purchase Price Allocation”). If Sellers disagree with the Purchase Price Allocation, Sellers shall notify Buyer in writing of such disagreement within thirty (30) calendar days after the Buyer’s delivery of the Purchase Price Allocation, and any reasonable comments timely provided by Sellers to Buyer under this Section 2.7 shall be considered by Buyer in good faith. Sellers and Buyer shall negotiate in good faith to resolve any such disagreement and shall amend the Purchase Price Allocation to reflect any resolution agreed to in writing. Notwithstanding the foregoing, in the case of any Acquired Asset or Acquired Equity Interest for which an allocation of the Final Purchase Price is required earlier than contemplated by the foregoing, the timeframe for determination of the allocation of the Final Purchase Price to those assets shall be fixed by the Parties to accommodate such requirement, provided that any such allocation may thereafter be revised for other purposes as appropriate and necessary to reflect the overall final Purchase Price Allocation. (b) The Buyer and Sellers shall work together in good faith to amend the Purchase Price Allocation to the extent necessary to reflect any post-Closing adjustments to the amount properly treated as consideration for the Acquired Assets and the Acquired Equity Interests (as determined for U.S. federal income Tax purposes), in a manner consistent with the Allocation Principles. (c) Any disagreement described in Section 2.7(a) or regarding any amendment described in Section 2.7(b) that Buyer and Sellers are unable to resolve through good faith negotiations within thirty (30) calendar days shall be submitted to the Independent Accountant (acting as an expert and not as an arbitrator) for resolution. For this purpose, (i) the Independent Accountant may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any Party or less than the lowest value for such disputed item claimed by any Party and (ii) all fees and 37 expenses relating to the work, if any, to be performed by the Independent Accountant will be allocated between the Buyer and Sellers based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. The Purchase Price Allocation shall be amended to reflect the Independent Accountant’s resolution of any such disagreement. (d) The Purchase Price Allocation (as finalized or amended in accordance with this Section 2.7) shall be conclusive and binding on the Parties, and Buyer and Sellers agree (and agree to cause their respective Affiliates) to prepare, execute, and file IRS Form 8594 and all other Tax Returns on a basis consistent with the Purchase Price Allocation (as finalized or amended in accordance with this Section 2.7); provided, however, that the Purchase Price Allocation (A) shall not be binding upon Sellers for purposes of any plan filed in connection with the Bankruptcy Case and (B) shall not, and shall not be interpreted to, have any effect on the distributions to Sellers’ creditors. None of the Parties shall take, and the Parties shall cause their respective Affiliates not to take, any position inconsistent with the Purchase Price Allocation (as finalized or amended in accordance with this Section 2.7) on any Tax Return, in any audit or Tax proceeding, or in any communication with any taxing authority, unless otherwise required by a determination within the meaning of Section 1313 of the Code. Section 2.8 Withholding. Buyer, Sellers, any of the Acquired Entities and any of their respective Subsidiaries and the Escrow Agent shall each be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable or deliverable to any Person under this Agreement or any Related Agreement such amounts as it is required to deduct and withhold with respect to the making of the relevant payment under applicable Tax Law. Buyer and Sellers, as applicable, shall use commercially reasonable efforts to provide the other Party with reasonable advance notice of any withholding (but in no event later than five (5) Business Days before any such withholding) that it intends to make pursuant to this Section 2.8 (other than any amounts that it is required to deduct and withhold from payments properly treated as compensation or as a result of the failure of any Seller to deliver a Tax Form), and shall use its commercially reasonable efforts to cooperate with the other Party to minimize any applicable withholding. To the extent that amounts are deducted and withheld consistent with the terms of this Section 2.8, such amounts shall be paid to the appropriate Governmental Authority and treated for all purposes of this Agreement and the Related Agreements as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, the Parties acknowledge that no deduction or withholding will be made with respect to any bulk transfer laws or similar Laws of any jurisdiction to which Section 5.8 is applicable. ARTICLE III SELLERS’ REPRESENTATIONS AND WARRANTIES Sellers represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, (i) except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”) or (ii) other than with respect to Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6 and Section 38

3.10 and excluding any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly nonspecific or predictive, cautionary or forward-looking, disclosed in any Seller Reports. Section 3.1 Formation and Qualification of the Acquired Entities. Each Acquired Entity is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing or has comparable status under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to operate its business as now conducted. Each Acquired Entity is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing or has comparable status in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing (or comparable status) would not reasonably be expected to be material, individually or in the aggregate, to the Business. Section 3.2 Capital Structure of the Acquired Entities. (a) The authorized capital stock or other equity interests (if applicable), the jurisdiction of organization and the number of issued and outstanding shares or other equity interests of each Acquired Direct Subsidiary and each Acquired JV Interest is set forth on Section 3.2(a) of the Disclosure Schedule. Each Acquired Entity holds no interest in any other Person except as set forth on Section 3.2(a) of the Disclosure Schedule and Schedule C. Sellers own the Acquired JV Interests and all of the equity interests of each of the Acquired Direct Subsidiaries, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws or (ii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates. All of the Acquired JV Interests and the equity interests of each of the Acquired Direct Subsidiaries have been duly authorized and validly issued, are, as applicable, fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, subscription rights or similar other right. There are no options, warrants, purchase rights, subscription rights or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any Acquired Direct Subsidiary to issue or sell any shares of its capital stock, other equity interests or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement. There are no voting trusts, stockholder or shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Acquired Direct Subsidiaries. (b) The authorized capital stock, the jurisdiction of organization and the number of issued and outstanding shares or other equity interests of each Acquired Indirect Subsidiary is set forth on Section 3.2(b) of the Disclosure Schedule. Each Acquired Indirect Subsidiary holds no interest in any other Person except as set forth on Section 3.2(b) of the Disclosure Schedule. One or more of the Acquired Direct Subsidiaries and/or the Acquired Indirect Subsidiaries own all of the outstanding capital 39 stock or other equity interests of each Acquired Indirect Subsidiary, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws or (ii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates. All outstanding shares or other equity interests of each Acquired Indirect Subsidiary reflected as owned by Sellers or their Affiliates in Section 3.2(b) of the Disclosure Schedule have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, subscription rights or similar other right. There are no options, warrants, purchase rights, subscription rights or rights of conversion or other rights, agreements, arrangements or commitments obligating any Acquired Indirect Subsidiary to issue or sell any of its shares, other equity interests or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement. There are no voting trusts, stockholder or shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares or other equity interests of any Acquired Indirect Subsidiary. Section 3.3 Organization of Sellers; Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing or has comparable status under the laws of the state of its incorporation and has, subject to the necessary authority from the Bankruptcy Court, all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted, except where the failure to be so organized, existing, or in good standing (or comparable status) or have such power and authority would not reasonably be expected to have a Material Adverse Effect. Section 3.4 Authorization of Transaction. Subject to the Bankruptcy Court’s entry of the Sale Order, each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which each Seller is a party have been duly authorized by such Seller. Upon due execution hereof by each Seller, this Agreement (assuming due authorization and delivery by Buyer) shall constitute, subject to the Bankruptcy Court’s entry of the Sale Order, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. Section 3.5 Noncontravention; Government Filings. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions (including the assignments and assumptions referred to in Article II), will (a) conflict with or result in a breach of the organizational documents of any Seller or any Acquired Entity, (b) subject to the entry of the Sale Order, violate any Law or Decree to which any Seller or Acquired Entity is subject in respect of the Acquired Equity Interests or the Acquired Assets, or (c) subject to the entry of the Sale Order, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material Lease used solely as a production facility or Material Contract to which any Seller or 40

Acquired Entity is a party or to which any of the Acquired Assets or the Acquired Equity Interests are subject, except, in the case of either clause (b) or (c), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not reasonably be expected to be material, individually or in the aggregate, to the Business. Other than (x) in connection with applicable filing, notification, waiting period or approval requirements, to the extent required, under the HSR Act and all applicable Antitrust and Foreign Investment Laws, and (y) as required by or pursuant to the Bankruptcy Code, the Bidding Procedures Order, or the Sale Order, no Seller nor any Acquired Entity is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the Transactions, except where the failure to give notice, file or obtain such authorization, consent or approval would not reasonably be expected to be material, individually or in the aggregate, to the Business or prevent or materially impair or delay any Seller’s ability to consummate the Transactions or perform its obligations hereunder on a timely basis. Section 3.6 Title to Assets. Subject to any Permitted Liens, Sellers have good and valid title to, or the right to use, the tangible Acquired Assets except to the extent the failure to have such title or right to use would not be expected to be material to the Business. At the Closing, pursuant to the Sale Order, Sellers will convey such good and valid title to or rights to use all of the tangible Acquired Assets, free and clear of all Liens (other than Permitted Liens). The liens and security interests granted by Sellers and their Subsidiaries to secure the obligations under the Prepetition Credit Agreement are (i) valid, binding, perfected, enforceable, first priority (subject to permitted exceptions under the Prepetition Credit Agreement) liens on and security interests in substantially all of such Persons’ real and personal property constituting collateral under the Prepetition Credit Agreement; and (ii) not subject to avoidance, recharacterization, or subordination with respect to any material portion of the collateral pursuant to the Bankruptcy Code or applicable nonbankruptcy law. Section 3.7 Transferred Contracts; Material Contracts. (a) True and complete copies of all material Transferred Contracts (other than Transferred Leases) including all Material Contracts have been made available to Buyer, together with all material amendments, waivers or other changes thereto. (b) Each material Intellectual Property License and Material Contract is a legal, valid and binding obligation of the Seller party or Acquired Entity party thereto, as the case may be, and, to the Knowledge of Sellers, each other party to such material Intellectual Property License or Material Contract, and is enforceable against the applicable Seller party or Acquired Entity, as the case may be, and, to the Knowledge of Sellers, each other party to such material Intellectual Property License or Material Contract, in accordance with its terms. (c) Sellers have not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Sellers under any material Intellectual Property License or Material Contract, except for defaults that would not be reasonably likely to be material, individually or in the aggregate, to the Business. 41

(d) Section 3.7(d) of the Disclosure Schedule sets forth the following Contracts to which any Seller or Acquired Entity is party, in each case that is in effect as of the date of this Agreement (all such Contracts, “Material Contracts”): (i) any material agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of any Seller or any Acquired Entity; (ii) any Contract for the employment or engagement of any person on a full-time, part-time, consulting or similar basis and providing for annual base salary in excess of $200,000; (iii) any Collective Bargaining Agreement or other Contract with any labor organization, works council or similar employee-representative body; (iv) any material guaranties of any obligation for borrowed money, or other material guaranty by Sellers or any Acquired Entity; (v) any material Contract by which Sellers (i) grant exclusive rights to any Person in the U.S. or (ii) are prohibited from competing with any Person in any material respect; (vi) any material Contract relating to joint venture, partnership, or other similar agreements with a third party involving a material investment by any Seller or any Acquired Entity; (vii) any material Contract which involves the expenditure by any Seller or any Acquired Entity of more than $3,000,000 from and after June 30, 2019 (excluding any Contract that is a purchase order or change order entered into the Ordinary Course of Business); (viii) any material Contract that is a settlement, conciliation or similar agreements with (A) any Governmental Authority or (B) any other third party pursuant to which in the case of this clause (B) any Seller or any Acquired Entity will be required, after the date hereof, to satisfy any monetary or material non- monetary obligations; (ix) any material Contract requiring capital expenditures after the date hereof in excess of $1,000,000; (x) any material Intercompany Contracts and Intracompany Contracts; and (xi) any material Contract or commitment to agree to do any of the foregoing. Section 3.8 Real Property. 42

(a) Section 3.8(a) of the Disclosure Schedule sets forth a complete and correct list (including all applicable addresses) of (a) all real property (including all land, together with all buildings, structures, improvements and fixtures located thereon) and all easements and other rights and interests in real property owned in fee by Sellers and the Acquired Entities (the “Owned Real Property”) and (b) all real property (including all land, together with all buildings, structures, improvements and fixtures located thereon) and rights and interests in real property leased, subleased or licensed by Sellers and the Acquired Entities (the “Leased Real Property” and, together with the Owned Real Property, the “Seller Properties”) as lessee or lessor. At the Closing Date, each applicable Seller or Acquired Entity will have good, marketable and valid indefeasible fee simple title to all Owned Real Property, free and clear of all Liens of any nature whatsoever except for (i) Liens set forth on Section 3.8(a)(i) of the Disclosure Schedule and (ii) any Permitted Liens. Except as set forth on Section 3.8(a) of the Disclosure Schedule, (i) other than Permitted Liens, Sellers and the Acquired Entities have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (ii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein and (iii) no Seller nor any Acquired Entity is a party to any agreement or option to purchase any real property or interest therein. Except as set forth on Section 3.8(a) of the Disclosure Schedule, (i) no Seller nor any Acquired Entity nor, to the Knowledge of Sellers, any other party to a Lease is in breach or default under any Lease, and, no event has occurred or circumstance exists which, with the delivery of notice or lapse of time, or both, would constitute a breach or default by any Seller or Acquired Entity under any of the Leases, except (x) for those defaults that will be cured in accordance with section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Transferred Contracts) or (y) to the extent such breach or default that do not or would not reasonably be expected to materially impair the use or occupancy of each applicable Seller Property in the operation of the Business conducted thereon, (ii) each Lease is legal, valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and general principles of equity, (iii) other than Permitted Liens, the applicable Seller or Acquired Entity has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, and (iv) Sellers and the Acquired Entities have not collaterally assigned or granted any other security interest in any Lease or any interest therein. Sellers have made available to Buyer a true and complete copy of each Lease document. (b) The Seller Properties identified in Section 3.8(a) of the Disclosure Schedule comprise all of the Seller Properties used or intended to be used in, or otherwise related to, the Business. Section 3.9 Litigation; Decrees. Except as set forth in Section 3.9 of the Disclosure Schedule and other than the Bankruptcy Case, there is no Litigation pending or, to the Knowledge of Sellers, threatened by or against any Seller (with respect to the Business 43

(including any Business Product), the Covered Employees and the Acquired Assets) or Acquired Entity that would be material, individually or in the aggregate, to the Business. Other than the Bankruptcy Case, no Seller is subject to any outstanding Decree or, to the Knowledge of Sellers, threatened Decree against any Seller (with respect to the Business (including any Business Product), the Covered Employees and the Acquired Assets) or Acquired Entity that would be material, individually or in the aggregate, to the Business. Section 3.10 Brokers’ Fees. Other than the fees and expenses payable to the Persons set forth on Section 3.10 of the Disclosure Schedule in connection with the Transactions, which shall be borne by Sellers, no Seller nor any Acquired Entity has entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer could become liable or obligated to pay. Section 3.11 Taxes. Except for matters set forth in Section 3.11 of the Disclosure Schedule: (a) Sellers and their Affiliates (in respect of the Acquired Assets and the Business) and the Acquired Entities (and the Acquired Entities’ Subsidiaries) have timely filed (or have had filed on their behalf) all income and other material Tax Returns required to be filed, taking into account any valid extensions of time to file such Tax Returns. All income and other material Tax Returns filed by, on behalf of or with respect to Sellers and their Affiliates (in respect of the Acquired Assets and the Business) and the Acquired Entities (and the Acquired Entities’ Subsidiaries) are true, correct and complete in all material respects. All income and other material amounts of Taxes due and payable by, on behalf of, or with respect to Sellers and their Affiliates (in respect of the Acquired Assets and the Business) and the Acquired Entities (and the Acquired Entities’ Subsidiaries) have been duly and timely paid, other than with respect to any Taxes the payment of which was prohibited by reason of the Bankruptcy Case. (b) Each of the Sellers and their Affiliates has duly and timely collected and remitted all sales, use, excise, value added or similar Taxes related or attributable to the Acquired Assets and the Business in accordance with applicable Law, and none of the Sellers or any of their Affiliates has any Liability for the Taxes of any other Person with respect to the Acquired Assets or the Business as a transferee or successor, by contract or otherwise. (c) No deficiencies for any Taxes have been proposed, asserted or assessed in writing by a Governmental Authority against any Acquired Entity or any of their Subsidiaries or against any of the Acquired Assets (or, to the Knowledge of Sellers, have been otherwise threatened or proposed in writing), except for deficiencies that have been satisfied by payment in full, finally settled or withdrawn. No audit, action, claim examination or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes or Tax Return of or with respect to any of the Acquired Entities or any of their Subsidiaries or relating to the Acquired Assets or the Business. 44

(d) None of the Acquired Entities or their Subsidiaries (i) has any Liability for any Taxes of any Person other than itself (or another Acquired Entity or any of their Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise (other than Contracts described in clause (iii)(A)), (ii) is or has been a member of a group filing any consolidated, combined, affiliated, aggregate or unitary Tax Return (other than any such group the sole members of which were any of the Acquired Entities or their Subsidiaries), (iii) other than this Agreement, is a party to or bound by (A) any Tax sharing, allocation, reimbursement or indemnification agreement or arrangement, other than customary Tax indemnification provisions contained in commercial agreements entered into in the Ordinary Course of Business that do not primarily relate to Taxes or (B) any agreement or arrangement under which such Acquired Entity or Subsidiary may be required to make material payments with respect to any Tax benefits (whether actual or deemed) or Tax assets, including transaction Tax benefits arising from any prior transaction (iv) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code holds any “United States property” within the meaning of Section 956 of the Code or (v) has made any election under Treasury Regulation Section 301.9100-22. None of the entities listed on Schedule B have made any election under Treasury Regulation Section 301.9100-22. (e) Sellers and their Affiliates in respect of the Business and the Acquired Entities and their Subsidiaries have complied in all material respects with all applicable withholding obligations (including all information reporting and similar obligations under applicable Law) for any Taxes required to have been withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or other third party. (f) There is no Lien for Taxes upon any of the assets of the Acquired Entities or their Subsidiaries other than Liens for Taxes not yet due and payable. (g) No agreement or document extending, or having the effect of extending, the period of assessment, deficiency or collection of any income or other material amount of Taxes payable by or with respect to any Acquired Entity or any of its Subsidiaries is currently in effect, and none of the Acquired Entities or their Subsidiaries are the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable taxing authority) within which to file any Tax Return not previously filed. (h) None of the Acquired Entities or their Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (and neither Buyer nor any of its Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income with respect to the Acquired Assets or the Business for any taxable period (or portion thereof) ending after the Closing Date) as a result of any (i) change in (or use of an improper) method of accounting made by Sellers or any of their Affiliates for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the 45

Code (or any similar provision of any Law) executed by Sellers or any of their Affiliates on or prior to the Closing Date; (iii) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any Law); (iv) installment sale or open transaction disposition made by Sellers or any of their Affiliates on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued by Sellers or any of their Affiliates on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code (or any similar provision of any Law) made by Sellers or any of their Affiliates on or prior to the Closing Date. None of the Acquired Entities or their Subsidiaries will be required to make any payment or will have any Liability after the Closing Date as a result of deferral of any amount pursuant to Section 2302 of the CARES Act or an election under Section 965(h) of the Code. (i) The Acquired Assets do not include any “long-term contract” within the meaning of Section 460 of the Code, and none of the Acquired Assets constitutes “tax- exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168 of the Code. (j) The unpaid Taxes of the Acquired Entities and their Subsidiaries (i) did not, as of the Balance Sheet Date, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Latest Balance Sheet and (ii) do not, as of the Closing Date, materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Acquired Entities and their Subsidiaries in filing their Tax Returns. As of the Closing Date, the aggregate unpaid current Income Tax liabilities of the Acquired Entities and their Subsidiaries do not materially exceed the amount of the current Income Tax liabilities included in Accrued Income Taxes. (k) No written claim has been made by any Governmental Authority in a jurisdiction where (i) a Seller or any of its Affiliates (in respect of the Acquired Assets, Offer Employees or the Business) or (ii) an Acquired Entity or a Subsidiary of any of the Acquired Entities does not file a particular type of Tax Return that such Person is or may be required to file that type of Tax Return, or subject to taxation of that type, in that jurisdiction, which claim has not been finally resolved or withdrawn. (l) None of the Acquired Entities or their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed in whole or in part by Section 355 or 361 of the Code in the past three (3) years. (m) No Seller nor any Acquired Entity (nor any of the Acquired Entities’ Subsidiaries) has been a party to a “listed transaction” as such term is defined in Section 1.6011-4(b)(2) of the Treasury Regulations (or any similar transaction for purposes of state, local or non-U.S. Tax Law). (n) No private letter rulings, technical advice memoranda or similar rulings have been requested, entered into or issued by any taxing authority with respect to any of 46 the Acquired Entities or any of their Subsidiaries or with respect to Sellers in respect of the Acquired Assets or the Business, the terms of which would have an effect on the Buyer or any of its Affiliates (including any Acquired Entity or any of its Subsidiaries) after the Closing. (o) Section 3.11(o) of the Disclosure Schedule (i) sets forth the proper entity classification for U.S. federal income Tax purposes of each of the Acquired Entities and their Subsidiaries and each of the entities listed on Schedule B and (ii) indicates whether any of the Acquired Entities and their Subsidiaries and whether any of the entities listed on Schedule B has made an entity classification election under Section 301.7701-3 of the Treasury Regulations within the last five (5) years (other than an initial election effective upon formation). (p) The representations and warranties in this Section 3.11 and in Section 3.13, Section 3.17, and Section 3.23 constitute the sole and exclusive representations and warranties of Sellers and the Acquired Entities and their Subsidiaries with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall apply to any Tax matters, and no other representation or warranty, express or implied, is being made with respect thereto. Section 3.12 Tangible Personal Property. Section 3.12 of the Disclosure Schedule sets forth all Transferred Contracts that constitute leases of personal property (“Personal Property Leases”) involving annual payments in excess of $100,000 relating to personal property used by Sellers in the Business. To the Knowledge of Sellers, Sellers have not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Sellers under any of the Personal Property Leases. Section 3.13 Employee Benefits and Employee Matters. (a) Section 3.13(a) of the Disclosure Schedule lists, as of the date of this Agreement, all material Employee Plans. With respect to each material Employee Plan, Sellers have previously made available to Buyer a true and complete copy of the following documents, to the extent applicable: (A) any written plan documents and all amendments thereto, (B) the most recent forms 5500 and all schedules thereto and the most recent actuarial report, if any, and (C) the most recent IRS determination letter. (b) Each Employee Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS. (c) Section 3.13(c) of the Disclosure Schedule lists each Employee Plan that is subject to Title IV of ERISA. With respect to each such plan, Sellers and each ERISA Affiliate have complied with the minimum funding requirements of Sections 412 of the Code and 302 of ERISA (i) no lien on any of the Acquired Assets or any asset of an Acquired Entity has arisen under ERISA or Section 430(k) of the Code, and (ii) all premiums described in Section 4006 of ERISA payable to the PBGC have been timely paid. None of the Sellers nor any ERISA Affiliate has any outstanding or unsatisfied 47

Liability or obligation under Title IV of ERISA (other than PBGC premiums not yet due). No Employee Plan is (i) a multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA), or (ii) a “multiple employer plan” as defined in section 413(e) of the Code. (d) Each Assumed Employee Plan and Acquired Entity Employee Plan has been operated in all material respects in accordance with its terms and all applicable Laws. (e) No Litigation is pending or, to the Knowledge of Sellers, threatened from any Governmental Authority in connection with any Assumed Employee Plan or Acquired Entity Employee Plan (other than routine benefit claims), that would reasonably be expected to result in a material Liability. (f) Except as described in Section 3.13(f) of the Disclosure Schedule, no Seller, with respect to the Business, the Covered Employees or the Acquired Assets, nor is any Acquired Entity a party to or bound by any Collective Bargaining Agreement or other Contract with a Union and no Covered Employee is represented by a Union. To the Knowledge of Sellers, there is no effort currently being made or threatened by, or on behalf of, any Union to organize any Covered Employees, and there has been no such effort during the past three (3) years. (g) With respect to the Business, the Acquired Entities, the Covered Employees and the Acquired Assets, in the past three (3) years, there has been no (i) strikes, work stoppages, work slowdowns, picketing, hand billing or lockouts pending, or, to the Knowledge of Sellers, threatened against any Seller, any Acquired Entity, or their respective Affiliates, or (ii) material unfair labor practice charges, grievances, labor arbitrations, material labor disputes or material complaints pending, or, to the Knowledge of Sellers, threatened by or on behalf of any employee or group of employees of any Seller, any Acquired Entity, or their respective Affiliates. (h) Each Seller (with respect to the Business, the Covered Employees and the Acquired Assets) and each Acquired Entity are and for the last three (3) years have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance. There is no Litigation pending or, to the Knowledge of Sellers, threatened by or on behalf of any group of Covered Employees against any Seller (with respect to the Business, the Covered Employees and the Acquired Assets) or any Acquired Entity, that could reasonably be expected to result in a material Liability. 48

(i) Except as would not result in material Liability for each Seller (with respect to the Business, the Covered Employees and the Acquired Assets) and each Acquired Entity: (i) each Seller and each Acquired Entity have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or Seller or Acquired Entity policy; and (ii) each individual who is providing or within the past three (3) years has provided services to each Seller and each Acquired Entity is or was classified and treated as an (y) independent contractor, consultant, leased employee, or other non-employee service provider, or (z) exempt employee, in each case, is and has been properly classified and treated as such for all applicable purposes. (j) Each Seller (with respect to the Business, the Covered Employees, and the Acquired Assets) and each Acquired Entity have, in all material respects, promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation for which Sellers reasonably determined corrective action was an appropriate measure (whether for legal compliance or as a prophylactic measure), each Seller and each Acquired Entity (as applicable) has taken such prompt corrective action that is reasonably calculated to prevent any potentially improper action. (k) To the Knowledge of Sellers, no current or former employee or independent contractor of each Seller (with respect to the Business, the Covered Employees and the Acquired Assets) or Acquired Entity is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to each Seller or Acquired Entity; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by each Seller or Acquired Entity. (l) Except as described in Section 3.13(l) of the Disclosure Schedule, no facility closure or shutdown (whether voluntary or by order), reduction-in-force, furlough, layoff, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees or individual independent contractors of each Seller (with respect to the Business, the Covered Employees and the Acquired Assets) and each Acquired Entity has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. (m) Prior to the Closing Date, each Seller and each Acquired Entity shall have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any Union, which is representing any Covered Employee, in connection with the execution of this Agreement or the Transactions. 49

(n) With respect to Covered Employees (other than those employed by an Acquired Entity), in all material respects the Seller maintains the original I-9 Employment Eligibility Verification Forms for persons it has employed in the United States, including those persons it currently employs, during the three (3) year period ending on the date of the execution of this Agreement, and represents that in all material respects all such Covered Employees are eligible to work in the United States (including after the closing of the transaction completed by this Agreement) and that Seller is in material compliance with the Immigration Reform and Control Act of 1986, as amended, respecting such current or former employees. Section 3.14 Intellectual Property. (a) Section 3.14(a) of the Disclosure Schedule sets forth all (i) material registered Intellectual Property and material applications for registration of Intellectual Property owned or purported to be owned by the Acquired Entities and (ii) registered Intellectual Property and applications for registration of Intellectual Property included in the Acquired Assets. (A) Sellers or the Acquired Entities, as applicable, own or have rights to use all Intellectual Property used in or necessary for the operation of the Business as now conducted in all material respects; (B) no material action is pending or, to the Knowledge of Sellers, has been threatened in writing against Sellers or the Acquired Entities (I) alleging infringement or misappropriation of the Intellectual Property of any third party or (II) challenging the validity of any Intellectual Property included in the Acquired Assets; (C) none of Sellers or the Acquired Entities are infringing or misappropriating the Intellectual Property of any third party in any material respect and have not infringed or misappropriated the Intellectual Property of any third party in any material respect in the past three (3) years; and (iii) to the Knowledge of Sellers, no third party is infringing or misappropriating, or has materially infringed or misappropriated in the past three (3) years any material Intellectual Property included in the Acquired Assets in any material respect. (b) Each current and former employee, consultant, and independent contractor of the Acquired Entities that is or, within the past three (3) years has been involved in the creation of material Intellectual Property for the Acquired Entities has entered into a written agreement with the applicable Acquired Entity (i) assigning to such Acquired Entity all Intellectual Property created by such Person within the scope of such Person’s duties (to the extent such rights did not otherwise vest with the Acquired Entity under applicable Law) and (ii) restricting such Person from unauthorized use or disclosure of trade secrets or confidential information of such Acquired Entity. To the Knowledge of Sellers, no current or former employee, consultant, or independent contractor of any Acquired Entity is in violation of any such agreement in any material respect. (c) Each Acquired Entity complies with, and has in the past three (3) years complied with, all Data Security Requirements in all material respects. To the Knowledge of Sellers, in the past three (3) years, no Acquired Entity has (i) experienced any breach of security, phishing incident, ransomware or malware attack, or other incident in which Personal Information was accessed, disclosed, or exfiltrated in an 50 unauthorized manner or (ii) received any written notices or complaints from any Person or been the subject of any claim, proceeding, or investigation with respect thereto. (d) Each Acquired Entity uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Computer Systems owned and used in the operation of the Business and to prevent unauthorized use, access, interruption, or modification of such Computer Systems. (i) Those Computer Systems used in the operation of the Business (A) are reasonably adequate for the immediate needs of the Acquired Entities in all material respects, including as to capacity and ability to process current volumes in a timely manner, and (B) are in sufficiently good working condition to effectively perform in all material respects the information technology operations necessary for the operation of the Business and (ii) to the Knowledge of Sellers, in the past three (3) years, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any Computer Systems that have caused any material disruption of or interruption in or to Sellers’ use of such Computer Systems. The Acquired Entities maintain commercially reasonable disaster recovery and business continuity plans and procedures in connection with the operation of the Business, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. Section 3.15 Compliance with Laws; Permits; Escheat. (a) Each Seller (with respect to the Business, the Covered Employees and the Acquired Assets) and each Acquired Entity is and since June 30, 2017 has been in material compliance with all Laws applicable to the Business, except where the failure to be in compliance would not be material, individually or in the aggregate, to the Business. Each Seller (with respect to the Business, the Covered Employees and the Acquired Assets) and each Acquired Entity has not received any notice of or been charged with the violation of any Laws, except where such violation would not be reasonably expected to be material, individually or in the aggregate, to the Business. (b) Each Seller and each Acquired Entity has all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not be reasonably expected to be material, individually or in the aggregate, to the Business. Each Seller and each Acquired Entity is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which they are parties, except where such default or violation would not be reasonably expected to be material, individually or in the aggregate, to the Business. (c) All material reports or other filings required to be filed by or with respect to the Acquired Entities or any of their Subsidiaries or with respect to the Acquired Assets or the Business relating to escheat and/or any abandoned or unclaimed property have been timely filed, and all such reports or other filings are true, complete, correct and accurate in all material respects. The Acquired Entities and their Subsidiaries and Sellers in respect of the Acquired Assets and the Business have timely paid, remitted, or 51 otherwise turned over to the appropriate Persons all material property subject to escheat and/or abandoned or unclaimed property Laws and have otherwise complied in all material respects with all applicable escheat and/or abandoned or unclaimed property Laws. Section 3.16 Environmental Matters. (a) (i) The operations of Sellers and the Acquired Entities are and since June 30, 2017 have been in material compliance with all applicable Environmental Laws, which compliance includes and since June 30, 2017 has included obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws to own, lease or operate the Business, the Acquired Assets, the Owned Real Property and the Leased Real Property other than non-compliance which would not result in Sellers incurring material Liability under any applicable Environmental Law, and (ii) Section 3.16(a) sets forth a list of all such material permits currently maintained. (b) No Seller or Acquired Entity treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Material, in each case so as to result in any Seller or Acquired Entity incurring material Liability under Environmental Laws. (c) Neither this Agreement nor the consummation of the Transactions will result in any affirmative obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental Laws. (d) No Seller or Acquired Entity has received any written notice or report, or is the subject of any pending, or, to the Knowledge of Sellers, threatened Litigation, alleging that Sellers, the Acquired Entities, the Business, the Acquired Assets, the Owned Real Property or the Leased Real Property may (i) be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, which would result in Sellers incurring material Liability under any Environmental Law, or (ii) have any material Liability under any Environmental Law. (e) Sellers have made available to Buyer all material environmental audits and reports and, to the extent materially bearing on pending or unresolved environmental, health or safety Liabilities, other material, non-privileged documents, in each case relating to the relating to the Business, the Acquired Assets, the Owned Real Property or the Leased Real Property which are in their possession or under their reasonable control. Section 3.17 Company Reports; Financial Statements. (a) Sellers have furnished or filed, on a timely basis, all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein, amendments and supplements thereto) required to be furnished or filed by Sellers with the SEC since (and including) August 27, 2019 (such 52 documents, together with all exhibits, financial statements and schedules and amendments thereto and all information incorporated therein by reference, being collectively referred to as the “Seller Reports”). Each Seller Report (i) at the time furnished or filed, complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Seller Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Sellers included in the Seller Reports (the “Seller Financial Statements”) complied at the time it was filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Sellers and Sellers’ consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to the absence of footnote disclosure and to normal fiscal year-end adjustments and to any other adjustments described therein, including the notes thereto, none of which are material, individually or in the aggregate). There are no unconsolidated Subsidiaries within the meaning of GAAP. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letter received from the SEC or its staff and (ii) no Acquired Entity is subject to the reporting requirements of Section 13a or 15d of the Exchange Act. Since August 28, 2018, Sellers have been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. (b) No Seller nor any Acquired Entity has any Liability or obligation: (i) disclosed, reflected or reserved against in the most recent balance sheet (including the notes thereto) of the Acquired Entities included in the Seller Reports filed prior to the date of this Agreement (such most recent balance sheet, the “Latest Balance Sheet”); (ii) incurred in the Ordinary Course of Business since the date of the most recent balance sheet included in the Seller Financial Statements; (iii) that have been discharged or paid in full prior to the date of this Agreement; (iv) expressly contemplated by this Agreement; or (v) that were not reasonably expected to be material, individually or in the aggregate, to the Business. No Seller nor any Acquired Entity is party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. (c) Sellers and the Acquired Entities maintain, and at all times since August 28, 2018 have maintained, a system of “internal control over financial reporting” (as 53 defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Since August 28, 2018, Sellers and the Acquired Entities have not identified (i) any “material weaknesses” (as defined in Auditing Standard No. 5 of the Public Company Oversight Board, as in effect on the date of this Agreement) in the design or operation of Sellers’ internal controls and procedures that would reasonably be expected to adversely affect Sellers’ ability to record, process, summarize and report financial data or (ii) any fraud that involves management or other employees who have a significant role in Sellers’ or the Acquired Entities’ internal control over financial reporting. Section 3.18 Related Party Agreements. No director, officer or employee of any Seller or any Acquired Entity is party to any material agreement, arrangement, Contract, Lease or other commitment to which any Seller or any Acquired Entity is party, by which any of their respective assets or properties is bound or which is otherwise used in connection with the Business, or has a material interest in any agreement, arrangement, contract or other commitment to which any Seller or any Acquired Entity is a party, by which any of their respective assets or properties is bound or which is otherwise used in connection with the Business. Section 3.19 Customers and Suppliers. Section 3.19 of the Disclosure Schedule lists (i) the ten (10) largest customers (the “Top Customers”) and the ten (10) largest suppliers (the “Top Suppliers”) of the Business as measured by the dollar amount of purchases therefrom or thereby (which amounts are set forth on Section 3.19 of the Disclosure Schedule) during the year ended December 31, 2019 and for the twelve (12) month period then ended. Except as set forth on Section 3.19 of the Disclosure Schedule, during the last twelve (12) months, no Top Customer or Top Supplier has (a) terminated its relationship with Sellers or any Acquired Entity materially reduced or changed in any significant adverse manner the terms on which such customer or supplier conducts business with Sellers or any Acquired Entity or (b) notified Sellers or any Acquired Entity in writing that it intends to terminate or materially reduce its business with Sellers or any Acquired Entity or change in any significant adverse manner the terms on which such customer or supplier conducts business with Sellers or any Acquired Entity. Section 3.20 Product Warranty; Product Recalls. (a) All products or services designed, marketed, sold, distributed or delivered by or on behalf of the Acquired Assets, Assumed Liabilities or the Business (the “Business Products”), for the past three (3) years, have been in conformity in all material respects with all applicable contractual commitments, Law, and all express and implied warranties. Except as set forth on Section 3.20(a) of the Disclosure Schedule, Sellers and the Acquired Entities do not have any Liability in connection with the Acquired Assets, Assumed Liabilities of the Business for replacement of any Business Product, or for other damages related to any Business Product, other than Liabilities for warranty claims arising in the Ordinary Course of Business or Liabilities that would not be reasonably expected to be material to the Business. To the Knowledge of Sellers, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any claim against any Seller or Acquired Entity for Liability on account of any express or 54 implied warranty to any third party in connection with the Business Products or services rendered by or on behalf of the Acquired Assets, Assumed Liabilities or the Business, other than Liabilities that would not be reasonably expected to be material to the Business. (b) Except as set forth on Section 3.20(b) of the Disclosure Schedule and except for Ordinary Course of Business recalls and Ordinary Course of Business post- sale warnings, in each case, given by the applicable manufacturers, no Business Product is or has been since June 30, 2017 subject to any recall or post-sale warnings by any Seller or Acquired Entity, or to the Knowledge of Sellers, any recall or post-sale warning by any third party retained by any Seller or Acquired Entity or any distributor or wholesaler of such products other than, in each case, recalls that would not be reasonably expected to be material to the Business. To the Knowledge of Sellers, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any such recalls or post-sale warnings. Section 3.21 Product Liability. Except as set forth on Section 3.21 of the Disclosure Schedule, all Business Products are and have been since June 30, 2017 without design defects or manufacturing defects. Except as set forth on Section 3.21 of the Disclosure Schedule, no Seller nor any Acquired Entity has any Liability in connection with the Business arising out of the presence or alleged presence of Hazardous Materials in any Business Product or any injury to individuals or property as a result of the ownership, possession or use of any Business Product, other than Liabilities that would not be reasonably expected to be material to the Business. Section 3.22 Anti-Corruption; Sanctions. (a) Since June 30, 2017, no Acquired Entity, and no director, officer, employee, consultant, or agent thereof (in each case acting for or on behalf of any Acquired Entity), has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law; and the Acquired Entities have adopted, maintained, and adhered to compliance policies and procedures and a system of internal controls, and maintained accurate books and records, as required by applicable Anti-Corruption Laws; (b) Since June 30, 2017, no Acquired Entity, and no director, officer, employee, consultant, or agent thereof (in each case acting for or on behalf of any Acquired Entity): (i) has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions; or (iii) has violated any Ex-Im Law. 55

(c) Since June 30, 2017, no Acquired Entity has been the subject of any allegation or enforcement proceeding, nor to Knowledge of Sellers, any inquiry or investigation, regarding any possible violation of applicable Anti-Corruption Laws, Ex- Im Laws, or Sanctions by any Governmental Authority. Section 3.23 Absence of Certain Changes or Events. Since the Balance Sheet Date through the date of this Agreement, except as (i) set forth on Section 3.23 of the Disclosure Schedule or (ii) as required by applicable Law, (x) Sellers and the Acquired Entities have conducted the Business in the Ordinary Course of Business and have not taken or permitted to be taken any actions that would require Buyer’s consent pursuant to Section 5.2(b) if such actions were taken after the date hereof but prior to the Closing or earlier termination of this Agreement; and (y) there has not occurred a Material Adverse Effect. Section 3.24 Sufficiency of Assets. At the Closing, Buyer will own or have the right to use all of the assets used in, held for use or necessary to conduct in all material respects the Business as conducted as of the date of this Agreement, other than the Excluded Assets. Section 3.25 Disclaimer of Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article III (as modified by the Disclosure Schedule), no Seller nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Sellers, the Acquired Entities or any of their respective Affiliates, including any representation or warranty regarding any Seller, any Acquired Entity or any other Person, the Acquired Equity Interests, any assets, any Acquired Assets, any Liabilities of any Seller or Acquired Entity, including any Assumed Liabilities, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Related Agreements or any other matter, and Sellers hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at Law or in equity, whether made by or on behalf of any Seller, any Acquired Entity or any other Person, including any of their respective Representatives. Except for the representations and warranties expressly set forth in this Article III (as modified by the Disclosure Schedule), each Seller hereby (a) disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Acquired Assets or the Business, and (b) disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Sellers or the Acquired Entities, respectively), including omissions therefrom. Without limiting the foregoing, no Seller makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the probable success, profitability or value of the Acquired Entities, the Acquired Assets or the Business. The disclosure of any matter or item in any section of the Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would be reasonably expected to result in a Material Adverse Effect. 56

ARTICLE IV BUYER’S REPRESENTATIONS AND WARRANTIES Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement. Section 4.1 Organization of Buyer; Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease, and operate its assets and to carry on its business as now being conducted. Section 4.2 Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly authorized by Buyer. This Agreement (assuming due authorization and delivery by Sellers) constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. Section 4.3 Noncontravention; Government Filings. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions (including the assignments and assumptions referred to in Article II) will (a) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of Buyer, (b) violate any Law or Decree to which Buyer is, or its assets or properties are, subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (b) or (c), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the Transactions or perform its obligations hereunder on a timely basis. Other than in connection with applicable filing, notification, waiting period or approval requirements, to the extent required, under the HSR Act and all applicable Antitrust and Foreign Investment Laws, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the Transactions, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the Transactions or perform its obligations hereunder on a timely basis. Section 4.4 Litigation; Decrees. There is no Litigation pending or, the Knowledge of Buyer, threatened in writing that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the Transactions. Neither Buyer nor any of its Subsidiaries is subject to any outstanding Decree that would prevent or materially impair or delay Buyer’s ability to consummate the Transactions or perform its obligations hereunder on a timely basis. 57

Section 4.5 Brokers’ Fees. Buyer has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Sellers or any of their Affiliates could become liable or obligated to pay. Section 4.6 Sufficient Funds; Adequate Assurances. Buyer has delivered to Sellers a true, correct, and complete copy of an executed commitment letter among KPS Special Situations Fund V, LP, KPS Special Situations Fund V, LP (A) and Buyer, dated as of the date of this Agreement (together with all annexes, schedules and exhibits (in each case, if any) thereto, the “Equity Commitment Letter”, and the commitment thereunder, the “Equity Financing Commitment”) to provide, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”). As of the date of this Agreement, the Equity Financing Commitment has not been amended, restated, replaced, supplemented or otherwise modified or waived and no such amendment, restatement, replacement, supplement, modification or waiver is contemplated. As of the date of this Agreement, the commitments contained in the Equity Financing Commitment have not been withdrawn or terminated or otherwise amended, restated, replaced, supplemented, modified or waived in any respect. There are no side letters or other agreements, arrangements, contracts or understandings relating to the Equity Financing which would reduce the aggregate amount, affect the conditionality of the Equity Financing or otherwise be material to the Equity Financing to which Buyer or any of its Affiliates are a party. The Equity Commitment Letter (A) is not subject to any conditions that would (1) allow for the imposition of new or additional conditions to, or otherwise expand any of, the conditions precedent to funding set forth therein in a manner that would reasonably be expected to materially delay the timing of the funding of the commitments thereunder or otherwise prevent the funding of the Equity Financing Commitment proceeds at Closing, (2) materially delay the timing of the funding of the Equity Financing Commitment or otherwise prevent the funding of the Equity Financing Commitment at Closing, (3) reasonably be expected to materially and adversely impact the ability of Buyer to enforce its rights against the other parties to the Equity Commitment Letter or (4) reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Equity Financing Commitment at the Closing or the consummation of the transactions contemplated by this Agreement, in each case, other than as set forth expressly therein and (B) is in full force and effect and are the legal, valid, binding and enforceable obligations of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, as the case may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. As required by the Bankruptcy Case, Buyer shall provide adequate assurance of future performance, to the extent required, under sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Transferred Contracts and the related Assumed Liabilities. Section 4.7 Securities Matters. The Acquired Equity Interests are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Acquired Equity Interests or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Acquired Equity Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of 58 its investment in the Acquired Equity Interests. Buyer acknowledges that the Acquired Equity Interests have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Acquired Equity Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws. ARTICLE V PRE-CLOSING COVENANTS The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period): Section 5.1 Efforts; Cooperation. (a) Buyer acknowledges that Sellers and the Acquired Entities are operating the Business in the context of the Bankruptcy Case. Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.5(a)), each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Outside Date), the Transactions on the terms set forth in this Agreement, including the conditions to the Closing set forth in Article VII except as otherwise specifically provided in Section 5.3. Without limiting the generality of the foregoing, (i) each Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.1 that are within its control or influence to be satisfied or fulfilled, and (ii) Buyer shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.2 that are within its control or influence to be satisfied or fulfilled. Section 5.2 Conduct of the Business Pending the Closing. (a) Prior to the Closing, except (i) as set forth on Section 5.2(a) of the Disclosure Schedule, (ii) as required by applicable Law or by order of the Bankruptcy Court, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each Seller shall, and shall cause each and Acquired Entity to (A) conduct the Business only in the Ordinary Course of Business, (B) use its commercially reasonable efforts to (1) preserve the present business operations, organization and goodwill of the Business and (2) preserve the present relationships with material, customers, vendors, suppliers and other material commercial relationships of the Business, (C) maintain the Seller Properties, in substantially the same condition as the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted, (D) make all capital expenditures that Sellers and Acquired Entities are scheduled to make pursuant their most recent fiscal year budgets, and (E) make all payroll payments for Covered Employees in the Ordinary Course of Business and make a one-time deposit to cover all payroll costs expected to accrue to the Closing Date. 59

(b) Except (i) as set forth on Section 5.2(b) of the Disclosure Schedule, (ii) as required by applicable Law or by order of the Bankruptcy Court, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), no Seller shall, and each Seller shall cause the Acquired Entities and their Subsidiaries and the entities listed on Schedule B (to the extent controlled by Sellers or their Affiliates) not to: (i) in any material respect, (1) increase or decrease the wages, salaries, or bonuses payable to any Covered Employee who is a member of senior management or (2) establish or materially increase or decrease any benefits under any Acquired Entity Employee Plan, except, in either case, (x) as required by any Acquired Entity Employee Plan or any Contract in existence on the date hereof, (y) any increase or decrease in wages, salaries, bonuses and incentives in the Ordinary Course of Business consistent with past practices with respect to Covered Employees, or (z) as required by applicable Law; (ii) hire, engage, terminate (without cause), furlough, layoff, or temporarily lay off any Covered Employee or independent contractor with a base salary in excess of $200,000 or reassign the duties of (A) a Covered Employee such that he or she is no longer a Covered Employee or (B) any other employee of any Seller such that he or she would be a Covered Employee, provided, however, that Sellers may hire an employee to replace a terminated Covered Employee on terms and conditions substantially comparable to those that applied to such terminated Covered Employee; (iii) (i) negotiate, modify, extend, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any Union representing any Covered Employee other than as required by Law; provided, however, that Seller shall engage in any required “effects bargaining” with a Union representing affected Covered Employees in the United States regarding the plant shutdown announced for late August, 2020 or any other situation for which “effects bargaining” may be required prior to Closing. Any such effects bargaining agreement is subject to Buyer’s approval, which approval will not be unreasonably withheld; (iv) except as provided on Section 3.13(l) of the Disclosure Schedule, implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate the WARN Act; (v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor; (vi) subject the Acquired Equity Interests to any Lien or, subject any of the Acquired Assets to any Lien, in each case except for Permitted Liens and any 60

Lien securing any debtor in possession loan facility or granted in an order authorizing use of cash collateral; (vii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization, business or division; (viii) sell, lease, assign, abandon, permit to lapse, license sublicense or transfer any of its material Transferred IP (other than non-exclusive licenses granted in the Ordinary Course of Business) or enter into any agreements having the same effect or renew any such agreements (other than automatic renewals); (ix) disclose any confidential information of the Acquired Entities to any Person, other than (i) in the Ordinary Course of Business pursuant to a written confidentiality agreement or (ii) in connection with the Bidding Procedures Order or the Auction or pursuant to any other order of the Bankruptcy Court; (x) incur or issue any debt or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (in each case, other than as would result in Liabilities that will constitute Excluded Liabilities or in connection with Sellers securing any debtor in possession loan facility); (xi) redeem, purchase, issue or sell any shares of, or other equity interests in the Acquired Entities, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such shares, other equity interests or securities; (xii) sell, transfer or otherwise dispose of any Acquired Assets (including in connection with any sale leaseback transaction) other than inventory in the Ordinary Course of Business; (xiii) enter into any settlement or release with respect to any Litigation or Decree relating to the Business, the Acquired Assets or Assumed Liabilities, other than any settlement or release that contemplates only the payment of money without ongoing limits on the conduct or operation of the Business and which results in a full release of Sellers or the Acquired Entities, as applicable, with respect to the claims that gave rise to such Litigation or Decree and which payment of money constitutes an Excluded Liability or is not in excess of $250,000, or initiate any material Litigation relating to the Business, the Acquired Assets or the Assumed Liabilities; (xiv) except for the extension of any Material Contract in the Ordinary Course of Business after consulting with Buyer, enter into, amend or terminate any Material Contract; 61

(xv) declare or set aside any dividends or distributions on any capital stock (or similar equity interest) in any Acquired Entity (in cash or in kind), amend any organizational documents or commence any bankruptcy, insolvency, reorganization or moratorium proceeding with respect to any Acquired Entity; (xvi) change any material accounting practice, policy or procedure unless required by GAAP; (xvii) commit to making any capital expenditures other than those set forth in the budget of any debtor in possession loan facility, or fail to make any capital expenditures that Sellers and the Acquired Entities are scheduled to make pursuant to Sellers’ and the Acquired Entities’ most recent fiscal year budgets in the Ordinary Course of Business; (xviii) (A) make, change or revoke any material Tax election, (B) change any annual Tax accounting period or adopt or change any material method of accounting for Tax purposes, (C) enter into any closing agreement or any other agreement with a taxing authority if such agreement would reasonably be expected to result in a Tax Liability in the Post-Closing Tax Period, (D) settle, compromise or abandon any material audit, assessment, action, claim, examination or other proceeding with respect to any Tax or Tax Return, (E) surrender any claim to a material Tax refund, (F) extend or waive any limitation period with respect to any Taxes, (G) file any amended Tax Return if such amendment would reasonably be expected to result in a Tax Liability in the Post- Closing Tax Period, (H) prepare any Tax Return in a manner inconsistent with the past practices of the Acquired Entities and their Subsidiaries, (I) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, or (J) fail to timely pay any material amounts of Taxes; (xix) dividend or otherwise transfer of Cash Equivalents between any Seller on the one hand, and any Acquired Entity on the other hand, other than to settle (A) trade accounts and (B) intercompany balances that are reasonably requested to be settled by Buyer pursuant to Section 5.11; (xx) take any actions in response to COVID-19 or any actions by a Governmental Authority related thereto; (xxi) file any Seller Reports or otherwise make any announcement, disclosure or filing for or on behalf of Briggs & Stratton Corporation under applicable securities Laws without first providing Buyer the opportunity to review and comment on such announcement, disclosure or filing; (xxii) cause to exist or otherwise enter into any Intercompany Contracts or Intracompany Contracts, outside of the Ordinary Course of Business, including in connection with the distribution of cash or cash equivalents in anticipation of the Transactions; provided that, with respect to this clause (xxii), it shall not be unreasonable for the Buyer to withhold its consent to the extent any such 62

Intercompany Contract or Intracompany Contract could impose adverse Tax or other consequences on the Buyer or its Affiliates (including the Acquired Entities and their Subsidiaries) in a Post-Closing Tax Period in connection with the satisfaction or unwind of such Contract or otherwise; (xxiii) except for extensions and renewals in the Ordinary Course of Business, amend, modify, extend, renew or terminate any Lease that is material to the Business, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property that is material to the Business; or (xxiv) agree to do anything prohibited by this Section 5.2. Section 5.3 Regulatory Approvals. (a) Each of the Parties shall promptly (and in no event later than five (5) Business Days following the date that this Agreement is executed) make to the extent required its respective filing under the HSR Act with respect to the Transactions. In addition, the Parties shall mutually agree to make other filings required pursuant to the Antitrust and Foreign Investment Laws for the jurisdictions set forth on Section 7.1(f) of the Disclosure Schedule as promptly as reasonably practicable following the date that this Agreement is executed. Further, each of the Parties shall use its reasonable best efforts to (i) supply as promptly as practicable any additional information and documentary material that may be reasonably requested or required pursuant to any Antitrust and Foreign Investment Law, including the HSR Act; and (ii) cause the expiration or termination (including, where applicable, by way of a positive clearance decision) of any applicable waiting periods under the HSR Act or any other Antitrust and Foreign Investment Law as soon as practicable. Buyer shall not withdraw its HSR Act filing, or other filing required by Antitrust and Foreign Investment Law, enter into any agreements to extend any HSR Act waiting period or other waiting period under any Antitrust and Foreign Investment Law, or enter into any agreements to delay or not to consummate the Transactions without the prior written consent of Sellers, which shall not be unreasonably withheld. All filings fees related to the HSR Act or any other filings under any other Antitrust and Foreign Investment Laws shall be borne by Buyer. (b) In connection with the efforts referenced in Section 5.1 and this Section 5.3 to obtain all requisite approvals and authorizations for the Transactions under any Antitrust and Foreign Investment Law or any state Law, each of the Parties shall use its reasonable best efforts to (i) cooperate in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep each Party informed in all material respects of any substantive communication received from, or given to, any Governmental Authority with respect to any Antitrust and Foreign Investment Laws, including the HSR Act, and of any substantive communication received or given in connection with any proceeding by a private party, in each case, regarding any of the Transactions with respect to any Antitrust and Foreign Investment Laws, including the HSR Act; and (iii) permit each Party to review any substantive communication given to it by, and to the extent practicable under 63 the circumstances and permissible by Law, consult with the other Party in advance of any substantive meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party, and, to the extent practicable under the circumstances and permissible by Law, provide the opportunity to attend or participate in such meeting, conference, or proceeding. The foregoing obligations in this Section 5.3(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product, or other privilege, and materials provided to the other Party may be reasonably designated as “Outside Counsel Only”. The Parties expect their outside counsel to enter into a joint defense agreement or common interest agreement solely with respect to the effort to obtain all requisite approvals and authorizations for the Transactions under any Antitrust and Foreign Investment Law to allow, if necessary, for the exchange of such privileged materials without waiving any such privilege. Section 5.4 Bankruptcy Court Matters. (a) Approval of Termination Payment. In the event that Buyer terminates this Agreement pursuant to Section 8.1(e)(i) or Section 8.1(e)(iii), and, in each case, Sellers consummate a Competing Bid, on or following the termination of this Agreement, in consideration for Buyer having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers, Sellers shall pay Buyer, in accordance with the terms hereof (including Article VIII) and the Bidding Procedures Order, a termination fee equal to $16,500,000 (the “Termination Payment”) plus the Expense Reimbursement Payment. The Termination Payment and the Expense Reimbursement Payment shall constitute an allowed superpriority administrative claim against Sellers’ bankruptcy estates pursuant to sections 105(a), 363, 364, 503(b), and 507(a)(2) of the Bankruptcy Code, with priority over all other administrative expenses of the kind, including any claim granted pursuant to any order approving Sellers to enter into a post-petition financing facility or to continue to access cash collateral following the commencement of the Bankruptcy Case. (b) Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better competing bids in respect of all or any part of the Acquired Assets or the Acquired Entities (whether in combination with other assets of Sellers or their Affiliates or otherwise, and whether by sale or proposal of a plan of reorganization that vests control over the Acquired Assets or the Acquired Equity Interests in a Person other than Buyer) (each, a “Competing Bid”). From the date of this Agreement (and any prior time) and until the Transactions are consummated, Sellers are permitted to and are permitted to cause their Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates and Representatives) in connection with a Competing Bid. In addition, Sellers shall have the authority to respond to any inquiries or offers for a Competing Bid and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bidding Procedures Order or other applicable Law, including supplying information relating to the Business and the assets of Sellers and the Acquired Entities to prospective purchasers. (c) Bankruptcy Court Filings. 64

(i) As soon as reasonably practicable following the date of this Agreement and the commencement of the Bankruptcy Cases, Sellers shall file with the Bankruptcy Court a motion seeking entry of the Bidding Procedures Order (which shall, among other things, approve and authorize payment of the Termination Payment and the Expense Reimbursement Payment, and shall establish procedures for the conduct of the auction with respect to the Acquired Assets and the Acquired Equity Interests (the “Auction”), and to determine Cure Costs for the Acquired Assets). (ii) Provided Buyer is selected as the winning bidder at the Auction, if any, or if no Competing Bid is submitted with respect to the Acquired Assets or the Acquired Equity Interests, Sellers shall seek entry of the Sale Order by the Bankruptcy Court in accordance with the terms and conditions of the Bidding Procedures Order; provided that any revisions to the Sale Order are subject to Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) if there are changes to the Form of Sale Order attached hereto as Exhibit D. Sellers agree that all pleadings with respect to the Transactions, including any reply in support thereof or any pleading relating to the assignment or assumption of contracts, shall be provided to Buyer no later than three (3) Business Days prior to filing or otherwise as soon as reasonably practicable prior to filing and shall be reasonably acceptable to Buyer. Buyer and Sellers understand and agree that the Transactions are subject to approval by the Bankruptcy Court. (iii) Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Bidding Procedures Order and Sale Order, including a finding of adequate assurance of future performance by Buyer, including by furnishing witnesses, affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. Buyer shall not, without the prior written consent of Sellers, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to (i) the sale of the Acquired Assets and the Acquired Equity Interests hereunder or (ii) the confirmation of the Transactions. In the event the entry of the Bidding Procedures Order or Sale Order shall be appealed (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order or Sale Order), Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal, petition or motion. Sellers shall waive their rights to appeal (or file any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument) with respect to the Sale Order, and such waivers shall be explicitly set forth in the Sale Order. 65

(iv) Sellers shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Transferred Contracts and to determine the amount of the Cure Costs; provided, however, that nothing herein shall preclude Sellers from filing motions, including upon commencement of the Bankruptcy Cases, to reject any Contracts that are not Transferred Contracts. (d) Bankruptcy Court Milestones. Sellers shall comply with the following milestones (“Bankruptcy Court Milestones”): (i) by July 24, 2020, the Court shall enter the Interim Order (as defined in the DIP Facility); (ii) within forty (40) days after the Court enters the Interim Order (as defined in the DIP Facility), the Court shall enter the Final Order (as defined in the DIP Facility); (iii) by August 25, 2020, a hearing to approve the Bidding Procedures Order shall have occurred, and the Court shall enter the Bidding Procedures Order; (iv) the final date for submitting a qualified bid, as set forth in the approved Bidding Procedures Order, shall be no later than September 12, 2020; (v) Sellers shall hold the Auction no later than September 15, 2020; and (vi) the Court shall enter the Sale Order no later than September 25, 2020. (e) Back-up Bidder. Sellers and Buyer agree that, in the event that Buyer is not the winning bidder at the Auction, if and only if (i) Buyer submits the second highest or second best bid at the Auction for the Acquired Assets and the Acquired Equity Interests and (ii) Sellers give written notice to Buyer on or before the Back-up Termination Date, stating that Sellers (A) failed to consummate the sale of the Acquired Assets and the Acquired Equity Interests with the winning bidder, and (B) terminated the purchase agreement with the winning bidder, Buyer shall promptly consummate the Transactions upon the terms and conditions as set forth herein, or as set forth on the record of the Auction, including the Purchase Price, subject to any increase to the Purchase Price made by Buyer at the Auction. (f) Auction Overbids. During the Auction, if any party seeks to submit a topping bid with respect to the Buyer’s bid, Buyer is authorized to “credit bid” the aggregate value of the of the Termination Payment plus the Expense Reimbursement Payment as part of any overbid by the Buyer. Section 5.5 Notices and Consents. Prior to the Closing and as necessary following the Closing: 66

(a) Sellers will give, or will cause to be given, any notices to third parties, and each of the Parties will use its commercially reasonable efforts to obtain any third party consents or sublicenses, in connection with the matters referred to in Section 5.5(a) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the Transactions; provided, however, that (i) Sellers shall control all correspondence and negotiations with third parties regarding any such matters, (ii) no Seller nor any Subsidiary of any Seller shall be required to pay any consideration therefor, and (iii) Sellers shall not be obligated to initiate any Litigation to obtain such consent or approval. (b) Without limiting Section 5.3, each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals, including with respect to Permits, of Governmental Authorities in connection with the matters referred to in Section 5.5(b) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the Transactions. Section 5.6 Notice of Developments. Each Seller and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, in the case of Sellers, to the Knowledge of Sellers, and in the case of Buyer, to the Knowledge of Buyer, that would reasonably be likely to cause a condition to a Party’s obligations to consummate the Transactions set forth in Article VII not to be satisfied as of the Outside Date, or (b) to the extent practicable under the circumstances and permissible by Law, the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; provided, however, that the delivery of any such notice pursuant to this Section 5.6 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the Transactions by any Party. Section 5.7 Access; No Contact. (i) From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon the reasonable request of Buyer, Sellers will permit Buyer and its Representatives to have, upon reasonable advance written notice, reasonable access to all premises, properties, books and records (including relating to Tax matters) and Transferred Contracts included in the Acquired Assets, Acquired Entities, Assumed Liabilities or otherwise related to the Business during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of any Seller, including for the purposes of completing, at the Buyer’s sole cost and expense, a Phase I Environmental Site Assessment (as such term is described in the American Society of Testing and Materials Standard E1527-13) and compliance review of all or any of the Owned Real Property located in the United States and (ii) for a period of eighteen (18) months from the Closing Date (or the earlier liquidation or dissolution of the applicable Person), upon the reasonable request of Buyer, Sellers will permit Buyer and its Representatives to have, upon reasonable advance written notice, reasonable access to all premises, properties, books and records (including related to Tax matters) related to the Excluded Assets as is reasonably required to enable Buyer to conduct the Business in the Ordinary Course of Business following the Closing, during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of any Seller; provided, however, that, for avoidance of 67 doubt, the foregoing shall not (a) require any Person to waive, or take any action with the effect of waiving, its attorney-client privilege with respect thereto or (b) permit Buyer or its Representatives to conduct any invasive sampling or testing of soil, groundwater, air or other environmental media including the type commonly referred to as a Phase II site investigation prior to Closing with respect to the Acquired Assets. Prior to the Closing, Buyer shall not, and shall cause its Representatives not to, contact any employees, vendors, suppliers, landlords, or licensors of any Seller or Acquired Entity in connection with or pertaining to any subject matter of this Agreement except with the prior written consent of each Seller, in each case other than in the Ordinary Course of Business of Buyer and its Representatives and consistent with past practice. Notwithstanding anything to the contrary contained herein, Buyer, shall be free to enter into negotiations with any Union represented Covered Employees in the United States for purposes of negotiating a New CBA. Section 5.8 Bulk Transfer Laws. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws or similar Laws of any jurisdiction in connection with the Transactions, and hereby waives all claims against Sellers to the extent related to the non-compliance therewith. Section 5.9 Replacement Bonding Requirements. On or prior to the Closing Date, (a) Buyer shall, to the extent required by the applicable counterparties, provide replacement guarantees, cash collateralize (or other credit support in the form of standby letters of credit) in an amount equal to 105% of the face amount of any U.S. Dollar letter of credit (or, in the case of letters of credit issued in any currency other than U.S. Dollars, 105%) securing any bonding requirement or other assurances of payment with respect to Replaced Letters of Credit in each case, in form and substance (and in the case of any standby letters of credit, issued by a financial institution) satisfactory to Sellers and JPMorgan Chase Bank, N.A., as administrative agent under the Prepetition Credit Agreement, any issuing banks or other counterparty thereto, and (b) as applicable, both prior to and following the Closing Date, Buyer and Sellers shall cooperate to obtain a release in form and substance reasonably satisfactory to Buyer and Sellers with respect to all applicable bonding requirements. Section 5.10 Cooperation with Financing. (a) Prior to the Closing, Sellers shall, and shall cause their Subsidiaries (other than Starting) to, in each case, use commercially reasonable efforts to provide to Buyer and shall use commercially reasonable efforts to cause its Representatives to provide to Buyer, such cooperation as is customary for sale leaseback financing and asset-based credit facilities with U.S. and foreign borrowing bases and as is reasonably requested by Buyer in connection with the arrangement of such sale leaseback financing and asset-based credit facilities, which cooperation includes using commercially reasonable efforts to: (i) cause the participation by one or more representatives of senior management in a reasonable number of meetings, due diligence sessions and lender presentations at reasonable times and upon reasonable prior notice; (ii) assist Buyer and its financing sources with the preparation of (A) one or more customary bank information memoranda (and, to the extent 68 necessary, additional information memoranda that do not include material non- public information), (B) syndication materials, (C) lender presentations and (D) other customary marketing and similar documents, each in connection with the syndication and marketing of such asset-based credit facilities (including delivery of customary authorization and representation letters); (iii) furnish to Buyer and its financing sources the Required Information and such other customary financial and other pertinent information regarding Sellers and the Acquired Entities (including information regarding the business and operations thereof) as may be reasonably requested by Buyer to assist in the preparation of a customary confidential information memorandum or other customary information in documents used in asset-based loan financings; (iv) cooperate with Buyer and its financing sources’ for the purpose of establishing collateral arrangements (including conducting, at Buyer’s sole cost and expense, appraisals and field exams and providing information reasonably requested with respect to inventory, receivables, cash management and accounting systems, deposit accounts and related assets and procedures), in each case, to the extent customary in asset-based credit facilities or to the extent in existence under Sellers’ existing ABL facility (including, if requested, providing customary waivers to appraisers and non-U.S. counsel of Sellers engaged by Sellers in connection with their existing ABL facility to provide services to Sellers); (v) cooperate with Buyer that the syndication efforts for the financing benefit from the existing banking relationships of Sellers and/or any of the Acquired Entities; (vi) permit the use by Buyer and its Affiliates of the logos and/or Trademarks of Sellers and/or the Acquired Entities included in the Business in connection with the syndication of any financing; provided that such logos and/or Trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers and/or the Acquired Entities or the reputation or goodwill of Sellers and/or the Acquired Entities; (vii) deliver all customary KYC and anti-money laundering documentation customary for asset-based financings to the extent requested in writing at least seven (7) Business Days prior to the Closing Date (including under the Patriot Act and any certificate required under beneficial ownership regulations); and (viii) facilitate the pledging of and granting, recording and perfection of security interests in share certificates, securities and other collateral and the obtaining of appraisals, surveys and title insurance as reasonably requested by Buyer and otherwise facilitate the pledging of the collateral by the Acquired Entities (including cooperation in connection with the pay-off of existing indebtedness of any entity set forth on Section 2.5(c)(vi) of the Disclosure 69

Schedule) that does not constitute Assumed Liabilities and obtaining for delivery concurrently with the Closing customary instruments or notices of termination and discharge (executed as necessary) other than Permitted Liens and the Liens terminated under the Lien Release Letters; provided, that, (A) such requested cooperation does not (x) unreasonably interfere with the ongoing business or operations of Sellers and/or the Acquired Entities, (y) cause any condition to Closing set forth in Article VII to not be satisfied or otherwise cause any breach of this Agreement or (z) reasonably be expected to conflict with, violate, breach or otherwise contravene, in any material respect, any material Law applicable to Sellers and/or the Acquired Entities or the operation of their respective businesses, (B) none of Sellers or any of the Acquired Entities shall be required to incur any Liability or obligation, including any indemnification obligation, under any agreement, document or instrument related to such financing prior to the Closing, (C) other than delivery of customary authorization letters, none of Sellers or any of the Acquired Entities shall be required to execute any definitive financing documents that will be effective prior to the Closing, (D) none of Sellers, any of the Acquired Entities or any of their respective advisors shall be required to deliver any legal opinions, (E) nothing in this Agreement shall require Sellers or the Acquired Entities to cause the delivery of (i) any audited financial information, (ii) any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act, as amended, or (iii) any financial information in a form not customarily prepared by Sellers or the Acquired Entities with respect to such period and (F) Persons who are directors of Sellers and the Acquired Entities prior to the Closing in their capacity as such shall not be required to pass resolutions or consent to, approve or authorize the execution of any such financing (it being agreed and understood that Persons who will continue as directors of Sellers or any of the Acquired Entities on a post-Closing basis may be required to execute and deliver in escrow resolutions or consents to approve or authorize the execution of such financing that will be effective at the Closing). (b) Buyer shall, to the extent the Closing does not occur, promptly following the written request of Sellers, reimburse Sellers for any reasonable and documented out- of-pocket expenses (including reasonable and documented attorneys’ fees of one firm of outside counsel) incurred by Sellers, any of the Acquired Entities and/or any of its or their officers, directors, employees, accountants, consultants, legal counsel, agents, other representatives and other advisors in connection with their provision of the assistance required by this Section 5.10. (c) Buyer shall indemnify, defend and hold harmless Sellers, the Acquired Entities, and their respective Affiliates and their respective officers, directors, employees, accountants, consultants, legal counsel, agents, other representatives and other advisors, from and against any and all losses, liabilities and expenses (including the reasonable fees and expenses of one firm of outside counsel) incurred or sustained in connection with the cooperation provided pursuant to this Section 5.10 or any information provided in connection therewith, except to the extent arising from the gross negligence or willful misconduct of Sellers, the Acquired Entities or any of their respective Affiliates or their respective officers, directors, employees, accountants, consultants, legal counsel, agents, other representatives and other 70 advisors as ultimately determined by a court of competent jurisdiction in a final, non-appealable judgment. (d) Notwithstanding this Section 5.10 or anything else in this Agreement, the Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that the Buyer obtain financing for or related to any of the transactions contemplated hereby. (e) Sellers shall use their commercially reasonable efforts to ensure that the Lien Release Letters are obtained on or prior to the Closing. Section 5.11 Intercompany Obligations. Prior to the Closing, Sellers shall use their commercially reasonable efforts to take or cause to be taken such actions and make or cause to be made such payments as may be requested by Buyer to settle or otherwise eliminate any balances or Liabilities under any Intercompany Contracts or Intracompany Contracts. Section 5.12 Certain Financing Matters. (a) From the date of this Agreement until Closing, Sellers and the Acquired Entities shall use commercially reasonable efforts to (i) preserve, support (including, by offering credit support in accordance with the terms thereof) and maintain in effect each of the Wells Fargo Floor Plan Financing Agreement and the Northpoint Floor Plan Financing Agreement and (ii) assist Buyer in entering into, amending, modifying or replacing such Contracts on substantially comparable terms to those in effect as of the date hereof, or to assign such Contracts to Buyer at the Closing. (b) Sellers shall provide to Buyer copies of any borrowing base certificates delivered under the DIP Facility substantially concurrently with the delivery thereof under the DIP Facility unless such borrowing base certificate is provided to all lenders (including any Affiliate of Buyer) under the DIP Facility. (c) Sellers and their Subsidiaries shall not at any time cause the Aggregate First Out Obligations (as defined in the DIP Facility) to exceed the applicable First Out Obligation Cap (as defined in the DIP Facility). Section 5.13 Title Insurance and Surveys. Sellers and the Acquired Entities shall use commercially reasonable efforts to assist Buyer (at no cost to Sellers) in obtaining any title commitments, title policies and surveys with respect to the Seller Properties, including removing from title any liens or encumbrances which are not Permitted Liens. Sellers and the Acquired Entities shall provide the applicable title company with any customary affidavit, indemnity or other assurances reasonably requested by such title company to issue any title policies, but not extended coverage or any endorsements, with respect to the Seller Properties. Notwithstanding Sellers’ obligation to assist Buyer, Sellers are under no obligation to cure any title matters. Subject to the Deeds and Section 3.8, Section 9.11 and Section 9.12 of this Agreement, (i) the Closing of the Transactions shall satisfy in full any express or implied warranty of Sellers as to the condition of title to the Seller Properties, (ii) in the event there are any title exceptions or defects which, in Buyer’s opinion, constitute a defect in title not shown or 71 revealed in the title documents, Buyer shall look solely to the remedies available to Buyer under any title policy and Sellers shall have no Liability or responsibility therefor and (iii) if the Closing occurs, Buyer will be deemed to have approved and accepted at the Closing such title to the Seller Properties that Sellers can convey including, subject to all title matters, defects, encroachments, exceptions and encumbrances, whether or not of record and whether or not shown in the title policy; provided, however, that for avoidance of doubt, nothing set forth in this Section 5.13 shall extend the survivability of or otherwise expand or modify Sellers’ representations and warranties set forth in Section 3.8. ARTICLE VI OTHER COVENANTS The Parties agree as follows with respect to the period from and after the Closing: Section 6.1 Further Assurances. (a) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, use commercially reasonable efforts (taking into account the status of Sellers as debtors in the Bankruptcy Case) to take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to transfer, convey or assign to Buyer all of the Acquired Assets, Acquired Equity Interests and Acquired Entities or to confirm Buyer’s assumption of the Assumed Liabilities; provided, however, that nothing herein shall limit Sellers or any of their Affiliates from taking any action necessary or desirable in connection with the Bankruptcy Case. (b) In furtherance of the foregoing, if any Seller receives any payment related to any Acquired Asset after the Closing, such Seller agrees to promptly remit (or cause to be promptly remitted) such funds to Buyer to the extent related to such Acquired Asset. If Buyer or any Affiliate of Buyer (including for the avoidance of doubt, following the Closing, the Acquired Entities) receives any payment related to any Excluded Asset after the Closing, Buyer agrees to promptly remit (or cause to be promptly remitted) such funds to Sellers to the extent related to such Excluded Asset. (c) The Parties shall reasonably cooperate to effect any transfers or other arrangements described in this Section 6.1 in a manner that is Tax efficient for the Parties and their Affiliates, including by treating the Person initially in possession of any such payments or funds referenced in Section 6.1(b) after the Closing as holding such payments or funds as an agent or nominee for the transferee of such payments or funds for all Tax purposes, to the extent permitted by applicable Law. Section 6.2 Access; Enforcement; Record Retention. Each Seller and each of its respective Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or before the Closing Date. Further, for a period of (3) 72 years following the Closing (or until the earlier liquidation or dissolution of the applicable Seller), each Seller and each of its respective Affiliates shall retain all records and reports prepared by or for Sellers and its Affiliates in connection with the sale of the Business and the Transactions contemplated by this Agreement, including all analyses related to the Business or Buyer or its Affiliates so prepared or received, and copies of all bids and expressions of interest received from third parties with respect thereto. For a period of twelve (12) months following the Closing (or until the earlier liquidation or dissolution of the applicable Seller), upon request by any Seller, and at Sellers’ sole expense, Buyer will permit Sellers and their Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Buyer, to all premises, properties, personnel, books and records, and Leases or Contracts of or related to the Acquired Assets, the Acquired Entities or the Assumed Liabilities, solely with respect to matters relating to the period prior to the Closing, for the purposes of (a) preparing Tax Returns for the Pre-Closing Tax Periods (b) monitoring or enforcing rights or obligations of any Seller under this Agreement or any of the Related Agreements, or (c) complying with the requirements of any Governmental Authority; provided, however, that, for avoidance of doubt, the foregoing shall not require Buyer to take any such action if (i) such action may result in a waiver or breach of any attorney/client privilege, (ii) such action may violate any obligation of confidentiality to which Buyer or any of its Affiliates may be subject (iii) such action could reasonably be expected to result in violation of applicable Law, or (iv) providing such access or information would be reasonably expected to be disruptive to its normal business operations. Buyer agrees to maintain the files or records which are contemplated by the first sentence of this Section 6.2 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for twelve (12) months following the Closing. This Section 6.2 shall not apply to any dispute or threatened dispute among the Parties. Section 6.3 Employee Matters. (a) Employment of All Covered Employees. All Covered Employees shall (i) continue to be employees of Buyer or an Affiliate of Buyer by operation of Law if employed by an Acquired Entity or (ii) be offered employment by Buyer or an Affiliate of Buyer if not employed by an Acquired Entity, other than Inactive Employees (whose offers of employment are addressed in Section 6.3(c)) no later than thirty (30) days following the date of this Agreement (the “Offer Employees”), in each case, such employment to be effective immediately after the Closing Date. Each offer of employment for any Covered Employee who is not represented by a Union shall be (x) at the same location of employment as such Covered Employee’s location of employment as of immediately prior to Closing, (y) on terms and conditions of employment no less favorable in the aggregate than the terms and conditions of employment provided by Sellers or an Affiliate of Sellers immediately prior to Closing with respect to such Covered Employee, except for modifications that may be negotiated by Buyer in an individual employment agreement with a Covered Employee, and provided, that Buyer shall not offer any Covered Employees in the United States any defined benefit pension plan nor any post-employment benefits (other than COBRA), and (z) with compensation and benefits at a level consistent with Section 6.3(e). The covenants set forth in this Section 6.3(a) shall apply to Covered Employees (other than Inactive Employees) who 73 are subject to reduced hours, pay or benefits as a result of COVID-19-related or other business circumstances, in which event such Covered Employees shall retain the same status (such as being on furlough or subject to reduced hours, pay or benefits) as employees of Buyer as they had with Sellers immediately prior to the Closing Date. Nothing in this Section 6.3 is intended to limit Buyer in taking action in response to on- going COVID-19 related or other stresses on the Business after the Closing Date, including reductions in force, furloughs, temporary layoffs or reduced hours, pay (but not reductions in base salary or base wage rate) or benefits. For purposes of this Section 6.3, any individual who becomes or continues to be employed by Buyer or an Affiliate of Buyer in accordance with this Section 6.3 is referred to as a “Transferred Employee.” (b) New CBA. Notwithstanding anything to the contrary in this Agreement, effective as of the Closing, Buyer shall, or shall cause an Affiliate of Buyer to offer employment to the Union-represented employees covered by the New CBA on the terms and conditions set forth in the New CBA until the expiration, modification or termination of such New CBA in accordance with its terms or applicable Law, with the exception of Union-represented employees on workers compensation leave, who will receive an offer of employment as soon as Seller notifies Buyer that they have been released to return to active employment. All Collective Bargaining Agreements and Unions representing any Covered Employees are disclosed in Section 6.3(b) of the Disclosure Schedule. (c) Any former Sellers’ employee of the Business (other than any employee covered by the New CBA) who is, as of the Closing Date, not employed at an Acquired Entity and is inactive as a result of being on short- or long-term disability, workers compensation or otherwise on an approved leave of absence and unavailable to commence work immediately after the Closing Date (an “Inactive Employee”) shall not be offered employment by Buyer on the Closing Date in accordance with Section 6.3(a). Sellers (or Sellers’ short or long-term disability plan or workers compensation plan, as applicable) shall continue to keep such Inactive Employees in full or partial pay status consistent with applicable STD, LTD, or workers compensation plans and past practice. If within a period of six (6) months after the Closing Date or such longer period as may be required by applicable Law (the “Hiring Transition Period”) an Inactive Employee is able to return to active work from leave, (i) Sellers shall notify Buyer as soon as reasonably practicable and (ii) Buyer shall offer employment to such Inactive Employee as soon as reasonably practicable following such notification, and if during the Hiring Transition Period any such Inactive Employee accepts employment and actually commences employment with Buyer he or she shall be a Transferred Employee for all purposes hereunder. (d) Employees and Employee Plans. (i) Employee Plans. Effective as of the Closing, Buyer shall, or shall cause an Affiliate of Buyer to, assume each Assumed Employee Plan and continue each Acquired Entity Employee Plan. Sellers and Acquired Entities shall retain each Employee Plan that is not an Assumed Employee Plan or Acquired Entity Employee Plan, as applicable. 74

(e) Transferred Employees – Additional Employment Terms. (i) Terms and Conditions of Employment. For Transferred Employees not represented by a Union or covered by the New CBA, for a period of at least twelve (12) months following the Closing Date (or such longer period as may be required by applicable Law), each Transferred Employee shall be entitled to receive, while in the employ of Buyer or its Affiliates, at least the same base salary or base wages and target incentive compensation opportunities and other material terms and conditions of employment as were provided to such employee immediately prior to the Closing Date by Sellers or their Affiliates (the “Compensation Commitment”), except as may be set forth in an individual employment agreement entered into between the Buyer and a Covered Employee: provided that waiver of incentive compensation opportunities for fiscal 2021 by recipients of key employee retention awards approved by the Board of Directors of Briggs & Stratton Corporation will be disregarded for purposes of the Compensation Commitment and such recipients will be deemed to have had target incentive compensation opportunities immediately prior to the Closing Date that were consistent with their opportunities therefore in fiscal 2020. For Transferred Employees not represented by a Union or covered by the New CBA, Buyer shall, and shall cause its Affiliates to provide, for a period of at least twelve (12) months following the Closing Date (or such longer period as may be required by applicable Law), each Transferred Employee with employee benefits substantially comparable in the aggregate to the employee benefits provided to such Transferred Employee immediately prior to the Closing Date by Sellers or their Affiliates, provided, that Buyer shall not offer any Covered Employees in the United States any defined benefit pension plan nor any post-employment benefits (other than COBRA). (ii) Credit for Service. For Transferred Employees not represented by a Union or covered by the New CBA, Buyer shall, and shall cause its Affiliates to, credit Transferred Employees for service earned on and prior to the Closing Date with Sellers and their Affiliates or predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting, paid-leave entitlement or the calculation of benefits under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided, however, that nothing herein shall result in a duplication of benefits with respect to the Transferred Employees. (iii) Pre-existing Conditions; Coordination. For Transferred Employees not represented by a Union or covered by the New CBA, Buyer shall, and shall cause its Affiliates to, waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Transferred Employees and their eligible spouses and dependents under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of 75 the Transferred Employees on or after the Closing Date to the same extent waived for such person under the corresponding Employee Plan as of the Closing. For Transferred Employees not represented by a Union or covered by the New CBA, Buyer shall, and shall cause its Affiliates to, credit for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits under the comparable health plans and arrangements offered to Transferred Employees, deductibles, co-insurance, co-pays and out-of- pocket expenses paid by Transferred Employees and their respective spouses and dependents under Sellers’ or any of its Affiliates’ health plans in the calendar year in which the Closing Date occurs. (iv) Accrued Vacation and Sick Leave. For Transferred Employees not represented by a Union or covered by the New CBA, to the extent reflected in Seller Net Working Capital, Buyer or its Affiliates shall provide each Transferred Employee with credit for the same number of vacation and sick days such Transferred Employee has accrued but not used in the calendar year (or other applicable annual accrual and usage period) in which the Closing Date occurs; provided, that to the extent required by applicable Law, such amount shall be timely paid by Sellers to the applicable Transferred Employee in cash. In the event that a Transferred Employee is unable to use such carried over vacation and sick days within the calendar year (or other applicable annual accrual and usage period) in which the Closing Date occurs, Buyer or its Affiliates shall allow such Transferred Employee to carry over such vacation and sick days to be used in the subsequent calendar year (or other applicable annual accrual and usage period), to the extent permitted under Sellers’ existing policies unless such Transferred Employee requests payout at the end of the current calendar year (or other applicable annual accrual and usage period), to the extent such payout is permitted under Sellers’ existing policies, or such payout is required by applicable Law, in either of which events Buyer or its Affiliates will timely make such payments to such Transferred Employee. (v) COBRA. On the Closing Date, Sellers and their Affiliates shall cease to provide health and welfare coverage to each Transferred Employee and his or her covered dependents and beneficiaries, and Buyer or its Affiliates shall commence providing such coverage to each Transferred Employee and his or her covered dependents and beneficiaries. Buyer and its “buying group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) shall be solely responsible for providing continuation coverage under COBRA to those individuals who are or become M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the Transactions. Buyer and its Affiliates shall provide coverage required by COBRA to Transferred Employees and their eligible dependents or beneficiaries under group health plans maintained by Buyer or an Affiliate of Buyer with respect to qualifying events occurring on and after the Closing Date. 76

(f) Consultation with Employee Representative Bodies. The Parties shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, any Union (including any works councils) or exclusive bargaining representatives that represent a Covered Employee. The Parties further agree to, and agree to cause their respect Affiliates to, mutually cooperate in good faith toward reaching a New CBA that is acceptable to the Buyer in its sole discretion. (g) WARN Act. Within five (5) Business Days before the Closing Date, Sellers shall provide Buyer with a list, by date and site of employment (as that term is defined by applicable WARN laws), of (i) permanent employee layoffs implemented by Sellers with respect to Covered Employees in the ninety (90) calendar day period preceding the Closing Date and any WARN notices provided to such Covered Employees and their Union and applicable Governmental Authorities, and (ii) temporary employee layoffs implemented by Sellers with respect to Covered Employees in the six (6) month period preceding the Closing Date, including date of initial temporary layoff, site of employment and the total number of employees at the site of employment at the time of the temporary layoff and as of the Closing Date, as well as any communications provided by Sellers to such employees about the temporary layoffs. Sellers shall be exclusively responsible for any WARN Liability for employment losses of Covered Employees which occur prior to the Closing Date and actions taken or not taken by Seller in connection with same, unless WARN Liability is triggered by actions taken or not taken by Buyer after the Closing Date so long as Buyer has actual notice of Sellers’ pre-Closing action. Buyer shall be exclusively responsible for any WARN Liability for any employment losses of Transferred Employees after the Closing Date, except for employment terminations announced by Sellers of Covered Employees to become effective after the Closing Date; provided however, if actions taken by Sellers prior to the Closing Date that would not have triggered a WARN notice obligation by themselves are combined with actions taken by Buyer after the Closing Date that would trigger a WARN notice obligation when combined with Sellers’ pre-Closing actions of which Buyer has notice, then Buyer is responsible for any WARN Liability in this circumstance. (h) During the period prior to the Closing Date, Sellers shall use commercially reasonable efforts to make individual natural person independent contractors related to the Business and directly engaged by Sellers available to Buyer for the purpose of allowing Buyer to interview each such contractor and determine the nature and extent of each such person’s continuation with Buyer, if any. Sellers shall provide to Buyer contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent work force to the extent requested by Buyer. Upon Buyer’s written request, Seller shall provide Buyer with copies of agreements with entities that provide contingent workers for the Business in order to enable Buyer to determine which agreements to retain, reject or modify. (i) Sellers shall use commercially reasonable efforts prior to the Closing Date to ensure that any foreign national who requires a visa in order to work for Buyer or its 77

Affiliate in his or her current position may continue to work in such position as a Transferred Employee on the Closing Date. (j) Tax Reporting. Sellers shall timely provide to Buyer all information required to be provided by the predecessor under Section 5 of Revenue Procedure 2004- 53 and any other information reasonably required by Buyer in connection with its reporting obligations thereunder (the “Tax Reporting Information”) and, provided such information is timely provided, Buyer shall adopt the “alternate procedure” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Section 5 of Revenue Procedure 2004-53. If the Tax Reporting Information is provided as described above, to the extent required under Section 5 of Revenue Procedure 2004-53, Buyer as the successor employer shall provide Forms W-2 to Transferred Employees reflecting all wages paid and Taxes withheld with respect to such Transferred Employees for the calendar year in which the Closing Date occurs, including any “negative income” associated with expatriate tax equalization obligations to the extent required under Section 5 of Revenue Procedure 2004-53. If the Tax Reporting Information is provided as described above, Sellers and their Affiliates, as the predecessor employers, shall be relieved of employment tax reporting responsibilities for the Transferred Employees following the Closing Date to the extent contemplated by Section 5 of Revenue Procedure 2004-53. If the Tax Reporting Information is provided as described above, Buyer shall also adopt the “alternate procedure” of Revenue Procedure 2004-53 for purposes of Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). (k) No Third Party Beneficiaries. Notwithstanding the provisions of this Section 6.3 or any provision of the Agreement, nothing in this Section 6.3 or the Agreement is intended to, nor shall it, (i) create any third party rights, (ii) amend any employee benefit plan, program, policy or arrangement, (iii) require Buyer or any of its Affiliates or any Seller or any of its Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Covered Employee or any Transferred Employee with any rights to continued employment. Section 6.4 Certain Tax Matters. (a) Transfer Taxes. Buyer shall pay any and all direct or indirect stamp, deed, documentary, filing, recording, registration, sales, bulk sales, use, transfer, added-value or value-added, reporting, court, excise, license, conveyance, escrow or other similar Tax imposed under applicable Law in connection with the Transactions (“Transfer Taxes”) to the extent such Transfer Taxes are not exempt under the Sale Order or Section 1146 of the Bankruptcy Code or any corresponding provision of applicable state, local or foreign Law. Accordingly, if Sellers or any of their Affiliates is required by Law to pay any such Transfer Taxes, Buyer shall promptly reimburse Sellers for the amount of such Transfer Taxes actually paid by Sellers or any of their Affiliates (including any additional Transfer Taxes resulting from such reimbursement). The Party that is required by applicable Law to file any Tax Returns in connection with Transfer Taxes shall prepare and timely file 78 such Tax Returns, subject to the review and consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). The Parties hereto shall reasonably cooperate to permit the preparation and timely filing of any such Tax Returns, including any claim for exemption or exclusion from the application or imposition of any such Transfer Taxes. (b) Tax Adjustments and Straddle Periods. (i) Property, ad valorem, intangible, and other periodic Taxes imposed or assessed directly against, the Acquired Assets or Acquired Equity Interests (but, for the avoidance of doubt, excluding any Taxes imposed on the Acquired Entities or any of their Subsidiaries), but excluding, for the avoidance of doubt, Transfer Taxes and any gross, net or similar Taxes, for any Straddle Period will be apportioned and prorated between Sellers, on one hand, and Buyer, on the other hand, as of the Closing Date. Buyer shall bear its proportionate share of such Taxes (which shall be equal to the product obtained by multiplying (i) the amount of such Taxes, times (ii) a fraction, the numerator being the number of days in the Straddle Period following the Closing Date and the denominator being the total number of days in the Straddle Period), and Sellers shall bear the remaining portion of such Taxes. At the Closing Date or when the actual amounts of such Taxes become known, Buyer or Sellers, as applicable, shall, after notice of payment due and delivery of reasonable supporting documentation with respect to such amounts, make any payment to Sellers or Buyer, as applicable, so that the correct prorated amount is borne by Sellers, on one hand, and Buyer, on the other hand. (ii) Where necessary to allocate Taxes under this Agreement with respect to a Straddle Period (except as described in Section 6.4(b)(i) above): (a) property, ad valorem, intangible, and other periodic Taxes allocable to the Pre- Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) Taxes (other than Taxes allocable under clause (a)) allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Closing Date; provided, that in the case of any Taxes attributable to the ownership of any interest in any partnership, other “flow-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), such computation shall be made as if the taxable period of such partnership, other “flow-through” entity or controlled foreign corporation ended as of the end of the day on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner, it being understood, however, that any allocations of “global intangible low-taxed income” or “GILTI” pursuant to Section 951A of the Code and/or “Subpart F” income allocated pursuant to Section 951(a) of the Code shall be made in 79 accordance with applicable Law); provided, further, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period. (c) Certain Matters Related to Acquired Entity Tax Returns. Buyer shall be permitted to make (or cause to be made), in Buyer’s sole discretion, elections under Section 338(g) of the Code, or any similar provision of state, local or non-U.S. law, with respect to the direct or indirect acquisition by Buyer of any or all of the Acquired Entities and their Subsidiaries (and the entities listed on Schedule B, if applicable) that are not organized under the Laws of the United States, any state thereof or the District of Columbia and that are treated as a corporations for U.S. federal income Tax purposes. If any such elections are made, the allocation procedures in Section 2.7 shall apply. Except to the extent required by Law or with Sellers’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit any Acquired Entity to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return, in each case (except as expressly contemplated by this Agreement), in respect of the Acquired Assets, Acquired Equity Interests or Acquired Entities that would be reasonably expected to result in a non-de minimis increase of any Taxes of Sellers or allocated to Sellers pursuant to this Agreement. (d) Tax Sharing Agreements. At or before the Closing, the rights and obligations of the Acquired Entities and their Subsidiaries pursuant to all Tax sharing agreements and arrangements (whether written or unwritten), if any, to which any of the Acquired Entities or any of their respective Subsidiaries, on the one hand, and any Seller or any of their respective Affiliates (other than any of the Acquired Entities or any of their respective Subsidiaries), on the other hand, are party, shall terminate, and neither the Acquired Entities or any of their respective Subsidiaries shall have any rights or obligations in respect of such agreements or arrangements after the Closing. (e) Certain Partnership Tax Matters. In the case of any entity listed on Schedule B that is treated as a partnership for U.S. federal income tax purposes and that is created or organized under the laws of the United States, any state thereof or the District of Columbia, or otherwise engaged in a trade or business in the U.S., Sellers shall, and shall cause their Affiliates to, in connection with satisfying any applicable notice requirements set forth in the operating agreements of each such entity as a result of the transfer of equity in such entity to Buyer pursuant to this Agreement, request that such entity allocate all items of income, gains, losses, deductions or credits attributable to Sellers’, or any of their Affiliates’, interest for the taxable year in which the Closing occurs between Buyer, on the one hand, and Sellers, or their Affiliates, on the other hand, based on the “interim closing” method under Treasury Regulations Section 1.706-1(c) as of the Closing. Section 6.5 Insurance Matters. Buyer acknowledges that, upon Closing, all nontransferable insurance coverage provided in relation to Sellers, the Business, the Acquired 80

Assets or the Acquired Entities that is maintained by any Seller or its Affiliates other than by the Acquired Entities, if any (whether such policies are maintained with third party insurers or with such Seller or its Affiliates), shall cease to provide any coverage to Buyer, the Business, the Acquired Assets or the Acquired Entities and no further coverage shall be available to Buyer, the Business, the Acquired Assets or the Acquired Entities under any such policies; provided, however, that Buyer shall have the right to make claims and the right to any proceeds with respect to any matter related to the Acquired Assets or the Assumed Liabilities under any insurance policies for occurrence-based claims pertaining to, arising out of and inuring to the benefit of any Seller for all periods prior to the Closing, and each such Seller shall use commercially reasonable efforts to seek the maximum recovery or allow Buyer to seek recovery (including by executing or delivering any document, agreement, instrument or other information as Buyer may reasonably request to seek such recovery) under such insurance policies, in each case, at Buyer’s sole cost and expense (including, if and to the extent unpaid and otherwise payable as a result of such recovery, any deductibles, self-insured retentions or other out-of- pocket expenses required to be paid by Buyer or to the insurer in connection therewith), and each Seller shall use its commercially reasonable efforts to cooperate with Buyer’s reasonable requests if it seeks recovery, with respect to such matters and shall remit (or, at Buyer’s request, direct any such insurer to pay directly to Buyer) any insurance proceeds actually obtained therefrom (net of such Seller’s reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Buyer) to Buyer or its designee to the extent such proceeds constitute an Acquired Asset. In the event Sellers receive insurance proceeds in respect of any such claims made under this Section 6.5, it shall promptly remit such proceeds to Buyer. In the event of any such claim, Buyer shall (and shall cause the Acquired Entities to) (i) to the extent assignable and permitted under the applicable insurance policy, assign or cause to be assigned to Sellers or the applicable insurer or (ii) to the extent not so assignable and permitted, pursue or cause the Acquired Entities to pursue claims and other rights of recovery against third parties with respect to the matter for which a claim is made, and shall cooperate with Sellers with respect to the pursuit of such rights. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges that Sellers retain exclusive control over all such insurance policies, including the right to exhaust, lapse, renew, alter, amend, settle, release, waive, commute, buy back or otherwise modify any of such insurance policies, notwithstanding any actual or potential impact such actions have or could have on the coverage and rights provided under this Section 6.5. This Agreement shall not be considered as an attempted assignment of any such policy, and nothing in this Agreement is intended to waive or abrogate in any way Sellers’ own rights to insurance coverage for any Liability, whether relating to Sellers or any of their respective Affiliates, any Acquired Asset, Acquired Entity or otherwise. Section 6.6 Acknowledgements. (a) Buyer acknowledges that it has received from Sellers certain projections, forecasts, and prospective or third party information relating to Sellers, the Business, the Acquired Assets, the Acquired Entities, the Assumed Liabilities and other related topics. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, and information so furnished; and 81

(iii) neither Buyer nor any other Person shall have any claim against any Seller or any of its respective directors, officers, Affiliates, agents, or other Representatives with respect thereto. Accordingly, without limiting the generality of Section 3.25 or Section 9.1, Buyer acknowledges that no Seller nor any other Person makes any representations or warranties with respect to such projections, forecasts, or information. (b) Buyer acknowledges that, except for the representations and warranties expressly set forth in Article III or in any Related Agreement or any certificate or other instrument delivered in connection with the transactions contemplated by this Agreement (which representations and warranties shall terminate and be of no further force or effect in accordance with Section 9.1), and without limiting the generality of Section 3.22(b), no Seller nor any other Person makes any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding any Seller, the Business, any Acquired Assets, any Acquired Entities, any Assumed Liabilities or any other matter, and no Seller nor any other Person will be subject to any Liability to Buyer or any other Person resulting from such matters or the distribution to Buyer, or the use of, any such information. Buyer acknowledges that, except for the representations and warranties expressly set forth in Article III or in any Related Agreement or any certificate or other instrument delivered in connection with the transactions contemplated by this Agreement (which representations and warranties shall terminate and be of no further force or effect in accordance with Section 9.1), should the Closing occur subject to the Sale Order, Buyer will acquire the Acquired Assets and the Acquired Entities and assume the Assumed Liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied (including any with respect to environmental, health or safety matters). Section 6.7 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement or public disclosure relating to the existence or subject matter of this Agreement without the prior written approval of the other Parties, unless a press release, public announcement or public disclosure is required by applicable Law, any Governmental Authority (including any national securities exchange or interdealer quotation service) or a Decree of the Bankruptcy Court. If any such announcement or other disclosure is required by applicable Law, any Governmental Authority (including any securities exchange. interdealer quotation service or similar entity) or a Decree of the Bankruptcy Court, to extent permissible by applicable Law and practicable under the circumstances, the disclosing Party shall give the nondisclosing Parties prior notice of, and an opportunity to comment on, the proposed disclosure. The Parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining the Bidding Procedures Order and/or Sale Order. Section 6.8 Use of Name. Sellers and their Affiliates may, and Buyer and its Affiliates, as applicable, hereby grant to Sellers a limited, non-exclusive, non-transferable, non- sublicensable right to, continue temporarily to use the Trademarks included in the Acquired Assets or otherwise held by the Acquired Entities until the later of (A) the date that is nine (9) months following the Closing Date and (B) the completion of the wind down of Sellers’ estate (i) in Sellers’ and its Affiliates’ corporate names, to the extent used by Sellers and their Affiliates prior to the Closing Date and (ii) otherwise, in order to wind down Sellers’ estate following the 82

Closing. Nothing in this Section 6.8 shall prohibit Sellers’ use of Trademarks included in the Acquired Assets or otherwise held by the Acquired Entities to the extent that such use (a) is required by Law to wind down Sellers’ estate or (b) constitutes nominative or descriptive fair use under United States Laws, which refers to Sellers and would not cause confusion as to the origin of a good or service, including in accurately stating the historical relationship between Sellers and Buyer for information purposes (and in a non-Trademark manner) in historical, tax and similar records. Section 6.9 Additional Contracts. If, following the Closing Date, Buyer so determines as to any Lease or Contract that is related to the Business that is not (a) a Transferred Contract, (b) a Contract that has been previously rejected in the Bankruptcy Case or (c) an Excluded Asset, Buyer may elect by written notice to Sellers, after consultation with Sellers and subject to the consent of Sellers, to designate such Lease or Contract (each, an “Additional Contract”) for assumption and assignment to Buyer, together with all Liabilities under such Additional Contract. For the avoidance of doubt, all Cure Costs associated with any Additional Contract shall be subject to the Cure Costs Cap. Upon the designation of any such Additional Contract pursuant to this Section 6.9, Sellers shall use their commercially reasonable efforts to assume and assign to Buyer such Additional Contract together with all Liabilities under such Additional Contract so long as Buyer pays all of Sellers’ expenses accrued following the Closing associated with such Additional Contract; provided, however, that nothing herein shall be deemed or construed to obligate Sellers to retain, or refrain from rejecting or terminating any Contract that is not a Transferred Contract. Notwithstanding anything to the contrary herein, Sellers shall not be obligated to assume and assign any Contract pursuant to this Section 6.9 with respect to which Buyer fails to satisfy the Bankruptcy Court as to adequate assurance of future performance or for which consent is required to assume and assign such Additional Contract and such consent has not been obtained; provided, further, that the Parties shall use their commercially reasonable efforts to obtain all such consents. Section 6.10 Updates to Title. Prior to the Closing Date, Sellers shall make filings with the United States Patent and Trademark Office, United States Copyright Office, and any other similar domestic or foreign office, department, or agency in all applicable foreign jurisdictions to ensure that the chain of title of each issuance, registration and application in respect of the Transferred IP reflects all prior acquisitions and transfers of such item and name changes of the owner(s) of such item and pay all costs and fees with respect thereto; provided, that Sellers shall be responsible for any cost or expense incurred by Sellers in connection with the foregoing (the “IP Recording Costs”). ARTICLE VII CONDITIONS TO OBLIGATION TO CLOSE Section 7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the Transactions in connection with the Closing is subject to satisfaction or waiver of the following conditions: (a) the representations and warranties set forth in Article III (other than the representations and warranties set forth in Section 3.1 (Formation and Qualification of the Acquired Entities), Section 3.2 (Capital Structure of the Acquired Entities), Section 83

3.3 (Organization of Sellers; Good Standing), Section 3.4 (Authorization of Transaction) and Section 3.10 (Brokers’ Fees)) shall have been true and correct on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect; (b) the representations and warranties set forth in Section 3.1 (Formation and Qualification of the Acquired Entities), Section 3.2(b) (Capital Structure of the Acquired Entities), Section 3.3 (Organization of Sellers; Good Standing), Section 3.4 (Authorization of Transaction) and Section 3.10 (Brokers’ Fees) shall be true and correct in all material respects on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date); (c) the representations and warranties set forth in Section 3.2(a) (Capital Structure of the Acquired Entities) shall be true and correct in all respects on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except for any de minimis inaccuracies; (d) Sellers shall have performed and complied with their covenants and agreements hereunder through the Closing in all material respects; (e) the Bankruptcy Court shall have entered (i) the Bidding Procedures Order, and (ii) the Sale Order, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date; (f) all applicable waiting periods under the Antitrust and Foreign Investment Laws for the jurisdictions set forth on Section 7.1(f) of the Disclosure Schedule shall have expired or otherwise been terminated (including, where applicable, by way of a positive clearance decision); (g) no material Decree shall be in effect that prohibits consummation of the Transactions; (h) there shall not have been a Material Adverse Effect since the date of this Agreement; (i) (A) PBGC shall have released (in a form and manner reasonably acceptable to Buyer) Sellers, any purchaser of Sellers’ assets and any Acquired Entities from any Liability, and released all assets of such purchaser and the Acquired Entities of any Liens related to any Employee Plans subject to Title IV of ERISA, including the Briggs & Stratton Corporation Pension Plan and the Briggs & Stratton Corporation Cash Balance Retirement Plan or (B) the Bankruptcy Court shall have finally determined, in a 84 final and non-appealable order, that Sellers can sell the Acquired Assets and the Acquired Equity Interests, and any purchaser of Sellers’ assets and all of the Acquired Entities, and each of their respective assets, shall be, free and clear of any and all Liabilities and Liens related to any Employee Plan subject to Title IV of ERISA, including the Briggs & Stratton Corporation Pension Plan and the Briggs & Stratton Corporation Cash Balance Retirement Plan; and (j) each delivery contemplated by Section 2.5(b) to be delivered to Buyer shall have been delivered. Section 7.2 Conditions to Sellers’ Obligations. Sellers’ obligations to consummate the Transactions in connection with the Closing are subject to satisfaction or waiver of the following conditions: (a) the representations and warranties set forth in Article IV shall have been true and correct (except that any representation or warranty that is qualified by materiality shall have been true and correct in all respects) on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) would not materially impair or delay the ability of Buyer to consummate the Transactions; (b) Buyer shall have performed and complied with its covenants and agreements hereunder through the Closing in all material respects; (c) the Bankruptcy Court shall have entered (i) the Bidding Procedures Order, and (ii) the Sale Order, and no order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date; (d) all applicable waiting periods under any Antitrust and Foreign Investment Law for the jurisdictions set forth on Section 7.1(f) of the Disclosure Schedule shall have expired or otherwise been terminated (including, where applicable, by way of a positive clearance decision); (e) no material Decree shall be in effect that prohibits consummation of any of the Transactions; and (f) each payment contemplated by Section 2.5(a) to be made to Sellers shall have been made, and each delivery contemplated by Section 2.5(d) to be delivered to Sellers shall have been delivered. Section 7.3 No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to their respective obligations to consummate the Transactions set forth in Section 7.1 or Section 7.2 as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use its commercially reasonable 85 efforts to satisfy the conditions to the consummation of the Transactions or by any other breach of a representation, warranty, or covenant hereunder. ARTICLE VIII TERMINATION Section 8.1 Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below: (a) by the mutual written consent of the Parties; (b) by any Party by giving written notice to the other Parties if: (i) any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such Law or Decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of such Party to have fulfilled its obligations under this Agreement; or (ii) the Closing shall not have occurred prior to November 19, 2020 (the “Outside Date”); provided, however, that if the Closing shall not have occurred due to the failure of the conditions to Closing set forth in Section 7.1(f) and Section 7.2(d) remain unsatisfied or not waived and if all other conditions to the respective obligations of the Parties to close hereunder that are capable of being fulfilled by the Outside Date shall have been so fulfilled or waived, then the Outside Date shall be automatically extended to December 31, 2020 with no action on the part of either Party; provided, further, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers such that a condition in favor of Buyer or Sellers, as applicable, set forth in Article VII will not be fulfilled, as applicable, then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(b)(ii). (c) by Buyer by giving written notice to each Seller if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Buyer at Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.1(c) or Section 7.1(d) and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (A) ten (10) calendar days after receipt of Buyer’s notice of intent to terminate or (B) the Outside Date; provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions of Sellers set forth in Section 7.2 not to be satisfied; 86

(d) by any Seller by giving written notice to Buyer and the other Sellers if there has been a breach by Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Sellers at Closing set forth in Section 7.2(a), or Section 7.2(b) and, such breach has not been waived by such Seller, or, if such breach is curable, cured by Buyer prior to the earlier to occur of (A) ten (10) calendar days after receipt of such Seller’s notice of intent to terminate or (B) the Outside Date; provided that any Seller is not then in breach of this Agreement so as to cause any of the conditions of Buyer set forth in Section 7.1 not to be satisfied; or (e) by Sellers or Buyer, if (i) (x) Sellers enter into a definitive agreement with respect to a Competing Bid and (y) the Bankruptcy Court enters an order approving a Competing Bid, (ii) the Bankruptcy Court enters an order that precludes the consummation of the Transactions on the terms and conditions set forth in this Agreement or (iii) if Buyer is not the winning bidder or backup bidder at the Auction; (f) by Buyer, if any Bankruptcy Court Milestones are not met; or (g) by Buyer by giving written notice to each Seller if there has been a breach by any Seller of Section 5.12(c) and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (A) five (5) calendar days after receipt of Buyer’s notice of intent to terminate or (B) the Outside Date; provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions of Sellers set forth in Section 7.2 not to be satisfied. Section 8.2 Effect of Termination. (a) If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I, Section 3.25, Section 5.4, Section 6.6, Article IX (other than Section 9.12), and this Section 8.2 shall survive any such termination) and no Party shall have any Liability (except as set forth in Section 5.4) to the other Party hereunder. (b) In the event of termination of this Agreement pursuant to Section 8.1(c), Section 8.1(e)(i) or Section 8.1(e)(iii) and, only in the case of Section 8.1(e)(i) or Section 8.1(e)(iii), the Person making the Competing Bid consummates the Competing Bid, Sellers shall pay Buyer, in accordance with the terms hereof (including this Article VIII) and the Bidding Procedures Order, the Termination Payment plus the Expense Reimbursement Payment, and the Parties shall instruct the Escrow Agent to release the Deposit Escrow Amount pursuant to Section 2.3(b)(iii). In the event of a termination pursuant to Section 8.1(e)(i) or Section 8.1(e)(iii) and the Person making the Competing Bid consummates the Competing Bid, the Termination Payment and Expense Reimbursement Payment shall paid be upon the consummation of the Competing Bid. In the event of a termination pursuant to Section 8.1(c), the Termination Payment and Expense Reimbursement Payment shall each be paid the first (1st) Business Day following the date of such termination. 87

ARTICLE IX MISCELLANEOUS Section 9.1 Survival. Except for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing, none of the representations, warranties, or covenants of any Party set forth in this Agreement or in any certificate delivered pursuant to Section 2.5(b) or Section 2.5(d) shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing; provided, however, that Section 9.2 (Expenses) and Section 9.15 (Non-Recourse) shall survive the Closing. Section 9.2 Expenses. Except as otherwise expressly set forth herein, each Party will bear its own costs and expenses incurred in connection with this Agreement and the Transactions, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants. Section 9.3 Entire Agreement. This Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof. Section 9.4 Incorporation of Exhibits and Disclosure Schedule. The Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof. Section 9.5 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Section 9.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties; provided, that Buyer may, without obtaining the prior written consent of any other Party (i) collaterally assign its rights and benefits hereunder, in whole or in part, to any lender providing financing to Buyer in connection with the Transactions and (ii) assign and delegate some or all of its rights, interests or obligations 88 hereunder or under any Related Agreement to any Affiliate or Subsidiary of Buyer; provided, however, that in each case such assignment will not relieve Buyer of any of its obligations under this Agreement or any Related Agreement. Section 9.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; (d) on the day such communication was sent by e-mail, unless if such transmission was after 5:00 P.M. local time of the recipient or a day other than on a Business Day, then, in either case, on the next Business Day; or (e) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below: If to any Seller: Briggs & Stratton Corporation 12301 West Wirth St. Wauwatosa, WI 53222 Attention: General Counsel Facsimile: 414-259-5773 E-mail: generalcounsel@basco.com with a copy (which shall not constitute notice to Sellers) to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Michael J. Aiello and Ronit J. Berkovich Facsimile: (212) 310-8007 E-mail: michael.aiello@weil.com; ronit.berkovich@weil.com and with a copy to: Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 Attention: Patrick G. Quick Facsimile: (414) 297-4900 E-mail: pgquick@foley.com If to Buyer: c/o KPS Capital Partners 485 Lexington Avenue, #31 New York, NY 10017 Attention: Michael Psaros; Ryan Baker E-mail: mpsaros@kpsfund.com; rbaker@kpsfund.com 89 with a copy (which shall not constitute notice to Buyer) to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Joshua Kogan, P.C.; Chad Husnick, P.C.; Gregory Pesce E-mail: joshua.kogan@kirkland.com; chad.husnick@kirkland.com; gregory.pesce@kirkland.com Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9.7. Section 9.8 Governing Law. This Agreement and any claim or controversy hereunder, including matters of validity, construction, effect, enforceability, performance and remedies, and with respect to statute of limitations or any other applicable limitations period shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code. Section 9.9 Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the Transactions and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement or the Transactions or thereby in any other court; provided, however, that if the Bankruptcy Case has not been commenced or upon the closing of the Bankruptcy Case, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from any thereof, for the resolution of any such claim or dispute. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7; provided, however, that nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by Law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by Law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the Transactions. Section 9.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF 90

THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10. Section 9.11 Remedies. (a) Notwithstanding anything to the contrary in this Agreement, if Buyer breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with Section 9.12, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against any of Buyer and its Non-Party Affiliates for any breach, loss, damage or failure to perform under this Agreement, the Equity Commitment Letter or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for Sellers to receive payment of the Deposit Escrow Amount as provided in Section 2.3(b)(ii). For the avoidance of doubt, while Sellers may concurrently seek (i) specific performance or other equitable relief, subject in all respects to Section 9.12 and (ii) payment of the Deposit Escrow Amount pursuant to Section 2.3(b)(ii), under no circumstances shall Sellers be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur or other equitable relief, on the one hand, and payment of the Deposit Escrow Amount pursuant to Section 2.3(b)(ii), on the other hand. (b) Notwithstanding anything to the contrary in this Agreement, if Sellers breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with Section 9.12, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against any of Sellers and its Non-Party Affiliates for any breach, loss, damage or failure to perform under this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for Buyer to receive payment of the Termination Payment and the Expense Reimbursement Payment as provided in Section 5.4(a) or Section 8.2(b). For the avoidance of doubt, while Buyer may concurrently seek (i) specific performance or other equitable relief, subject in all respects to Section 9.11 and (ii) payment of the Termination Payment and the Expense Reimbursement Payment as provided in Section 5.4(a) or Section 8.2(b), under no circumstances shall the Buyer be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur or other equitable relief, on the one 91 hand, and payment of the Termination Payment and the Expense Reimbursement Payment as provided in Section 5.4(a) or Section 8.2(b), on the other hand. Section 9.12 Specific Performance. The Parties acknowledge and agree that the Parties (and, in the case of Sellers, their respective estates) may be damaged irreparably in the event a Party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breaches this Agreement, so that, in addition to any other remedy that the Parties may have under Law or equity, each Party shall be entitled, without the requirement of posting a bond or other security, to seek injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Section 9.13 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. Section 9.14 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than Buyer, each Seller, and their respective successors and permitted assigns. Section 9.15 Non-Recourse. All claims or Causes of Action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the Related Agreements may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney or Representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any claims, Causes of Action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or Causes of Action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect 92 to the performance of this Agreement or the Related Agreements or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Agreements. The Parties acknowledge and agree that the Non-Party Affiliates are intended third party beneficiaries of this Section 9.15. Section 9.16 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Section 9.17 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of Sellers in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement and all other sections of the Disclosure Schedule in which it is reasonably apparent on the face of such disclosure that the information applicable to such other section of the Disclosure Schedule. The listing of any matter shall expressly not be deemed to constitute an admission by Sellers, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of Sellers’ representations, warranties, or covenants set forth in this Agreement. All attachments to the Disclosure Schedule are incorporated by reference into the applicable section of the Disclosure Schedule in which they are directly or indirectly referenced. The information contained in the Disclosure Schedule is in all respects provided subject to the Confidentiality Agreement. Section 9.18 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Section 9.19 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. [Remainder of page intentionally left blank.] 93

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written. BRIGGS & STRATTON CORPORATION By: /s/ Todd J. Teske Name: Todd J. Teske Title: Chairman, President & Chief Executive Officer BILLY GOAT INDUSTRIES, INC. By: /s/ Harold L. Redman Name: Harold L. Redman Title: President ALLMAND BROS., INC. By: /s/ David J. Rodgers Name: David J. Rodgers Title: President BRIGGS & STRATTON INTERNATIONAL, INC. By: /s/ Todd J. Teske Name: Todd J. Teske Title: President BRIGGS & STRATTON TECH, LLC By: /s/ Randall R. Carpenter Name: Randall R. Carpenter Title: President [Signature Page to Stock and Asset Purchase Agreement]

BUCEPHALUS BUYER, LLC By: /s/ Ryan Baker Name: Ryan Baker Title: President [Signature Page to Stock and Asset Purchase Agreement]

SCHEDULE A

Acquired Direct Subsidiaries

No.	Acquired Direct Subsidiary	Seller Equity Holder	Holding	Acquired Shares/Units
1.	Briggs & Stratton Sweden Aktiebolag	Briggs & Stratton Corporation	100%	1,000
2.	Briggs & Stratton Italy S.r.L.	Briggs & Stratton Corporation	100%	1
3.	Briggs & Stratton Netherlands B.V.	Briggs & Stratton Corporation	100%	80
4.	Briggs & Stratton Austria Gesellschaft m.b.H.	Briggs & Stratton Corporation	100%	EUR 327,000
5.	Briggs & Stratton Germany GmbH	Briggs & Stratton Corporation	100%	EUR 25,000
6.	Briggs & Stratton U.K. Limited	Briggs & Stratton Corporation	100%	100,000
7.	Briggs & Stratton France S.A.R.L.	Briggs & Stratton Corporation	100%	1,000
8.	Briggs & Stratton Iberica, S.L.	Briggs & Stratton Corporation	100%	1,000
9.	Briggs & Stratton CZ, s.r.o.	Briggs & Stratton Corporation	100%	CZK 100,000
10.	Briggs & Stratton AG	Briggs & Stratton Corporation	100%	100
11.	Briggs & Stratton International AG	Briggs & Stratton Corporation	100%	100,000
12.	Briggs & Stratton RSA (Proprietary) Limited	Briggs & Stratton Corporation	100%	1,000,145
13.	Briggs & Stratton Japan K.K.	Briggs & Stratton Corporation	100%	400
14.	Briggs & Stratton (Malaysia) Sdn. Bhd.	Briggs & Stratton Corporation	100%	1,000,000
15.	Briggs & Stratton Mexico S. de R.L. de C.V.	Briggs & Stratton Corporation	99.998%	49,999 Series A
			100%	33,892,000 Series B
		Briggs & Stratton International, Inc.	.002%	1 Series A
16.	Briggs & Stratton Australia Pty. Limited	Briggs & Stratton Corporation	100%	12,800,002

A-1

17.	Briggs & Stratton New Zealand Limited	Briggs & Stratton Corporation	100%	250,000
18.	Briggs & Stratton Canada Inc.	Briggs & Stratton Corporation	100%	12,409,001
19.	Briggs & Stratton International Holding B.V.	Briggs & Stratton Corporation	100%	18
20.	Briggs & Stratton Limited Liability Company	Briggs & Stratton International, Inc.	99.99%	9,999
		Briggs & Stratton Tech, LLC	0.01%	1
21.	Briggs & Stratton (Shanghai) International Trading Co., Ltd.	Briggs & Stratton International, Inc.	100%	USD 5,200,000
22.	Briggs & Stratton Management (Shanghai) Co., Ltd.	Briggs & Stratton International, Inc.	100%	USD 2,000,000
23.	Branco Motores Ltda	Briggs & Stratton International, Inc.	99.9999992%	BRL 122,368,485
		Briggs & Stratton Tech, LLC	.0000008%	BRL 1

A-2

SCHEDULE B

Acquired JV Interests

No.	Acquired Equity Interests	Equity Holder	Holding	Shares/Units
1.	Power Distributors, LLC	Briggs & Stratton Corporation	38%	38 Class B Interests
2.	Nikki America Fuel Systems, LLC	Briggs & Stratton Corporation	30%	1,892,555
3.	Business Health Care Group of Wisconsin, LLC	Briggs & Stratton Corporation	8.3%	1 Membership Interest
4.	Starting USA Corporation	Briggs & Stratton Corporation	50%	200 Class B Common
5.	Briggs & Stratton (Chongqing) Engine Co., Ltd.	Briggs & Stratton International, Inc.	95.18%	USD 30,238,989.98
6.	Guru Ventures, Inc.	Briggs & Stratton Corporation	1.8% of outstanding Common Stock (on an as-converted to Common Stock basis)	25,167 Series Seed Preferred Stock 1,100 Warrants to Purchase Series Seed Preferred Stock

B-1

SCHEDULE C

Acquired Indirect Subsidiaries

No.	Acquired Indirect Subsidiary	Equity Holder	Holding	Shares/Units
1.	Briggs & Stratton India Private Limited	Briggs & Stratton International Holding B.V.	99.9997%	354,962
		Briggs & Stratton AG	0.0003%	1
2.	Victa Lawncare Pty Ltd.	Briggs & Stratton Australia Pty. Limited	100%	3
3.	Victa Limited	Victa Lawncare Pty Ltd.	100%	2,410,101

C-1

SCHEDULE D Illustrative Calculation of Net Working Capital of Sellers See attached.

Project Badger
Schedule D - Illustrative Net working capital - US
Source: 2.2.31 & 2.2.32_Consol Balance Sheet by Month - acct detail - FY20 Apr, FY20 May & 2.11.11.1_BS Mapping.xlsx
DRAFT - Subject to change

Schedule D - Illustrative Net working capital - US

$'000	Account codes	Methodology	Reported May-20	Adjustment May-20	NWC, as defined at closing May-20
Assets					
Current assets					
Cash and equivalents					
Bank Accounts	**HA_17**				
Main domestic operating account	100000		759	(759)	Exclude
Domestic bank 3	100300		11,416	(11,416)	Exclude
Domestic bank 2	100200		2,897	(2,897)	Exclude
Foreign bank 1	105100		409	(409)	Exclude
Foreign bank 2	105200		1,954	(1,954)	Exclude
Foreign bank 3	105300		42	(42)	Exclude
Domestic bank 10	101000		359	(359)	Exclude
Domestic bank 11	101100		225	(225)	Exclude
Domestic bank 6	100600		-	-	Exclude
Foreign bank 8	105800		-	-	Exclude
Foreign bank 5	105500		-	-	Exclude
Domestic bank 5	100500		40	(40)	Exclude
Foreign bank 4	105400		-	-	Exclude
Domestic bank 12	101200		38	(38)	Exclude
Domestic bank 8	100800		35	(35)	Exclude
Foreign bank 9	105900		-	-	Exclude
Foreign bank 6	105600		-	-	Exclude
Domestic bank 4	100400		-	-	Exclude
Foreign Bank 2 - Outgoing Wire	105207		-	-	Exclude
Main Domestic - Outgoing Wire	100007		-	-	Exclude
Domestic Bank 2 - Incoming Wire	100203		-	-	Exclude
Domestic bank 9	100900		-	-	Exclude
Foreign Bank 2 - Other Posting	105204		-	-	Exclude
Main Domestic - Incoming Wire	100003		-	-	Exclude
Domestic Bank 3 - Incoming Checks	100301		-	-	Exclude
Main Domestic - Other Posting	100004		-	-	Exclude
Foreign Bank 1 - Outgoing Wire	105107		-	-	Exclude
Main Domestic - Incoming ACH/EFT	100002		-	-	Exclude
Foreign Bank 2 - Incoming Checks	105201		-	-	Exclude
Domestic Bank 2 - Other Posting	100204		-	-	Exclude
Foreign Bank 2 - Outgoing ACH/EFT	105206		-	-	Exclude
JPM - BS04 Closed Bank Accounts Rundown	108896		-	-	Exclude
Foreign Bank 3 - Outgoing Wire	105307		-	-	Exclude
Domestic Bank 7	100700		-	-	Exclude
Domestic Bank 3 - Other Posting	100304		-	-	Exclude
Foreign Bank 1 - Other Posting	105104		-	-	Exclude
Foreign Bank 1 - Outgoing ACH/EFT	105106		-	-	Exclude
BMO CAD - BS04 Closed Bank Accounts Rundown	108897		-	-	Exclude
USB - BS04 Closed Bank Accounts Rundown	108895		-	-	Exclude
Main Domestic - Outgoing ACH/EFT	100006		-	-	Exclude
Foreign Bank 1 - Incoming ACH/EFT	105102		-	-	Exclude
Domestic Bank 2 - Incoming ACH/EFT	100202		-	-	Exclude
Foreign Bank 5 - Outgoing Wire	105507		(1)	1	Exclude
Foreign Bank 1 - Incoming Wire	105103		(2)	2	Exclude
Domestic Bank 2 - Outgoing Wir	100207		(4)	4	Exclude
Main Domestic - Incoming Checks	100001		-	-	Exclude
Domestic Bank 2 - Outgoing ACH/EFT	100206		(290)	290	Exclude
Bank accounts	HA_17		17,879	(17,879)	-
Petty and other cash	**HA_18**				
Petty cash	110000		-	-	Exclude
Cash clearing	112000		0	(0)	Exclude
Payroll cash clearing	112010		(11)	11	Exclude
Petty and other cash	HA_18		(11)	11	-
Cash and equivalents			17,868	(17,868)	-
Accounts receivable					
Trade receivables - Domestic	**HA_19**				
Trade receivables	121000		143,543	-	143,543
Trade receivables - Manual	121099		10,172	-	10,172
A/R - Payment Card Clearing-Visa, MC, Discover	125300		245	-	245
Accounts receivable clearing	121300		75	-	75
Unrealized Transaction Gain/Loss - A/R	121020		(35)	-	(35)
A/R - Payment Card Clearing-Amex	125305		61	-	61
A/R Load Conversion Account	399140		-	-	-
A/R - Pmt Card Receivable - Amex - USD	125351		-	-	-
Accounts Receivable - Unapplied Checks	125310		-	-	-
A/R - Pmt Card Receivable-Visa, MC, Discover - USD	125350		-	-	-
Reserve for cash discounts	121200		(191)	-	(191)
Trade receivables - Domestic	HA_19		153,870	-	153,870
Allowance for bad debt	**HA_22**				
Reserve for bad debt	121100		(898)	-	(898)
Reserve for bad debt - T&C	121101		(4,852)	-	(4,852)

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule D - US

Draft - Tentative and Preliminary
Subject to Change

Allowance for bad debt	HA_22		(5,750)	-	(5,750)
Accounts receivable			148,120	-	148,120
Other receivables					
Other Receivables	**HA_23**				
Other receivables - T&C	125420		5,124	-	5,124
Other receivables - Corporate	125400		1,030	-	1,030
Other receivables - Engine	125410		996	-	996
Life Insurance - Officers ST	125010		184	(184)	Exclude
Tax receivable - Federal Excise	124000		14	-	14
Tax receivable - Japanese consumer	124020		3	-	3
Receivable - Royalties due from DBS	125120		0	-	0
Note/Dividend receivable intercompany	125500		21,872	(21,872)	Exclude
Vendors with a debit balance	125900		-	-	-
Unrealized transaction gain/loss - Note Rec I/C	125520		(3,008)	3,008	Exclude
Tax receivable - Wisconsin Fuel	124010		-	-	-
Receivable - Stock options	125020		-	-	-
DBS royalty receivable clearing account	125125		(6)	-	(6)
Receivable - Jiangdong Warranty	125000		(105)	-	(105)
Other receivables	HA_23		26,104	(19,048)	7,056
Intercompany Receivables	**HA_21**				
Trade receivables - Intercompany	123000		33,330	(33,330)	Exclude
Trade receivables - Intercompany - Manual	123099		-	-	Exclude
Unrealized transaction gain/loss - A/R I/C	123020		(184)	184	Exclude
Intercompany accounts receivable clearing	123040		10,554	(10,554)	Exclude
Intercompany receivables	HA_21		43,700	(43,700)	-
Other receivables			69,804	(62,748)	7,056
Inventory					
Raw materials	**HA_24**				
Inventory - Raw Material	131000		129,307	-	129,307
Inventory - Raw Material Manual	131099		5,988	-	5,988
Inventory - Consignment Aluminum	131400		303	-	303
Inventory - Initial Entry of Raw Material Balances	399110		-	-	-
Inventory - Revaluation Raw Material	131009		(6)	-	(6)
Raw materials	HA_24		135,592	-	135,592
Work in progress	**HA_25**				
Inventory - Work In Progress Production	132000		2,251	-	2,251
Inventory - WIP Production Manual	132099		172	-	172
Work in progress	HA_25		2,423	-	2,423
Semi-finished goods	**HA_26**				
Inventory - Semi Finished Goods	133000		28,734	-	28,734
Inventory - Semi Finished Goods Manual	133099		28,385	-	28,385
Inventory - In-Transit	131200		4,176	-	4,176
Semi-finished goods	HA_26		61,296	-	61,296
Finished goods	**HA_27**				
Inventory - Finished Goods	134000		218,603	-	218,603
Inventory - Finished Goods Manual	134099		19,302	-	19,302
Inventory - Intercompany	134200		2,913	-	2,913
Inventory - Initial Entry SF & Finish Gds Balances	399120		-	-	-
Inventory - Revaluation Finished Goods	134009		-	-	-
Finished goods	HA_27		240,818	-	240,818
Other inventory	**HA_28**				
Inventory - Packaging Materials	135000		764	-	764
Other inventory	HA_28		764	-	764
Inventory reserves	**HA_20**				
Inventory Reserve - Overhead Capitalized	139400		8,398	-	8,398
Inventory Reserve - Tariff Capitalization- T&C	139151		6,485	-	6,485
Inventory Reserve - Tariff Capitalization	139150		4,125	-	4,125
Inventory Reserve - Overhead Capitalized -T&C	139401		1,367	-	1,367
Inventory Reserve - Order Closeouts-T&C	139201		253	-	253
Inventory Reserve - Order Closeouts	139200		202	-	202
Inventory Res-Purchase Price Var (Non Alum) - T&C	139001		(1,931)	-	(1,931)
Inventory Reserve - Warranty in Inventory	139300		(1,790)	-	(1,790)
Inventory Res - Purchase Price Variance (Non Alum)	139000		(2,685)	-	(2,685)
Inventory Reserve - E&O - T&C	139901		(2,691)	-	(2,691)
Inventory Res - Profit in Inventory	INV_RES_PFT		-	-	-
Inventory Reserve-Purchase Price Variance Aluminum	139100		(2,834)	-	(2,834)
Inventory Reserve - Warranty in Inventory-T&C	139301		(3,555)	-	(3,555)
Inventory Reserve - E&O	139900		(11,186)	-	(11,186)
Inventory Reserve - LIFO	139600	LIFO reserve will be excluded from NWC calculation.	(67,198)	67,198	Exclude
Inventory reserves	HA_20		(73,039)	67,198	(5,842)
Inventory			367,853	67,198	435,051
Prepaid exp.					
Prepaid inventory	**HA_31**				
Inventory - MRO Capital	138200		8,295	-	8,295
Inventory - MRO Expense	138100		4,797	-	4,797
GR/IR: Goods/services not yet delivered	240100		54	-	54
Inventory Reserve - MRO E&O	138299		(1,288)	-	(1,288)
Inventory Reserve - MRO Capital	138250		(4,148)	-	(4,148)
Inventory Reserve - MRO Expense	138150		(4,797)	-	(4,797)
Prepaid inventory	HA_31		2,914	-	2,914
Other prepaid expenses	**HA_32**				
Prepaid Expenses - Deposits	152090	Assumed all assets excluding Exmark cash collatera	13,168	(11,100)	2,068
Prepaid Expenses - IT	152020		5,121	-	5,121
Prepaid Expenses - General	152000	Assumed: Includes prepaid legal fees, and various other prepaid including Moody investor services, Workiva, and sponsorships Excluded: New Market Tax Credit debt issuance costs.	3,678	(693)	2,985

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule D - US

Draft - Tentative and Preliminary
Subject to Change

Prepaid-Worker's Comp Insur Rsv Recover (not inv)	153020		4,543	(4,543)	Exclude
Prepaid Expenses - Insurance Premiums	152040		1,295	(1,295)	Exclude
Prepaid Expenses - Vendor Payments	152050		61	-	61
Prepaid Expenses - Advertising	152080		336	-	336
Prepaid - Cash in Rabbi Trust	153000		187	(187)	Exclude
Prepaid Expenses - Pension	152060		-	-	-
Expense Advance & Imprest	153030		12	-	12
Prepaid Expenses - R&D	152030		0	-	0
Capital Lease Clearing Account	153040		-	-	-
Prepaid Expenses - Freight	152070		-	-	-
Other prepaid expenses	HA_32		28,401	(17,817)	10,583
Prepaid exp.			31,315	(17,817)	13,497
Other current assets					
Income tax receivable	**HA_99**				
Income Taxes Receivable	153210		5,622	(5,622)	Exclude
Income tax receivable	HA_99		5,622	(5,622)	-
St derivative fair value asset	**HA_100**				
Derivative Fair Value Asset - ST - Currency Hedge	153300		690	(690)	Exclude
Derivative Fair Value Asset - ST	153310		18	(18)	Exclude
St derivative fair value asset	HA_100		708	(708)	-
Short term loans receivable	**HA_29**				
Loans Other - short term	141020		-	-	Exclude
Short term loans receivable	HA_29		-	-	-
Other financial assets	**HA_85**				
Short term investments	120100		11	(11)	Exclude
Other financial assets	HA_85		11	(11)	-
Other current assets			6,340	(6,340)	-
Current assets			641,300	(37,576)	603,724
Current liabilities					
Accounts payable					
Trade payables	**HA_40**				
Trade payables	211000	Post-petition liabilities will be assumed	(67,059)	-	(67,059)
Goods Received / Invoice Received	211200	Post-petition liabilities will be assumed	(10,615)	-	(10,615)
Trade Payables - Manual	211099	Post-petition liabilities will be assumed	(4,821)	-	(4,821)
Unrealized Transaction Gain/Loss - GR/IR	211220	Post-petition liabilities will be assumed	(376)	-	(376)
GR/IR: Goods and services not yet invoiced	240200	Post-petition liabilities will be assumed	-	-	-
Accounts Payable - Concur	211050	Post-petition liabilities will be assumed	(3)	-	(3)
Accounts Payable - Interface Clearing	211090	Post-petition liabilities will be assumed	-	-	-
Unrealized Transaction Gain/Loss - GR/IR	240220	Post-petition liabilities will be assumed	1	-	1
A/P Load Conversion Account	399150	Post-petition liabilities will be assumed	-	-	-
Unrealized Transaction Gain/Loss - A/P	211020	Post-petition liabilities will be assumed	6	-	6
Goods Received / Invoice Received - Consignment	211100	Post-petition liabilities will be assumed	367	-	367
Trade payables	HA_40		(82,500)	-	(82,500)
Payroll and benefits payable	**HA_44**				
Accounts Payable - Corvel	211060	Post-petition liabilities will be assumed	(117)	-	(117)
Payroll and benefits payable	HA_44		(117)	-	(117)
Accounts payable			(82,618)	-	(82,618)
ABL borrowing + Bank notes payable					
Domestic notes payable	**HA_33**				
Bank notes payable	214600		(320,793)	320,793	Exclude
Domestic notes payable	HA_33		(320,793)	320,793	-
Abl borrowing + bank notes payable			(320,793)	320,793	-
Current portion of senior notes					
Domestic notes payable	**HA_33**				
Senior Notes Payable - Current Portion	214605		(195,464)	195,464	Exclude
Domestic notes payable	HA_33		(195,464)	195,464	-
Current portion			(195,464)	195,464	-
Other payable					
Trade payables	**HA_40**				
Intercompany AP/AR clearing offset account	ICAPAR_CL		-	-	Exclude
Intercompany ap/ar offset account	ICAPAR		-	-	Exclude
Trade payables	HA_40		-	-	-
Payroll and benefits payable	**HA_44**				
Accrued salary payroll	215020	Per SAPA, estate to fund normal payroll through pre-closing perioc	(2,679)	2,679	Exclude
Accrued factory vacation	215130		(4,849)	-	(4,849)
Salary termination benefits	215040	Per SAPA, estate to fund normal payroll through pre-closing perioc	(3,941)	3,941	Exclude
Accrued salary vacation	215030		(1,178)	-	(1,178)
Accrued Supplemental Benefits - Current Portion	215170	Per SAPA, estate to fund normal payroll through pre-closing perioc	(3,477)	3,477	Exclude
Accrued factory payroll	215010	Per SAPA, estate to fund normal payroll through pre-closing perioc	(2,767)	2,767	Exclude
Accrued BVA	215050	Per SAPA, estate to fund normal payroll through pre-closing perioc	(1,276)	1,276	Exclude
Accrued productivity bonus	215120	Per SAPA, estate to fund normal payroll through pre-closing perioc	(503)	503	Exclude
Accrued 13th month salary	215160	Per SAPA, estate to fund normal payroll through pre-closing perioc	-	-	Exclude
Accrued Payroll - Miscellaneous	215990	Per SAPA, estate to fund normal payroll through pre-closing perioc	10	(10)	Exclude
Payroll and benefits payable	HA_44		(20,661)	14,633	(6,028)
Domestic notes payable	**HA_33**				
Notes Payable - Billy Goat	214620		(0)	0	Exclude
Notes Payable - Allmand	214610		-	-	Exclude
Notes Payable - US40	214640		-	-	Exclude
Notes Payable - US30	214630		-	-	Exclude
Domestic notes payable	HA_33		(0)	0	-
Intercompany payables	**HA_42**				
Intercompany Accounts Payable Clearing	213040		(10,144)	10,144	Exclude
Trade Payables - Intercompany - Manual	213099		-	-	Exclude
Trade Payables - Intercompany	213000		(17,357)	17,357	Exclude
Unrealized Transaction Gain/Loss - A/P I/C	213020		77	(77)	Exclude
Intercompany payables	HA_42		(27,425)	27,425	-

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule D - US

Draft - Tentative and Preliminary
Subject to Change

I/C Notes / Dividends Payable	**HA_16**				
Unrealized Transaction Gain/Loss - NP I/C	214020		-	-	Exclude
Notes/Dividend Payable - Intercompany	214000		(18,738)	18,738	Exclude
Notes IC Offset Account	ICNOTES		-	-	Exclude
I/c notes / dividends payable	HA_16		(18,738)	18,738	-
Other payables	**HA_43**				
Rebates	213700		(20,996)	-	(20,996)
Dealer rebates	213710		(7,396)	-	(7,396)
Other Payables - Corporate IT	213905	Post-petition liabilities will be assumed	(5,143)	-	(5,143)
Mass Retail Rebates	213720		(3,992)	-	(3,992)
Other Payables - Engine	213910	Assumed: Post-petition liabilities will be assumed Excluded: $800,000 ST Payable to PicoSpray	(3,904)	800	(3,104)
Domestic Bank 2 - Outgoing Checks	100205		(3,382)	3,382	Exclude
Accrued Property Taxes	213200		(1,456)	1,456	Exclude
Other Payables - Corporate	213900	Post-petition liabilities will be assumed	(1,056)	-	(1,056)
Withholding - HRA	213370		(1,213)	1,213	Exclude
Rebates - Export	213705		(1,009)	-	(1,009)
Accrued payroll taxes	213990		(839)	839	Exclude
Standby rebates	213730		(841)	-	(841)
Withholding - Payroll Tax	213300		-	-	Exclude
Accrued franchise taxes	213210		(299)	299	Exclude
Unclaimed property	213450		(290)	290	Exclude
Withholding - Foreign Payroll Tax	213305		(2)	2	Exclude
Other Payables - Standby	213940	Post-petition liabilities will be assumed	(173)	-	(173)
Withholding - Miscellaneous Deductions	213400		1	(1)	Exclude
Withholding - FSA DC/HC	213380		(57)	57	Exclude
Foreign Bank 2 - Outgoing Checks	105205		(32)	32	Exclude
USB - BS01 Closed Bank O/S Checks Rundown	108898		(32)	32	Exclude
Main Domestic - Outgoing Checks	100005		-	-	Exclude
Withholding - Humana Supplemental Insurance	213350		(13)	13	Exclude
Customers with a credit balance	211800		-	-	-
Warranty Drafts O/S -CAD	113100		-	-	Exclude
G/L Load Conversion Account	399130		-	-	Exclude
Warranty Drafts O/S - USD	113000		-	-	Exclude
Withholding - Union Dues	213310		-	-	Exclude
Withholding - Charity	213320		-	-	Exclude
Withholding - Employee 401(K)	213330		6	(6)	Exclude
Withholding - HSA	213360		12	(12)	Exclude
Withholding - Life Insurance	213340		112	(112)	Exclude
Other Payables - T&C	213920	Post-petition liabilities will be assumed	2,113	-	2,113
Other payables	HA_43		(49,880)	8,283	(41,597)
Other payable			(116,704)	69,079	(47,625)
Accrued exp.					
Accrued warranty - ST	**HA_109**				
Warranty Accrual - Engine Segment	230420		(19,395)	-	(19,395)
Warranty Accrual - Turf & Consumer	230460		(17,039)	-	(17,039)
Warranty Accrual - Standby	230480		(3,798)	-	(3,798)
Warranty Accrual - Non Standard - Engine	230400		(1,450)	-	(1,450)
Warranty Accrual - Chonqing - Engine	230421		(847)	-	(847)
Warranty Accrual - Jobsite	230470		(274)	-	(274)
Warranty Accrual - Non Standard - Products	230401		(239)	-	(239)
Warranty Clearing	230495		0	-	0
Warranty Accrual Offset - ST - T&C	230499		8,306	-	8,306
Warranty Accrual Offset - ST - Engine	230498		11,100	-	11,100
Accrued warranty - ST	HA_109		(23,637)	-	(23,637)
Accrued post retirement - ST	**HA_110**				
OPEB - Postemployment Health Insurance - ST	230500		(5,335)	5,335	Exclude
OPEB - Retiree Life Insurance - ST	230520		(1,425)	1,425	Exclude
Accrued post retirement - ST	HA_110		(6,760)	6,760	-
Accrued exp.			(30,397)	6,760	(23,637)
Other current liabilities					
Tax liabilities	**HA_45**				
Output tax (MWS)	220000		(1)	1	Exclude
VAT Refund - Export China	220060		-	-	Exclude
Output tax / GST (MW4)	220040		(1,215)	1,215	Exclude
Input Tax - Non Deductible	220050		-	-	Exclude
Output Tax - Manual	220099		147	(147)	Exclude
Non Income Tax Reserve - ST	220299		17	(17)	Exclude
State Sales Tax Payable	220200		(165)	165	Exclude
Sales Tax Payable - IOT	220210		(7)	7	Exclude
Unrealized Transaction Gain/Loss - Output Tax	220021		1	(1)	Exclude
Output tax Canada	220005		0	(0)	Exclude
Tax payable	220900		-	-	Exclude
Tax liabilities	HA_45		(1,223)	1,223	-
Income tax payable	**HA_98**				
Income taxes payable	240300		(7,524)	7,524	Exclude
Reserve for State Income Taxes	240360		1,847	(1,847)	Exclude
Income Tax Payments - All States	240350		2,380	(2,380)	Exclude
Foreign Income Taxes Paid	240310		2,974	(2,974)	Exclude
Income tax payable	HA_98		(322)	322	-
Derivative FV Liability - ST	**HA_88**				
Derivative Fair Value Liability-ST-Currency Hedge	230300		(172)	172	Exclude
Derivative Fair Value Liability - ST	230320		(55)	55	Exclude
Derivative fv liability - st	HA_88		(227)	227	-
I/C note / dividends payable	**HA_117**				
Unrealized Trans G/L - Long Term Note Pay I/C	290920		-	-	Exclude

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule D - US

Draft - Tentative and Preliminary
Subject to Change

Note Payble - Long Term - Intercompany	290900		-	-	Exclude
LT notes IC offset account	ICLTNOTES		-	-	Exclude
I/C note / dividends payable	HA_117		-	-	-
Dividends payable	**HA_91**				
Dividends payable	240900		-	-	Exclude
Dividends payable	HA_91		-	-	-
Other ST accruals	**HA_66**				
Capital Lease Obligation - Short Term	217970	Represents short term liabilities associated with operating leases. The Buyer will determine which leases it will be assuming. For purposes of illustrative net working capital we have excluded	(4,989)	4,989	Exclude
Accrued Worker's Comp - Self Insurance Reserve	217100		(11,065)	11,065	Exclude
Accrued product liability	217350		(8,513)	8,513	Exclude
Accrued floor plan finance interest	217530		(6,453)	-	(6,453)
Accrued interest senior notes	217920		(6,020)	6,020	Exclude
Accrued Health Insurance - Self Insured Reserve	217120		(5,771)	5,771	Exclude
Accrued Liabilities - Other	217990	Deferred revenue amounts only will be assumed in connection with the transaction, however for purposes of illustrative net working capital we have excluded this account. Excluded BVA Corp (Bonus) accrual	(1,567)	1,567	Exclude
Accrued freight	217600	Post-petition liabilities will be assumed	(3,330)	-	(3,330)
Accrued retail finance interest	217540		(2,856)	-	(2,856)
Accrued Returns - T&C	217805		(2,712)	-	(2,712)
Accrued brand fee	217520		(2,620)	-	(2,620)
Accrued interest bank notes	217930		(1,449)	1,449	Exclude
Deferred Revenue PD Equity - Short Term	217950	Will be assumed in connection with the transaction, however for purposes of illustrative net working capital we have excluded this account as it is deferred revenue in nature.	(1,278)	1,278	Exclude
Accrued sales commissions	217510	Per SAPA, estate to fund normal payroll through pre-closing perioc	(909)	909	Exclude
Accrued electricity expense	217240	Post-petition liabilities will be assumed	(912)	-	(912)
Accrued returns	217800		(810)	-	(810)
Accrued co-op advertising	217550	Post-petition liabilities will be assumed	(816)	-	(816)
Deferred Revenue PD Option - Short Term	217960	Will be assumed in connection with the transaction, however for purposes of illustrative net working capital we have excluded this account as it is deferred revenue in nature.	(487)	487	Exclude
Accrued Accounting / Other Fees	217020	Post-petition liabilities will be assumed	(260)	-	(260)
Accrued legal fees	217000	Post-petition liabilities will be assumed	(311)	-	(311)
Accrued natural gas expense	217220	Post-petition liabilities will be assumed	(324)	-	(324)
Accrued international advertising	217500	Post-petition liabilities will be assumed	-	-	-
Deferred Revenue - Subscriptions	217965	Will be assumed in connection with the transaction, however for purposes of illustrative net working capital we have excluded this account as it is deferred revenue in nature.	(183)	183	Exclude
Deferred Officers Compensation	217190		(220)	220	Exclude
Accrued water/sewer expense	217200	Post-petition liabilities will be assumed	(129)	-	(129)
Deferred directors compensation	217160		(55)	55	Exclude
Accrued Royalty - T&C	217905		(42)	-	(42)
Deferred Stock Compensation - International	217180		-	-	Exclude
Accrued Service Fee on Commercial Paper	217910		0	(0)	Exclude
Minority interest liability	217940		-	-	Exclude
Other ST accruals	HA_66		(64,081)	42,506	(21,576)
Other current liabilities			(65,853)	44,278	(21,576)
Current liabilities			(811,829)	636,374	(175,455)
Net working capital			**(170,529)**	**598,798**	**428,269**

Adjustment column above illustrates full or partial exclusion of US net working capital accounts for the purpose of calculating "Seller Net Working Capital Target" at close. Refer to methodology column for further details on accounts subject to partial exclusions.

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

SCHEDULE E Illustrative Calculation of Net Working Capital of Acquired Entities See attached.

Project Badger

Schedule E - Illustrative Net working capital - International

Source: 2.2.31 & 2.2.32_Consol Balance Sheet by Month - acct detail - FY20 Apr, FY20 May & 2.11.11.1_BS Mapping.xlsx

DRAFT - Subject to change

Schedule E - Illustrative Net working capital - International

$'000	Account codes	Reported May-20	Adjustment May-20	NWC, as defined at closing May-20
Assets				
Current assets				
Cash and equivalents				
Bank Accounts	**HA_17**			
Main domestic operating account	100000	14,650	(14,650)	Exclude
Domestic bank 3	100300	945	(945)	Exclude
Domestic bank 2	100200	2,554	(2,554)	Exclude
Foreign bank 1	105100	4,397	(4,397)	Exclude
Foreign bank 2	105200	134	(134)	Exclude
Foreign bank 3	105300	617	(617)	Exclude
Domestic bank 10	101000	-	-	Exclude
Domestic bank 11	101100	-	-	Exclude
Domestic bank 6	100600	67	(67)	Exclude
Foreign bank 8	105800	47	(47)	Exclude
Foreign bank 5	105500	45	(45)	Exclude
Domestic bank 5	100500	0	(0)	Exclude
Foreign bank 4	105400	40	(40)	Exclude
Domestic bank 12	101200	-	-	Exclude
Domestic bank 8	100800	-	-	Exclude
Foreign bank 9	105900	31	(31)	Exclude
Foreign bank 6	105600	15	(15)	Exclude
Domestic bank 4	100400	0	(0)	Exclude
Foreign Bank 2 - Outgoing Wire	105207	-	-	Exclude
Main Domestic - Outgoing Wire	100007	-	-	Exclude
Domestic Bank 2 - Incoming Wire	100203	-	-	Exclude
Domestic bank 9	100900	-	-	Exclude
Foreign Bank 2 - Other Posting	105204	-	-	Exclude
Main Domestic - Incoming Wire	100003	-	-	Exclude
Domestic Bank 3 - Incoming Checks	100301	-	-	Exclude
Main Domestic - Other Posting	100004	-	-	Exclude
Foreign Bank 1 - Outgoing Wire	105107	-	-	Exclude
Main Domestic - Incoming ACH/EFT	100002	-	-	Exclude
Foreign Bank 2 - Incoming Checks	105201	-	-	Exclude
Domestic Bank 2 - Other Posting	100204	-	-	Exclude
Foreign Bank 2 - Outgoing ACH/EFT	105206	-	-	Exclude
JPM - BS04 Closed Bank Accounts Rundown	108896	-	-	Exclude
Foreign Bank 3 - Outgoing Wire	105307	-	-	Exclude
Domestic Bank 7	100700	-	-	Exclude
Domestic Bank 3 - Other Posting	100304	-	-	Exclude
Foreign Bank 1 - Other Posting	105104	-	-	Exclude
Foreign Bank 1 - Outgoing ACH/EFT	105106	-	-	Exclude
BMO CAD - BS04 Closed Bank Accounts Rundown	108897	-	-	Exclude
USB - BS04 Closed Bank Accounts Rundown	108895	-	-	Exclude
Main Domestic - Outgoing ACH/EFT	100006	-	-	Exclude
Foreign Bank 1 - Incoming ACH/EFT	105102	-	-	Exclude
Domestic Bank 2 - Incoming ACH/EFT	100202	-	-	Exclude
Foreign Bank 5 - Outgoing Wire	105507	-	-	Exclude
Foreign Bank 1 - Incoming Wire	105103	-	-	Exclude

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule E - Intl
Draft - Tentative and Preliminary
Subject to Change

Domestic Bank 2 - Outgoing Wir	100207	-	-	Exclude
Main Domestic - Incoming Checks	100001	(7)	7	Exclude
Domestic Bank 2 - Outgoing ACH/EFT	100206	-	-	Exclude
Bank accounts	HA_17	23,534	(23,534)	-
Petty and other cash	**HA_18**			
Petty cash	110000	4	(4)	Exclude
Cash clearing	112000	0	(0)	Exclude
Payroll cash clearing	112010	-	-	Exclude
Petty and other cash	HA_18	4	(4)	-
Cash and equivalents		23,539	(23,539)	-
Accounts receivable				
Trade receivables - Domestic	**HA_19**			
Trade receivables	121000	35,195	-	35,195
Trade receivables - Manual	121099	9,715	-	9,715
A/R - Payment Card Clearing-Visa, MC, Discover	125300	-	-	-
Accounts receivable clearing	121300	(1)	-	(1)
Unrealized Transaction Gain/Loss - A/R	121020	98	-	98
A/R - Payment Card Clearing-Amex	125305	-	-	-
A/R Load Conversion Account	399140	-	-	-
A/R - Pmt Card Receivable - Amex - USD	125351	-	-	-
Accounts Receivable - Unapplied Checks	125310	-	-	-
A/R - Pmt Card Receivable-Visa, MC, Discover - USD	125350	-	-	-
Reserve for cash discounts	121200	(453)	-	(453)
Trade receivables - Domestic	HA_19	44,555	-	44,555
Allowance for bad debt	**HA_22**			
Reserve for bad debt	121100	(1,056)	-	(1,056)
Reserve for bad debt - T&C	121101	-	-	-
Allowance for bad debt	HA_22	(1,056)	-	(1,056)
Accounts receivable		43,499	-	43,499
Other receivables				
Other Receivables	**HA_23**			
Other receivables - T&C	125420	(2,744)	-	(2,744)
Other receivables - Corporate	125400	341	-	341
Other receivables - Engine	125410	-	-	-
Life Insurance - Officers ST	125010	-	-	-
Tax receivable - Federal Excise	124000	-	-	-
Tax receivable - Japanese consumer	124020	-	-	-
Receivable - Royalties due from DBS	125120	-	-	-
Note/Dividend receivable intercompany	125500	49,992	(49,992)	Exclude
Vendors with a debit balance	125900	-	-	-
Unrealized transaction gain/loss - Note Rec I/C	125520	(28)	28	Exclude
Tax receivable - Wisconsin Fuel	124010	-	-	-
Receivable - Stock options	125020	-	-	-
DBS royalty receivable clearing account	125125	-	-	-
Receivable - Jiangdong Warranty	125000	-	-	-
Other receivables	HA_23	47,560	(49,963)	(2,403)
Intercompany Receivables	**HA_21**			
Trade receivables - Intercompany	123000	30,167	(30,167)	Exclude
Trade receivables - Intercompany - Manual	123099	-	-	Exclude
Unrealized transaction gain/loss - A/R I/C	123020	407	(407)	Exclude
Intercompany accounts receivable clearing	123040	1,455	(1,455)	Exclude
Intercompany receivables	HA_21	32,029	(32,029)	-
Other receivables		79,589	(81,992)	(2,403)
Inventory				
Raw materials	**HA_24**			
Inventory - Raw Material	131000	26,903	-	26,903
Inventory - Raw Material Manual	131099	-	-	-
Inventory - Consignment Aluminum	131400	-	-	-
Inventory - Initial Entry of Raw Material Balances	399110	-	-	-

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule E - Intl
Draft - Tentative and Preliminary
Subject to Change

Inventory - Revaluation Raw Material	131009	(0)	-	(0)
Raw materials	HA_24	26,903	-	26,903
Work in progress	**HA_25**			
Inventory - Work In Progress Production	132000	15	-	15
Inventory - WIP Production Manual	132099	-	-	-
Work in progress	HA_25	15	-	15
Semi-finished goods	**HA_26**			
Inventory - Semi Finished Goods	133000	498	-	498
Inventory - Semi Finished Goods Manual	133099	-	-	-
Inventory - In-Transit	131200	6,017	-	6,017
Semi-finished goods	HA_26	6,515	-	6,515
Finished goods	**HA_27**			
Inventory - Finished Goods	134000	36,551	-	36,551
Inventory - Finished Goods Manual	134099	10,714	-	10,714
Inventory - Intercompany	134200	1,243	-	1,243
Inventory - Initial Entry SF & Finish Gds Balances	399120	-	-	-
Inventory - Revaluation Finished Goods	134009	-	-	-
Finished goods	HA_27	48,507	-	48,507
Other inventory	**HA_28**			
Inventory - Packaging Materials	135000	132	-	132
Other inventory	HA_28	132	-	132
Inventory reserves	**HA_20**			
Inventory Reserve - Overhead Capitalized	139400	(37)	-	(37)
Inventory Reserve - Tariff Capitalization- T&C	139151	-	-	-
Inventory Reserve - Tariff Capitalization	139150	-	-	-
Inventory Reserve - Overhead Capitalized -T&C	139401	-	-	-
Inventory Reserve - Order Closeouts-T&C	139201	48	-	48
Inventory Reserve - Order Closeouts	139200	4	-	4
Inventory Res-Purchase Price Var (Non Alum) - T&C	139001	1,282	-	1,282
Inventory Reserve - Warranty in Inventory	139300	-	-	-
Inventory Res - Purchase Price Variance (Non Alum)	139000	311	-	311
Inventory Reserve - E&O - T&C	139901	-	-	-
Inventory Res - Profit in Inventory	INV_RES_PFT	-	-	-
Inventory Reserve-Purchase Price Variance Aluminum	139100	-	-	-
Inventory Reserve - Warranty in Inventory-T&C	139301	-	-	-
Inventory Reserve - E&O	139900	(3,307)	-	(3,307)
Inventory Reserve - LIFO	139600	-	-	Exclude
Inventory reserves	HA_20	(1,699)	-	(1,699)
Inventory		80,373	-	80,373
Prepaid exp.				
Prepaid inventory	**HA_31**			
Inventory - MRO Capital	138200	444	-	444
Inventory - MRO Expense	138100	233	-	233
GR/IR: Goods/services not yet delivered	240100	(23)	-	(23)
Inventory Reserve - MRO E&O	138299	-	-	-
Inventory Reserve - MRO Capital	138250	(222)	-	(222)
Inventory Reserve - MRO Expense	138150	(233)	-	(233)
Prepaid inventory	HA_31	199	-	199
Other prepaid expenses	**HA_32**			
Prepaid Expenses - Deposits	152090	-	-	-
Prepaid Expenses - IT	152020	-	-	-
Prepaid Expenses - General	152000	1,412	-	1,412
Prepaid-Worker's Comp Insur Rsv Recover (not inv)	153020	-	-	Exclude
Prepaid Expenses - Insurance Premiums	152040	169	(169)	Exclude
Prepaid Expenses - Vendor Payments	152050	923	-	923
Prepaid Expenses - Advertising	152080	-	-	-
Prepaid - Cash in Rabbi Trust	153000	-	-	Exclude
Prepaid Expenses - Pension	152060	186	-	186
Expense Advance & Imprest	153030	-	-	-

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule E - Intl
Draft - Tentative and Preliminary
Subject to Change

Prepaid Expenses - R&D	152030	-	-	-
Capital Lease Clearing Account	153040	-	-	-
Prepaid Expenses - Freight	152070	-	-	-
Other prepaid expenses	HA_32	2,689	(169)	2,521
Prepaid exp.		2,888	(169)	2,719
Other current assets				
Income tax receivable	**HA_99**			
Income Taxes Receivable	153210	677	(677)	Exclude
Income tax receivable	HA_99	677	(677)	-
St derivative fair value asset	**HA_100**			
Derivative Fair Value Asset - ST - Currency Hedge	153300	239	(239)	Exclude
Derivative Fair Value Asset - ST	153310	-	-	Exclude
St derivative fair value asset	HA_100	239	(239)	-
Short term loans receivable	**HA_29**			
Loans Other - short term	141020	-	-	Exclude
Short term loans receivable	HA_29		-	-
Other financial assets	**HA_85**			
Short term investments	120100	4,206	(4,206)	Exclude
Other financial assets	HA_85	4,206	(4,206)	-
Other current assets		5,122	(5,122)	-
Current assets		235,010	(110,822)	124,188
Current liabilities				
Accounts payable				
Trade payables	**HA_40**			
Trade payables	211000	(8,373)	-	(8,373)
Goods Received / Invoice Received	211200	(8,368)	-	(8,368)
Trade Payables - Manual	211099	(4,284)	-	(4,284)
Unrealized Transaction Gain/Loss - GR/IR	211220	-	-	-
GR/IR: Goods and services not yet invoiced	240200	(93)	-	(93)
Accounts Payable - Concur	211050	(31)	-	(31)
Accounts Payable - Interface Clearing	211090	-	-	-
Unrealized Transaction Gain/Loss - GR/IR	240220	-	-	-
A/P Load Conversion Account	399150	13	-	13
Unrealized Transaction Gain/Loss - A/P	211020	57	-	57
Goods Received / Invoice Received - Consignment	211100	(34)	-	(34)
Trade payables	HA_40	(21,114)	-	(21,114)
Payroll and benefits payable	**HA_44**			
Accounts Payable - Corvel	211060	-	-	-
Payroll and benefits payable	HA_44	-	-	-
Accounts payable		(21,114)	-	(21,114)
ABL borrowing + Bank notes payable				
Domestic notes payable	**HA_33**			
Bank notes payable	214600	(25,379)	25,379	Exclude
Domestic notes payable	HA_33	(25,379)	25,379	-
Abl borrowing + bank notes payable		(25,379)	25,379	-
Current portion of senior notes				
Domestic notes payable	**HA_33**			
Senior Notes Payable - Current Portion	214605	-	-	Exclude
Domestic notes payable	HA_33		-	-
Current portion			-	-
Other payable				
Trade payables	**HA_40**			
Intercompany AP/AR clearing offset account	ICAPAR_CL	-	-	Exclude
Intercompany ap/ar offset account	ICAPAR	-	-	Exclude
Trade payables	HA_40		-	-
Payroll and benefits payable	**HA_44**			
Accrued salary payroll	215020	(2,337)	-	(2,337)
Accrued factory vacation	215130	(25)	-	(25)
Salary termination benefits	215040	-	-	-

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule E - Intl
Draft - Tentative and Preliminary
Subject to Change

Accrued salary vacation	215030	(2,510)	-	(2,510)
Accrued Supplemental Benefits - Current Portion	215170	-	-	-
Accrued factory payroll	215010	(19)	-	(19)
Accrued BVA	215050	(396)	-	(396)
Accrued productivity bonus	215120	(76)	-	(76)
Accrued 13th month salary	215160	(210)	-	(210)
Accrued Payroll - Miscellaneous	215990	-	-	-
Payroll and benefits payable	HA_44	(5,572)	-	(5,572)
Domestic notes payable	**HA_33**			
Notes Payable - Billy Goat	214620	-	-	Exclude
Notes Payable - Allmand	214610	-	-	Exclude
Notes Payable - US40	214640	-	-	Exclude
Notes Payable - US30	214630	-	-	Exclude
Domestic notes payable	HA_33	-	-	-
Intercompany payables	**HA_42**			
Intercompany Accounts Payable Clearing	213040	(1,848)	1,848	Exclude
Trade Payables - Intercompany - Manual	213099	-	-	Exclude
Trade Payables - Intercompany	213000	(45,405)	45,405	Exclude
Unrealized Transaction Gain/Loss - A/P I/C	213020	(982)	982	Exclude
Intercompany payables	HA_42	(48,236)	48,236	-
I/C Notes / Dividends Payable	**HA_16**			
Unrealized Transaction Gain/Loss - NP I/C	214020	(1,244)	1,244	Exclude
Notes/Dividend Payable - Intercompany	214000	(48,837)	48,837	Exclude
Notes IC Offset Account	ICNOTES	-	-	Exclude
I/c notes / dividends payable	HA_16	(50,082)	50,082	-
Other payables	**HA_43**			
Rebates	213700	(5,156)	-	(5,156)
Dealer rebates	213710	-	-	-
Other Payables - Corporate IT	213905	-	-	-
Mass Retail Rebates	213720	0	-	0
Other Payables - Engine	213910	-	-	-
Domestic Bank 2 - Outgoing Checks	100205	-	-	Exclude
Accrued Property Taxes	213200	13	-	13
Other Payables - Corporate	213900	(313)	-	(313)
Withholding - HRA	213370	-	-	-
Rebates - Export	213705	-	-	-
Accrued payroll taxes	213990	(49)	-	(49)
Standby rebates	213730	-	-	-
Withholding - Payroll Tax	213300	(496)	-	(496)
Accrued franchise taxes	213210	-	-	-
Unclaimed property	213450	-	-	-
Withholding - Foreign Payroll Tax	213305	(225)	-	(225)
Other Payables - Standby	213940	-	-	-
Withholding - Miscellaneous Deductions	213400	(85)	-	(85)
Withholding - FSA DC/HC	213380	-	-	-
Foreign Bank 2 - Outgoing Checks	105205	-	-	Exclude
USB - BS01 Closed Bank O/S Checks Rundown	108898	-	-	Exclude
Main Domestic - Outgoing Checks	100005	(31)	31	Exclude
Withholding - Humana Supplemental Insurance	213350	-	-	-
Customers with a credit balance	211800	-	-	-
Warranty Drafts O/S -CAD	113100	-	-	-
G/L Load Conversion Account	399130	-	-	-
Warranty Drafts O/S - USD	113000	-	-	-
Withholding - Union Dues	213310	-	-	-
Withholding - Charity	213320	-	-	-
Withholding - Employee 401(K)	213330	(1)	-	(1)
Withholding - HSA	213360	-	-	-
Withholding - Life Insurance	213340	-	-	-
Other Payables - T&C	213920	1,601	-	1,601

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule E - Intl
Draft - Tentative and Preliminary
Subject to Change

Other payables	HA_43	(4,742)	31	(4,711)
Other payable		(108,631)	98,348	(10,283)
Accrued exp.				
Accrued warranty - ST	**HA_109**			
Warranty Accrual - Engine Segment	230420	4	-	4
Warranty Accrual - Turf & Consumer	230460	(184)	-	(184)
Warranty Accrual - Standby	230480	-	-	-
Warranty Accrual - Non Standard - Engine	230400	-	-	-
Warranty Accrual - Chonqing - Engine	230421	-	-	-
Warranty Accrual - Jobsite	230470	-	-	-
Warranty Accrual - Non Standard - Products	230401	-	-	-
Warranty Clearing	230495	(94)	-	(94)
Warranty Accrual Offset - ST - T&C	230499	-	-	-
Warranty Accrual Offset - ST - Engine	230498	-	-	-
Accrued warranty - ST	HA_109	(274)	-	(274)
Accrued post retirement - ST	**HA_110**			
OPEB - Postemployment Health Insurance - ST	230500	-	-	Exclude
OPEB - Retiree Life Insurance - ST	230520	-	-	Exclude
Accrued post retirement - ST	HA_110	-	-	-
Accrued exp.		(274)	-	(274)
Other current liabilities				
Tax liabilities	**HA_45**			
Output tax (MWS)	220000	(69,658)	69,658	Exclude
VAT Refund - Export China	220060	(54,201)	54,201	Exclude
Output tax / GST (MW4)	220040	-	-	Exclude
Input Tax - Non Deductible	220050	(1,119)	1,119	Exclude
Output Tax - Manual	220099	(587)	587	Exclude
Non Income Tax Reserve - ST	220299	(429)	429	Exclude
State Sales Tax Payable	220200	-	-	Exclude
Sales Tax Payable - IOT	220210	-	-	Exclude
Unrealized Transaction Gain/Loss - Output Tax	220021	(2)	2	Exclude
Output tax Canada	220005	-	-	Exclude
Tax payable	220900	122,062	(122,062)	Exclude
Tax liabilities	HA_45	(3,934)	3,934	-
Income tax payable	**HA_98**			
Income taxes payable	240300	(1,091)	1,091	Exclude
Reserve for State Income Taxes	240360	-	-	Exclude
Income Tax Payments - All States	240350	-	-	Exclude
Foreign Income Taxes Paid	240310	(0)	0	Exclude
Income tax payable	HA_98	(1,091)	1,091	-
Derivative FV Liability - ST	**HA_88**			
Derivative Fair Value Liability-ST-Currency Hedge	230300	-	-	Exclude
Derivative Fair Value Liability - ST	230320	-	-	Exclude
Derivative fv liability - st	HA_88		-	-
I/C note / dividends payable	**HA_117**			
Unrealized Trans G/L - Long Term Note Pay I/C	290920	(3,307)	3,307	Exclude
Note Payble - Long Term - Intercompany	290900	(33,223)	33,223	Exclude
LT notes IC offset account	ICLTNOTES	-	-	Exclude
I/C note / dividends payable	HA_117	(36,530)	36,530	-
Dividends payable	**HA_91**			
Dividends payable	240900	-	-	Exclude
Dividends payable	HA_91		-	-
Other ST accruals	**HA_66**			
Capital Lease Obligation - Short Term	217970	(8,177)	8,177	Exclude
Accrued Worker's Comp - Self Insurance Reserve	217100	(45)	-	(45)
Accrued product liability	217350	-	-	-
Accrued floor plan finance interest	217530	-	-	-
Accrued interest senior notes	217920	-	-	Exclude
Accrued Health Insurance - Self Insured Reserve	217120	(198)	-	(198)

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

Schedules D & E to SAPA (Buyer Draft 7 18 200_(70064863_1) (1)
Schedule E - Intl

Draft - Tentative and Preliminary
Subject to Change

Accrued Liabilities - Other	217990	(4,032)	-	(4,032)
Accrued freight	217600	(167)	-	(167)
Accrued retail finance interest	217540	-	-	-
Accrued Returns - T&C	217805	-	-	-
Accrued brand fee	217520	-	-	-
Accrued interest bank notes	217930	(44)	44	Exclude
Deferred Revenue PD Equity - Short Term	217950	-	-	Exclude
Accrued sales commissions	217510	(345)	-	(345)
Accrued electricity expense	217240	-	-	-
Accrued returns	217800	(37)	-	(37)
Accrued co-op advertising	217550	0	-	0
Deferred Revenue PD Option - Short Term	217960	-	-	Exclude
Accrued Accounting / Other Fees	217020	(139)	-	(139)
Accrued legal fees	217000	(18)	-	(18)
Accrued natural gas expense	217220	(1)	-	(1)
Accrued international advertising	217500	(262)	-	(262)
Deferred Revenue - Subscriptions	217965	-	-	Exclude
Deferred Officers Compensation	217190	70	-	70
Accrued water/sewer expense	217200	(1)	-	(1)
Deferred directors compensation	217160	-	-	-
Accrued Royalty - T&C	217905	-	-	-
Deferred Stock Compensation - International	217180	-	-	-
Accrued Service Fee on Commercial Paper	217910	-	-	Exclude
Minority interest liability	217940	1,229	(1,229)	Exclude
Other ST accruals	HA_66	(12,166)	6,992	(5,174)
Other current liabilities		(53,722)	48,547	(5,174)
Current liabilities		(209,120)	172,274	(36,846)
Net working capital		**25,890**	**61,453**	**87,342**

Adjustment column above illustrates full exclusion of international net working capital accounts for the purpose of calculating "Acquired Entity Net Working Capital" at close.

Check			
Current assets	235,010	61,453	87,342
Current liabilities	(209,120)	-	-
Check	-		
Check	-		

Per "NWC, adjusting - US Historical"
Check
Per "Working Capital Schedule DIP"
Check

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

SCHEDULE F Sellers’ Segmented Balance Sheet See attached.

Project Badger
Illustration of Acquired/Assumed vs. Excluded US balance sheet accounts at May-20
Source: 2.2.31 & 2.2.32_Consol Balance Sheet by Month - acct detail - FY20 Apr, FY20 May & 2.11.11.1_BS Mapping.xlsx
DRAFT - Subject to change

Illustration of Acquired/Assumed vs. Excluded US balance sheet accounts at May-20

$'000	May-20	Acquired/ Assumed	Excluded	Comments
Assets				
Current assets				
Cash and equivalents	17,868	-	17,868	
Accounts receivable	148,120	148,120	-	
Other receivables	69,804	69,620	184	
Inventory	367,853	367,853	-	
Prepaid exp.	31,315	13,497	17,817	
Other current assets	6,340	-	6,340	
Current assets	641,300	599,090	42,210	
Non - current assets	924,660	903,530	21,131	
Assets	**1,565,960**	**1,502,620**	**63,340**	
Liabilities and shareholder's equity				
Current liabilities				
Accounts payable	82,618	82,618	-	Buyer only to assume post-petition trade payables; Buyer to exclude pre-petition trade payables and 503(b)9 claims
ABL borrowing + bank notes payable	320,793	-	320,793	
Current portion senior notes payable	195,464	-	195,464	
Other payable	116,704	93,788	22,916	
Accrued exp.	30,397	23,637	6,760	
Other current liabilities	65,853	29,985	35,869	
Current liabilities	811,829	230,027	581,802	
Non - current liabilities	401,795	82,128	319,667	
Liabilities	**1,213,624**	**312,155**	**901,469**	
Shareholder's equity	352,336	-	352,336	
Liabilities and shareholder's equity	**1,565,960**	**312,155**	**1,253,805**	

Subtoal of Assumed vs. Excluded Assets and Liabilities

$'000	Assumed	Excluded
Assets	1,502,620	63,340
Liabilities and shareholder's equity	312,155	1,253,805

This information is subject in all respects to the terms and conditions of our engagement letter, including restrictions on disclosure of this deliverable to third parties.

EXHIBIT A Bidding Procedures Order See attached.

UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF MISSOURI SOUTHEASTERN DIVISION § Chapter 11 In re: § § Case No. 20-[●]-[●] BRIGGS & STRATTON § CORPORATION, et al., § (Jointly Administered) § Debtors.1 § Related Docket No. [●] ORDER (I) APPROVING (A) BIDDING PROCEDURES, (B) DESIGNATION OF STALKING HORSE BIDDER AND STALKING HORSE BID PROTECTIONS, (C) SCHEDULING AUCTION AND SALE HEARING, (D) FORM AND MANNER OF NOTICE OF SALE, AUCTION, AND SALE HEARING, AND (E) ASSUMPTION AND ASSIGNMENT PROCEDURES AND FORM AND MANNER OF NOTICE OF ASSUMPTION AND ASSIGNMENT AND (II) GRANTING RELATED RELIEF Upon the motion (the “Motion”),2 of Briggs & Stratton Corporation its affiliated debtors in the above-captioned chapter 11 cases, as debtors and debtors in possession (collectively, the “Debtors”), for entry of an order pursuant to sections 105(a), 363, 365, 503 and 507 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 6004, 6006, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the United States Bankruptcy Court of Eastern District of Missouri Chapter 11 Guidelines for Sales and Sale Procedures Motions (the “Local Guidelines”) (i) authorizing and approving the bidding procedures substantially in the form attached hereto as Exhibit A (the “Bidding Procedures”), in connection with the sale of any or substantially all of the Debtors’ assets (the “Assets”) and equity interests in the Debtors’ non-Debtor subsidiaries and certain joint ventures equity interests held by the Debtors (collectively, the “Equity Interests”); (ii) designating and approving 1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: Briggs & Stratton Corporation (2330), Billy Goat Industries, Inc. (4442), Allmand Bros., Inc. (4710), Briggs & Stratton International, Inc. (9957), and Briggs & Stratton Tech, LLC (2102). The address of the Debtors’ corporate headquarters is 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. 2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion or Bidding Procedures (as defined herein), as applicable.

Bucephalus Buyer, LLC, an affiliate of KPS Capital Partners, as the stalking horse bidder (the “Stalking Horse Bidder”); (iii) approving the Stalking Horse Bid Protections for the Stalking Horse Bidder, in accordance with the terms and conditions set forth in that certain Stock and Asset Purchase Agreement, dated effective as of July 19, 2020 (together with the schedules and exhibits thereto, and as it may be amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Stalking Horse Agreement”), attached hereto as Exhibit D, and the Bidding Procedures; (iv) authorizing and scheduling an auction for the Assets and the Equity Interests (the “Auction”), and scheduling a hearing (the “Sale Hearing”) with respect to the approval of a proposed sale transaction or transactions for the Assets and Equity Interests (the “Sale Transaction”); (v) authorizing and approving the form and manner of (a) notice of the sale of Assets and the Equity Interests, the Auction, and the Sale Hearing, substantially in the form attached hereto as Exhibit B (the “Sale Notice”); and (b) notice to each non-Debtor counterparty (each a “Counterparty”) to an executory contract or unexpired non-residential real property lease of the Debtors (each a “Contract”) regarding the Debtors’ potential assumption and assignment of Contracts and the Debtors’ calculation of the amount necessary to cure any monetary defaults under such Contracts (the “Cure Costs”), substantially in the form attached here to as Exhibit C (the “Assumption and Assignment Notice”); (vi) authorizing and approving the procedures set forth herein (the “Assumption and Assignment Procedures”) for the assumption and assignment of Contracts to the Successful Bidder (the “Proposed Assumed Contracts”); and (vii) granting related relief, all as more fully set forth in the Motion; and upon consideration of the Snellenbarger Declaration and the Ficks Declaration; and this Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the requested relief being a core proceeding pursuant to 28 U.S.C. § 157(b) as to which the Bankruptcy Court has the power to enter a final 2 judgment; and it appearing that venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and proper notice of the Motion having been provided; and such notice having been adequate and appropriate under the circumstances, and it appearing that no other or further notice need be provided; and this Court having reviewed the Motion; and this Court having held a hearing to consider the relief requested in the Motion; and this Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and it appearing that the relief requested in the Motion is in the best interests of the Debtors and their respective estates and creditors; and upon all of the proceedings had before this Court and after due deliberation and sufficient cause appearing therefor, IT IS HEREBY FOUND AND DETERMINED THAT:3 A. Jurisdiction. This Court has jurisdiction to hear and determine the Motion and to grant the relief requested herein pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409. B. Statutory and Legal Predicates. The statutory and legal predicates for the relief requested in the Motion are sections 105(a), 363, 365, 503, and 507 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, and 9014. C. Prepetition Marketing Process. The Debtors and their advisors, including Houlihan Lokey Capital, Inc., engaged in a robust and extensive marketing and sale process before and after the commencement of these chapter 11 cases to solicit and develop the highest or best offer for the Assets and the Equity Interests. 3 The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such. 3

D. Bidding Procedures. The Debtors have articulated good and sufficient business reasons for the Court to approve the Bidding Procedures. The Bidding Procedures are fair, reasonable, and appropriate under the circumstances and designed to maximize the recovery on, and realizable value of, the Assets and the Equity Interests, as determined by the Debtors’ sound business judgment. The Bidding Procedures were negotiated in good faith and at arms- length and are reasonably designed to promote a competitive and robust bidding process to generate the greatest level of interest in the Debtors’ business resulting in the highest or otherwise best offer. E. Designation of Stalking Horse Bid. Selection of the Stalking Horse Bidder as a “stalking horse” is in the best interest of the Debtors and the Debtors’ estates, and reflects a sound exercise of the Debtors’ business judgment. The Stalking Horse Agreement provides the Debtors with the opportunity to sell the Assets and the Equity Interests to preserve and realize their going concern value. Without the Stalking Horse Bid, the Debtors would likely realize a lower price for the Assets and the Equity Interests. As such, the contributions of the Stalking Horse Bidder to the process have indisputably provided a substantial benefit to the Debtors, their estates, and creditors in these chapter 11 cases. The Stalking Horse Bid will provide the Debtors with the opportunity to secure a fair and adequate baseline price for the Assets and the Equity Interests at the Auction, if any, and, accordingly, will provide a clear benefit to the Debtors’ estates, their creditors, and all other parties in interest. F. Designation of Stalking Horse Bidder. The Stalking Horse Bidder shall act as the “stalking horse bidder” pursuant to the Stalking Horse Agreement, and the Stalking Horse Bid shall be subject to higher or better offers in accordance with the Bidding Procedures. The Stalking Horse Bidder is not an “insider” or “affiliate” of any of the Debtors, as those terms are defined in section 101 of the Bankruptcy Code, and no common identity of incorporators, 4 directors, or controlling stockholders exists between the Stalking Horse Bidder and the Debtors. Pursuit of the Stalking Horse Bid as a “stalking-horse” purchase agreement is in the best interests of the Debtors and the Debtors’ estates and creditors, and it reflects a sound exercise of the Debtors’ business judgment. G. Stalking Horse Bid Protections. The Stalking Horse Bid Protections (as defined in the Motion) (i) have been negotiated by the Stalking Horse Bidder and the Debtors and their respective advisors at arms-length and in good faith and (ii) are necessary to ensure that the Stalking Horse Bidder will continue to pursue its Stalking Horse Agreement and the Sale Transaction contemplated thereby. Subject to the Carve Out (as defined in the DIP Order4), the Termination Payment and the Expense Reimbursement Payment (each as defined in the Stalking Horse Agreement), to the extent payable under the Stalking Horse Agreement, (a)(i) are actual and necessary costs and expenses of preserving the Debtors’ estates within the meaning of section 503(b) of the Bankruptcy Code and (ii) shall be treated as allowed administrative expense claims against the Debtors’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code; (b) are commensurate to the real and material benefits conferred upon the Debtors’ estates by the Stalking Horse Bidder; and (c) are fair, reasonable, and appropriate, including in light of the size and nature of the Sale Transaction and the efforts that have been and will be expended by the Stalking Horse Bidder. The Stalking Horse Bid Protections are a material inducement for, and condition of, the Stalking Horse Bidder’s execution of the Stalking Horse Agreement. Unless it is assured that the Stalking Horse Bid Protections will be available, the Stalking Horse Bidder is unwilling to remain obligated to consummate the Stalking Horse 4 “DIP Order” means the applicable interim and final orders approving Debtors’ Motion Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 507, and 552, Fed. R. Bankr. P. 2002, 4001, 6003, 6004, and 9014, and L. Bankr. R. 2002- 1, 4001-2, 9013-1, and 9014-2 for Interim and Final Orders (I) Authorizing The Debtors To (A) Senior Secured Priming Superpriority Postpetition Financing, (B) Grant Liens and Superpriority Administrative Expense Status, and (C) Utilize Cash Collateral; (II) Granting Adequate Protection; (III) Scheduling Final Hearing; and (IV) Granting Related Relief. 5

Agreement or otherwise be bound under the Stalking Horse Agreement (including the obligations to maintain its committed offer while such offer is subject to higher or otherwise better offers as contemplated by the Bidding Procedures). H. Sale Notice. The Sale Notice, the form of which is attached hereto as Exhibit B, is appropriate and reasonably calculated to provide all interested parties with timely and proper notice of the Bidding Procedures, the Assumption and Assignment Procedures, the Auction, the Sale Hearing, and the Sale Transaction (including the sale of the Assets and the Equity Interests as set forth under the Stalking Horse Agreement) free and clear of any liens, claims, encumbrances, or interests pursuant to sections 363(f) of the Bankruptcy Code, and any and all objection deadlines related thereto, and no other or further notice shall be required for the Motion, the Sale Transaction, or the assumption and assignment of the Proposed Assumed Contracts except as expressly required herein. I. Assumption and Assignment Provisions. The Debtors have articulated good and sufficient business reasons for the Court to approve the Assumption and Assignment Procedures. The Assumption and Assignment Procedures provide an adequate opportunity for all Counterparties to Contracts to raise any objections to the Proposed Assumed Contracts or the proposed Cure Costs. The Assumption and Assignment Procedures comply with the provisions of section 365 of the Bankruptcy Code and Bankruptcy Rule 6006. J. Assumption and Assignment Notice. The Assumption and Assignment Notice, the form of which is attached hereto as Exhibit C, is appropriate and reasonably calculated to provide all interested parties with timely and proper notice of the Assumption and Assignment Procedures, as well as any and all objection deadlines related thereto, and no other or further notice shall be required for the Motion and the procedures described therein, except as expressly required herein. 6

K. Notice. Good and sufficient notice of the relief sought in the Motion has been provided under the circumstances, and no other or further notice is required, except as set forth in the Bidding Procedures and the Assumption and Assignment Procedures. A reasonable opportunity to object and be heard regarding the relief granted herein has been afforded to all parties in interest, including those persons and entities entitled to notice pursuant to Bankruptcy Rule 2002. L. The Debtors have articulated good and sufficient business reasons for the Court to approve (i) the Bidding Procedures, (ii) the Assumption and Assignment Procedures, (iii) the Stalking Horse Bid Protections, and (iv) the form and manner of notice of the Auction and the Sale Hearing for the Sale Transaction. NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT: 1. The Motion is granted to the extent set forth herein. 2. All objections to the relief granted herein that have not been withdrawn with prejudice, waived, or settled, and all reservations of rights included in such objections, are hereby overruled and denied on the merits with prejudice. 3. The Bidding Procedures are hereby approved in their entirety, are incorporated herein by reference, and shall govern the bids and proceedings related to the sale of the Assets and the Equity Interests and the Auction. The failure to specifically include or reference any particular provision of the Bidding Procedures in the Motion or this Order shall not diminish or otherwise impair the effectiveness of such procedures, it being the Court’s intent that the Bidding Procedures are approved in their entirety, as if fully set forth in this Order. The Debtors are authorized to take all actions necessary or appropriate to implement the Bidding Procedures. 7

Stalking Horse Bid Protections 4. The Debtors are authorized to enter into the Stalking Horse Agreement, and the Stalking Horse Bid shall be subject to higher or otherwise better Qualified Bids (as defined herein), in accordance with the terms and procedures of the Bidding Procedures. 5. The Stalking Horse Bid Protections are approved in their entirety, including the Termination Payment and Expense Reimbursement Payment (each as defined in the Stalking Horse Agreement), payable in accordance with, and subject to the terms of, the Stalking Horse Agreement and the Bidding Procedures. The Termination Payment and Expense Reimbursement Payment shall not be subject to reduction of any kind. Subject to the Carve Out (as defined in the DIP Order), the Termination Payment and Expense Reimbursement Payment shall constitute allowed superpriority administrative expense claims against the Debtors’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code, with priority over all other administrative expenses of the kind, including any claim granted pursuant to any order approving the Debtors’ entry into a postpetition financing facility or to continue to access cash collateral following the commencement of the chapter 11 cases. The Bidding Procedures 6. The Bidding Procedures, attached hereto as Exhibit A, are fully incorporated herein and approved, and shall apply with respect to any bids for, and the Auction and sale of, any or substantially all of the Debtors’ Assets and the Equity Interests, including the Assets and the Equity Interests set forth in the Stalking Horse Agreement. The procedures and requirements set forth in the Bidding Procedures, including those associated with submitting a “Qualified Bid” (as defined herein), are fair, reasonable and appropriate, and are designed to maximize recoveries for the benefit of the Debtors’ estates, creditors, and other parties in 8 interest. The Debtors are authorized to take all actions necessary or appropriate to implement the Bidding Procedures in accordance with the terms of this Order and the Bidding Procedures. 7. The deadline for submitting Qualified Bids (the “Bid Deadline”) is August 28, 2020, at 5:00 p.m. (prevailing Central Time); provided, that the Debtors shall have the right, in consultation with the Consultation Parties (as defined in the Bidding Procedures), to extend the Bid Deadline for any reason whatsoever, in their reasonable business judgment, for all or certain Potential Bidders (as defined in the Bidding Procedures), without further order of the Court, subject to providing notice to the Consultation Parties; provided that any such extension or modification shall not by itself extend any milestone or deadline in the Stalking Horse Agreement and/or DIP Credit Agreement.5 Any party that does not submit a Qualified Bid by the applicable Bid Deadline in accordance with the Bidding Procedures will not be allowed to (a) submit any offer after the Bid Deadline or (b) participate in the Auction. 8. The Stalking Horse Bidder is a Qualified Bidder and the bid reflected in the Stalking Horse Bid (including as may be increased at the Auction (if any)) is a Qualified Bid, as set forth in the Bidding Procedures. 9. Notwithstanding anything to the contrary contained in this Order or the Bidding Procedures, (i) the DIP Agent or its designee has the right, but not the requirement, to credit bid up to the full amount of the outstanding obligations under the DIP Credit Agreement at or before the Auction in accordance with the terms thereof and pursuant to section 363(k) of the Bankruptcy Code and (ii) any credit bid submitted by the DIP Agent or its designee shall be 5 “DIP Credit Agreement” mean the Superpriority, Senior Secured Debtor-in-Possession Credit Agreement, dated as of July [●], 2020, among Briggs & Stratton Corporation, as Lead Borrower, the Subsidiary Borrowers from time to time party thereto, the various Lenders and Issuing Banks, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “DIP Agent”). 9 deemed a Qualified Bid and shall include a copy of the direction by the applicable lenders under the DIP Credit Agreement to authorize the submission of such credit bid. 10. All Potential Bidders (as defined in Bidding Procedures) submitting bids determined by the Debtors to be “Qualified Bids” in accordance with the Bidding Procedures are deemed to have submitted to the exclusive jurisdiction of this Court with respect to all matters related to the Auction and the terms and conditions of the sale or transfer of the Assets and the Equity Interests. 11. To qualify as a Qualified Bid, each such bid must be accompanied by information supporting the Potential Bidder’s ability to comply with the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code (the “Adequate Assurance Information”), including the Potential Bidder’s financial wherewithal and willingness to perform under any Contracts that will be assumed and assigned to such bidder. In addition to the other requirements of a Qualified Bid as set forth in the Bidding Procedures, each such bid must be accompanied by a written statement confirming that (a) the bidder has not engaged in any collusion with respect to the submission of any bid, the bidding, or the Auction and (b) its Qualified Bid is a binding, good faith, and bona fide offer that it intends to consummate if selected as the Successful Bidder. 12. The Debtors shall have the right, as they may reasonably determine to be in the best interests of their estates, to carry out the Bidding Procedures (in consultation with the Consultation Parties) including, without limitation, to: (a) determine which bidders are Qualified Bidders; (b) determine which bids are Qualified Bids; (c) determine which Qualified Bid is the highest or otherwise best purchase price and/or terms received prior to the Auction; (d) determine which Qualified Bid(s) is the Successful Bid(s) (as defined herein); (e) designate the second highest or otherwise best bid(s) as Back-Up Bid(s) (as defined herein); (f) reject any bid 10 that is (i) inadequate or insufficient, (ii) not a Qualified Bid or otherwise not in conformity with the requirements of this Order, the Bidding Procedures, or the requirements of the Bankruptcy Code, or (iii) contrary to the best interests of the Debtors and their estates; (g) adjourn or cancel the Auction and/or the Sale Hearing in open court without further notice or as provided in the Bidding Procedures; and (h) modify the Bidding Procedures in a manner consistent with their fiduciary duties and applicable law. 13. The Debtors shall have the right, in their reasonable business judgment, in consultation with the Consultation Parties, in good faith and in a manner consistent with their fiduciary duties, and applicable law, to modify the Bidding Procedures to further the goal of attaining the highest or otherwise best offer for the Assets, including by (a) waiving terms and conditions with respect to any Potential Bidder; (b) extending the deadlines set forth in the Bidding Procedures; and (c) announcing at the Auction modified or additional procedures for conducting the Auction; provided, that any such waiver, extension, modification, or addition shall not by itself extend any milestone or deadline in the Stalking Horse Agreement and/or DIP Credit Agreement. Nothing in this Order or the Bidding Procedures shall obligate the Debtors to consummate or pursue any transaction with respect to any Asset with a Qualified Bidder. 14. The Debtors shall identify those bids that qualify as Qualified Bids (each bidder that submits such a Qualified Bid being a “Qualified Bidder”) by and shall notify each Qualified Bidder of its status as a Qualified Bidder by August 31, 2020, at 5:00 p.m. (prevailing Central Time). If more than one Qualified Bid is timely received (including the Stalking Horse Bid), the Auction shall be conducted (i) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, on September 1, 2020, at 10:00 a.m. (prevailing Eastern Time) or (ii) virtually pursuant to procedures to be timely filed by the Debtors on the Bankruptcy Court’s docket, or at such other time and location as determined by 11 the Debtors, in consultation with the Stalking Horse Bidder and the Consultation Parties, after providing notice to the Qualified Bidders and Notice Parties, may determine in their reasonable business judgment. 15. Only Qualified Bidders will be eligible to participate in the Auction, subject to such limitations as the Debtors may impose in good faith. In addition, professionals and/or other representatives of the Debtors, the Stalking Horse Bidder, the DIP Agent, and of any official committee of unsecured creditors shall be permitted to attend and observe the Auction. Any creditor of the Debtors may attend and observe the Auction; provided, that, the Debtors may, in their sole discretion, establish a reasonable limit on the number of representatives and/or professional advisors that may appear on behalf of or accompany Qualified Bidders or other creditors at the Auction. The proceedings of the Auction shall be transcribed or videotaped, at the Debtors’ option. 16. Absent further order of the Court, no Qualified Bidder (other than the Stalking Horse Bidder solely as provided herein) shall be entitled to any expense reimbursement, break-up fee, termination fee, or other similar fee or payment in connection with any Sale Transaction, and by submitting a bid, such Qualified Bidder is deemed to have waived their right to request or to file with this Court any request for expense reimbursement or any fee of any nature, whether by virtue of section 503(b) of the Bankruptcy Code or otherwise. 17. If the Debtors do not receive any Qualified Bids (other than the Stalking Horse Bid) for the Equity Interests or any of the Assets on the same or better terms as provided in the Stalking Horse Bid by the Bid Deadline, the Debtors shall not conduct an Auction and by August 31 at 5:00 p.m. (prevailing Central Time) shall file a notice with the Bankruptcy Court indicating that no Auction will be held and designating the Stalking Horse Bid as the Successful 12

Bid and the Stalking Horse Bidder as the Successful Bidder and post such notice on the Claims Agent Website.6 18. The Debtors may, in the exercise of their business judgment, in consultation with the Consultation Parties, identify the highest or otherwise best Qualified Bid(s) as the successful bid(s) (a “Successful Bid” and, the bidder(s) submitting such bid(s), a “Successful Bidder”). The Debtors may also identify which Qualified Bid(s) constitute(s) the second highest or otherwise best bid and deem such second highest or otherwise best bid(s) each a back-up bid (such bid shall be a “Back-Up Bid” and, the bidder submitting such bid, a “Back- Up Bidder”). 19. Within two (2) calendar days after the conclusion of the Auction, if one is held, or as soon as reasonably practicable thereafter, the Debtors shall file with the Court, serve on the Objection Notice Parties and each Counterparty to a Proposed Assumed Contract included in the Successful Bid(s) and Back-Up Bid(s), and cause to be published on the Claims Agent Website, a notice containing the results of the Auction (the “Notice of Auction Results”), which shall (a) identify of the Successful Bidder(s) and the Back-Up Bidder(s); (b) provide Adequate Assurance Information for the Successful Bidder (if not the Stalking Horse Bidder); (c) a schedule of all Proposed Assumed Contracts in the Successful Bid(s) and Back-Up Bid(s), if known; (d) identify any known proposed assignees of Proposed Assumed Contracts (if known and if different from the applicable Successful Bidder(s) or Back-Up Bidder(s)); and (e) set forth the deadlines and procedures for filing Sale Objections in response to the Notice of Auction Results. Sale Hearing and Sale Objection Deadline 6 The Debtors’ claims and noticing agent in these chapter 11 cases, Kurtzman Carson Consultants LLC, maintains a website located at http://www.kccllc.net/Briggs (the “Claims Agent Website”). 13

20. The Sale Hearing for the sale of any such Assets and the Equity Interests shall be held before this Court on September 11, 2020, at [●] [a.m./p.m.] (prevailing Central Time). At the Sale Hearing, the Debtors will seek entry of a Sale Order approving and authorizing the Sale Transaction to the Successful Bidder(s). Notwithstanding the foregoing, the Debtors may (after consultation with the Consultation Parties and the Successful Bidder(s)) seek an adjournment of the Sale Hearing, as the Debtors deem appropriate in the exercise of their reasonable business judgment. 21. The Successful Bidder (which may be the Stalking Horse Bidder) shall appear at the Sale Hearing and be prepared, if necessary, to have a representative(s) testify in support of the Successful Bid and the Successful Bidder’s ability to close in a timely manner and provide adequate assurance of its future performance under any and all Contracts to be assumed and assigned as part of the proposed Sale Transaction. 22. Objections to the proposed Sale Transaction, including any objection to the sale of any Assets and Equity Interests free and clear of liens, claims, encumbrances, and interests pursuant to section 363(f) of the Bankruptcy Code, and entry of an order authorizing the sale of the applicable Assets and Equity Interests (the “Sale Order” and each such objection, a “Sale Objection”) must: (a) be in writing and specify the nature of such objection; (b) comply with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules of the Bankruptcy Court for the Eastern District of Missouri (the “Local Rules”); and (c) be filed with this Court and served on (i) Briggs & Stratton Corporation, 12301 West Wirth Street, Wauwatosa, Wisconsin 53222 (Attn: Kathryn M. Buono, Esq.); (ii) proposed counsel for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10053 (Attn: Ronit J. Berkovich, Esq., Debora A. Hoehne, Esq., and Martha E. Martir, Esq.) and Carmody MacDonald P.C., 120 S. Central Ave., Suite 1800, St. Louis, Missouri 63105 (Attn: Robert E. Eggmann, Esq., Christopher J. 14

Lawhorn, Esq., and Thomas H. Riske, Esq.); (iii) counsel for the Stalking Horse Bidder, Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, IL 60654 (Attn: Chad Husnick, P.C., Esq. and Gregory F. Pesce, Esq.); (iv) proposed counsel to the Official Committee of Unsecured Creditors appointed in the Debtors’ chapter 11 cases, if any, (the “Creditors’ Committee”), [●] (Attn: [●]); (v) counsel for the ABL Agent and DIP Agent, Latham & Watkins LLP (Attn: Peter P. Knight and Jonathan C. Gordon); (vi) counsel for Wilmington Trust, N.A., as successor indenture trustee under the Senior Notes, Pryor Cashman LLP (Attn: Seth H. Lieberman, Esq. and David W. Smith, Esq.); (vii) counsel for the United States Trustee for the Eastern District of Missouri (Attn: Sirena T. Wilson, Esq.); and (viii) the United States Attorney’s Office for the Eastern District of Missouri (collectively, the “Objection Notice Parties”) by September 8, 2020, at 5:00 p.m. (prevailing Central Time) (the “Sale Objection Deadline”). If a timely Sale Objection cannot otherwise be resolved by the parties, such objection shall be heard at the Sale Hearing. 23. The failure of any objecting person or entity to timely file and serve a Sale Objection on the Objection Notice Parties by the applicable Sale Objection Deadline shall be a bar to the assertion, at the Sale Hearing or thereafter, of any objection to the Motion, or to the consummation and performance of the Sale Transaction contemplated by the Stalking Horse Bid or, if the Auction is held, any purchase agreement with the Successful Bidder, including the transfer of the Assets and the Equity Interests to the Stalking Horse Bidder or the Successful Bidder, free and clear of all claims and interests pursuant to sections 363(f) of the Bankruptcy Code. Failure to object shall constitute consent for the purposes of sections 363(f) of the Bankruptcy Code. 15

Notice of Sale Transaction 24. The Sale Notice, substantially in the form attached hereto as Exhibit B, is approved, and no other or further notice of the sale of the Assets and the Equity Interests, the Auction, the Sale Hearing, the Sale Objection Deadline, and the Sale Transaction shall be required if the Debtors serve and publish such notice, in the manner provided in the Bidding Procedures and this Order. The Sale Notice contains the type of information required under Bankruptcy Rule 2002, and complies in all respects with applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules. 25. All parties in interest shall receive or be deemed to have received good and sufficient notice of (a) the Motion; (b) the Assumption and Assignment Procedures, including the proposed assumption and assignment of the Proposed Assumed Contracts to the Successful Bidder; (c) the Auction; (d) the Sale Objection Deadline; (e) the Sale Transaction, including the sale of the Assets and the Equity Interests (as set forth under the Stalking Horse Bid); and (f) the Sale Hearing, and no further notice of the foregoing shall be required, if: (a) As soon as practicable, but no later than five (5) business days after entry of this Order, the Debtors shall cause the Sale Notice to be filed with this Court and served by email, mail, facsimile, or overnight delivery on: (1) counsel for the Stalking Horse Bidder; (2) all Persons known by the Debtors to have expressed an interest to the Debtors in a transaction with respect to all or substantially all of the Assets and the Equity Interests during the past twelve (12) months; (3) all entities known by the Debtors to have asserted any lien, claim, encumbrance, or other interest in the Assets and the Equity Interests (for which identifying information and addresses are available to the Debtors); (4) all non-Debtor parties to the Contracts (for which identifying information and addresses are available to the Debtors); (5) any Governmental Unit (as defined in section 101(27) of the Bankruptcy Code) known to have a claim in these chapter 11 cases; (6) the United States Attorney for the Eastern District of Missouri; (7) the Office of the Attorney General in each state in which the Debtors operate; (8) the Office of the Secretary of State in each state in which the Debtors operate or are organized; (9) the Federal Trade Commission; (10) the 16

United States Attorney General/Antitrust Division of Department of Justice; (11) the Debtors’ known creditors and interest holders (for which identifying information and addresses are available to the Debtors); (12) the United States Environmental Protection Agency; and (13) all other Persons requesting notice under Bankruptcy Rule 2002 or as directed by this Court (for which identifying information and addresses are available to the Debtors) (collectively, the “Notice Parties”); and (b) As soon as practicable, but no later than seven (7) business days after entry of this Order, the Debtors shall cause the Sale Notice to be published on the Claims Agent Website and once in the national edition of The Wall Street Journal. Assumption and Assignment Procedures 26. The Assumption and Assignment Notice, substantially in the form attached hereto as Exhibit C, is reasonable, fair, and appropriate, contains the type of information required under Bankruptcy Rule 2002, and complies in all respects with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and Local Rules, and no other or further notice to any Counterparty to any known Contracts of the Debtors’ proposed Cure Costs relating to the proposed assumption and assignment of such Contracts to the Successful Bidder, shall be required if the Debtors file and serve such notice (and the Notice of Auction Results) in accordance with the Assumption and Assignment Procedures and this Order. 27. The following Assumption and Assignment Procedures are reasonable and appropriate under the circumstances, fair to all non-Debtor Counterparties, comply in all respects with the Bankruptcy Code, and are approved. 7 (a) Not later than five (5) business days after entry of this Order, the Debtors shall file with the Court, serve on all Counterparties to Contracts and the Objection Notice Parties, and cause to be published on the Claims Agent Website, (1) an initial Assumption and Assignment Notice which shall include a schedule of the Debtors’ good faith calculation of the Cure Costs with respect to each Contract; (2) expressly state that assumption or assignment of any Contract is not guaranteed and is subject to Court 7 Note to Draft: These procedures shall be conformed to the ultimate procedures in the APA. 17 approval; (3) direct the Counterparty to relevant publicly available financial information regarding the Stalking Horse Bidder for purposes of demonstrating Adequate Assurance Information; (4) prominently display the deadline to file a Cure Objection and an Adequate Assurance Objection (each defined herein); and (5) prominently display the dates, times, and location of the Sale Hearing. (b) All objections to any proposed Cure Costs (a “Cure Objection”), the Adequate Assurance Information (an “Adequate Assurance Objection”) for the Stalking Horse Bidder, and the potential assumption and assignment of any Contract (an “Assumption/Assignment Objection”) shall (1) be in writing; (2) comply with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules; (3) state, with specificity, the legal and factual bases thereof, including the cure amount the objecting Counterparty believes is required to cure defaults under the relevant Contract; (4) include any appropriate documentation in support thereof; and (5) be filed with the Court and served on the Objection Notice Parties by the applicable deadline set forth in the applicable notice, which shall be at least fourteen (14) calendar days after service of such notice. (c) If a timely Cure Objection, Adequate Assurance Objection, or Assumption/Assignment Objection is received and such objection cannot otherwise be resolved by the parties, such objection shall be heard at the Sale Hearing; provided, that a Cure Objection, Adequate Assurance Objection, or Assumption/Assignment Objection may, at the Debtors’ discretion (in consultation with the Stalking Horse Bidder, or, if an Auction is held, the Successful Bidder), be adjourned to a subsequent hearing and the Debtors may assign Proposed Assumed Contracts while such objection remains outstanding. (d) If a Counterparty fails to file with the Court and serve on the Objection Notice Parties a timely Cure Objection, the Counterparty shall be forever barred from asserting any objection with regard to the cost to cure any defaults under the applicable Contract. The Cure Costs set forth in each Assumption and Assignment Notice shall be controlling and will be the only amount necessary to cure outstanding defaults under the applicable Contract under Bankruptcy Code section 365(b), notwithstanding anything to the contrary in the Contract, or any other document, and the Counterparty shall be forever barred from asserting any additional cure or other amounts with respect to such Contract against the Debtors, the Successful Bidder, or the property of any of them. (e) If the Successful Bidder is not the Stalking Horse Bidder, then on the date of service of the Notice of Auction Results (or such other notice identifying a Successful Bidder) or as soon as reasonably practicable thereafter, the Debtors shall serve all Counterparties to any Proposed Assumed Contracts a notice that: (a) sets forth a schedule of Proposed Assumed Contracts to be assumed by the Debtors and assigned to the 18 applicable Successful Bidder, and (b) Adequate Assurance Information for the applicable Successful Bidder. (f) If the Successful Bidder is not the Stalking Horse Bidder, then any Adequate Assurance Objection to the Successful Bidder’s and/or its known proposed assignee’s (if different from the Successful Bidder) proposed form of Adequate Assurance Information with respect to such Proposed Assumed Contract shall be filed with the Court and served on the Objection Notice Parties, including the applicable Successful Bidder and any known proposed assignee of such Proposed Assumed Contract (if different from the Successful Bidder) by the applicable deadline set forth in the applicable Assumption and Assignment Notice, which shall be at least five (5) calendar days after the filing of such notice (other than with respect to Adequate Assurance Objections to a Back-Up Bid). (g) If a Counterparty fails to file with the Court and serve on the Objection Notice Parties, including the applicable Successful Bidder and any known proposed assignee (if different from the Successful Bidder) of the relevant Proposed Assumed Contract, a timely Adequate Assurance Objection, the Counterparty shall be forever barred from asserting any such Adequate Assurance Objection with regard to the applicable Proposed Assumed Contract. The Successful Bidder and/or its known proposed assignee of the Proposed Assumed Contract shall be deemed to have provided adequate assurance of future performance with respect to the Proposed Assumed Contract in accordance with Bankruptcy Code section 365(f)(2)(B) notwithstanding anything to the contrary in the Contract or any other document, and the Debtors shall be authorized to assume and assign the applicable Proposed Assumed Contract to the applicable Successful Bidder (or its known proposed assignee) without further notice to any Counterparty or any other party in interest, and without need for further order of the Court, with such assumption and assignment being subject to the terms of the Sale Order. (h) The Debtors shall have the right to serve a supplemental Assumption and Assignment Notice that modifies the schedule of Proposed Assumed Contracts, including to modify any Cure Amount or add or remove any Contract, until five (5) business days prior to entry of the Sale Order and may allow for certain Contracts to be assumed and assigned following the closing of the Sale Transaction(s) on substantially the terms included in the Stalking Horse Agreement; provided, further, that after the closing of the Sale Transaction, the Debtors shall have the right to serve a supplemental Assumption and Assignment Notice to add Contracts not otherwise rejected or Excluded Assets (as defined in the Proposed Purchase Agreement) to the schedule of Proposed Assumed Contracts; provided, that the Debtors promptly serve a revised Assumption and Assignment Notice on each Counterparty affected. To the extent the Debtors lower the Cure Cost or add any Contract to the supplemental Assumption and Assignment Notice, such Counterparties shall file any 19

Cure Objection or Adequate Assurance Objection with respect to the revised Assumption and Assignment Notice not later than seven (7) calendar days after the date of filing and service of the revised notice. (i) The Debtors’ assumption and assignment of a Proposed Assumed Contract to a Successful Bidder (or to a designee of the Successful Bidder) is subject to Court approval and consummation of a Sale Transaction with the applicable Successful Bidder. Accordingly, absent the closing of a Sale Transaction, the Proposed Assumed Contract shall not be deemed either assumed or assumed and assigned and shall, in all respects, be subject to further administration under the Bankruptcy Code. (j) The inclusion of a Contract or Cure Costs with respect thereto on an Assumption and Assignment Notice or the Notice of Auction Results shall not constitute or be deemed a determination or admission by the Debtors, the Successful Bidders, or any other party in interest that such Contract is an executory contract or an unexpired lease within the meaning of the Bankruptcy Code. The Debtors reserve all of their rights, claims, and causes of action with respect to each Contract scheduled on any Assumption and Assignment Notice and Notice of Auction Results. The Debtors’ inclusion of any Contract on an Assumption and Assignment Notice or Notice of Auction Results shall not be a guarantee that such Contract ultimately will be assumed or assumed and assigned. The initial Assumption and Assignment Notice and any subsequent notice shall be without prejudice to a Successful Bidder’s rights under the applicable purchase agreement to subsequently (1) exclude a Contract from the schedule of Proposed Assumed Contracts previously included on such notice or (2) include additional Proposed Assumed Contracts for assumption and assignment in accordance with the applicable Successful Bidder’s purchase agreement. General Provisions 28. All persons or entities (whether or not Qualified Bidders) that participate in the bidding process, including submitting a bid for any of the Assets and the Equity Interests during the sale process, including at the Auction, shall be deemed to have knowingly and voluntarily (a) submitted to the exclusive jurisdiction of this Court with respect to all matters related to the terms and conditions of the transfer of Assets and Equity Interests, the Auction, and any Sale Transaction, (b) consented to the entry of a final order by this Court in connection with the Motion or this Order (including any disputes related to the Bidding Procedures, the Auction, and/or any Sale Transaction) to the extent that it is later determined that this Court, absent 20 consent of the parties, cannot enter final orders or judgments in connection herewith consistent with Article III of the United States Constitution, and (c) waived any right to jury trial in connection with any disputes relating to the any of the foregoing matters. 29. Notwithstanding the applicability of any of Bankruptcy Rules 6004(h), 6006(d), 7062, 9014, or any other provisions of the Bankruptcy Rules or the Local Rules or otherwise stating the contrary, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry, and any applicable stay of the effectiveness and enforceability of this Order is hereby waived. 30. The Debtors are authorized to make non-substantive changes to the Bidding Procedures, the Assumption and Assignment Procedures, and any related documents without further order of the Court, including, without limitation, changes to correct typographical and grammatical errors prior to mailing. 31. To the extent there is any inconsistency between this Order and the Bidding Procedures attached hereto, the Bidding Procedures shall govern. 32. The Debtors and the Stalking Horse Bidder are authorized to take all steps necessary or appropriate to carry out this Order. 33. This Court shall retain jurisdiction to hear and determine all matters arising from or related to the implementation, interpretation, or enforcement of this Order. DATED: , 2020 Cape Girardeau, Missouri UNITED STATES BANKRUPTCY JUDGE 21

Order Prepared By: Robert E. Eggmann, #37374MO Christopher J. Lawhorn, #45713MO Danielle A. Suberi, #59688MO Thomas H. Riske, #61838MO Lindsay Leible Combs, #63963MO CARMODY MACDONALD P.C. 120 S. Central Avenue, Suite 1800 St. Louis, Missouri 63105 Telephone: (314) 854-8600 Facsimile: (314) 854-8660 Email: ree@carmodymacdonald.com cjl@carmodymacdonald.com das@carmodymacdonald.com thr@carmodymacdonald.com ltl@carmodymacdonald.com Proposed Local Counsel to the Debtors and Debtors in Possession -and- Ronit J. Berkovich (pro hac vice pending) Debora A. Hoehne (pro hac vice pending) Martha E. Martir (pro hac vice pending) WEIL, GOTSHAL & MANGES LLP 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007 Email: Ronit.Berkovich@weil.com Debora.Hoehne@weil.com Martha.Martir@weil.com Proposed Counsel to the Debtors and Debtors in Possession

Exhibit A Bidding Procedures

Exhibit B Form of Sale Notice

UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF MISSOURI SOUTHEASTERN DIVISION § Chapter 11 In re: § § Case No. 20-[●]-[●] BRIGGS & STRATTON § CORPORATION, et al., § (Jointly Administered) § Debtors.1 § Related Docket No. [●] NOTICE OF SALE, BIDDING, PROCEDURES, AUCTION AND SALE HEARING PLEASE TAKE NOTICE OF THE FOLLOWING: On [●], 2020, Briggs & Stratton Corporation and its affiliated debtors in the above- captioned chapter 11 cases, as debtors and debtors in possession (collectively, the “Debtors”) filed with the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) a motion (Docket No. [●]) (the “Motion”)2 for the entry of (i) an order (the “Bidding Procedures Order”): (a) approving the bidding procedures, substantially in the form attached to the Bidding Procedures Order as Exhibit A (the “Bidding Procedures”), in connection with the sale or disposition of substantially all of the Debtors’ assets (the “Assets”) and equity interests in the Debtors’ non-Debtor subsidiaries and certain joint venture equity interests held by the Debtors (collectively, the “Equity Interests”); (b) authorizing the Debtors to designate the stalking horse bidder; (c) approving certain protections for the stalking horse bidder; (d) setting the deadline for potential bidders to submit a proposal to purchase the Debtors’ business (the “Bid Deadline”), scheduling an auction (the “Auction”), and scheduling the hearing with respect to the approval of the sale transaction (the “Sale Hearing”); (e) approving the form and manner of notice of the sale of the Assets and the Equity Interests, the Auction, and the Sale Hearing; (f) approving the form and manner of notice to each non-Debtor counterparty (each a “Counterparty”) to executory contracts and unexpired leases (each a “Contract”) regarding the Debtors’ potential assumption and assignment of their Contracts and of the Debtors’ calculation of the amount necessary to cure all monetary defaults thereunder (collectively, the “Cure Costs”); and (g) approving procedures for the assumption and assignment of Contracts; and (ii) an order (the “Sale Order”) (a) authorizing the sale of the Assets and Equity Interests free and clear of all liens, claims, interests, and encumbrances 1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: Briggs & Stratton Corporation (2330), Billy Goat Industries, Inc. (4442), Allmand Bros., Inc. (4710), Briggs & Stratton International, Inc. (9957), and Briggs & Stratton Tech, LLC (2102). The address of the Debtors’ corporate headquarters is 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. 2 Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Motion or Bidding Procedures, as applicable.

pursuant to section 363(f) of the Bankruptcy Code;3 (b) authorizing the assumption and assignment of proposed assumed Contracts (collectively, the “Proposed Assumed Contracts”); and (iii) granting related relief. On [●], 2020, the Bankruptcy Court entered the Bidding Procedures Order (Docket No. [●]) approving, among other things, the Bidding Procedures, which establishes the key dates and times related the Auction and Sale Hearing. All interested bidders should carefully read the Bidding Procedures Order and the Bidding Procedures in their entirety.4 A. Bidding Procedures and Sale of Substantially All Assets and Equity Interests The Debtors are seeking to sell (i) substantially all of their Assets, in whole or in part, primarily related to the design, manufacture and marketing of gasoline engines for outdoor power equipment, battery systems for commercial applications, and power generation, pressure washer, lawn and garden, turf care and job site products, including through the Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Hurricane®, Murray®, Branco®, and Victa® brands including, but not limited to, the following Assets: (a) Contracts; (b) accounts receivable; (c) inventory; (d) prepaid expenses; (e) owned real property; (f) furnishings and equipment; (g) intellectual property; (h) books and records; (i) permits; (j) rights under agreements with employees; (k) warranties; and (l) certain employee plans (collectively, the “Assets”) and (ii) the Equity Interests. A party may submit a bid for any or substantially all of the Assets and the Equity Interests, in each case, in accordance with the terms and provisions of the Bidding Procedures. B. Stalking Horse Bid A binding stalking horse bid (the “Stalking Horse Bid”) has been submitted by Bucephalus Buyer, LLC (the “Stalking Horse Bidder”), an affiliate of KPS Capital Partners. The Stalking Horse Bidder has executed a stock and asset purchase agreement (the “Stalking Horse Agreement”)5 for the purchase of substantially all of the Assets and the Equity Interests (the “Stalking Horse Bid”). The Stalking Horse Bid is subject to higher or otherwise better offers submitted in accordance with the terms and provisions of the Bidding Procedures. C. Important Dates and Deadlines 3 The proposed form of Sale Order in connection with the sale of the Assets and Equity Interests to the Stalking Horse Bidder, attached as Exhibit D to Stalking Horse Agreement, provides for a sale free and clear of any liens, claims, interests, and encumbrances, including, without limitation, any right of recovery of pension liabilities, retiree medical benefit liabilities, liabilities related to the Employee Retirement Income Security Act of 1974, liabilities related to the Internal Revenue Code, or any other liability relating to the Debtors’ current and former employees, including any withdrawal liabilities under any collective bargaining agreement or labor practice agreement, retiree healthcare, or life insurance plan. 4 To the extent of any inconsistencies between the Bidding Procedures and the summary descriptions of the Bidding Procedures in this notice, the terms in the Bidding Procedures shall control in all respects. 5 A copy of the Stalking Horse Agreement is attached as Exhibit D to the Bidding Procedures Order. 2

• Bid Deadline. Any person or entity interested in participating in the Auction for the sale of the Debtors’ business must submit a Qualified Bid (as defined in the Bidding Procedures) on or before August 28, 2020, at 5:00 p.m. (prevailing Central Time) (the “Bid Deadline”). • Auction. If the Debtors receive more than one Qualified Bid (in addition to the Stalking Horse Bid), the Debtors will conduct the Auction, which has been scheduled for September 1, 2020, at 10:00 a.m. (prevailing Eastern Time) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 (or virtually pursuant to procedures to be filed by the Debtors on the Bankruptcy Court’s docket prior to the Auction) or such other, date, time, and location as shall be timely communicated to all entities entitled to attend the Auction. • Sale Objection Deadline. Objections to the sale (a “Sale Objection”), including any objection to the sale of the Debtors’ business free and clear of liens, claims, interests, and encumbrances pursuant to sections 363(f) of the Bankruptcy Code and/or entry of the Sale Order, must be (i) filed in accordance with the Bidding Procedures, (ii) filed with the Bankruptcy Court, and (iii) served on the Objection Notice Parties (as defined herein) on or before September 8, 2020, at 5:00 p.m. (prevailing Central Time) (the “Sale Objection Deadline”). • Sale Hearing. A hearing to approve and authorize the sale of the Debtors’ business to the Successful Bidder (which may be the Stalking Horse Bidder) will be held before the Court on or before September 11, 2020, at [●] [a/p].m. (prevailing Central Time) or such other date as determined by the Court. D. Filing Objections Sale Objections, if any, must (i) be in writing, (ii) state, with specificity, the legal and factual bases thereof, (iii) comply with the Bankruptcy Code and Bankruptcy Rules, (iv) be filed with the Court by no later than the Sale Objection Deadline, and (v) be served on (a) the Debtors, 12301, West Wirth Street, Wauwatosa, Wisconsin 53222 (Attn: Kathryn M. Buono, Esq.); (b) proposed counsel for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10053 (Attn: Ronit J. Berkovich, Esq., Debora A. Hoehne, Esq., and Martha E. Martir, Esq.) and Carmody MacDonald P.C., 120 S. Central Ave., Suite 1800, St. Louis, Missouri 63105 (Attn: Robert E. Eggmann, Esq., Christopher J. Lawhorn, Esq., and Thomas H. Riske, Esq.); (c) counsel for the Stalking Horse Bidder, Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, IL 60654 (Attn: Chad Husnick, P.C., Esq. and Gregory F. Pesce, Esq.); (d) proposed counsel to the Official Committee of Unsecured Creditors appointed in the Debtors’ chapter 11 cases, if any, (the “Creditors’ Committee”), [●] (Attn: [●]); (e) counsel for the ABL Agent and DIP Agent, Latham & Watkins LLP (Attn: Peter P. Knight, Esq. and Jonathan C. Gordon, Esq.); (f) counsel for Wilmington Trust, N.A., as successor indenture trustee under the Senior Notes, Pryor Cashman LLP (Attn: Seth H. Lieberman, Esq. and David W. Smith, Esq.); (g) counsel for the United States Trustee for the Eastern District of Missouri (Attn: Sirena T. Wilson, Esq.); and (h) the United States Attorney’s Office for the Eastern District of Missouri (collectively, the “Objection Notice Parties”) (collectively, the “Objection Notice Parties”). 3

Additional Information The Bidding Procedures set forth the requirements for becoming a Qualified Bidder and submitting a Qualified Bid, and any party interested in making an offer to purchase the Debtors’ business must comply with the Bidding Procedures. Only Qualified Bids will be considered by the Debtors, in accordance with the Bidding Procedures. Any party interested in submitting a bid for the Assets and the Equity Interests should contact the Debtors’ investment banker, Houlihan Lokey Capital, Inc. (Attn: ProjectBadger@hl.com), and legal advisor, Weil, Gotshal & Manges LLP (Attn: Project.Badger.Weil@weil.com), as soon as possible. Copies of the Motion, the Bidding Procedures Order, and the Bidding Procedures, as well as all related exhibits, including the Stalking Horse Agreement and all other agreements filed with the Court, may be obtained free of charge at the website dedicated to the Debtors’ chapter 11 cases maintained by their claims and noticing agent, Kurtzman Carson Consultants LLC, located at http://www.kccllc.net/Briggs or can be requested by e-mail at BriggsInfo@kccllc.com. Reservation of Rights Except as otherwise set forth herein and in the Bidding Procedures, the Debtors reserve the right to, in their reasonable business judgment, in a manner consistent with their fiduciary duties and applicable law, and in consultation with the Consultation Parties, to modify the Bidding Procedures; waive terms and conditions set forth therein with respect to all Potential Bidders; extend the dates and deadlines set forth therein; announce at the Auction any modified or additional procedures for conducting the Auction; provided, that the Debtors shall not be authorized to make material modifications to the Bidding Procedures without further order of the Court. The Debtors may provide reasonable accommodations to any Potential Bidder(s) with respect to such terms, conditions, and deadlines of the bidding and Auction process to promote further bids on the Debtors’ business, in each case, to the extent not materially inconsistent with the Bidding Procedures and the Bidding Procedures Order. All parties reserve their rights to seek Bankruptcy Court relief with regard to the Auction, the Bidding Procedures, and any related items (including, if necessary, to seek an extension of the Bid Deadline). FAILURE TO ABIDE BY THE BIDDING PROCEDURES, THE BIDDING PROCEDURES ORDER, OR ANY OTHER ORDER OF THE BANKRUPTCY COURT IN THESE CHAPTER 11 CASES MAY RESULT IN THE REJECTION OF YOUR BID. THE FAILURE OF ANY PERSON OR ENTITY TO FILE AND SERVE AN OBJECTION IN ACCORDANCE WITH THE BIDDING PROCEDURES ORDER BY THE SALE OBJECTION DEADLINE SHALL FOREVER BAR SUCH PERSON OR ENTITY FROM ASSERTING ANY OBJECTION TO THE MOTION, THE SALE ORDER, THE PROPOSED SALE TRANSACTION, OR THE DEBTORS’ CONSUMMATION OF THE STALKING HORSE AGREEMENT OR ANY OTHER PURCHASE AGREEMENT EXECUTED BY THE DEBTORS AND A SUCCESSFUL BIDDER AS A RESULT OF THE AUCTION. 4

Dated: _______________, 2020 Respectfully submitted, St. Louis, Missouri CARMODY MACDONALD P.C. /s/ DRAFT Robert E. Eggmann, #37374MO Christopher J. Lawhorn, #45713MO Danielle A. Suberi, #59688MO Thomas H. Riske, #61838MO Lindsay Leible Combs, #63963MO 120 S. Central Avenue, Suite 1800 St. Louis, Missouri 63105 Telephone: (314) 854-8600 Facsimile: (314) 854-8660 Email: ree@carmodymacdonald.com cjl@carmodymacdonald.com das@carmodymacdonald.com thr@carmodymacdonald.com ltl@carmodymacdonald.com Proposed Local Counsel to the Debtors and Debtors in Possession -and- WEIL, GOTSHAL & MANGES LLP Ronit J. Berkovich (pro hac vice pending) Debora A. Hoehne (pro hac vice pending) Martha E. Martir (pro hac vice pending) 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007 Email: Ronit.Berkovich@weil.com Debora.Hoehne@weil.com Martha.Martir@weil.com Proposed Counsel to the Debtors and Debtors in Possession 5

Exhibit C Form of Assumption and Assignment Notice

UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF MISSOURI SOUTHEASTERN DIVISION § Chapter 11 In re: § § Case No. 20-[●]-[●] BRIGGS & STRATTON § CORPORATION, et al., § (Jointly Administered) § Debtors.1 § Related Docket No. [●] NOTICE OF CURE COSTS AND PROPOSED ASSUMPTION AND ASSIGNMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES IN CONNECTION WITH SALE PLEASE TAKE NOTICE OF THE FOLLOWING: On [●], 2020, Briggs & Stratton Corporation and its affiliated debtors in the above- captioned chapter 11 cases, as debtors and debtors in possession (collectively, the “Debtors”) filed with the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) a motion (Docket No. [●]) (the “Motion”)2 for the entry of (i) an order (the “Bidding Procedures Order”): (a) approving the bidding procedures, substantially in the form attached to the Bidding Procedures Order as Exhibit A (the “Bidding Procedures”), in connection with the sale or disposition of substantially all of the Debtors’ assets (the “Assets”) and equity interests in the Debtors’ non-Debtor subsidiaries and certain joint venture equity interests held by the Debtors (collectively, the “Equity Interests”); (b) authorizing the Debtors to designate the stalking horse bidder; (c) approving certain protections for the stalking horse bidder; (d) setting the deadline for potential bidders to submit a proposal to purchase the Debtors’ business (the “Bid Deadline”), scheduling an auction (the “Auction”), and scheduling the hearing with respect to the approval of the sale transaction (the “Sale Hearing”); (e) approving the form and manner of notice of the sale of the Assets and the Equity Interests, the Auction, and the Sale Hearing; (f) approving the form and manner of notice to each non-Debtor counterparty (each a “Counterparty”) to executory contracts and unexpired leases (each a “Contract”) regarding the Debtors’ potential assumption and assignment of their Contracts and of the Debtors’ calculation of the amount necessary to cure all monetary defaults thereunder (collectively, the “Cure Costs”); and (g) approving procedures for the assumption and assignment of Contracts (the “Assumption and Assignment Procedures”); and (ii) an order (a) authorizing the sale of the Assets and Equity Interests free and clear of all liens, claims, 1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: Briggs & Stratton Corporation (2330), Billy Goat Industries, Inc. (4442), Allmand Bros., Inc. (4710), Briggs & Stratton International, Inc. (9957), and Briggs & Stratton Tech, LLC (2102). The address of the Debtors’ corporate headquarters is 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. 2 Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Motion or Bidding Procedures, as applicable.

interests, and encumbrances pursuant to section 363(f) of the Bankruptcy Code; (b) authorizing the assumption and assignment of proposed assumed Contracts (collectively, the “Proposed Assumed Contracts”); and (iii) granting related relief. On [●], 2020, the Bankruptcy Court entered the Bidding Procedures Order (Docket No. [●]) approving, among other things, the Bidding Procedures, which establishes the key dates and times related the Auction and Sale Hearing.3 You are receiving this Notice because you may be a Counterparty to a Contract of the Debtors that potentially could be assumed and assigned to the Stalking Horse Bidder or one or more other Qualified Bidder(s) in connection with a sale of the Assets and Equity Interests. A. Stalking Horse Bid A binding stalking horse bid (the “Stalking Horse Bid”) has been submitted by Bucephalus Buyer, LLC (the “Stalking Horse Bidder”), an affiliate of KPS Capital Partners. The Stalking Horse Bidder has executed a stock and asset purchase agreement (the “Stalking Horse Agreement”)4 for the purchase of substantially all of the Assets and Equity Interets (the “Stalking Horse Bid”). The Stalking Horse Bid is subject to higher or otherwise better offers submitted in accordance with the terms and provisions of the Bidding Procedures. B. Cure Objections In accordance with the Assumption and Assignment Procedures and the Bidding Procedures Order, the Debtors may, in connection with a Sale Transaction with a Successful Bidder (as defined in the Bidding Procedures), seek to assume and assign to the Successful Bidder(s) (or its designated affiliate assignee, if applicable) certain Contracts of the Debtors. Each of the Contracts that may be assumed and assigned in connection with a Sale Transaction with a Successful Bidder and the Debtors’ calculation of the Cure Costs with respect thereto are set forth on Exhibit A hereto. Any objection to the proposed assumption, assignment, or potential designation of a Contract identified on Exhibit A, the subject of which objection is the Debtors’ proposed Cure Costs (a “Cure Objection”), must be (i) filed in accordance with the Bidding Procedures Order; (ii) filed with the Bankruptcy Court; and (iii) served on the Objection Notice Parties (as defined below) by no later than [August 27, 2020], at 5:00 p.m. (prevailing Central Time). IF A COUNTERPARTY FAILS TO FILE WITH THE BANKRUPTCY COURT AND SERVE ON THE OBJECTION NOTICE PARTIES A TIMELY CURE OBJECTION, THE COUNTERPARTY SHALL BE FOREVER BARRED FROM ASSERTING ANY OBJECTION WITH REGARD TO THE AMOUNT TO CURE ANY 3 To the extent of any inconsistencies between the Bidding Procedures and the summary descriptions of the Bidding Procedures in this notice, the terms in the Bidding Procedures shall control in all respects. 4 A copy of the Stalking Horse Agreement is attached as Exhibit D to the Bidding Procedures Order. 2

DEFAULT UNDER THE APPLICABLE EXECUTORY CONTRACT OR UNEXPIRED LEASE. THE CURE COSTS SET FORTH ON EXHIBIT A ANNEXED HERETO SHALL BE CONTROLLING AND WILL BE THE ONLY AMOUNT NECESSARY TO CURE OUTSTANDING DEFAULTS UNDER THE APPLICABLE EXECUTORY CONTRACT OR UNEXPIRED LEASE UNDER BANKRUPTCY CODE SECTION 365(b), NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE EXECUTORY CONTRACT OR UNEXPIRED LEASE, OR ANY OTHER DOCUMENT, AND THE APPLICABLE COUNTERPARTY SHALL BE FOREVER BARRED FROM ASSERTING ANY ADDITIONAL CURE OR OTHER AMOUNTS WITH RESPECT TO SUCH EXECUTORY CONTRACT OR UNEXPIRED LEASE AGAINST THE DEBTORS, ANY SUCCESSFUL BIDDER, OR THE PROPERTY OF ANY OF THEM. C. Adequate Assurance Objection Upon request by a Counterparty, the Debtors shall direct the Counterparty to counsel to the Stalking Horse Bidder for the purposes of demonstrating adequate assurance information of future performance by the Stalking Horse Bidder. At the Sale Hearing, the Stalking Horse Bidder shall provide additional financial and commercial information to the extent required by the Bankruptcy Court to demonstrate adequate assurance information of future performance by the Stalking Horse Bidder. Any objection to the proposed assumption or assignment of a Contract identified on Exhibit A annexed hereto, the subject of which is the Stalking Horse Bidder’s (or its known assignee’s) proposed form of adequate assurance of future performance with respect to such Contract (an “Adequate Assurance Objection”), must be (i) filed in accordance with the Bidding Procedures Order; (ii) filed with the Bankruptcy Court; and (iii) served on the Objection Notice Parties by no later than [August 27, 2020], at 5:00 p.m. (prevailing Central Time). IF A COUNTERPARTY FAILS TO FILE WITH THE BANKRUPTCY COURT AND SERVE ON THE OBJECTION NOTICE PARTIES A TIMELY ADEQUATE ASSURANCE OBJECTION, THE COUNTERPARTY SHALL BE FOREVER BARRED FROM ASSERTING ANY OBJECTION WITH REGARD TO ADEQUATE ASSURANCE OF FUTURE PERFORMANCE OF THE APPLICABLE EXECUTORY CONTRACT OR UNEXPIRED LEASE. THE SUCCESSFUL BIDDER (OR ITS DESIGNATED ASSIGNEE, IF APPLICABLE) SHALL BE DEEMED TO HAVE PROVIDED ADEQUATE ASSURANCE OF FUTURE PERFORMANCE WITH RESPECT TO THE APPLICABLE CONTRACT OR UNEXPIRED LEASE IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 365(f)(2)(B), NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE EXECUTORY CONTRACT OR UNEXPIRED LEASE, OR ANY OTHER DOCUMENT. D. Assumption/Assignment Objection Any objection to the proposed assumption or assumption and assignment of a Contract identified on Exhibit A annexed hereto (an “Assumption/Assignment Objection”), other than Cure Objections or Adequate Assurance Objections, must be (i) filed in accordance with the 3

Bidding Procedures Order; (ii) filed with the Bankruptcy Court; and (iii) served on the Objection Notice Parties by no later than [August 27, 2020], at 5:00 p.m. (prevailing Central Time). IF A COUNTERPARTY FAILS TO FILE WITH THE BANKRUPTCY COURT AND SERVE ON THE OBJECTION NOTICE PARTIES A TIMELY ASSUMPTION/ASSIGNMENT OBJECTION, THE COUNTERPARTY SHALL BE FOREVER BARRED FROM ASSERTING ANY OBJECTION WITH REGARD TO MOTION, THE SALE ORDER, THE SALE TRANSACTION, OR THE DEBTORS’ CONSUMMATION OF THE STALKING HORSE AGREEMENT OR ANY OTHER PURCHASE AGREEMENT EXECUTED BY THE DEBTORS AND A SUCCESSFUL BIDDER, INCLUDING, WITHOUT LIMITATION, THE DEBTORS’ ASSUMPTION OR ASSUMPTION AND ASSIGNMENT OF THE APPLICABLE EXECUTORY CONTRACT OR UNEXPIRED LEASE FREE AND CLEAR OF LIENS, CLAIMS, ENCUMBRANCES AND OTHER INTERESTS. E. Objection Notice Parties “Objection Notice Parties” as used herein include: (a) the Debtors, 12301, West Wirth Street, Wauwatosa, Wisconsin 53222 (Attn: Kathryn M. Buono, Esq.); (b) proposed counsel for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10053 (Attn: Ronit J. Berkovich, Esq., Debora A. Hoehne, Esq., and Martha E. Martir, Esq.) and Carmody MacDonald P.C., 120 S. Central Ave., Suite 1800, St. Louis, Missouri 63105 (Attn: Robert E. Eggmann, Esq., Christopher J. Lawhorn, Esq., and Thomas H. Riske, Esq.); (c) counsel for the Stalking Horse Bidder, Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, IL 60654 (Attn: Chad Husnick, P.C., Esq. and Gregory F. Pesce, Esq.); (d) proposed counsel to the Official Committee of Unsecured Creditors appointed in the Debtors’ chapter 11 cases, if any, (the “Creditors’ Committee”), [●] (Attn: [●]); (e) counsel for the ABL Agent and DIP Agent, Latham & Watkins LLP (Attn: Peter P. Knight and Jonathan C. Gordon); (f) counsel for Wilmington Trust, N.A., as successor indenture trustee under the Senior Notes, Pryor Cashman LLP (Attn: Seth H. Lieberman, Esq. and David W. Smith, Esq.); (g) counsel for the United States Trustee for the Eastern District of Missouri (Attn: Sirena T. Wilson, Esq.); and (h) the United States Attorney’s Office for the Eastern District of Missouri. The Debtors request that if you have a Cure Objection, Adequate Assurance Objection, and/or Assumption/Assignment Objection, you contact the Debtors prior to [August 27, 2020], at 5:00 p.m. (prevailing Central Time) to attempt to resolve such dispute consensually. The Debtors’ contact for such matters is Martha E. Martir, Esq., at (212) 310-8228, or, by email at martha.martir@weil.com. If such dispute cannot be resolved consensually prior to [August 27, 2020], at 5:00 p.m. (prevailing Central Time), you must file and serve an objection by the deadlines set forth above and in accordance with the procedures set forth in this Notice to preserve your right to object. F. Sale Hearing A hearing to approve and authorize the sale of the Debtors’ business to the Successful Bidder (which may be the Stalking Horse Bidder) will be held before the Court on or before September 11, 2020, at [●] [a/p].m. (prevailing Central Time); provided, that the Debtors may 4 reschedule or adjourn the Sale Hearing, after consultation with the Consultation Parties and Successful Bidder(s), and complying with the applicable noticing requirements in the Bidding Procedures. If a timely Cure Objection, Adequate Assurance Objection, or Assumption/ Assignment Objection is received and such objection cannot otherwise be resolved by the parties, such objection shall be heard at the Sale Hearing or such later date as the Debtors determine. Additional Information Copies of the Motion, the Bidding Procedures Order, and the Bidding Procedures, as well as all related exhibits, including the Stalking Horse Agreement and all other agreements filed with the Court, may be obtained free of charge at the website dedicated to the Debtors’ chapter 11 cases maintained by their claims and noticing agent, Kurtzman Carson Consultants LLC, located at http://www.kccllc.net/Briggs or can be requested by e-mail at BriggsInfo@kccllc.com. Other The inclusion of any Contract on Exhibit A shall not constitute or be deemed a determination or admission by the Debtors that a particular Contract is an executory contract or unexpired lease within the meaning of the Bankruptcy Code or require or guarantee that such Contract ultimately will be assumed or assigned. All rights of the Debtors with respect thereto are reserved. Notwithstanding the inclusion of any Contract on Exhibit A, a Successful Bidder is not bound to accept assignment of any Purchased Contract. In accordance with the terms of the Bidding Procedures Order, the Debtors may until five (5) business days prior to entry of the order approving the Sale Transaction, add or remove Contracts to the Proposed Assumed Contracts, by filing and serving upon the Counterparties to such Contracts a supplemental Assumption and Assignment Notice, which will be deemed to update any previously filed Assumption and Assignment Notice, including this Assumption and Assignment Notice. In addition, after the Sale Transaction closes, the Debtors may continue adding Contracts to the Proposed Assumed Contracts, by filing and serving upon the Counterparties to such Contracts a supplemental Assumption and Assignment Notice. 5

Dated: _______________, 2020 Respectfully submitted, St. Louis, Missouri CARMODY MACDONALD P.C. /s/ DRAFT Robert E. Eggmann, #37374MO Christopher J. Lawhorn, #45713MO Danielle A. Suberi, #59688MO Thomas H. Riske, #61838MO Lindsay Leible Combs, #63963MO 120 S. Central Avenue, Suite 1800 St. Louis, Missouri 63105 Telephone: (314) 854-8600 Facsimile: (314) 854-8660 Email: ree@carmodymacdonald.com cjl@carmodymacdonald.com das@carmodymacdonald.com thr@carmodymacdonald.com ltl@carmodymacdonald.com Proposed Local Counsel to the Debtors and Debtors in Possession -and- WEIL, GOTSHAL & MANGES LLP Ronit J. Berkovich (pro hac vice pending) Debora A. Hoehne (pro hac vice pending) Martha E. Martir (pro hac vice pending) 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007 Email: Ronit.Berkovich@weil.com Debora.Hoehne@weil.com Martha.Martir@weil.com Proposed Counsel to the Debtors and Debtors in Possession 6

Exhibit D Stalking Horse Agreement

EXHIBIT B Form of Bidding Procedures See attached.

Exhibit B UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF MISSOURI SOUTHEASTERN DIVISION § Chapter 11 In re: § § Case No. 20-[●]-[●] BRIGGS & STRATTON § CORPORATION, et al., § (Jointly Administered) § Debtors.1 § BIDDING PROCEDURES Overview On July 20, 2020, Briggs & Stratton Corporation and its debtor affiliates, as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors” and with their non-Debtor affiliates, the “Group Companies”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). The Debtors’ chapter 11 cases have been consolidated for procedural purposes under the lead case, In re Briggs & Stratton Corp., et al., Case No 20-[●]-[●] (the “Chapter 11 Cases”). The Debtors are authorized to continue to operate their business and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Debtors are seeking to sell (i) substantially all of their assets, in whole or in part, primarily related to the design, manufacture and marketing of gasoline engines for outdoor power equipment, battery systems for commercial applications, and power generation, pressure washer, lawn and garden, turf care and job site products, including through the Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Hurricane®, Murray®, Branco®, and Victa® brands including, but not limited to, the following assets: (a) contracts and leases; (b) accounts receivable; (c) inventory; (d) prepaid expenses; (e) owned real property; (f) furnishings and equipment; (g) intellectual property; (h) books and records; (i) permits; (j) rights under agreements with employees; (k) warranties; and (l) certain employee plans (collectively, the “Assets”) and (ii) the equity interests in the Debtors’ non-Debtor subsidiaries and certain joint venture equity interests held by the Debtors (collectively, the “Equity Interests”). On [●], 2020, the Bankruptcy Court entered an order (Docket No. [●]) (the “Bidding Procedures Order”),2 which, among other things, approved 1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: Briggs & Stratton Corporation (2330), Billy Goat Industries, Inc. (4442), Allmand Bros., Inc. (4710), Briggs & Stratton International, Inc. (9957), and Briggs & Stratton Tech, LLC (2102). The address of the Debtors’ corporate headquarters is 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. 2 Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion of Debtors for Entry of an Order (I) Approving (A) Bidding Procedures, (B)

these procedures (these “Bidding Procedures”) for the consideration of the highest or otherwise best offer or combination of offers to acquire the Assets and the Equity Interests on the terms and conditions set forth herein. Bucephalus Buyer, LLC (the “Stalking Horse Bidder”), an affiliate of KPS Capital Partners, has submitted a bid and has executed that certain Stock and Asset Purchase Agreement (together with the schedules and exhibits thereto, and as it may be amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Stalking Horse Agreement”), dated effective as of July 19, 2020.3 The Stalking Horse Agreement contemplates, pursuant to the terms and subject to the conditions contained therein, among other things, the sale of the Acquired Assets (as defined in the Stalking Horse Agreement) and the Acquired Equity Interests (as defined in the Stalking Horse Agreement) to the Stalking Horse Bidder for the purchase price of (i) an aggregate dollar amount equal to the sum of $550 million (the “Stalking Horse Cash Consideration”), subject to certain price adjustments, including a credit bid under section 363(k) of the Bankruptcy Code in the amount equal to the aggregate amount of principal owed to the Stalking Horse Bidder (or an affiliate of the Stalking Horse Bidder) under the DIP Credit Agreement (as defined below); and (ii) assumption of the Assumed Liabilities (as defined in the Stalking Horse Agreement) (collectively, the “Stalking Horse Bid”). The Stalking Horse Bid sets the floor for the sale and is subject to higher or otherwise better offers submitted in accordance with the terms and conditions of these Bidding Procedures. These Bidding Procedures describe, among other things: (i) the procedures for bidders to submit bids for the acquisition of the Assets and the Equity Interests, in whole or in part; (ii) the manner in which bidders and bids become Qualified Bidders and Qualified Bids; (iii) the process for negotiating the bids received; (iv) the conduct of the Auction if Qualified Bids are received; (v) the procedure for the selection of any Successful Bidder; and (vi) the process for Bankruptcy Court approval of a Sale Transaction at the Sale Hearing (each as defined herein). Summary of Important Dates These Bidding Procedures provide interested parties the opportunity to submit competing bids for all or any portion of the Assets and the Equity Interests, and to participate in an auction to be conducted by the Debtors (the “Auction”). The key dates for the sale process are set forth below. Such dates may be extended or otherwise modified by the Debtors, in consultation with the Consultation Parties,4 by filing a Designation of Stalking Horse Bidder and Stalking Horse Bid Protections, (C) Scheduling Auction and Sale Hearing, (D) Form and Manner of Notice of Sale, Auction, and Sale Hearing, and (E) Assumption and Assignment Procedures; (II) Authorizing (A) Sale of Debtors’ Assets Free and Clear of Liens, Claims, Interests, and Encumbrances, (B) Assumption and Assignment of Executory Contracts and Unexpired Leases; and (III) Granting Related Relief (the “Motion”) (Docket No. [●]) or the Bidding Procedures Order, as applicable. 3 A copy of the Stalking Horse Agreement is attached as Exhibit D to the Bidding Procedures Order. 4 The term “Consultation Parties” as used in these Bidding Procedures shall mean: (i) The official committee of unsecured creditors appointed in the Debtors’ chapter 11 cases (the “Creditors’ Committee”) and its advisors, including [●]; 2 notice of such extension or modification on the Court’s docket; provided that any such extension or modification shall not by itself extend any milestone or deadline in the Stalking Horse Agreement and/or DIP Credit Agreement: Key Event Deadline Hearing to consider approval of Bidding Procedures and August 11, 2020 entry of Bidding Procedures Order Deadline for the Debtors to file with the Bankruptcy Court August 13, 2020 and provide Counterparties with (i) a schedule of all executory contracts and unexpired leases, including those designated as Proposed Assumed Contracts by the Stalking Horse Bidder, (ii) notice of proposed cure costs for all executory contracts and unexpired leases, and (iii) adequate assurance information for the Stalking Horse Bidder Deadline to object to (i) the Debtors’ proposed cure August 27, 2020, at 5:00 p.m. costs in connection with the proposed assumption and (prevailing Central Time) assignment of executory contracts and unexpired leases to the Stalking Horse Bidder, (ii) the assumption and assignment of executory contracts and unexpired leases to the Stalking Horse Bidder, and (iii) adequate assurance of future performance of the Stalking Horse Bidder Deadline to submit Bids August 28, 2020, at 5:00 p.m. (prevailing Central Time) Deadline for the Debtors to file notice cancelling the August 31, 2020, at 5:00 p.m. Auction and designating the Stalking Horse Bid as the (prevailing Central Time) Successful Bid, if no Qualified Bid is received Deadline for the Debtors to notify Bidders of (i) status as August 31, 2020, at 5:00 p.m. Qualified Bidders and (ii) of selection of Baseline Bid (prevailing Central Time) (ii) United Steelworkers Local 2-232; and (iii) JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “DIP Agent”) under the Superpriority, Senior Secured Debtor-in-Possession Credit Agreement, dated as of July [●], 2020, among Briggs & Stratton Corporation, as lead borrower, the subsidiary borrowers from time to time party thereto, the various lenders and issuing banks, and JPMorgan Chase Bank, N.A. (the “DIP Credit Agreement” and the orders authoring entry into the DIP Credit Agreement, collectively, the “DIP Orders”). 3

Key Event Deadline Auction (if any) to be held if the Debtors receive more September 1, 2020, at than one Qualified Bid, either (i) at the offices of Weil, 10:00 a.m. (prevailing Gotshal & Manges LLP, 767 Fifth Avenue, New York, Eastern Time) New York 10153 or (ii) virtually pursuant to procedures to be filed by the Debtors on the Bankruptcy Court’s docket prior to the Auction Deadline for the Debtors to (i) file with the Bankruptcy September 3, 2020, at 5:00 Court the notice of Auction results and designation of p.m. (prevailing Central the Successful Bid and Back-Up Bid and (ii) to the Time) extent the Successful Bidder is not the Stalking Horse Bidder, (a) provide Counterparties with adequate assurance information for the Successful Bidder and (b) provide notice to Counterparties of Proposed Assumed Contracts designated by the Successful Bidder for assumption and assignment Deadline to file objections to Sale Transaction(s) September 8, 2020, at 5:00 p.m. (prevailing Central Time) Deadline to reply to objections to (i) Sale Transaction(s), September 10, 2020, at (ii) cure costs, (iii) the assumption and assignment of 5:00 p.m. (prevailing Central executory contracts and unexpired leases and/or Time) (iv) adequate assurance of future performance (if the Auction takes place) Sale Hearing September 11, 2020, at [●]:[●] [a/p].m. (prevailing Central Time) Property To Be Sold The Debtors seek to sell all or substantially all of the Assets and the Equity Interests to one or more purchasers (each sale in furtherance of the same, a “Sale Transaction”). Due Diligence The Debtors have posted copies of all material documents related to the Assets and the Equity Interests to the Debtors’ confidential electronic data room (the “Data Room”). To access the Data Room, an interested party must submit to the Debtors or their advisors the following: (A) an executed confidentiality agreement in form and substance that is customary and satisfactory to the Debtors (unless such party is already a party to an existing 4 confidentiality agreement with the Debtors that is acceptable to the Debtors for this due diligence process, in which case such agreement shall govern); and (B) sufficient information, as reasonably determined by the Debtors, to allow the Debtors to determine, in their reasonable business judgment in consultation with the Consultation Parties, that the interested party (i) has the financial wherewithal to consummate the applicable Sale Transaction and (ii) intends to access the Data Room for a purpose consistent with these Bidding Procedures. Each interested party that meets the above requirements to the satisfaction of the Debtors shall be a “Potential Bidder.” As soon as practicable, the Debtors will provide each Potential Bidder access to the Data Room; provided, that such access and the availability of additional due diligence will be terminated by the Debtors in their reasonable discretion at any time for any reason whatsoever, including if (i) a Potential Bidder does not become a Qualified Bidder, (ii) these Bidding Procedures are terminated, or (iii) the Potential Bidder breaches any obligations under its confidentiality agreement or the Debtors become aware that information submitted by the Potential Bidder in connection with requesting access to the Data Room is inaccurate or misleading. The Debtors may restrict or limit the access of a Potential Bidder to the Data Room if the Debtors determine, based on their reasonable business judgment, that certain information in the Data Room is sensitive, proprietary, or otherwise not appropriate for disclosure to such Potential Bidder. Each Potential Bidder shall comply with all reasonable requests for information and due diligence by the Debtors or their advisors regarding the ability of such Potential Bidder to consummate the applicable Sale Transaction. Until the Bid Deadline, and except as otherwise provided herein, the Debtors will provide all Potential Bidders with reasonable access to the Data Room and any additional information requested by Potential Bidders (subject to any restrictions pursuant to applicable law or these Bidding Procedures) that the Debtors believe to be reasonable and appropriate under the circumstances. All additional due diligence requests shall be directed to the Debtors’ advisors, Houlihan Lokey Capital, Inc. at ProjectBadger@hl.com. Neither the Debtors nor any of their representatives shall be obligated to furnish any information of any kind whatsoever relating to the Assets or the Equity Interests (i) to any person or entity who (a) is not a Potential Bidder; (b) does not comply with the participation requirements set forth above; or (c) in the case of competitively sensitive information, is a competitor of the Debtors (except pursuant to “clean team” or other information sharing procedures satisfactory to the Debtors) and (ii) to the extent not permitted by law or contract. Bid Deadline A Potential Bidder that desires to make a bid (a “Bid”) for some or all of the Assets or the Equity Interests shall deliver written and electronic copies of its Bid, so as to be received no later than August 28, 2020, at 5:00 p.m. (prevailing Central Time) (the “Bid Deadline”); provided, that the Debtors may, in consultation with the Consultation Parties, extend the Bid Deadline for any reason whatsoever, in their reasonable business judgment, for all or certain 5

Potential Bidders, without further order of the Bankruptcy Court, subject to providing notice to the Consultation Parties. The extension of the Bid Deadline hereunder shall not, by itself, result in an extension of any milestone or deadline under the Stalking Horse Agreement and/or DIP Credit Agreement, as applicable. The submission of a Bid by the Bid Deadline (as it may be extended in accordance with the foregoing) shall constitute a binding and irrevocable offer to acquire the Assets or the Equity Interests specified in such Bid. Any party that does not submit a Bid by the Bid Deadline will not be allowed to (i) submit any offer after the Bid Deadline or (ii) participate in any Auction for the applicable Assets or Equity Interests. There may not be any communications between and amongst Potential Bidders regarding the Debtors unless the Debtors have previously authorized such communication in writing. The Debtors reserve the right, in their reasonable business judgment and in consultation with the Consultation Parties, to disqualify any Potential Bidders that have communications between and amongst one another. Bids must be submitted by email to the following Debtors’ representatives (the “Bid Notice Parties”): Weil, Gotshal & Manges LLP Project.Badger.Weil@weil.com Houlihan Lokey Capital, Inc. ProjectBadger@hl.com Form and Content of Qualified Bids A Bid must be received by the Bid Notice Parties by the Bid Deadline and contain a signed purchase agreement from a Potential Bidder that identifies the purchaser by its legal name and any other party that will be participating in the Sale Transaction contemplated by the Bid. To constitute a “Qualified Bid” a Bid must include, at a minimum, the following:5 (A) Proposed Purchase Agreement. Each Bid must include, in both PDF and MS- WORD format, an executed purchase agreement (the “Proposed Purchase Agreement”) for the acquisition of all, some, or any one of the Assets or Equity Interests, together with a redline comparing the Proposed Purchase Agreement against the Stalking Horse Agreement, a copy of which is located in the Data Room. (B) Purchase Price; Acquired Assets and Equity Interests; Excluded Assets; Assumed Liabilities; Excluded Liabilities; Form of Consideration; Credit Bid. Each Bid must clearly set forth the following in writing in the Proposed 5 The Debtors may waive, in consultation with the Consultation Parties, any of the following requirements for a Bid to constitute a Qualified Bid to the extent reasonably necessary to promote bids and a robust Auction so long as any such waiver is not materially inconsistent with these Bidding Procedures. For the avoidance of any doubt, the Stalking Horse Bid is a Qualified Bid. 6

Purchase Agreement, as applicable: (i) Purchase Price; Initial Overbid. The price (the “Purchase Price”) proposed to be paid for the specified Assets and Equity Interests in U.S. Dollars. In addition, (a) a Bid must propose a Purchase Price equal to or greater than the sum of (1) the value of Stalking Horse Bid; (2) an initial overbid (the “Initial Overbid”), consisting of the sum of the Termination Payment,6 the Expense Reimbursement Payment,7 and $1,000,000; (b) the Purchase Price must include an amount in cash sufficient to satisfy the Termination Payment; and (c) the Purchase Price must be sufficient to pay in full all amounts outstanding under the DIP Credit Agreement. (ii) Acquired Assets and Equity Interests. The Assets and Equity Interests that the Potential Bidder seeks to acquire. (iii) Excluded Assets. The Assets that the Potential Bidder does not seek to acquire. (iv) Assumed Liabilities. The liabilities the Potential Bidder seeks to assume. For the avoidance of doubt, a Qualified Bid may include assumption of fewer than all or substantially all of the Debtors’ liabilities. (v) Excluded Liabilities. The liabilities of the Debtors that the Potential Bidder does not seek to assume. (vi) Form of Consideration. Each Bid must (a) indicate whether it is an all cash offer (including confirmation that the cash component of the Bid is based in U.S. Dollars) or consists of certain non-cash components, such as a credit bid pursuant to section 363(k) of the Bankruptcy Code and/or the assumption of liabilities and (b) provide sufficient cash consideration specifically designated for the payment of the Termination Payment. (vii) Credit Bid. Persons or entities holding a perfected security interest in any Assets or Equity Interests of a Debtor may, pursuant to section 363(k) of the Bankruptcy Code, seek to submit a “credit bid” for such Assets or Equity Interests, to the extent permitted by applicable law, any Bankruptcy Court orders, and the documentation governing the Debtors’ prepetition or postpetition secured credit facilities. To the 6 “Termination Payment,” as defined in the Stalking Horse Agreement, means a break-up fee in an amount equal to $16,500,000, payable in accordance with the Stalking Horse Agreement. 7 “Expense Reimbursement Payment,” as defined in the Stalking Horse Agreement, means an amount equal to the reasonable and documented expenses of the Stalking Horse Bidder in connection with the Sale Transaction, in an amount up to $2,750,000, payable in accordance with the Stalking Horse Agreement. 7 extent applicable, a credit bid must include a copy of the direction by the applicable lenders to the applicable agent or trustee to authorize the submission of such credit bid. A credit bid must include a commitment to provide cash consideration sufficient to pay the Termination Payment payable to the Stalking Horse Bidder under the terms of the Stalking Horse Agreement. The Credit Bid Amount (as defined in the Stalking Horse Agreement), as a component of the Stalking Horse Bid, shall be deemed to have satisfied these requirements. (C) Unconditional Offer/No Financial Contingencies. A commitment that the Bid is formal, binding, and unconditional (except for those conditions expressly set forth in the applicable Proposed Purchase Agreement), is not subject to any further due diligence or to any financing contingency, and shall be irrevocable until the Debtors notify such Potential Bidder that such Bid has not been designated as a Successful Bid or a Back-Up Bid, or with respect to the Back- Up Bid, until the Back-Up Bid Expiration Date (as defined below). (D) Proof of Financial Ability to Perform. Each Bid must contain such financial and other information that allows the Debtors, in consultation with the Consultation Parties, to make a reasonable determination as to the Potential Bidder’s financial and other capabilities to consummate the applicable Sale Transaction, including, without limitation, such financial and other information setting forth adequate assurance of future performance in satisfaction of the requirements under section 365(f)(2)(B) of the Bankruptcy Code, and the Potential Bidder’s ability to perform under any executory contracts and unexpired leases (each a “Contract”) that are assumed and assigned to such party, including an adequate assurance letter which the Debtors are authorized to share with applicable non- Debtor Contract counterparties (each a “Counterparty”) if such Bid is determined to be the Successful Bid or Back-Up Bid. Without limiting the foregoing, such information must include current financial statements or similar financial information certified to be true and correct as of the date thereof, proof of financing commitments (if needed) to close the applicable Sale Transaction (not subject to any unreasonable conditions, in the Debtors’ sole discretion (in consultation with the Consultation Parties)), contact information for verification of such information, including any financing sources, and any other information reasonably requested by the Debtors that is necessary to demonstrate that the Potential Bidder has the ability to close the applicable Sale Transaction in a timely manner. To the extent that a Bid is not accompanied by evidence of the Potential Bidder’s capacity to consummate the Sale Transaction set forth in its Bid with cash on hand (or other immediately available cash), each Bid must include committed financing documents that demonstrate to the Debtors’ satisfaction, in consultation with the Consultation Parties, that the Potential Bidder has received sufficient debt and/or equity funding commitments to satisfy the Potential Bidder’s Purchase Price and other obligations under its Bid, and that such funding commitments are sufficiently unconditional. 8

(E) Designation of Contracts and Leases. Each Bid must identify with particularity each and every Contract, the assumption and assignment of which is contemplated by the applicable Sale Transaction (collectively, “Proposed Assumed Contracts”); provided, that the Proposed Purchase Agreement may allow the Potential Bidder to add and remove Contracts from the schedule of Proposed Assumed Contracts any time prior to five (5) business days prior to entry of an order authorizing the Sale Transaction and may allow for certain contracts to be assumed and assigned following the closing of the Sale Transaction on substantially the terms included in the Stalking Horse Agreement; provided, further, that the Proposed Purchase Agreement may allow the Potential Bidder to add Contracts to the schedule of Proposed Assumed Contracts after the closing of the Sale Transaction, if the Contract has not been previously rejected by the Debtors and is not an Excluded Asset (as defined in the Proposed Purchase Agreement), upon written notice to and consent of the Debtors. The Debtors shall provide notice to the applicable Counterparties of such removal and/or addition of such Counterparty’s Contract and Lease as soon as reasonably practicable. (F) Required Approvals. A statement or evidence reflecting (i) that the Potential Bidder has made or will make as soon as reasonably practicable, and in no event later than the timing in the Stalking Horse Agreement, all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other Antitrust Laws (as defined in the Stalking Horse Agreement), as applicable, and pay the filing fees associated with such filings; (ii) the Potential Bidder’s plan and ability to obtain all requisite governmental, regulatory, or other third-party approvals and the proposed timing for the Potential Bidder to undertake the actions required to obtain such approvals; and (iii) that the Bid is reasonably likely (based on antitrust or other regulatory issues, experience, and other considerations) to be consummated, if selected as the Successful Bid or the Back-Up Bid, within a time frame acceptable to the Debtors (in consultation with the Consultation Parties). A Potential Bidder further agrees that its attorneys will discuss with and explain to the Debtors’ attorneys such Potential Bidder’s regulatory analysis, strategy, and timeline for securing all such approvals as soon as reasonably practicable. (G) Disclosure of Identity and Corporate Authorization. Each Bid must (i) fully disclose, by their legal names, the identity of the Potential Bidder and each entity that will be participating in its Bid (including any equity owners or sponsors, if the Potential Bidder is an entity formed for the purpose of consummating the Sale Transaction), and the complete terms of any such participation, and (ii) include evidence of corporate authorization and approval from the Potential Bidder’s board of directors (or comparable governing body), if necessary, with respect to the submission, execution, and delivery of a Bid, participation in the Auction, and closing of the transactions contemplated by the Potential Bidder’s Proposed Purchase Agreement in accordance with the terms of the Bid and these Bidding Procedures. 9

(H) Employee Obligations. Each Bid must specify (i) whether the Qualified Bidder intends to hire some or all of the employees employed by the Group Companies and (ii) indicate the treatment of the compensation, incentive, retention, bonus or other compensatory arrangements, plans, or agreements, including, offer letters, employment agreements, consulting agreements, severance arrangements, retention bonus agreements, change in control arrangements, pension plans, retiree benefits, collective bargaining agreements, and any other employment related agreements of the Group Companies, including the Briggs & Stratton Corporation Pension Plan, the Briggs & Stratton Corporation Cash Balance Retirement Plan, the Briggs & Stratton Corporation Consolidated Retirement and Savings Plan, the Briggs & Stratton Corporation Amended and Restated Supplemental Executive Retirement Plan, the Briggs & Stratton Corporation Amended and Restated Supplemental Employee Retirement Plan, the Briggs & Stratton Corporation Key Employee Savings and Investment Plan, the Group Insurance Plan of Briggs & Stratton Corporation, and the Group Insurance Plan for Retirees of Briggs & Stratton Corporation (collectively, the “Employee Obligations”). (I) No Entitlement to Break-Up Fee, Expense Reimbursement, or Other Amounts. With the exception of the Stalking Horse Bid, each Bid must expressly state that the Bid does not entitle the Potential Bidder to any break-up fee, termination fee, expense reimbursement, or similar type of payment or reimbursement, and a waiver of any substantial contribution administrative expense claims under section 503(b) of the Bankruptcy Code related to the bidding process. (J) Disclosure of Connections. Each Bid must fully disclose any connections or agreements with the Debtors, any other known Potential Bidder and/or any officer or director of the Debtors. (K) Joint Bids. The Debtors will be authorized to approve joint Bids, including joint credit bids, in their reasonable discretion on and in consultation with the Consultation Parties on a case-by-case basis. (L) Representations and Warranties. Each Bid must include the following representations and warranties: (i) a statement that the Potential Bidder has had an opportunity to conduct any and all due diligence regarding the applicable Assets and Equity Interests prior to submitting its Bid; (ii) a statement that the Potential Bidder has relied solely upon its own independent review, investigation, and/or inspection of any relevant documents, as well as the Assets and Equity Interests to be purchased and the liabilities to be assumed (as applicable), in making its Bid and has not relied on any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express or 10 implied, by operation of law or otherwise, regarding such Assets and Equity Interests or liabilities or the completeness of any information provided in connection therewith, except as expressly stated in the representations and warranties contained in the Potential Bidder’s Proposed Purchase Agreement ultimately accepted and executed by the Debtors; (iii) a statement that the Potential Bidder agrees to serve as Back-Up Bidder, if its Bid is selected as the next highest or otherwise best bid after the Successful Bid with respect to the applicable Assets and Equity Interests; (iv) a statement that the Potential Bidder has not engaged in any collusion with respect to the submission of its Bid; (v) a statement that all proof of financial ability to consummate the applicable Sale Transaction in a timely manner and all information provided to support adequate assurance of future performance is true and correct; and (vi) a statement that the Potential Bidder agrees to be bound by the terms of these Bidding Procedures. (M) Additional Requirements. A Potential Bidder must also accompany its Bid with: (i) a good faith cash deposit in the amount of no less than ten percent (10%) of the cash portion of the Purchase Price (a “Deposit”), unless otherwise agreed to by the Debtors and a Potential Bidder, which shall be deposited prior to the Bid Deadline with an escrow agent selected by the Debtors (the “Escrow Agent”) pursuant to an escrow agreement to be entered into between a Debtor and the Escrow Agent; provided, however, that a Potential Bidder submitting a credit bid will not be required to accompany its Bid with a Deposit for any portion of the Purchase Price that is a credit bid, but shall be required to provide a Deposit for any portion of its Bid that is not a credit bid; provided, further, that to the extent a Qualified Bidder increases the cash portion of the Purchase Price before, during, or after the Auction, the Debtors reserve the right to require that such Qualified Bidder adjust its Deposit so that it equals ten percent (10%) of the increased cash portion of the Purchase Price; provided, further, that the requirements set forth in this sub-section (M)(i) do not apply to the Stalking Horse Bidder; (ii) the contact information of the specific person(s) whom the Debtors or their advisors should contact in the event that the Debtors have any questions or wish to discuss the Bid submitted by the Potential Bidder; (iii) a covenant to cooperate with the Debtors to provide pertinent factual information regarding the Potential Bidder’s operations reasonably 11 required to analyze issues arising with respect to any applicable Antitrust Laws (as defined in the Stalking Horse Agreement) and other applicable regulatory requirements; and (iv) a detailed analysis of the value of any non-cash component of the Bid, if any, and back-up documentation to support such value. Notwithstanding anything herein to the contrary, (i) the DIP Agent or its designee has the right, but not the requirement, to credit bid up to the full amount of the outstanding obligations under the DIP Credit Agreement at or before the Auction in accordance with the terms thereof and pursuant to section 363(k) of the Bankruptcy Code and (ii) any credit bid submitted by the DIP Agent or its designee shall be deemed a Qualified Bid without the need to comply with any of the foregoing requirements except (A), (B)(i)(a)-(b), (B)(vii), (H)-(I), (L)(i)-(ii), and (L)(iv)-(vi). Review of Bids; Designation and Notice of Qualified Bids The Debtors will evaluate all Bids that are timely submitted and may engage in negotiations with Potential Bidders that submit Bids as the Debtors deem appropriate, in the exercise of their business judgment, based upon the Debtors’ evaluation of each Bid. A Bid will not be a Qualified Bid if it is materially less favorable than the terms of the Stalking Horse Agreement. The Debtors shall determine, in their reasonable judgment, in consultation with the Consultation Parties, which of the Bids received by the Bid Deadline qualify as a “Qualified Bid” (each Potential Bidder that submits such a Qualified Bid, a “Qualified Bidder”) and shall notify each Qualified Bidder of its status as a Qualified Bidder by August 31, 2020, at 5:00 p.m. (prevailing Central Time) (the “Qualified Bid Deadline”). The Stalking Horse Bidder is a Qualified Bidder and the Stalking Horse Bid (including as may be modified in favor of the Debtors at the Auction (if any)) represents a Qualified Bid. Without the written consent of the Debtors, in consultation with the Consultation Parties, a Qualified Bidder may not modify, amend, or withdraw its Qualified Bid, except for proposed amendments to increase the Purchase Price or otherwise improve the terms of its Qualified Bid during the period that such Qualified Bid remains binding as specified herein; provided, that any Qualified Bid may be improved at the Auction as set forth in these Bidding Procedures. The Debtors reserve the right to work with any Potential Bidder in advance of the Auction to cure any deficiencies in a Bid that is not initially deemed a Qualified Bid and to clarify or otherwise improve such Bid such that it may be designated a Qualified Bid. In evaluating the Bids, the Debtors may take into consideration the following non- exhaustive factors: 1. the amount and the form of consideration of the Purchase Price; 2. the Assets, Equity Interests and liabilities included in or excluded from the Bid, including any Contracts or other liabilities proposed to be assumed; 12

3. the value to be provided to the Debtors under the Bid, including the net economic effect upon the Debtors’ estates; taking into account any Stalking Horse Bidder’s right to any Termination Payment; 4. any benefit to the Debtors’ bankruptcy estates from any assumption or waiver of liabilities; 5. the transaction structure and execution risk, including conditions to, timing of, and certainty of closing, termination provisions, availability of financing and financial wherewithal to meet all commitments, and required governmental or other approvals; 6. the impact on employees and the proposed treatment of the Employee Obligations, including whether the Potential Bidder has an agreement with the Debtors’ labor unions regarding post-closing labor relations matters; 7. the impact on trade creditors; 8. the impact on the Debtors’ ability to confirm a chapter 11 plan; and 9. any other factors the Debtors may reasonably deem relevant consistent with their fiduciary duties. On or before the Qualified Bid Deadline, the Debtors shall notify Qualified Bidders and the Consultation Parties of (i) the Bids that the Debtors have determined to be Qualified Bids and (ii) the Bid(s) that the Debtors have determined to be the highest or otherwise best Qualified Bid(s) to serve as the baseline bid(s) at the Auction (the “Baseline Bid”). For the avoidance of doubt, the Baseline Bid shall equal (or exceed) an amount equal to the value of the Stalking Horse Bid plus the Initial Overbid. Failure to Receive Qualified Bids Other Than Stalking Horse Bid If the Debtors do not receive any Qualified Bids (other than the Stalking Horse Bid) for any of the Assets or Equity Interests on the same or better terms as provided in the Stalking Horse Bid by the Bid Deadline, the Debtors will not conduct the Auction and shall file a notice with the Bankruptcy Court by August 31, 2020, at 5:00 p.m. (prevailing Central Time) indicating that no Auction will be held and designating the Stalking Horse Bid as the Successful Bid and the Stalking Horse Bidder as the Successful Bidder. The Debtors shall also publish such notice on the website of their claims and noticing agent, Kurtzman Carson Consultants LLC (http://www.kccllc.net/Briggs, the “Claims Agent Website”). Auction Procedures If the Debtors receive one or more Qualified Bids (other than the Stalking Horse Bid) for any of the Assets or Equity Interests on the same or better terms as provided in the Stalking Horse Bid by the Bid Deadline, the Debtors will conduct the Auction on September 1, 2020 beginning at 10:00 a.m. (prevailing Eastern Time) at (i) the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 or (ii) virtually pursuant to 13 procedures to be timely filed by the Debtors on the Bankruptcy Court’s docket, or such other date or at such other location as may be determined by the Debtors in consultation with the Stalking Horse Bidder and the Consultation Parties. Only Qualified Bidders, including the Stalking Horse Bidder, will be eligible to participate in the Auction, subject to such limitations as the Debtors may impose in good faith. In addition, professionals and/or other representatives of the Debtors and Consultation Parties shall be permitted to attend and observe the Auction. Further, any creditor of the Debtors may attend and observe the Auction; provided that such creditor provides the Debtors with written notice of its intention to attend the Auction on or before one (1) business day prior to the Auction, which written notice shall be sent to proposed counsel for the Debtors via electronic mail at Project.Badger.Weil@weil.com. The Debtors may, in the exercise of their reasonable business judgment, adopt rules for the Auction consistent with these Bidding Procedures and the Bidding Procedures Order that the Debtors reasonably determine in consultation with the Consultation Parties to be appropriate to promote a competitive Auction. Any rules developed by the Debtors will provide that all Bids in the Auction will be made and received on an open basis, and all Qualified Bidders participating in the Auction will be entitled to be present for all bidding with the understanding that the true identity of each Qualified Bidder placing a Qualified Bid at the Auction will be fully disclosed to all other bidders participating in the Auction and that all material terms of a Qualified Bid submitted in response to any successive Bids made at the Auction will be disclosed to all other Qualified Bidders. Each Qualified Bidder will be permitted an amount of time that the Debtors reasonably determine to be an appropriate amount of time to respond to the previous bid at the Auction. The Auction will be conducted openly and shall be transcribed or recorded. At the Auction, Qualified Bidders (including the Stalking Horse Bidder) will be permitted to increase their bids. For each Baseline Bid, bidding will start at the Purchase Price and terms proposed in the applicable Baseline Bid, and will proceed thereafter in minimum bid increments of not less than $1,000,000 (a “Minimum Overbid Amount”). The Debtors reserve the right to increase or decrease the Minimum Overbid Amount at any time during the Auction. If the Stalking Horse Bidder bids at the Auction for the applicable Assets and Equity Interests that are the subject of its Stalking Horse Bid, such Stalking Horse Bidder will also be entitled to include the amount of the Termination Payment in its bid, such that the cash and other consideration proposed by the Stalking Horse Bidder plus the Termination Payment must exceed the most recent bid by at least the Minimum Overbid Amount. At the Auction, the Debtors, in their reasonable business judgment and after consultation with the Consultation Parties, will be permitted to request best and final offers from the Qualified Bidders (including the Stalking Horse Bidder). The Debtors may adopt additional rules, in consultation with the Consultation Parties, for the Auction at any time that the Debtors reasonably determine to be appropriate to promote the goals of maximizing the value of the Assets and Equity Interests and provided that such rules are not inconsistent with these Bidding Procedures. Absent consent of the Debtors, pursuant to 18 U.S.C. §§ 156 and 157, Potential Bidders and their representatives may not communicate with one another, collude, or otherwise coordinate for purposes of participating in the Auction. Each Potential Bidder participating in an Auction will be required to confirm in writing and on the record at an 14

Auction that (i) it has not engaged in any collusion with respect to the submission of any Bid or the Auction and (ii) its Bid represents a binding, good faith, and bona fide offer to purchase the Assets and Equity Interests identified in such Bid if selected as the Successful Bidder. All parties attending the Auction must keep the proceedings and results of the Auction confidential until the Debtors have closed the Auction; provided, that parties may speak with clients or parties necessary to place their Bid or increase it so long as such individuals are advised of the confidentiality restrictions provided hereunder and in the confidentiality agreements. The Debtors may, in the exercise of their reasonable business judgment, and in consultation with the Consultation Parties, identify the highest or otherwise best Qualified Bid(s) for particular Assets or Equity Interests as the successful bid(s) (each, a “Successful Bid” and, the bidder submitting such bid, a “Successful Bidder”). The Debtors may also, in consultation with the Consultation Parties, identify which Qualified Bid(s) constitute the next highest or otherwise best bid(s) and deem such next highest or otherwise best bid(s) each a back-up bid (such bid(s) shall each be a “Back-Up Bid” and, the bidder submitting such bid, a “Back-Up Bidder”). Back-Up Bid(s) shall remain open and irrevocable until the earliest to occur of (i) the applicable outside date for consummation of the Sale Transaction set forth in the Back-Up Bid, (ii) consummation of the Sale Transaction with a Successful Bidder, and (iii) the release of such Back-Up Bid by the Debtors in writing (such date, the “Back-Up Bid Expiration Date”). If a Sale Transaction with a Successful Bidder is terminated prior to the Back-Up Bid Expiration Date, the Back-Up Bidder shall be deemed a Successful Bidder and shall be obligated to consummate the Back-Up Bid as if it were a Successful Bid. Notwithstanding the foregoing, any Bid submitted by the DIP Agent shall not be required to serve as a Back-Up Bid absent consent of the DIP Agent. Within one (1) business day after the Auction, or at such later time agreed to by the Debtors in their reasonable business judgment, and in consultation with the Consultation Parties, (i) the Successful Bidder(s) shall submit to the Debtors fully executed documentation memorializing the terms of the Successful Bid(s) and (ii) the Back-Up Bidder(s) shall submit to the Debtors execution versions of the documentation memorializing the terms of the Back-Up Bid(s). Neither a Successful Bid nor a Back-Up Bid may be assigned to any party without the consent of the Debtors. At any time before entry of an order approving any Sale Transaction, the Debtors reserve the right to and may, in consultation with the Consultation Parties, reject the applicable Qualified Bid (other than the Stalking Horse Bid) if such Qualified Bid, in the Debtors’ reasonable business judgment, is: (i) inadequate or insufficient; (ii) not in conformity with the requirements of the Bankruptcy Code, these Bidding Procedures, or the terms and conditions of the applicable Sale Transaction; or (iii) contrary to the best interests of the Debtors and their estates. Post-Auction Process Within two (2) calendar days after the conclusion of the Auction, if one is held, or as soon as reasonably practicable thereafter, the Debtors shall file with the Bankruptcy Court and post on the Claims Agent Website a notice containing the results of the Auction (the “Notice of 15

Auction Results”) that includes (i) the identity of the Successful Bidder(s) and the Back-Up Bidder(s); (ii) adequate assurance of future performance information for the Successful Bidder (if different from Stalking Horse Bidder), (iii) schedule of Proposed Assumed Contracts in the Successful Bid(s) and Back-Up Bid(s), if known, (iv) identify any known proposed assignees of Proposed Assumed Contracts (if known and if different from the applicable Successful Bidder(s) or Back-Up Bidders(s)), and (v) set forth the deadlines and procedures for filing Sale Objections in response to the Notice of Auction Results. Within seven (7) calendar days after the Auction, if one is held, the Debtors shall direct the Escrow Agent to return the Deposits of all bidders, together with interest accrued thereon, other than the Deposits of the Successful Bidder(s) and Back-Up Bidder(s); provided, for the avoidance of doubt, the return of the Escrow Amount (as defined in the Stalking Horse Agreement) shall be governed by the Stalking Horse Agreement and the Escrow Agreement (as defined in the Stalking Horse Agreement). Within five (5) calendar days after the Back-Up Bid Expiration Date, the Debtors shall direct the Escrow Agent to return the Deposit(s) of the Back- Up Bidder(s), together with interest accrued thereon (if any). Upon the authorized return of any such Deposits, the Bid associated therewith shall be deemed revoked and no longer enforceable. Each Successful Bidder’s Deposit shall be applied against the cash portion of the Purchase Price of such bidder’s Successful Bid upon the consummation of a Sale Transaction. In addition to the foregoing, the Deposit of any Qualified Bidder will be forfeited to the Debtors if (i) the Qualified Bidder attempts to modify, amend, or withdraw its Qualified Bid, except as permitted herein or with the Debtors’ written consent, during the time the Qualified Bid remains binding and irrevocable or (ii) except as provided herein, the Qualified Bidder is selected as a Successful Bidder or a Back-Up Bidder and refuses or fails to enter into the required definitive documentation or to consummate a Sale Transaction in accordance with these Bidding Procedures, which forfeiture will not limit any other rights and remedies of the Debtors; provided, however, that this paragraph shall not apply to the Escrow Amount (as defined in the Stalking Horse Agreement), and such Escrow Amount shall be treated as set forth in the Stalking Horse Agreement and the Escrow Agreement (as defined in the Stalking Horse Agreement). Notices Regarding Assumption and Assignment The Debtors shall provide all notices regarding the proposed assumption and assignment of Contracts in accordance with the Assumption and Assignment Procedures included in the Bidding Procedures Order. Sale Objections and Hearing At the hearing before the Bankruptcy Court, the Debtors will seek entry of an order approving and authorizing, among other things, the Sale Transaction to the Successful Bidder(s) (the hearing, the “Sale Hearing”). The Sale Hearing may be adjourned or continued to a later date by the Debtors, after consultation with the Successful Bidder and the Consultation Parties, by sending notice prior to or making an announcement at the Sale Hearing; provided, that any such adjournment shall not by itself extend any milestone or deadline in the Stalking Horse Agreement and/or DIP Credit Agreement. No further notice of any such adjournment or continuance will be required to be provided to any party. 16

The Debtors will seek entry of an order authorizing and approving, among other things, the applicable Sale Transaction at a Sale Hearing to be held on September 11, 2020, at [●] [a.m./p.m.] (prevailing Central Time). Objections to the Sale Transaction, including any objection to the sale of any Assets and Equity Interests free and clear of liens, claims, encumbrances, and other interests (each, a “Sale Objection”), shall (i) be in writing; (ii) state the name and address of the objecting party and the amount and nature of the claim or interest of such party; (iii) state with particularity the basis and nature of any objection, and provide proposed language that, if accepted and incorporated by the Debtors, would obviate such objection; (iv) conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court for the Eastern District of Missouri; (v) be filed with the Bankruptcy Court; and (vi) be served upon the Objection Notice Parties (as defined below) by September 8, 2020, at 5:00 p.m. (prevailing Central Time) (the “Sale Objection Deadline”); provided, that the Debtors may extend the applicable Sale Objection Deadline, as the Debtors deem appropriate in the exercise of their reasonable business judgment. If a timely Sale Objection cannot otherwise be resolved by the parties, such objection shall be heard by the Bankruptcy Court at the Sale Hearing. Each Successful Bidder shall appear at the Sale Hearing and be prepared to have a representative(s) testify in support of its Successful Bid and the Successful Bidder’s ability to close in a timely manner and provide adequate assurance of its future performance under the Proposed Assumed Contracts to be assumed and assigned as part of the applicable Sale Transaction. Any party who fails to file a Sale Objection with the Bankruptcy Court and serve it on the Objection Notice Parties (as defined herein) by the applicable Sale Objection Deadline will be forever barred from asserting, at the Sale Hearing or thereafter, any objection any objection to the relief requested in the Motion with regard to a Successful Bidder, or to the consummation and performance of a Sale Transaction, including the transfer of Assets and Equity Interests to such Successful Bidder, free and clear of all liens, claims, encumbrances, and other interests pursuant to section 363(f) of the Bankruptcy Code. Consent to Jurisdiction and Authority as Condition to Bidding All Potential Bidders (including any Stalking Horse Bidder and any credit bidder) that participate in the bidding process shall be deemed to have (i) consented to the core jurisdiction of the Bankruptcy Court with respect to these Bidding Procedures, the bid process, the Auction, any Sale Transaction, the Sale Hearing, and the construction and enforcement of any agreement or any other document relating to a Sale Transaction; (ii) waived any right to a jury trial in connection with any disputes relating to any of the foregoing; and (iii) consented to the entry of a final order or judgment in any way related to any of the foregoing if it is determined that the Bankruptcy Court would lack Article III jurisdiction to enter such a final order or judgment absent the consent of the parties. 17

Noticing Information that must be provided to the “Objection Notice Parties” under these Bidding Procedures must be provided to each of the following parties: (i) Briggs & Stratton Corporation, 12301 West Wirth St., Wauwatosa, WI 53222 (Attn: Kathryn M. Buono, Esq.); (ii) proposed attorneys to the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Ronit J. Berkovich, Esq., Debora A. Hoehne, Esq., and Martha E. Martir, Esq.); and Carmody MacDonald P.C., 120 South Central Avenue, Suite 1800, St. Louis, MO 63105 (Attn: Robert E. Eggmann, Esq., Christopher J. Lawhorn, Esq., and Thomas H. Riske, Esq.); (iii) attorneys for the Stalking Horse Bidder, Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, IL 60654 (Attn: Chad Husnick, P.C., Esq. and Gregory F. Pesce, Esq.); (iv) proposed attorneys to the Creditors’ Committee, [●] (Attn: [●]); (v) attorneys for JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the ABL Facility and as DIP Agent, Latham & Watkins LLP, 330 North Wabash Ave., Chicago, IL 60611 (Attn: Peter P. Knight, Esq. and Jonathan C. Gordon, Esq.); (vi) attorneys for Wilmington Trust, N.A., as indenture trustee under the Senior Notes, Pryor Cashman LLP, 7 Time Square, 40th Floor, New York, NY 10036 (Attn: Seth H. Lieberman, Esq. and David W. Smith, Esq.); (vii) the Office of the United States Trustee for the Eastern District of Missouri (Attn: Sirena T. Wilson, Esq.); and (viii) the United States Attorney’s Office for the Eastern District of Missouri. For the avoidance of doubt, any consultation rights provided to the Consultation Parties by these Bidding Procedures shall not limit the Debtors’ discretion in any way and shall not include the right to veto any decision made by the Debtors in the exercise of their reasonable business judgment. In the event that any Consultation Party or any member of the Creditors’ Committee, or an affiliate of any of the foregoing, submits a bid that is a Qualified Bid (other than any Stalking Horse Bid), any obligation of the Debtors to consult with the bidding party established under these Bidding Procedures will be waived, discharged, and released without further action; provided, that the bidding party will have the same rights as any other Potential Bidder set forth above in addition to any rights that it may have as a secured party under any prepetition or postpetition loan agreement and/or under the DIP Order then in effect. 18

If a member of the Creditors’ Committee submits a Qualified Bid, the Creditors’ Committee will continue to have Consultation Rights; provided, that the Creditors’ Committee shall exclude such member from any discussions or deliberations regarding the sale of the Assets and Equity Interests and shall not provide any confidential information regarding the sale of the Assets and Equity Interests to such member. Reservation of Rights Without limiting the rights of the DIP Agent under the DIP Credit Agreement or DIP Order then in effect, the Debtors, in their reasonable business judgment, in a manner consistent with their fiduciary duties and applicable law, and after consultation with the Consultation Parties, reserve the right to: (i) modify these Bidding Procedures; (ii) waive the terms and conditions set forth herein with respect to all Potential Bidders; (iii) extend the deadlines set forth herein; and (iv) announce at the Auction any modified or additional procedures for conducting the Auction. Nothing in these Bidding Procedures shall obligate the Debtors to consummate or pursue any transaction with respect to any Asset or Equity Interests with a Qualified Bidder. Fiduciary Duties Nothing in these Bidding Procedures shall require the Debtors to take any action, or refrain from taking any action to the extent the Debtors determine that refraining from taking such action or taking such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law. 19

EXHIBIT C Escrow Agreement See attached.

Exhibit C STALKING HORSE ESCROW AGREEMENT This ESCROW AGREEMENT (this “Agreement”) is effective as of July 19, 2020, by and among (i) Bucephalus Buyer, LLC, a Delaware limited liability company (“Buyer”), (ii) Briggs & Stratton Corporation, a Wisconsin corporation (“Seller”, and together with Buyer, sometimes referred to individually as a “Party” and collectively as the “Parties”) and (iii) Citibank, N.A. (“Escrow Agent”). WHEREAS, this Agreement is being entered into pursuant to the Bidding Procedures as approved by the order of the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) approving the Bidding Procedures and Granting Related Relief (Docket No. 20-43597-399) (the “Bidding Procedures Order”); WHEREAS, in connection with the Bidding Procedures Order, Buyer, Seller and certain of Seller’s affiliates have entered into that certain Stock and Asset Purchase Agreement dated effective as of July 19, 2020 (the “Purchase Agreement”); WHEREAS, pursuant to (i) the Purchase Agreement and (ii) the Bidding Procedures Order, Buyer and Seller have agreed to establish an escrow arrangement for the purposes set forth therein; WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement; WHEREAS, the Purchase Agreement contemplates that, upon execution of the Purchase Agreement, Buyer shall immediately deposit with the Escrow Agent an amount equal to $55,000,000 by wire transfer of immediately available funds (the “Deposit Escrow Amount”) and upon the Closing, Buyer shall deposit, or cause to be deposited, with the Escrow Agent $10,000,000 by wire transfer of immediately available funds (the “Adjustment Escrow Amount”, and together with the Deposit Escrow Amount, the “Escrow Amounts” which, together with all products and proceeds of, including all interest, dividends, distributions, gains or other income earned thereon or in respect thereof, if any (the “Escrow Earnings”), shall be referred to herein as the “Escrow Funds”), to be held in the Deposit Escrow Account and the Adjustment Escrow Account (each as defined below), respectively, which have been established by the Escrow Agent hereunder for the purpose of establishing a source of funds to secure and satisfy (i) the deposit obligations of Buyer set forth in Section 2.3(a) of the Purchase Agreement, and (ii) any potential adjustments to the Purchase Price following the Closing pursuant to Section 2.6 of the Purchase Agreement, respectively; and WHEREAS, the Parties desire that Escrow Agent shall agree to hold and distribute the Escrow Funds in accordance with the terms and conditions of this Agreement, until all Escrow Funds held hereunder have been released in accordance with the terms and conditions of this Agreement and, as between Buyer and Seller, as set forth in the Purchase Agreement. NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, each of Buyer, Seller and Escrow Agent hereby agree as follows:

1. Appointment. The Parties hereby appoint and designate Escrow Agent to acquire and maintain possession of the Escrow Funds and to act as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein and agrees to assume and perform its duties and obligations pursuant to the terms and conditions set forth herein. Escrow Agent shall hold the Escrow Funds in accordance with, and shall not disburse or release any of the Escrow Funds except in accordance with, the terms and conditions set forth in this Agreement. 2. Funds. (a) Deposit Escrow Amount. Upon the execution of the Purchase Agreement, in accordance with the terms of the Purchase Agreement, Buyer shall immediately deposit, or cause to be deposited with Escrow Agent, the Deposit Escrow Amount, to be held by Escrow Agent in a separated, distinct and non-commingled escrow account established by Escrow Agent (the “Deposit Escrow Account”). Escrow Agent agrees to keep the Deposit Escrow Account separate from all other property held by Escrow Agent and the Deposit Escrow Account shall be identified as being held in connection with this Agreement and the Purchase Agreement. Escrow Agent shall acknowledge in writing to Buyer and Seller receipt of the Deposit Escrow Amount from Buyer upon the date of receipt. As agreed by the Parties, the Escrow Funds shall (i) not be subject to set off by Escrow Agent or any of its affiliates, (ii) not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto and (iii) be held and disbursed solely for the purposes and in accordance with the terms of this Agreement, except as otherwise provided in Section 10 below. (b) Adjustment Escrow Amount. Upon the Closing, in accordance with the terms of the Purchase Agreement, Buyer shall immediately deposit, or cause to be deposited with Escrow Agent, the Adjustment Escrow Amount, to be held by Escrow Agent in a separated, distinct and non-commingled escrow account established by Escrow Agent (the “Adjustment Escrow Account”, and, together with the Deposit Escrow Account, the “Escrow Accounts”). Escrow Agent agrees to keep the Adjustment Escrow Account separate from all other property held by Escrow Agent and the Adjustment Escrow Account shall be identified as being held in connection with this Agreement and the Purchase Agreement. Escrow Agent shall acknowledge in writing to Buyer and Seller receipt of the Adjustment Escrow Amount from Buyer upon the date of receipt. As agreed by the Parties, the Escrow Funds shall (i) not be subject to set off by Escrow Agent or any of its affiliates, (ii) not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto and (iii) be held and disbursed solely for the purposes and in accordance with the terms of this Agreement, except as otherwise provided in Section 10 below. (c) For the avoidance of doubt, all Escrow Earnings on the Escrow Amounts shall (i) be retained by Escrow Agent, (ii) be reinvested in the Escrow Funds in the Escrow Accounts, (iii) become part of the Escrow Funds, and (iv) be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement. (d) The Parties agree that Buyer shall be treated as the owner of the Escrow Funds for U.S. federal, state and local income tax purposes. The Escrow Agent shall timely prepare and deliver an appropriate IRS Form 1099 (or such other applicable form as may 2 be required under applicable law) for Buyer for each tax year in which income is earned on the Escrow Funds and perform any other reporting required in connection with this Agreement in accordance with the Internal Revenue Code of 1986, as amended, and any other applicable tax law. Properly completed and duly executed Internal Revenue Service (“IRS”) Forms W-9 for Buyer and each Seller (as defined in the Purchase Agreement) are being provided to the Escrow Agent upon execution of this Agreement. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including, but not limited to, required withholding in the absence of proper tax documentation required to be delivered to the Escrow Agent pursuant to this Section 2(c), and shall timely remit such taxes to the appropriate authorities. 3. Investment of Escrow Funds. (a) The Escrow Agent shall invest the Escrow Funds in a noninterest-bearing deposit obligation of Citibank N.A. insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below. (b) The Escrow Agent shall prepare and send an account statement to each Party on a monthly basis reflecting activity in the Deposit Escrow Account and Adjustment Escrow Account for the preceding month. (c) The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions, of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice. 4. Disposition. Buyer and Seller shall act in accordance with, and Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4 as follows: (a) Joint Direction or Release Order. As promptly as practicable, and in any event within two (2) Business Days, following the date on which Escrow Agent receives (i) a Joint Direction (as defined below), or (ii) a Release Order (as defined below), in each case, (x) with respect to a disbursement from the Deposit Escrow Account, in accordance with Section 2.3(b) of the Purchase Agreement, or (y) with respect to a disbursement from the Adjustment Escrow Account in accordance with Section 2.6(h) of the Purchase Agreement, then Escrow Agent shall, to the extent directed by such Joint Direction or Release Order, disburse all or part of the Escrow Amounts, together with the Escrow Earnings (if any) related thereto, in accordance with such Joint Direction or Release Order (as applicable) to the Persons and accounts specified in the Joint Direction or Release Order (as applicable). (b) Method of Payment. All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds to one or more accounts as designated in advance by Buyer or Seller, as applicable, or as set forth in the Joint Direction or a Release Order, as applicable. 3

(c) Security Procedures for Fund Transfers. Escrow Agent shall confirm each funds transfer instruction received in the name of Buyer or Seller by means of a call back to an Authorized Representative for such Party and communicated to Escrow Agent through a signed certificate in the form of Schedule 1-A, or Schedule 1-B, attached hereto, which upon receipt by Escrow Agent shall become a part of this Agreement. Once delivered to Escrow Agent, Schedule 1-A, or Schedule 1-B, may be revised or rescinded only by a writing signed by one of the designated persons as set forth in Schedule 1-A, or Schedule 1-B, (each an “Authorized Representative”) of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford Escrow Agent a reasonable opportunity to act on it. If a revised Schedule 1-A, or Schedule 1-B, or a rescission of an existing Schedule 1-A, or Schedule 1-B, is delivered to Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Agreement. The Parties understand that Escrow Agent’s inability to receive or confirm funds transfer instructions by means of a call back to such Party may result in a delay in accomplishing such funds transfer, and agree that Escrow Agent shall not be liable for any loss caused by any such delay. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Funds if delivered to any other electronic mail (“email”) address of the Escrow Agent not set forth in Section 9, including but not limited to a valid email address of any employee of Escrow Agent. (d) Certain Definitions. As used herein, the following terms shall have the following definitions: “Business Day” means any day on which banks are open for business in New York, New York (excluding Saturdays, Sundays, and public holidays). “Joint Direction” means a joint written instruction made by Buyer and Seller, substantially in the form attached hereto as Exhibit A, signed by an Authorized Representative of each of Buyer and Seller. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental authority or any department, agency or political subdivision thereof. “Release Order” means a final non-appealable order of the Bankruptcy Court that may be issued ordering Escrow Agent to distribute all or any portion of the Escrow Funds or determining the rights of the Parties with respect to the Escrow Funds, together with (A) a certificate, substantially in the form attached hereto as Exhibit B, signed by an Authorized Representative of the prevailing Party (as between Buyer and Seller) to the effect that such judgment is final and non-appealable and the Bankruptcy Court having proper authority and (B) the written payment instructions of the prevailing Party. 5. Escrow Agent. Escrow Agent hereby agrees and covenants with Buyer and Seller that it shall perform all of its obligations under this Agreement and shall not deliver 4 custody or possession of any of the Escrow Funds to anyone, except pursuant to the express terms of this Agreement or as otherwise required by applicable law. Escrow Agent hereby undertakes to perform only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duties, shall be implied, other than the implied duty of good faith and fair dealing. Escrow Agent has no knowledge of, nor any requirement to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Escrow Agent may rely upon, and shall not be liable, for acting in accordance with any Joint Direction or Release Order delivered to it by any Party in accordance with Section 9 and reasonably believed by Escrow Agent to be genuine and to have been signed by an Authorized Representative(s), as applicable, provided that Escrow Agent has fulfilled its obligations under Section 4(c) to confirm any funds transfer instruction received in the name of Buyer or Seller. Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such Joint Direction or Release Order. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any direct loss to either Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through any of its affiliates or agents, provided however that no such delegation of powers or duties will release Escrow Agent from any of its obligations under this Agreement. In the event that Escrow Agent is uncertain as to its duties or rights hereunder or receives instructions, claims or demands from any Party that conflict with the provisions of this Agreement or conflicting instructions from the Parties, Escrow Agent shall promptly notify the Parties of such uncertainty or apparent conflict and, following delivery of such notice and until such time as the Parties deliver revised instructions to Escrow Agent, Escrow Agent shall be entitled to refrain from taking any action and shall not be liable for refraining to take any action, and its sole obligation shall be to keep safely all property held in escrow until Escrow Agent shall be directed otherwise in a Joint Direction or Release Order. Escrow Agent shall have no duty to solicit any payments that may be due to it or the Escrow Accounts, including, without limitation, the Escrow Amounts, nor shall Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving Escrow Agent) without making Escrow Agent a party to the same. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL ESCROW AGENT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION. Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. Escrow Agent shall not be responsible for or under, or chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the parties hereto, except as may be specifically provided in this Agreement or in any Joint Direction or Release Order delivered to Escrow Agent hereunder. This Agreement sets forth all of the obligations of Escrow Agent, and no additional obligations shall be implied from the terms of this Agreement or any other agreement, instrument or document. 5

6. Resignation and Removal; Succession. The Parties, acting jointly, may remove Escrow Agent at any time, with or without cause, by giving to Escrow Agent fifteen (15) calendar days’ advance notice in writing of such removal signed by an Authorized Representative of each Party. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days’ advance notice in writing of such resignation to the Parties. Escrow Agent’s sole responsibility after such fifteen (15) or thirty (30)-day notice period (as applicable) expires, in the case of either removal or resignation, shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (a) to a designated substitute escrow agent, if any, appointed jointly by the Parties, as set forth in a Joint Direction, (b) to such other Person jointly designated in writing by the Parties, or (c) in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate, except for any liability of the Escrow Agent arising out of its fraud, gross negligence or willful misconduct. If prior to the expiration of the fifteen (15) or thirty (30)-day notice period (as applicable), the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent in writing to deliver the Escrow Funds to another Person as provided above, at any time on or after the expiration of the fifteen (15) or thirty (30)-day notice period (as applicable), Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties. Escrow Agent shall deliver the Escrow Funds to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate, except for any liability incurred prior to delivery of the Escrow Funds. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of Escrow Agent may be transferred, shall be Escrow Agent under this Agreement without further act; provided, that Escrow Agent shall use commercially reasonable efforts to provide the Parties with notice in writing of any such merger, conversion or consolidation within a reasonable period of time either prior to or following the consummation thereof. 7. Compensation. The Escrow Agent acknowledges and agrees that the fees and expenses described in Schedule 2 attached hereto are intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement and the Buyer agrees to pay to Escrow Agent such fees and expenses upon execution of this Agreement. 8. Indemnification and Reimbursement. The Parties shall jointly and severally indemnify, defend and hold harmless Escrow Agent from and against any and all losses, damages, liabilities and reasonable and documented out-of-pocket costs or expenses (including, without limitation, the reasonable and documented out-of-pocket fees and reasonable and documented out-of-pocket expenses of one outside counsel) (collectively, “Losses”), arising out of or in connection with (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction through a final order to have been caused by the fraud, gross negligence, or willful misconduct of the Escrow Agent, and (b) Escrow Agent’s following any instructions or other directions from the Parties (including, for the avoidance of doubt, any instructions or other directions set forth in a Joint Direction or Release Order) received in accordance with this Agreement. Notwithstanding anything to the contrary herein, each of Buyer and Seller hereby agree between themselves that 6 any obligation for indemnification under this Section 8 shall be borne by Buyer or Seller, as determined by a court of competent jurisdiction to be responsible for causing the Losses, fees or expenses against which Escrow Agent is entitled to indemnification or payment or, if no such determination is made, then to each pay fifty percent (50%) of any such indemnification claims or payments. The provisions set forth in this Section 8 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement. 9. Notices. All communications hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to Escrow Agent shall be executed by an Authorized Representative of such Party or Parties, and shall be deemed to have been delivered in accordance with the terms of this Agreement (a) on the day of delivery by email, if delivered by email prior to 5:00 p.m. New York City time (and otherwise on the first Business Day thereafter) or (b) when actually delivered, if delivered by hand, by certified mail return receipt requested, or by courier or express delivery service (with receipt showing signature or similar confirmation) to the appropriate email address or notice address set forth for each party hereto as follows: if to Buyer, c/o KPS Capital Partners 485 Lexington Avenue, #31 New York, NY 10017 Attention: Michael Parsos; Ryan Baker E-mail: mparsos@kpsfund.com; rbaker@kpsfund.com with a copy (which shall not constitute notice) to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Joshua Kogan, P.C.; Chad Husnick, P.C.; Gregory Pesce E-mail: joshua.kogan@kirkland.com; chad.husnick@kirkland.com; gregory.pesce@kirkland.com if to Seller Briggs & Stratton Corporation 12301 West Wirth St. Wauwatosa, WI 53222 Attention: General Counsel E-mail: generalcounsel@basco.com with a copy (which shall not constitute notice to Seller) to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 7

Attention: Michael J. Aiello, Gary Holtzer and Ronit J. Berkovich E-mail: michael.aiello@weil.com; gary.holtzer@weil.com; ronit.berkovich@weil.com and with a copy to: Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 Attention: Patrick G. Quick E-mail: pgquick@foley.com If to Escrow Agent, Citibank, N.A. Citi Private Bank 388 Greenwich Street, 29th Floor New York, NY 10013 Attention: William T. Lynch Email: william.lynch@citi.com Any party hereto may provide notice in accordance with this Section 9 of any change of the notice information in this Section 9. 10. Compliance with Court Orders. In the event that any of the Escrow Funds shall be attached, garnished, levied upon, or otherwise be subject to any final court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such final orders so entered or issued, which it is advised in writing by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, provided that Escrow Agent shall provide a written notice thereof to the Parties as soon as reasonably practicable, and in the event that Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties or to any other Person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated. 11. Miscellaneous. (a) The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by Escrow Agent and each of the Parties. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving parties. The failure of a party hereto at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by any party hereto of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach. 8

(b) Buyer and Seller may assign any right or interest hereunder, but not any obligation, to the same extent they are permitted to assign their rights and interests under the Purchase Agreement. No assignment of the interest of either Party shall be binding on Escrow Agent unless and until written notice of such assignment is filed with and acknowledged in writing by Escrow Agent. To comply with Federal law including USA PATRIOT Act (as defined below) requirements, assignees shall provide to Escrow Agent the appropriate IRS Form W-9 or W-8 (as applicable) and such other forms and documentation that Escrow Agent may request to verify identification and authorization to act. (c) This Agreement and any claim or controversy hereunder, including matters of validity, construction, effect, enforceability, performance and remedies, and with respect to statute of limitations or any other applicable limitations period shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code. (d) Each of the Parties and Escrow Agent irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party and the Escrow Agent also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement in any other court; provided, however, that if the Bankruptcy Case has not been commenced or upon the closing of the Bankruptcy Case, the Parties and Escrow Agent agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from any thereof, for the resolution of any such claim or dispute. Each of the Parties and Escrow Agent irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party or Escrow Agent with respect thereto. Any Party or Escrow Agent may make service on any other Party or Escrow Agent by sending or delivering a copy of the process to the Party or Escrow Agent to be served at the address and in the manner provided for the giving of notices in Section 9; provided, however, that nothing in this Section 11(d) shall affect the right of any Party or Escrow Agent to serve legal process in any other manner permitted by Law or in equity. Each Party and Escrow Agent agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by Law or in equity. The Parties and Escrow Agent intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement. (e) Neither Party nor Escrow Agent shall be liable to any other party hereto for Losses due to, or for any delay in performance of its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, pandemic, electrical outages or unavailability of Federal Reserve Bank wire services, or other causes reasonably beyond its control; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances. 9

(f) This Agreement and any Joint Direction from the Parties may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. All signatures of the parties to this Agreement and in any Joint Direction or other instruction, instrument or notice delivered hereunder may be transmitted by PDF attached to an email, and such transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. (g) If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be revised as mutually agreed by the parties hereto so as to as nearly as possible reflect the intent of the parties hereto without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. (h) Nothing in this Agreement, whether express or implied, shall be construed to give to any Person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Funds or this Agreement. (i) The Parties acknowledge that the Escrow Funds are not and shall not be subject to any lien, security interest or encumbrance of any kind. (j) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(j). (k) No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name, or the rights, powers, or duties of Escrow Agent under this Agreement, shall be issued by the Parties, or on their behalf, without the prior written consent of Escrow Agent, except to the extent such disclosure is required by applicable law. (l) This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements (whether written or oral and whether express or implied) by or among the parties hereto to the extent related to the subject matter of this Agreement. The terms and conditions of this Agreement will control the actions, duties, and obligations of Escrow Agent. To the extent there is a conflict between the terms and provisions of this Agreement and the Purchase Agreement, (i) as between the Parties, the terms and provisions of the Purchase Agreement will control and (ii) 10 to the extent governing the actions of Escrow Agent, the terms and conditions of this Agreement shall control. (m) The Parties hereby acknowledge that, in order to help fight the funding of terrorism and money laundering activities, Federal law may require certain financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship. The Parties hereby agree that they shall provide the Escrow Agent with such information as the Escrow Agent may reasonably request in order to comply with applicable anti-money laundering rules and regulations, including each Party’s name, physical address, tax identification number and other information that is reasonably required to assist the Escrow Agent in identifying and verifying each Party’s identity in order to comply with applicable anti-money launder rules and regulations, such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. (n) Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any Person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s internal policies require Escrow Agent to follow reasonable procedures to verify the identity of the Parties, including, without limitation, each Parties’ name, address and organizational documents (“identifying information”). The Parties agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Escrow Agent in connection with the transactions contemplated hereby. [Signature Pages Follow] 11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above. BUCEPHALUS BUYER, LLC By: /s/ Ryan Baker Name: Ryan Baker Title: President [SIGNATURE PAGE TO ESCROW AGREEMENT]

BRIGGS & STRATTON CORPORATION By: /s/ Todd J. Teske Name: Todd J. Teske Title: Chairman, President & Chief Executive Officer [SIGNATURE PAGE TO ESCROW AGREEMENT]

CITIBANK, N.A. By: /s/ William T. Lynch Name: William T. Lynch Title: Director [SIGNATURE PAGE TO ESCROW AGREEMENT]

SCHEDULE 1-A SCHEDULE OF BUYER’S AUTHORIZED REPRESENTATIVES Telephone Numbers and Authorized Signatures for Person(s) Designated to Give Joint Directions and Confirm Funds Transfer Instructions The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Buyer, and are authorized to initiate and approve transactions for the Escrow Accounts established under this Agreement on behalf of Buyer. The below listed Persons have also been designated as contacts for confirmation of funds transfer instructions as provided for in Section 4(c) to this Agreement, and will be notified by Escrow Agent upon the release of any Escrow Funds from the Escrow Accounts. Name Business/Cellphone Signature Telephone Numbers 1. 2. All instructions, including but not limited to funds transfer instructions, must include the signature of at least one Authorized Representative authorizing said funds transfer on behalf of each Party. [SCHEDULE 1-A TO ESCROW AGREEMENT]

SCHEDULE 1-B SCHEDULE OF SELLERS’ REPRESENTATIVE’S AUTHORIZED REPRESENTATIVES Telephone Numbers and Authorized Signatures for Person(s) Designated to Give Joint Directions and Confirm Funds Transfer Instructions The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Seller, and are authorized to initiate and approve transactions for the Escrow Accounts established under this Agreement on behalf of Seller. The below listed Persons have also been designated as contacts for confirmation of funds transfer instructions as provided for in Section 4(c) to this Agreement, and will be notified by Escrow Agent upon the release of any Escrow Funds from the Escrow Accounts. Name Business/Cellphone Signature Telephone Numbers 1. 2. All instructions, including but not limited to funds transfer instructions, must include the signature of at least one Authorized Representative authorizing said funds transfer on behalf of each Party. [SCHEDULE 1-B TO ESCROW AGREEMENT]

SCHEDULE 2 SCHEDULE OF ESCROW AGENT FEES Acceptance Fee To cover the acceptance of the Escrow Agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group: Fee: WAIVED Administration Fee The annual administration fee covers maintenance of the Escrow Accounts including safekeeping of assets in the Escrow Accounts, normal administrative functions of Escrow Agent, including maintenance of Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other safekeeping duties required by Escrow Agent under the terms of the Escrow Agreement. Fee is based on Escrow Amounts being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits: Fee: WAIVED Tax Preparation Fee To cover preparation and mailing of Forms 1099-INT and other applicable tax forms, if applicable for the escrow parties for each calendar year: Fee: WAIVED Transaction Fees To oversee all required disbursements or release of property from the Escrow Accounts to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by Escrow Agent as required under the terms and conditions of the Escrow Agreement: Fee: WAIVED Other Fees Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

EXHIBIT A JOINT DIRECTION TO: Citibank, N.A. as Escrow Agent 388 Greenwich Street, 29th Floor New York, NY 10013 Attn: William T. Lynch This joint direction is issued as of the [●] day of [●], [●], pursuant to Section 4 of that certain Escrow Agreement, effective as of July 19, 2020 (the “Escrow Agreement”), by and among Bucephalus Buyer, LLC, a Delaware limited liability company (“Buyer”), Briggs & Stratton Corporation, a Wisconsin corporation (“Seller”), and Citibank, N.A., as Escrow Agent (“Escrow Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Escrow Agreement. Buyer and Seller hereby jointly instruct Escrow Agent to pay to [RECIPIENT] an amount equal to $[●] out of the [Deposit]/[Adjustment] Escrow Account, by wire transfer to: [INSERT WIRE INSTRUCTIONS] Each of the undersigned hereby represents and warrants that it has been authorized to execute this certificate. This certificate may be signed in counterparts. BUCEPHALUS BUYER, LLC By: Name: Title: BRIGGS & STRATTON CORPORATION By: Name: Title:

EXHIBIT B CERTIFICATE OF RELEASE ORDER TO: Citibank, N.A. as Escrow Agent 388 Greenwich Street, 29th Floor New York, NY 10013 Attn: William T. Lynch Pursuant to, and in accordance with, Section 4 of that certain Escrow Agreement, effective as of July 19, 2020 (the “Escrow Agreement”), by and among Briggs & Stratton Corporation, a Wisconsin corporation (“Seller”), Bucephalus Buyer, LLC, a Delaware limited liability company (“Buyer”), and Citibank, N.A., as escrow agent (“Escrow Agent”), the undersigned hereby certifies to Escrow Agent and [Buyer]/[Seller] that: 1. attached is a Release Order pursuant to which Escrow Agent is authorized to promptly disburse $[●] from the [Deposit]/[Adjustment] Escrow Account to [name of applicable recipient] to [insert wire instructions] and Escrow Agent is instructed to comply with such Release Order; 2. the Release Order is final and from a court of competent jurisdiction; 3. Escrow Agent shall be entitled to conclusively rely on the attached Release Order without further investigation; and 4. [Buyer]/[Seller] is delivering a copy of this Certificate of Order simultaneously to [Buyer]/[Seller]. Capitalized terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement. Dated: BUCEPHALUS BUYER, LLC By: Name: Title: 19

BRIGGS & STRATTON CORPORATION By: Name: Title: 20

EXHIBIT D Sale Order See attached.

UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF MISSOURI SOUTHEASTERN DIVISION § Chapter 11 In re: § § Case No. 20-[●]-[●] BRIGGS & STRATTON § CORPORATION, et al., § (Jointly Administered) § Debtors. 1 § Related Docket No. [●] ORDER (I) AUTHORIZING THE SALE OF THE ASSETS AND EQUITY INTERESTS TO THE PURCHASER FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS, AND ENCUMBRANCES; (II) AUTHORIZING THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES; AND (III) GRANTING RELATED RELIEF Upon the motion (the “Motion”) 2 of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Sale Order”), pursuant to sections 105, 363, and 365 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 9013-1 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Eastern District of Missouri the “Local Rules”) (i) authorizing and approving the sale (the “Sale Transaction”) of substantially all of the Debtors’ assets (the “Assets”) and the equity interests held in the Debtors’ non-Debtor subsidiaries and certain joint ventures equity interests held by the Debtors (collectively, the “Equity Interests”), free and clear of all liens, claims, interests, and encumbrances, except for certain permitted encumbrances as determined by the Debtors and the purchaser of the Assets and Equity Interests, with liens, if 1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: Briggs & Stratton Corporation (2330), Billy Goat Industries, Inc. (4442), Allmand Bros., Inc. (4710), Briggs & Stratton International, Inc. (9957), and Briggs & Stratton Tech, LLC (2102). The address of the Debtors’ corporate headquarters is 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. 2 Capitalized terms used but not defined herein shall have the meanings given to them in the Motion or the Stalking Horse Agreement (as defined below), as applicable.

any, to attach to the proceeds of the applicable Sale Transaction; (ii) authorizing and approving the assumption and assignment of certain executory contracts and unexpired leases (collectively, the “Purchas ed Contracts”); and (iii) granting related relief, all as more fully set forth in the Motion; and upon consideration of the Snellenbarger Declaration and the Ficks Declaration; and this Court having entered the Order (I) Approving (A) Bidding Procedures, (B) Designation of Stalking Horse Bidder and Stalking Horse Bid Protections, (C) Scheduling Auction and Sale Hearing, (D) Form and Manner of Notice of Sale, Auction, and Sale Hearing, and (E) Assumption and Assignment Procedures and Form and Manner of Notice of Assumption and Assignment and (II) Granting Related Relief [Docket No. [●]] (the “Bidding Procedures Order”), authorizing and approving, among other things, (i) the competitive bidding procedures by which the Debtors were to solicit and select the highest or otherwise best offer for the sale of the Assets and Equity Interests (the “Bidding Procedures”); (ii) Debtors’ designation of Bucephalus Buyer, LLC (the “Purchas er”) as the stalking horse bidder and certain Bid Protections (as defined in the Motion, the “Bid Protections”) granted to the Purchaser pursuant to that certain Stock and Asset Purchase Agreement, dated effective as of July 19, 2020, by and among the Debtors, as Sellers, and the Purchaser, as Buyer (together with the schedules and exhibits thereto, and as it may be amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Stalking Horse Agreement”), a copy of which is attached hereto as Exhibit A; (iii) the procedures for the assumption and assignment of Purchased Contracts to the Purchaser; (iv) the form and manner of notice of all procedures, protections, schedules, and agreements described in the Motion, including the Sale Notice, the Assumption and Assignment Notice, and the Assumption and Assignment Procedures; and (v) the scheduling of an auction for the sale of Assets and Equity Interests (the “Auction”), the 2

Sale Hearing (as defined below), and certain other dates relating to the Sale Transaction, all as more fully set forth in the Motion; and the Debtors having determined that the Purchaser has submitted the highest or otherwise best bid for the Acquired Assets and Acquired Equity (each, as defined in the Stalking Horse Agreement, and, collectively, the “Purchased Assets”) in each case subject to the Assumed Liabilities (as defined in the Stalking Horse Agreement) and determined that the Purchaser is the Successful Bidder under the sale process authorized by the Bidding Procedures Order; and the Court having conducted a hearing on the Motion (the “Sale Hearing”), at which time all interested parties were offered an opportunity to be heard with respect to the Motion; and the Court having reviewed and considered the Motion, the Stalking Horse Agreement, and any and all objections to the Sale Transaction and the Stalking Horse Agreement filed in accordance with the Bidding Procedures Order; and the Court having heard statements of counsel and the evidence presented in support of the relief requested in the Motion at the Sale Hearing; and it appearing that due notice of the Motion, the Stalking Horse Agreement, and the Bidding Procedures Order has been provided; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates, their stakeholders, and all other parties in interest; and it appearing that the legal and factual bases set forth in the Motion and at the Sale Hearing establish just cause for the relief granted herein; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and this Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), and that this Court may enter a final order consistent with Article III of the United States Constitution; and this Court having found that venue of this proceeding in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and upon all of the proceedings had before this Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT: 3

A. This Court has jurisdiction over this matter and over the property of the Debtors’ estates, including the Purchased Assets to be sold, transferred, or conveyed pursuant to the Stalking Horse Agreement, pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The predicates for relief granted herein are sections 105, 363, and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, and 6006, and Local Rule 9013- 1. Venue in this Court is proper pursuant to 28 U.S.C. §§ 1408 and 1409. B. The legal and factual bases set forth in the Motion, at the Auction, and at the Sale Hearing establish just cause for the relief granted herein. Entry of this Sale Order is in the best interests of the Debtors and their respective estates, creditors, and all other parties in interest. C. The notice of the Motion, the Bidding Procedures, the selection of the Purchaser, the Auction, the Sale Hearing, the Cure Costs (as defined in the Stalking Horse Agreement), and the Sale Order was adequate and sufficient under the circumstances of these chapter 11 cases, and such notice complied with all applicable requirements of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules. Accordingly, no further notice of the Motion, the Bidding Procedures, the selection of the Purchaser, the Auction, the Sale Hearing, the Cure Costs, or this Sale Order is necessary or required. D. The service of the Cure Notice was timely, good, sufficient, and appropriate under the circumstances and no further notice need be given with respect to the Cure Costs for the assumption and assignment of the Purchased Contracts. All non-Debtor parties to the Purchased Contracts have had a reasonable opportunity to object both to the Cure Costs listed on the Cure Notice and to the assumption and assignment of the Purchased Contracts to Purchaser. No defaults exist in the Debtors’ performance under the Purchased Contracts as of the date of this 4

Sale Order other than the failure to pay the Cure Costs, as may be required, or such defaults that are not required to be cured. E. The Debtors have demonstrated a compelling and sound business justification for the Court to grant the relief requested in the Motion, including, without limitation, to (i) authorize the sale of the Purchased Assets to the Purchaser free and clear of all Liens (as defined in the Stalking Horse Agreement) other than Permitted Liens (as defined in the Stalking Horse Agreement) and subject to the Assumed Liabilities, (ii) authorize the assumption and assignment of the Purchased Contracts to the Purchaser, and (iii) grant related relief as set forth herein. Such compelling and sound business justification, which was set forth in the Motion, on the record of the Bidding Procedures Hearing, on the record of the Auction, and on the record of the Sale Hearing, is incorporated herein by reference and, among other things, forms the basis for the findings of fact and conclusions of law as set forth herein. F. The Debtors’ decision to enter into the Stalking Horse Agreement with the Purchaser was a due and proper exercise of the Debtors’ business judgment and was authorized pursuant to the Bidding Procedures Order. The Bid Protections contained in the Stalking Horse Agreement (i) were necessary to preserve the value of the Debtors’ estates by inducing the Purchaser to enter into the Stalking Horse Agreement and (ii) are in compliance with the Bidding Procedures and authorized by the Bidding Procedures Order. G. Notice and a reasonable opportunity to object or be heard regarding the requested relief has been afforded to all interested persons and entities as required by the Bidding Procedures Order, including, without limitation: (a) all entities reasonably known to have expressed an interest in a transaction with respect to all or substantially all of the Purchased Assets within the past twelve (12) months; (b) all entities known by the Debtors to have asserted 5 any lien, claim, interest, or encumbrance in or upon any of the Purchased Assets; (c) counsel for the Official Committee of Unsecured Creditors (the “Committe e ”); (d) counsel to JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the ABL Facility and DIP Facility; (e) counsel to Wilmington Trust N.A., as successor indenture trustee under the Senior Notes; (f) the U.S. Trustee for the Eastern District of Missouri; (g) all federal, state, and local regulatory or taxing authorities or recording offices which have a reasonably known interest in the relief granted herein; (h) the Internal Revenue Service; (i) the United States Attorney’s offices for the Eastern District of Missouri and each state in which the Debtors operate; (j) the Office of the Secretary of State in each state in which the Debtors operate or are organized; (k) the Federal Trade Commission; (l) the United States Attorney General/Antitrust Division of Department of Justice; (m) the United States Environmental Protection Agency; (n) all known creditors and interest holders of the Debtors; (o) all non-Debtor parties to the Debtors’ executory contracts and unexpired leases; and (p) parties entitled to notice pursuant to Local Rule 9013-3 (collectively, the” Notice Parties”). Other parties interested in bidding on the Assets and Equity Interests were provided, upon request, sufficient information to make an informed judgment on whether to bid on the Assets and Equity Interests. H. The Debtors have demonstrated a sufficient basis for entering into the Stalking Horse Agreement, to sell the Purchased Assets, and to assume and to assign the Purchased Contracts pursuant to sections 363 and 365 of the Bankruptcy Code, and such actions are appropriate exercises of the Debtors’ business judgment and in the best interests of the Debtors, their estates, their creditors, and other parties in interest. Such business reasons include, but are not limited to, that (i) the Stalking Horse Agreement and the closing of such agreement (the “Closing”) will present the best opportunity to maximize and realize the value of the Purchased 6

Assets, (ii) there is substantial risk of deterioration of the value of the Purchased Assets if the Sale Transaction is not consummated as promptly as reasonably practicable, (iii) the Purchase will assume, pursuant to the Stalking Horse Agreement, the Assumed Liabilities, and (iv) the Stalking Horse Agreement constitutes the highest or otherwise best offer for the Purchased Assets. I. The Bidding Procedures set forth in the Bidding Procedures Order were noncollusive and substantively and procedurally fair to all parties. J. The disclosures made by the Debtors in the Motion, the Sale Notice, and related notices and documents filed with the Court concerning the Stalking Horse Agreement, the Bidding Procedures Order, the Sale Hearing, and the Sale Transaction were good, complete, and adequate. K. The Debtors and their professionals have complied, in good faith, in all respects with the Bidding Procedures Order. As demonstrated by any testimony and other evidence proffered or adduced at the Sale Hearing and the representations of counsel made on the record at the Sale Hearing, through marketing efforts and a competitive sale process and an auction conducted in accordance with the Bidding Procedures Order, the Debtors (i) afforded interested potential purchasers a full, fair, and reasonable opportunity to qualify as bidders and submit their highest or otherwise best offer to purchase the Purchased Assets, (ii) provided potential purchasers, upon request, sufficient information to enable them to make an informed judgment on whether to bid on the Purchased Assets, and (iii) considered any bids submitted on or before the Bid Deadline. The Purchaser and its professionals have complied, in good faith, in all respects with the Bidding Procedures Order. The Bidding Procedures assisted in obtaining the highest or otherwise best value for the Purchased Assets for the Debtors and their estates. 7

L. [Following the conclusion of the Auction,] the Debtors determined that the Purchaser submitted the highest or otherwise best offer and selected the Purchaser as the Successful Bidder for the Purchased Assets in accordance with the Bidding Procedures Order. The offer of the Purchaser, upon the terms and conditions set forth in the Stalking Horse Agreement, including the form of and total consideration to be realized by the Debtors pursuant to the Stalking Horse Agreement, (i) is the highest or otherwise best offer received by the Debtors, (ii) is fair and reasonable, (iii) is in the best interests of the Debtors’ estates, their creditors, and other parties in interest, and (iv) constitutes full and adequate consideration and reasonably equivalent value for the Purchased Assets. The Debtors’ determination that the Stalking Horse Agreement constitutes the highest or otherwise best offer for the Purchased Assets constitutes a valid and sound exercise of the Debtors’ business judgment. The Stalking Horse Agreement and the Sale Transaction contemplated thereby represent a fair and reasonable offer to purchase the Acquired Assets under the circumstances of these chapter 11 cases. No other entity or group of entities has offered to purchase the Acquired Assets for greater economic value to the Debtors’ estates than the Purchaser. M. The Purchaser is not an “insider” or “affiliate” of the Debtors, as those terms are defined in the section 101 of the Bankruptcy Code. The Purchaser is a buyer in good faith, as that term is used in the Bankruptcy Code and the decisions thereunder; the Stalking Horse Agreement was negotiated and entered into in good faith, based upon arm’s length bargaining, and without collusion or fraud of any kind; and neither the Debtors nor the Purchaser has engaged in any conduct that would prevent the application of section 363(m) of the Bankruptcy Code or cause the application of or implicate section 363(n) of the Bankruptcy Code to the Stalking Horse Agreement or to the consummation of the Sale Transaction and transfer of the 8

Purchased Assets and Purchased Contracts to the Purchaser. Accordingly, the Purchaser is entitled to all of the protections and immunities under section 363(m) of the Bankruptcy Code with respect to all of the Purchased Assets, including the Purchased Contracts. N. The Debtors are authorized and directed to execute the Stalking Horse Agreement and all other documents contemplated thereby, and to promptly consummate the Sale Transaction contemplated by the Stalking Horse Agreement. No consents or approvals, other than as may be expressly provided for in the Stalking Horse Agreement, are required by the Debtors to consummate such Sale Transaction. O. The Debtors have advanced sound business reasons for seeking to enter into the Stalking Horse Agreement and to sell the Purchased Assets and assume and assign the Purchased Contracts, as more fully set forth in the Motion and Snellenbarger Declaration and as demonstrated at the Sale Hearing, and it is a reasonable exercise of the Debtors’ business judgment to sell the Purchased Assets and to consummate the Sale Transaction contemplated by the Stalking Horse Agreement. Notwithstanding any requirement for approval or consent by any person, the transfer of the Purchased Assets to the Purchaser and the assumption and assignment of the Purchased Contracts is a legal, valid, and effective transfer of the Purchased Assets, including the Purchased Contracts. P. The terms and conditions of the Stalking Horse Agreement, including the consideration to be realized by the Debtors pursuant to the Stalking Horse Agreement, are fair and reasonable, and the Sale Transaction contemplated by the Stalking Horse Agreement are in the best interests of the Debtors’ estates. Q. Except as otherwise provided in the Stalking Horse Agreement, the Purchased Assets shall be sold subject to the Assumed Liabilities and free and clear of any lien (statutory or 9 otherwise), hypothecation, encumbrance, security interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, collective bargaining agreement, judgment, demand, charge of any kind or nature, or other interest in the subject property, including, without limitation, any right of recovery, tax (including foreign, federal, state, and local tax), order or decree of any court or foreign or domestic Governmental Authority, or other claim with respect thereto, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any pension liabilities, retiree medical benefit liabilities, liabilities related to the Employee Retirement Income Security Act of 1974 (“ERISA”), liabilities related to the Internal Revenue Code, or any other liability relating to Debtors’ current and former employees, including any withdrawal liabilities (under any multiemployer pension plans or otherwise) or liabilities under any collective bargaining agreement or labor practice agreement, retiree healthcare or, life insurance claims, (iv) any claims based on any theory that the Purchaser is a successor, transferee or continuation of the Debtors or the Purchased Assets, whether in law or equity, under any law, statute, rule, or regulation of the United States, any state, territory, or possession thereof or the District of Columbia, and (v) any leasehold interest, license or other right, in favor of a person other than the Purchaser, to use any portion of the Purchased Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or noncontingent, material or nonmaterial, known or unknown (other than the Permitted Liens), with such Liens (other than the Permitted Liens) to attach to the consideration to be received by the Debtors in the same priority and subject to the same defenses and avoidability, if any, as before the Closing. 10

R. The Stalking Horse Agreement is a valid and binding contract among the Debtors and the Purchaser, which is and shall be enforceable according to its terms. S. The transfer of the Purchased Assets to the Purchaser is a legal, valid, and effective transfer of all the Purchased Assets, and, except as may otherwise be provided in the Stalking Horse Agreement, shall vest the Purchaser with all right, title, and interest of the Debtors in and to the Purchased Assets free and clear of any and all Liens (other than the Permitted Liens) and subject to the Assumed Liabilities. Except as specifically provided in the Stalking Horse Agreement or this Sale Order, the Purchaser shall not assume or be liable for any Liens (other than the Permitted Liens) relating to the Purchased Assets. T. The Debtors may sell the Purchased Assets free and clear of all Liens of any kind or nature whatsoever (other than the Permitted Liens) because, in each case, one or more of the standards set forth in section 363(f) of the Bankruptcy Code has been satisfied. Those holders of Liens from which the Purchased Assets are to be sold free and clear (including, to the extent applicable, the non-Debtor parties to Purchased Contracts) who did not object, or who withdrew their objections, to the sale of the Purchased Assets and the Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code. All objections to the Motion have been resolved or overruled. U. Not selling the Purchased Assets free and clear of all Liens (other than the Permitted Liens) would adversely impact the Debtors’ estates, and any Sale Transaction of the Purchased Assets other than one free and clear of all Liens (other than the Permitted Liens) would be of substantially less value to the Debtors’ estates. The Purchaser would not have entered into the Stalking Horse Agreement and would not consummate the Sale Transaction contemplated thereby, thus adversely affecting the Debtors, their estates, and their creditors, if 11 each of the sale of the Purchased Assets and the assumption and assignment of the Purchased Contracts to the Purchaser were not free and clear of all Liens of any kind of nature whatsoever (except for Permitted Liens) or if the Purchaser would, or in the future could, be liable for any Liens or any of the Excluded Liabilities (as defined in the Stalking Horse Agreement). V. The Debtors and the Purchaser have, to the extent necessary, satisfied the requirements of section 365 of the Bankruptcy Code, including sections 365(b)(1)(A), (B), and 365(f) of the Bankruptcy Code, in connection with the Sale Transaction and the assumption and assignment of the Purchased Contracts. The Purchaser has demonstrated adequate assurance of future performance with respect to all Purchased Contracts pursuant to section 365(b)(1)(C) of the Bankruptcy Code. The assumption and assignment of the Purchased Contracts pursuant to the terms of this Sale Order is integral to the Stalking Horse Agreement and is in the best interests of the Debtors, their estates, their creditors, and other parties in interest, and represents the exercise of sound and prudent business judgment by the Debtors. W. The Purchased Contracts are assignable notwithstanding any provisions contained therein to the contrary, or providing for the termination thereof upon assignment or the insolvency or commencement of the Debtors’ chapter 11 cases. [The Purchaser, on behalf of the Debtors,] has provided for appropriate cures or other payments or actions required for the Debtors to assume and assign the Purchased Contracts to the Purchaser. The Purchaser has provided adequate assurance of future performance under all Purchased Contracts. X. In the absence of a stay pending appeal, the Purchaser is acting in good faith, pursuant to section 363(m) of the Bankruptcy Code, in closing the Sale Transaction contemplated by the Stalking Horse Agreement at any time on or after the entry of this Sale 12

Order and cause has been shown as to why this Sale Order should not be subject to the stay provided by Bankruptcy Rules 6004(h) and 6006(d). Y. The Sale Transaction contemplated pursuant to the Stalking Horse Agreement does not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtors or the Debtors’ estates, there is not substantial continuity between the Purchaser and the Debtors, there is no common identity between the Debtors and the Purchaser, there is no continuity of enterprise between the Debtors and the Purchaser, the Purchaser is not a mere continuation of the Debtors or their estates, and the Purchaser does not constitute a successor to the Debtors or their estates. Z. The sale of the Purchased Assets outside of a chapter 11 plan pursuant to the Stalking Horse Agreement neither impermissibly restructures the rights of the Debtors’ creditors nor impermissibly dictates the terms of a liquidating plan of reorganization for the Debtors. The sale does not constitute a sub rosa chapter 11 plan. AA. The Stalking Horse Agreement was not entered into, and none of the Debtors or the Purchaser have entered into the Stalking Horse Agreement or proposed to consummate the Sale Transaction contemplated thereby, for the purpose of hindering, delaying, or defrauding the Debtors’ present or future creditors. The total consideration provided by the Purchaser for the Purchased Assets is the highest or otherwise best offer received by the Debtors, and the Purchase Price constitutes (i) reasonably equivalent value under the Bankruptcy Code and the Uniform Fraudulent Transfer Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act and (iii) reasonably equivalent value, fair consideration and fair value under any other applicable laws of the United States, any state, territory or possession, or the District of Columbia, for the Purchased Assets. 13

BB. Time is of the essence in consummating the Sale Transaction. To maximize the value of the Purchased Assets and preserve the viability of the business as a going concern, it is essential that the sale of the Purchased Assets occur as soon as reasonably practicable. Accordingly, there is cause to determine inapplicable the stays contemplated by Bankruptcy Rules 6004 and 6006. CC. The Purchaser has not agreed to assume and shall have no obligation with respect to any liabilities of the Debtors or their subsidiaries or affiliates other than as expressly set forth in the Stalking Horse Agreement. Other than the Assumed Liabilities, and except as expressly provided for by the terms of the Stalking Horse Agreement, the Purchaser shall have no obligations with respect to any Excluded Liabilities and shall acquire all the Purchased Assets free and clear of the Excluded Liabilities. DD. The Debtors, in connection with offering products or services, did not disclose any policy prohibiting the transfer of personally identifiable information and, therefore, the sale of the Purchased Assets may be approved pursuant to section 363(b)(1)(A) of the Bankruptcy Code without the appointment of a consumer privacy ombudsman, as defined in section 332 of the Bankruptcy Code. EE. Other than claims arising under the Stalking Horse Agreement, the Debtors agree and acknowledge that they have no claims against the Purchaser, and the Purchaser agrees and acknowledges that the Purchaser has no claims against the Debtors or their non-Debtor affiliates. FF. The consummation of the Sale Transaction contemplated by the Stalking Horse Agreement is legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f), 363(m), 365(b), 14 and 365(f), and all of the applicable requirements of such sections have been complied with in respect of the Sale Transaction. GG. The findings of fact and conclusions of law herein constitute the Court’s findings of fact and conclusions of law for the purposes of Bankruptcy Rule 7052, made applicable pursuant to Bankruptcy Rule 9014. To the extent any findings of fact are conclusions of law, they are adopted as such. To the extent any conclusions of law are findings of fact, they are adopted as such. The Court’s findings shall also include any oral findings of fact and conclusions of law made by the Court during or at the conclusion of the Sale Hearing. NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT: 1. The Motion is granted as set forth herein. 2. All objections, responses, reservations of rights, and requests for continuance concerning the Motion are resolved in accordance with the terms of this Sale Order and as set forth in the record of the Sale Hearing. To the extent any such objection, response, reservation of rights, or request for continuance was not otherwise withdrawn, waived, or settled, it, and all reservations of rights contained therein, is overruled and denied on the merits with prejudice. A. Approval of the Sale 3. The sale of the Purchased Assets, the terms and conditions of the Stalking Horse Agreement (including all schedules and exhibits affixed thereto and all other ancillary documents), the Successful Bid by the Purchaser, and the Sale Transaction contemplated thereby and all of the terms and conditions thereof, are the highest and best offer for the Purchased Assets, and hereby are authorized and approved in all respects. 4. The sale of the Purchased Assets and the consideration provided by the Purchaser under the Stalking Horse Agreement are fair and reasonable and shall be deemed for all purposes 15 to constitute a transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code and any other applicable law. 5. The Purchaser is hereby granted and is entitled to all of the protections provided to a good faith buyer under section 363(m) of the Bankruptcy Code, including with respect to the transfer of Purchased Contracts as part of the sale of the Purchased Assets pursuant to section 365 of the Bankruptcy Code and this Sale Order. 6. Pursuant to section 363(m) of the Bankruptcy Code, if any or all of the provisions of this Sale Order are hereafter reversed, modified, or vacated by a subsequent order of this Court or any other court, such reversal, modification, or vacatur shall not affect the validity and enforceability of any transfer under the Stalking Horse Agreement or obligation or right granted pursuant to the terms of this Sale Order (unless stayed pending appeal), and notwithstanding any reversal, modification, or vacatur shall be governed in all respects by the original provisions of this Sale Order and the Stalking Horse Agreement, as the case may be. 7. Subject to the terms and conditions of the Stalking Horse Agreement, the Debtors are hereby authorized to fully perform under, consummate and implement the terms of the Stalking Horse Agreement, together with any and all additional instruments and documents that may be reasonably necessary or desirable to implement and effectuate the terms of the Stalking Horse Agreement, this Sale Order, and sale of the Purchased Assets contemplated thereby including, without limitation, deeds, assignments, stock powers and other instruments of transfer, and to take all further actions as may be reasonably necessary for the purpose of assigning, transferring, granting, conveying, and conferring to the Purchaser, or reducing to possession any or all of the Purchased Assets or Assumed Liabilities, as may be necessary or appropriate to the performance of the Debtors’ obligations as contemplated by the Stalking Horse Agreement, 16 forthwith (including any and all pre-closing covenants and conditions) and without any further corporate action or orders of this Court. Neither the Purchaser nor the Debtors shall have any obligation to proceed with the Closing of the Stalking Horse Agreement unless and until all conditions precedent to the Purchaser’s and the Debtors’ respective obligations thereunder have been met, satisfied, or waived by the Purchaser and/or the Debtors, as the case may be, in each case subject to the terms of the Stalking Horse Agreement. 8. The Debtors and each other person or entity having duties or responsibilities under the Stalking Horse Agreement, any agreements related thereto or this Sale Order, and their respective directors, officers, employees, members, agents, representatives, and attorneys, are authorized and empowered, subject to the terms and conditions contained in the Stalking Horse Agreement, to carry out all of the provisions of the Stalking Horse Agreement and any related agreements; to issue, execute, deliver, file, and record, as appropriate, the documents evidencing and consummating the Stalking Horse Agreement, and any related agreements; to take any and all actions contemplated by the Stalking Horse Agreement, any related agreements or this Sale Order; and to issue, execute, deliver, file, and record, as appropriate, such other contracts, instruments, releases, indentures, mortgages, deeds, bills of sale, assignments, leases, or other agreements or documents and to perform such other acts and execute and deliver such other documents, as are consistent with, and necessary or appropriate to implement, effectuate, and consummate, the Stalking Horse Agreement, any related agreements, and this Sale Order and the Sale Transaction contemplated thereby and hereby, forthwith and all without further application to, or order of, this Court. 9. The secretary, any assistant secretary, agent, representative or officer of the Debtors shall be, and hereby is, authorized to certify or attest to any of the foregoing actions (but 17 no such certification or attestation shall be required to make any such action valid, binding, and enforceable). The Debtors are further authorized and empowered to cause to be filed with the secretary of state of any state or other applicable officials of any applicable governmental units any and all certificates, agreements, or amendments necessary or appropriate to effectuate the Sale Transaction contemplated by the Stalking Horse Agreement, any related agreements, and this Sale Order, including amended and restated certificates or articles of incorporation and bylaws or certificates or articles of amendment, and all such other actions, filings or recordings as may be required under appropriate provisions of the applicable laws of all applicable governmental units or as any of the officers of the Debtors may determine are necessary or appropriate. The execution of any such document or the taking of any such action shall be, and hereby is, deemed conclusive evidence of the authority of such person to so act. Without limiting the generality of the foregoing, this Sale Order shall constitute all approvals and consents, if any, required by the corporation laws of the State of [Missouri] and all other applicable business corporation, trust and other laws of the applicable governmental units, with respect to the implementation and consummation of the Stalking Horse Agreement, any related agreements and this Sale Order, and the Sale Transaction contemplated thereby and hereby. 10. Upon consummation of the Sale Transaction set forth in the Stalking Horse Agreement, if any person or entity that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing encumbrances, claims, interests, and Liens against or in the Purchased Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfactions, releases of all encumbrances, claims, interests, and Liens that the person or entity has with respect to the Purchased Assets (unless otherwise assumed in 18 the Stalking Horse Agreement), or otherwise, then (a) the Debtors are hereby authorized to execute and file such statements, instruments, releases, and other documents on behalf of the person or entity with respect to the Purchased Assets and (b) the Purchaser is hereby authorized to file, register, or otherwise record a certified copy of this Sale Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all encumbrances, claims, interests, and Liens in the Purchased Assets of any kind or nature. For the avoidance of doubt, to the extent necessary, upon consummation of the Sale Transaction set forth in the Stalking Horse Agreement, the Purchaser is authorized to file termination statements, lien terminations, or other amendments in any required jurisdiction to remove and record, notice filings or financing statements recorded to attach, perfect or otherwise notice any lien or encumbrance that is extinguished or otherwise released pursuant to this Sale Order under section 363 and related provisions of the Bankruptcy Code. For the avoidance of doubt, nothing contained in this paragraph 10 shall be deemed to apply with respect to any Permitted Liens. 11. Effective as of the Closing, (a) the sale of the Purchased Assets by the Debtors to the Purchaser shall constitute a legal, valid, and effective transfer of the Purchased Assets notwithstanding any requirement for approval or consent by any person and vests the Purchaser with all right, title and interest of the Debtors in and to the Purchased Assets, free and clear of all Liens of any kind (other than the Permitted Liens), pursuant to section 363(f) of the Bankruptcy Code, and (b) the assumption of any Assumed Liabilities by the Purchaser constitutes a legal, valid, and effective delegation of any Assumed Liabilities to the Purchaser and divests the Debtors of all liability with respect to any Assumed Liabilities. 12. Neither the Debtors nor the Purchaser has engaged in any conduct that would cause or permit the Stalking Horse Agreement to be avoided or costs and damages to be imposed 19 under section 363(n) of the Bankruptcy Code. Accordingly, the Stalking Horse Agreement and the Sale Transaction shall not be avoidable under section 363(n) of the Bankruptcy Code, and no party shall be entitled to any damages or other recovery pursuant to section 363(n) of the Bankruptcy Code in respect of the Purchase Agreement or the Sale Transaction. B. Transfer of Purchased Assets and Purchased Equity 13. Except to the extent specifically provided in the Stalking Horse Agreement and subject to the terms and conditions thereof, upon the Closing, the Debtors shall be, and hereby are, authorized, empowered, and directed, pursuant to sections 105, 363(b), and 365 of the Bankruptcy Code, to sell the Purchased Assets, including the Purchased Contracts, to the Purchaser. The sale of the Purchased Assets vests the Purchaser with all right, title and interest of the Debtors in and to the Purchased Assets free and clear of any and all Liens (other than the Permitted Liens), with all such Liens (other than the Permitted Liens) to attach only to the proceeds of the Sale Transaction with the same priority, validity, force, and effect, if any, as they now have in or against the Purchased Assets, subject to all claims and defenses the Debtors and their estates may possess with respect thereto. The Motion or notice thereof shall be deemed to provide sufficient notice as to the sale of the Purchased Assets free and clear of all Liens (other than Permitted Liens). Following the Closing Date (as defined in the Stalking Horse Agreement), no holder of any Liens (other than the Permitted Liens) in the Purchased Assets shall have any basis to interfere with the Purchaser’s use and enjoyment of the Purchased Assets based on or related to such Liens, or any actions that the Debtors may take in their chapter 11 cases, and no person may take any action to prevent, interfere with or otherwise impair consummation of the Sale Transaction contemplated in or by the Stalking Horse Agreement or this Sale Order. For the avoidance of doubt, upon the Closing, the Debtors shall apply the 20 proceeds of the sale of the Purchased Assets, including the Purchased Contracts, consistent with the terms of the DIP Order,3 to pay all DIP Obligatio ns until indefeas ib ly paid in full in cash. 14. The provisions of this Sale Order authorizing the sale and assignment of the Purchased Assets free and clear of Liens and the Excluded Liabilities shall be self-executing, and neither the Debtors nor the Purchaser shall be required to execute or file releases, termination statements, assignments, consents, or other instruments in order to effectuate, consummate, and implement the provisions of this Sale Order. However, the Debtors and the Purchaser, and each of their respective officers, employees, and agents are hereby authorized and empowered to take all actions and execute and deliver any and all documents and instruments that either the Debtors or the Purchaser deem necessary or appropriate to implement and effectuate the terms of the Stalking Horse Agreement and this Sale Order. 15. To the greatest extent available under applicable law and to the extent provided for under the Stalking Horse Agreement, the Purchaser shall be authorized, as of the Closing Date, to operate under any license, permit, registration and governmental authorization or approval of the Debtors with respect to the Purchased Assets, and, to the greatest extent available under applicable law and to the extent provided for under the Stalking Horse Agreement, all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been transferred to the Purchaser as of the Closing Date. 16. In furtherance of the Sale Transaction contemplated by the Stalking Horse Agreement, the Debtors shall be, and hereby are, authorized, and empowered, pursuant to sections 105, 363(b), and 365 of the Bankruptcy Code, to take all actions necessary to satisfy any 3 “DIP Order”, as used herein means the interim and final order authorizing entry into the Superpriority, Senior Secured Debtor-in-Possession Credit Agreement, dated as of July [●], 2020, among Briggs & Stratton Corporation, as Lead Borrower, the Subsidiary Borrowers from time to time party thereto, the various Lenders and Issuing Banks, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “DIP Agent”). 21

and all pre-Closing covenants and conditions, including as necessary or appropriate the full or partial elimination of intercompany obligations between or among the acquired entities and the Debtors and their remaining subsidiaries, including intercompany obligations solely between or among acquired entities (whether by settlement, distribution or otherwise), including, without limitation, (i) contributing, distributing, forgiving or otherwise cancelling, directly or indirectly, any intercompany obligations owing between the acquired entities and the Debtors or the Debtors’ other subsidiaries, (ii) making cash and non-cash settlements of such intercompany obligations, (iii) purchasing, selling or exchanging intercompany obligations (including issuing a new note obligation of the Debtors, directly or indirectly, in substitution or in exchange therefor, which obligation will constitute an administrative expense claim of the issuing Debtor under section 503(b) of the Bankruptcy Code), and (iv) any combination thereof. 17. All of the Debtors’ interests in the Purchased Assets to be acquired by the Purchaser under the Stalking Horse Agreement shall be, as of the Closing Date and upon the occurrence of the Closing, transferred to and vested in the Purchaser. Upon the occurrence of the Closing, this Sale Order shall be considered and constitute for any and all purposes a full and complete general assignment, conveyance, and transfer of the Purchased Assets acquired by the Purchaser under the Stalking Horse Agreement or a bill of sale or assignment transferring good and marketable, indefeasible title and interest in the Purchased Assets to the Purchaser. 18. All persons or entities, presently or on or after the Closing Date, in possession or control of some or all of the Purchased Assets are directed to surrender possession or control of the Purchased Assets to the Purchaser on the Closing Date or at such later time as the Purchaser may request. All entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer the 22

Purchased Assets to the Purchaser in accordance with the terms of the Stalking Horse Agreement and this Sale Order. 19. Except as expressly provided in or pursuant to the Stalking Horse Agreement, the Purchaser is not assuming and is not deemed to assume, and the Purchaser shall not be, nor shall any affiliate of Purchaser be, in any way liable for or responsible for, as a successor or otherwise, under any theory of law or equity, for any liabilities, debts, or obligations of the Debtors in any way whatsoever relating to or arising from the Debtors’ ownership, possession, control, or use of the Purchased Assets prior to the consummation of the Sale Transaction contemplated by the Stalking Horse Agreement, or any liabilities calculable by reference to the Debtors or their operations or to any or all of the Purchased Assets, or relating to continuing or other conditions existing on or prior to consummation of the Sale Transaction contemplated by the Stalking Horse Agreement, which liabilities, debts and obligations are hereby extinguished insofar as they may give rise to liability, successor or otherwise, against the Purchaser or any of its affiliates. C. Purchased Contracts 20. Subject to the terms of the Stalking Horse Agreement and the occurrence of the Closing Date, the assumption by the Debtors of Purchased Contracts and the assignment of all such Purchased Contracts to the Purchaser, as provided for or contemplated by the Stalking Horse Agreement, shall be, and hereby is, authorized and approved pursuant to sections 363 and 365 of the Bankruptcy Code. 21. The Purchased Contracts shall be deemed valid and binding and in full force and effect and assumed by the Debtors and assigned to the Purchaser at the Closing, pursuant to sections 363 and 365 of the Bankruptcy Code, subject only to the payment of all Cure Costs (as defined below) required to assume and assign the Purchased Contracts to the Purchaser, and 23 subject to the payment of the aforementioned Cure Costs, parties to such Purchased Contracts are without basis to assert against the Purchaser, among other things, any defaults, breaches, or claims of pecuniary losses existing as of the Closing or by reason of the Closing. 22. Upon the Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, the Purchaser shall be fully and irrevocably vested with all right, title, and interest in and to each Purchased Contract. The Debtors are authorized to take all actions reasonably necessary to effectuate the foregoing. 23. Pursuant to sections 365(b)(1)(A) and (B) of the Bankruptcy Code, and except as otherwise provided in this Sale Order, the Purchaser shall promptly pay or cause to be paid to the parties to any Purchased Contracts the requisite cure amounts, if any, set forth in the Cure Notice or Supplemental Cure Notice (as applicable) (the “Cure Costs”), with respect to the assumption and assignment thereof. The Cure Costs are hereby fixed at the amounts set forth in the Cure Notice or Supplemental Cure Notice (as applicable) served by the Debtors, or the amounts determined on the record of the Sale Hearing, as the case may be, and all parties to Purchased Contracts are forever bound by such Cure Costs, and, following the payment of the applicable Cure Costs, such parties shall not take any action against the Purchaser or the Purchased Assets, includ ing with respect to any claim for cure under any Purchased Contract. 24. All defaults or other obligations under the Purchased Contracts arising prior to the Closing (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be deemed cured by payment of the Cure Costs and the parties to such contracts shall be forever barred and estopped from asserting or claiming against the Debtors or the Purchaser that any additional amounts are due or other defaults exist. Each non-Debtor party to the Purchased Contracts is forever barred, estopped, 24 and permanently enjoined from asserting against the Debtors or Purchaser, their affiliates, successors, or assigns, or the property of any of them, any default existing as of the date of the Sale Hearing if such default was not raised or asserted prior to or at the Sale Hearing. To the extent a non-Debtor party to the Purchased Contracts failed to timely file an objection, such Cure Cost has been and shall be deemed to be finally determined and any such non-Debtor party shall be prohibited from challenging, objecting to, or denying the validity and finality of the Cure Cost at any time. 25. Any provision in any Purchased Contract that purports to declare a breach, default, or payment right as a result of an assignment or a change of control in respect of the Debtors is unenforceable, and all Purchased Contracts shall remain in full force and effect, subject only to payment of the applicable Cure Cost, if any. No sections or provisions of any Purchased Contract that purports to provide for additional payments, penalties, charges, or other financial accommodations in favor of non-Debtor third parties to Purchased Contracts shall have any force or effect with respect to the Sale Transaction contemplated by the Stalking Horse Agreement and assignments authorized by this Sale Order, and such provisions constitute unenforceable anti- assignment provisions under section 365(f) of the Bankruptcy Code or are otherwise unenforceable under section 365(e) of the Bankruptcy Code. No assignment of any Purchased Contract pursuant to the terms of the Stalking Horse Agreement in any respect constitutes a default under any Purchased Contract. In the absence of objection, the party to each Purchased Contract shall be deemed to have consented to such assignment under section 365(c)(1)(B) of the Bankruptcy Code, and the Purchaser shall enjoy all of the rights and benefits under each such Purchased Contract as of the applicable date of assumption without the necessity of obtaining such party’s written consent to the assumption or assignment thereof. 25

26. The Purchaser has satisfied any and all requirements under sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance under all Purchased Contracts. The Purchaser shall not be required to provide any further evidence of any adequate assurance to any counterparty of a Purchased Contract. 27. The Debtors and their estates shall be relieved of any liability for any breach of any of the Purchased Contracts occurring from and after Closing, pursuant to and in accordance with section 365(k) of the Bankruptcy Code. 28. Parties to Purchased Contracts shall be prohibited from charging any rent acceleration, assignment fees, increases or other fees to the Purchaser as a result of the assumption and assignment of any Purchased Contract. 29. Notwithstanding anything to the contrary in this Sale Order, (i) the rights of any party to an executory contract or unexpired lease listed on the Cure Notice filed by the Debtors on [●], 2020 [Docket No.[●]] that timely filed an objection to the assumption and assignment of an executory contract or unexpired lease (including any objection relating to adequate assurance of future performance) to the Purchaser in accordance with the Bidding Procedures Order are preserved to the extent that any such objection has not been resolved as of the date of the entry of this Sale Order, and any such objections shall be addressed at the hearing scheduled for [●], 2020 at [●]:00 [●].m. (prevailing Central Time), or a subsequent hearing, and (ii) the rights of any party to an executory contract or unexpired lease listed on the Supplemental Notice of Assumption and Assignment filed by the Debtors on [●], 2020 [Docket No. [●]] are preserved and shall be addressed at the hearing scheduled for [●], 2020 at [●]:00 [●].m. (prevailing Central Time), or a subsequent hearing, or otherwise as provided in the Bidding Procedures Order. 26

D. Additional Provisions 30. Each and every federal, state, and local governmental agency or department is hereby authorized and directed to accept any and all documents and instruments necessary and appropriate to consummate the Sale Transaction contemplated by the Stalking Horse Agreement and this Sale Order. 31. To the maximum extent permitted by section 525 of the Bankruptcy Code, no governmental unit may revoke or suspend any permit or license relating to the operation of the Purchased Assets sold, transferred, or conveyed to the Purchaser on account of the filing or pendency of the Debtors’ chapter 11 cases or the consummation of the Sale Transaction contemplated by the Stalking Horse Agreement. 32. The Purchaser has not assumed, or is otherwise not obligated for, any of the Debtors’ obligations, debts (as defined in section 101(12) of the Bankruptcy Code), or liabilities other than the Assumed Liabilities, and as otherwise set forth in the Stalking Horse Agreement, and the Purchaser has not purchased any of the Excluded Assets (as defined in the Stalking Horse Agreement) or assumed any Excluded Liabilities. Consequently, all persons and governmental units (as defined in sections 101(27) and 101(41) of the Bankruptcy Code, respectively) and all holders of Liens (other than Permitted Liens) based upon, arising out of or related to liabilities retained by the Debtors shall not take any action against the Purchaser or the Purchased Assets, including asserting any setoff (to the extent not actually taken prepetition) or right of subrogation of any kind, to recover any Liens (other than Permitted Liens) or on account of any liabilities of the Debtors other than Assumed Liabilities pursuant to the Stalking Horse Agreement. Additionally, all persons holding or asserting any Liens in the Excluded Assets shall not assert or prosecute such Liens or any cause of action against the Purchaser or the Purchased Assets for any liability associated with the Excluded Assets. 27

33. The Purchaser is not a “successor” to the Debtors or their estates by reason of any theory of law or equity, and the Purchaser shall not assume, be deemed to assume, or in any way be responsible for any liability, debt (as defined in section 101(12) of the Bankruptcy Code), or obligation of any of the Debtors or their estates including, without limitation, pursuant to any bulk sales law, successor liability, or other theory of liability or responsibility for any claim against the Debtors, against an insider of the Debtors, against the Purchased Assets, or similar liability except as otherwise expressly provided in the Agreement. The Motion contains sufficient notice of such limitations in accordance with the Local Rules. Neither the purchase of the Purchased Assets by the Purchaser or its affiliates, nor the fact that the Purchaser or its affiliates are using any of the Purchased Assets previously owned, used, or operated by the Debtors, will cause the Purchaser or any of its affiliates to be deemed a successor to, or be otherwise liable in any respect on account of the Debtors’ business within the meaning of: (i) any foreign, federal, state or local revenue, pension, ERISA, tax, labor, employment, antitrust, regulatory, investigatory, safety, consumer protection, patent or intellectual property, business practices, environmental or other law, regulation, rule, guideline, or other doctrine (including, without limitation, filing requirements under any such laws, regulations, rules, guidelines, or other doctrines); (ii) any employment or labor agreements, consulting agreements, severance arrangements, change-in-control agreements, or other similar agreement to which the Debtors are a party; (iii) any welfare, compensation, or other employee benefit plans, agreements, practices, and programs, including, without limitation, any pension plan of the Debtors; (iv) the cessation of the Debtors’ operations, dismissal of employees, or termination of employment or labor agreements or pension, welfare, compensation, retention, incentive, or other employee benefit plans, agreements, practices and programs, or obligations that might otherwise arise from or 28 pursuant to (a) ERISA, (b) the Fair Labor Standards Act, (c) Title VII of the Civil Rights Act of 1964, (d) the Federal Rehabilitation Act of 1973, (e) the National Labor Relations Act, (f) the Worker Adjustment and Retraining Notification Act, or any similar federal, state or other applicable law, (g) the Age Discrimination in Employment Act of 1967, as amended, (h) the Americans with Disabilities Act of 1990, as amended, (i) the Consolidated Omnibus Budget Reconciliation Act of 1985, (j) the Multiemployer Pension Plan Amendments Act of 1980, (k) any employment, wage and hour restriction, equal opportunity, discrimination, immigration, or naturalization laws, (l) state and local unemployment compensation laws or other similar state and local laws, (m) any workers’ compensation or other employee health, accident, disability, occupational disease, or safety claims, (n) salaries, wages, benefits, expenses, or other compensation or remuneration, and (o) any other state, local, or federal employee benefit laws, regulations or rules or other state, local or federal laws, regulations, or rules relating to wages, benefits, employment, or termination of employment with the Debtors; (v) any other actions, suits, proceedings, claims, investigations applications, or complaints related to the foregoing; (vi) any unemployment or workers’ compensation experience ratings; (vii) any liabilities, debts, or obligations of or required to be paid by the Debtors for any taxes of any kind for any period other than taxes relating to the Acquired Assets; (viii) any liabilities, debts, commitments, or obligations for any taxes relating to the Acquired Assets prior to the Closing; (ix) any claims asserted or that could be asserted in any litigation; (x) any liability incurred by a Debtor, its directors, officers, stockholders, equity holders, agents, or employees on or after the Closing Date; (xi) any products liability or product warranty law, regulation, rule, guideline, or other doctrine with respect to the Debtors’ actual or potential liability under such law, regulation, rule, guideline, or doctrine; (xii) any environmental laws, rules, or regulations, including, without 29 limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act or similar state statutes (other than that which is imposed as a matter of law on owners of real estate); or (xiii) any liability relating to any Excluded Asset. For the avoidance of doubt, the Purchaser shall not have any liabilities, debts, commitments or obligations for any taxes relating to the operation of the Purchased Assets prior to Closing, except to the extent the Purchaser expressly assumes such taxes pursuant to the Stalking Horse Agreement. 34. Except to the extent expressly included in the Assumed Liabilities or to enforce the Agreement or Permitted Liens, pursuant to sections 105 and 363 of the Bankruptcy Code, all persons and entities, including, but not limited to, the Debtors, the Committee, all debt security holders, equity security holders, the Debtors’ employees or former employees, governmental, tax and regulatory or investigatory authorities of any sort (including, without limitation, environmental and product safety regulators or investigators), lenders, parties to or beneficiaries under any benefit plan, trade and other creditors asserting or holding a Lien or other claim of any kind or nature whatsoever against, in or with respect to any of the Debtors or all or any part of the Purchased Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to the Debtors, all or any part of the Purchased Assets, the operation of the Debtors’ business prior to the Closing Date or the transfer of the Purchased Assets to the Purchaser, shall be forever barred, estopped, and permanently enjoined from asserting, prosecuting or otherwise pursuing such Lien or other claim, whether by payment, setoff (to the extent not actually taken prepetition), or otherwise, directly or indirectly, against the Purchaser or any affiliate, successor or assign thereof, or against the Purchased Assets. 30

35. Subject to the terms of the Stalking Horse Agreement, the Stalking Horse Agreement and any related agreements may be waived, modified, amended, or supplemented by agreement of the Debtors and the Purchaser, without further action or order of the Court; provided, however, that any such waiver, modification, amendment, or supplement is not material and substantially conforms to, and effectuates, the Stalking Horse Agreement and any related agreements; and provided, further, that the Debtors shall provide advance written notice to the Committee and DIP Agent of any such waiver, modification, amendment, or supplement to the Stalking Horse Agreement. 36. The failure specifically to include any particular provisions of the Stalking Horse Agreement or any related agreements in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court, the Debtors, and the Purchaser that the Stalking Horse Agreement and any related agreements are authorized and approved in their entirety with such amendments thereto as may be made by the parties in accordance with this Sale Order prior to Closing. 37. No bulk sale law, bulk transfer law, or any similar law of any state or other jurisdiction shall apply in any way to the sale and the Sale Transaction contemplated by the Stalking Horse Agreement, the Motion, or this Sale Order. 38. To the extent any provisions of this Sale Order conflict with the terms and conditions of the Stalking Horse Agreement, this Sale Order shall govern and control. 39. This Sale Order and the Stalking Horse Agreement shall be binding upon and govern the acts of all persons and entities, including without limitation, the Debtors and the Purchaser, their respective successors and permitted assigns, including, without limitation, any chapter 11 trustee hereinafter appointed for the Debtors’ estates or any trustee appointed in a 31 chapter 7 case if this case is converted from chapter 11, all creditors and shareholders of any Debtor (whether known or unknown), filing agents, filing officers, title agents, recording agencies, secretaries of state, and all other persons and entities who may be required by operation of law, the duties of their office or contract, to accept, file, register, or otherwise record or release any documents or instruments or who may be required to report or insure any title in or to the Purchased Assets. 40. The provisions of this Sale Order are nonseverable and mutually dependent. 41. Nothing in any order of this Court or contained in any chapter 11 plan or liquidation confirmed in these chapter 11 cases, or in any subsequent or converted cases of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code, shall conflict with or modify the provisions of the Stalking Horse Agreement or the terms of this Sale Order. 42. The Purchaser shall not be required to seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code to deliver any notice provided for in the Stalking Horse Agreement or any other Sale-related document or take any and all actions permitted under the Stalking Horse Agreement or any other Sale Transaction-related document in accordance with the terms and conditions thereof. The automatic stay imposed by section 362 of the Bankruptcy Code is hereby modified to the extent necessary to implement the preceding sentence. 43. The Debtors are authorized and directed to take all actions necessary to implement and effectuate the relief granted in this Sale Order in accordance with the Stalking Horse Agreement. 44. Notwithstanding the possible applicability of Bankruptcy Rules 6004, 6006, 7062, or otherwise, this Court, for good cause shown, orders that the terms and conditions of this Sale 32

Order shall be effective and enforceable immediately upon entry and its provisions shall be self- executing, and the Motion or notice thereof or of this Sale Order shall be deemed to provide sufficient notice of the Debtors’ request for waiver of the otherwise applicable stay of this Sale Order. In the absence of any person or entity obtaining a stay pending appeal, the Debtors and the Purchaser are free to close under the Stalking Horse Agreement at any time, subject to the terms of the Stalking Horse Agreement. The Purchaser has acted in “good faith,” and, in the absence of any person or entity obtaining a stay pending appeal, if the Debtors and the Purchaser close under the Stalking Horse Agreement, then the Purchaser shall be entitled to the protections of section 363(m) of the Bankruptcy Code as to all aspects of the Sale Transaction under and pursuant to the Agreement if this Sale Order or any authorization contained herein is reversed or modified on appeal. 45. The Debtors and the Purchaser each have standing to enforce the terms of this Sale Order, and, notwithstanding any closure of any of the Debtors’ chapter 11 cases, the Debtors or the Purchaser may seek to reopen any closed chapter 11 cases to the extent necessary to enforce the terms of this Sale Order. 46. Nothing in this Sale Order or related documents discharges, releases, precludes, or enjoins: (i) any liability to any governmental unit as defined in 11 U.S.C. § 101(27) (“Governmental Unit”) that is not a “claim” as defined in 11 U.S.C. § 101(5) (“Claim”); (ii) any Claim of a Governmental Unit arising on or after the Closing Date; (iii) any liability to a Governmental Unit under police and regulatory statutes or regulations that any entity would be subject to as the owner or operator of the Purchased Assets after the Closing Date; or (iv) any liability to a Governmental Unit on the part of any person other than the Debtors. Nor shall anything in this Sale Order enjoin or otherwise bar a Governmental Unit from asserting or 33 enforcing, outside of this Court, any liability described in the preceding sentence. Nothing in this Sale Order or related documents authorizes the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization, or (e) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law. Nothing in this Sale Order shall relieve any entity from any obligation to address or comply with information requests or inquiries from any Governmental Unit. Nothing in this Sale Order shall affect any setoff or recoupment rights of any Governmental Unit. Nothing in this Sale Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Sale Order or to adjudicate any defense asserted under this Sale Order. For the avoidance of doubt, the matters preserved by this paragraph are subject to all rights and defenses available under applicable law. 47. This Court shall retain exclusive jurisdiction to enforce the terms and provisions of this Sale Order, the Bidding Procedures Order, and the Stalking Horse Agreement in all respects and to decide any disputes concerning this Sale Order, the Bidding Procedures Order, or the Stalking Horse Agreement, or the rights and duties of the parties hereunder or thereunder or any issues relating to the Stalking Horse Agreement and this Sale Order including, but not limited to, the interpretation of the terms, conditions and provisions hereof and thereof, the status, nature and extent of the Purchased Assets, including any Purchased Contracts, and any and all issues and disputes arising in connection with the relief authorized herein, inclusive of those concerning the transfer of the Purchased Assets free and clear of all Liens (other than Permitted Liens). 34

48. Not later than two (2) business days after the date of this Sale Order, the Debtors shall serve a copy of the Sale Order on the Notice Parties and shall file a certificate of service no later than twenty-four (24) hours after service. DATED: , 2020 Cape Girardeau, Missouri HONORABLE BARRY S. SCHERMER UNITED STATES BANKRUPTCY JUDGE 35

Order Prepared By: Robert E. Eggmann, #37374MO Christopher J. Lawhorn, #45713MO Thomas H. Riske, #61838MO CARMODY MACDONALD P.C. 120 S. Central Avenue, Suite 1800 St. Louis, Missouri 63105 Telephone: (314) 854-8600 Facsimile: (314) 854-8660 Email: ree@carmodymacdonald.com cjl@carmodymacdonald.com thr@carmodymacdonald.com -and- Ronit J. Berkovich (pro hac vice pending) Debora A. Hoehne (pro hac vice pending) Martha E. Martir (pro hac vice pending) WEIL, GOTSHAL & MANGES LLP 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007 Email: Ronit.Berkovich@weil.com Debora.Hoehne@weil.com Martha.Martir@weil.com Counsel to the Debtors and Debtors in Possession

EXHIBIT E Form of Bill of Sale, Assignment and Assumption Agreement See attached.

Exhibit E BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [●], 2020 (this “Agreement”), is entered into by and among Briggs & Stratton Corporation, a Wisconsin corporation, Billy Goat Industries, Inc., a Missouri corporation, Allmand Bros., Inc., a Nebraska corporation, Briggs & Stratton International, Inc., a Wisconsin corporation and Briggs & Stratton Tech, LLC, a Wisconsin limited liability company (together, “Sellers” and each, a “Seller”), and Bucephalus Buyer, LLC, a Delaware limited liability company (“Buyer”), in connection with that certain Stock and Asset Purchase Agreement dated effective as of July 19, 2020 by and among Sellers and Buyer (the “Purchase Agreement”). Sellers and Buyer are referred to collectively herein as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings as given to them in the Purchase Agreement. WHEREAS, Sellers and the Acquired Entities are engaged in, or hold assets or liabilities relating to, the Business (and, in the case of certain of Sellers, hold the Acquired Equity Interests); WHEREAS, Sellers and Buyer entered into the Purchase Agreement pursuant to which Sellers have agreed to sell, transfer and assign to Buyer, and Buyer has agreed to purchase, acquire and assume from Sellers, all of the Acquired Equity Interests, the Acquired Assets and the Assumed Liabilities in a sale authorized by the Bankruptcy Court pursuant to Sections 105, 363, and 365 of the Bankruptcy Code; WHEREAS, in accordance with the terms of the Purchase Agreement, each of the conditions to the obligations of Buyer and Sellers to consummate the Transactions have been satisfied or waived and the Parties intend to proceed to Closing and effect the sale, transfer and assignment to Buyer of the Acquired Assets and the Acquired Equity Interests, and the assumption by Buyer of the Assumed Liabilities, by entering into this Agreement; WHEREAS, pursuant to this Agreement, each Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from each such Seller, all of such Sellers’ right, title and interest in and to the Acquired Equity Interests and the Acquired Assets, in each case, free and clear of all Liens (other than Permitted Liens), subject to the conditions set forth in the Purchase Agreement; and WHEREAS, pursuant to this Agreement, Buyer shall assume and become responsible for the Assumed Liabilities, and shall pay, perform, honor and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof, subject to the conditions set forth in the Purchase Agreement. NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows: 1. Sale and Transfer of the Acquired Equity Interests and the Acquired Assets. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to, and subject to the terms and conditions of, the Purchase Agreement and to Section 2 of this Agreement, effective as of the Closing each Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from each such Seller, effective at the Closing, all of such Sellers’ right, title and interest in and to the Acquired Assets and the Acquired Equity Interests, in each case, free and clear of all Liens (other than Permitted Liens). 2. Excluded Assets. For the avoidance of doubt, Sellers are not selling, conveying, assigning, transferring or delivering to Buyer and Buyer is not purchasing, acquiring or accepting any of the Excluded Assets. 3. Assumption of Assumed Liabilities. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth in the Purchase Agreement and to Section 4 of this Agreement, each Seller hereby assigns and Buyer hereby assumes and becomes responsible for the Assumed Liabilities effective at the Closing, and shall timely pay, perform, honor and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof. 4. Excluded Liabilities. For the avoidance of doubt, Sellers are not assigning and Buyer is not assuming in any manner, and shall not be responsible for, any of the Excluded Liabilities. 5. Entire Agreement. This Agreement, the Purchase Agreement, the other Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof. 6. Terms of the Purchase Agreement. This Agreement is entered into pursuant to, and subject to all of the terms and conditions of, the Purchase Agreement, and all of the obligations, agreements, covenants and warranties of the Parties contained therein. Nothing contained in this Agreement shall be deemed to supersede, amend, alter, enlarge on or modify any of the obligations, agreements, covenants or warranties of any Seller or Buyer contained in the Purchase Agreement in any manner whatsoever. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and those of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control and prevail. 7. Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, use commercially reasonable efforts (taking into account the status of Sellers as debtors in the Bankruptcy Case) to take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to transfer, convey or assign to Buyer all of the Acquired Assets, Acquired Equity Interests and Acquired Entities or to confirm Buyer’s assumption of the Assumed Liabilities; provided, however, that nothing herein shall limit Sellers or any of their Affiliates from taking any action necessary or desirable in connection with the Bankruptcy Case. 8. Amendments and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by each Party, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 7 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. 9. Governing Law. This Agreement and any claim or controversy hereunder, including matters of validity, construction, effect, enforceability, performance and remedies, and with respect to statute of limitations or any other applicable limitations period shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code. 10. Titles and Headings. Titles and headings of Sections of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. 11. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties. 12. Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written. BRIGGS & STRATTON CORPORATION By: Name: Title: BILLY GOAT INDUSTRIES, INC. By: Name: Title: ALLMAND BROS., INC. By: Name: Title: BRIGGS & STRATTON INTERNATIONAL, INC. By: Name: Title: BRIGGS & STRATTON TECH, LLC By: Name: Title: [Signature Page to Bill of Sale and Assignment and Assumption Agreement]

BUCEPHALUS BUYER, LLC By: Name: Title: [Signature Page to Bill of Sale and Assignment and Assumption Agreement]

EXHIBIT F Form of Transition Services Agreement See attached.

Exhibit F TRANSITION SERVICES AGREEMENT This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of [●] (the “Effective Date”)1 is made and entered into by and between Bucephalus Buyer, LLC, a Delaware limited liability company (“Service Provider”) and Briggs & Stratton Corporation, a Wisconsin corporation, Billy Goat Industries, Inc., a Missouri corporation, Allmand Bros., Inc., a Nebraska corporation, Briggs & Stratton International, Inc., a Wisconsin corporation and Briggs & Stratton Tech, LLC, a Wisconsin limited liability company (collectively, “Service Recipient”). Service Provider and Service Recipient are individually referred to as a “Party” and collectively as the “Parties.” RECITALS WHEREAS, Service Provider and Service Recipient entered into that certain Stock and Asset Purchase Agreement dated effective as of July 19, 2020 (as further amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), whereby Service Provider acquired certain assets and equity interests from Service Recipient and its Subsidiaries; WHEREAS, in furtherance of the Transactions, the Parties desire that Service Provider shall provide or cause to be provided to Service Recipient, certain services on a transitional basis and in accordance with the terms and subject to the conditions set forth herein; and WHEREAS, this Agreement is being executed and delivered pursuant to Section 2.5(c)(ii) of the Purchase Agreement. NOW, THEREFORE, in consideration of the agreements, obligations and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows: ARTICLE 1 DEFINITIONS 1.1 Definitions. The following capitalized terms shall have the meanings specified in this Section 1.1. Capitalized terms used in this Agreement but not defined in this Section 1.1 or elsewhere in this Agreement shall have the respective meanings for such terms set forth in the Purchase Agreement. (a) “Additional Services” shall have the meaning set forth in Section 2.2. (b) “Agreement” shall have the meaning set forth in the preamble. (c) “Base Services” shall have the meaning set forth in Section 2.1(a). 1 Note to Draft: Effective Date will be the Closing Date under the Purchase Agreement.

(d) “Confidential Information” shall have the meaning set forth in Section 9.1. (e) “Data Protection Laws” shall have the meaning set forth in Section 6.2. (f) “Disclosing Party” shall have the meaning set forth in Section 9.1. (g) “Effective Date” shall have the meaning set forth in the preamble. (h) “Force Majeure Event” shall have the meaning set forth in Section 13.9. (i) “Indemnified Party” means the Provider Indemnified Party or the Recipient Indemnified Party, as context requires. (j) “Indemnifying Party” means the Party entitled to indemnification under Section 11.1. (k) “Losses” means all losses, damages, costs, expenses, liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, offsets, legal or arbitration proceedings or other charges of any kind, including reasonable attorneys’ fees, costs of investigation and costs of pursuing any insurance providers. (l) “Party” shall have the meaning set forth in the preamble. (m) “Protected Data” shall have the meaning set forth in Section 6.2. (n) “Provider Indemnified Party” shall have the meaning set forth in Section 11.1. (o) “Purchase Agreement” shall have the meaning set forth in the preamble. (p) “Receiving Party” shall have the meaning set forth in Section 9.1. (q) “Recipient Indemnified Party” shall have the meaning set forth in Section 11.1. (r) “RemainCo Business” means the wind-down operations and remaining business or businesses of the Service Recipient after the Effective Date. (s) “Required Consents” shall have the meaning set forth in Section 2.6. (t) “Required Technology” shall have the meaning set forth in Section 6.1. (u) “Sales and Services Taxes” shall have the meaning set forth in Section 4.4(a). (v) “Service Fee” shall have the meaning set forth in Section 4.1. (w) “Service Term” shall have the meaning set forth in Section 2.3. (x) “Service Provider” shall have the meaning set forth in the preamble.

(y) “Service Recipient” shall have the meaning set forth in the preamble. (z) “Service Records” shall have the meaning set forth in Section 6.4. (aa) “Services” shall have the meaning set forth in Section 2.1(a). (bb) “Services Representative” shall have the meaning set forth in Section 3.1. (cc) “Systems” means systems, networks, software, e-mail, databases, other computer- based resources, or similar technology. (dd) “Tax Benefit” shall have the meaning set forth in Section 4.4(c). (ee) “Term” shall have the meaning set forth in Section 8.1. (ff) “Third Party Provider” shall have the meaning set forth in Section 2.5. (gg) “Transferee Party” shall have the meaning set forth in Section 4.4(c). (hh) “Transferor Party” shall have the meaning set forth in Section 4.4(c). ARTICLE 2 SERVICES 2.1 Services. (a) Base Services. Service Provider shall provide or cause to be provided to Service Recipient the services listed in Schedule 2.1(a) (the “Base Services”, and collectively with any Additional Services, the “Services”). (b) All the Services shall be for the sole use and benefit of Service Recipient. 2.2 Changes/Additional Services. Any requests by Service Recipient for changes to the Base Services or access to additional services which are not included in Schedule 2.1(a) shall be requested by Service Recipient in writing, including a description of the proposed change and/or additional service being requested, and considered in good faith by Service Provider. If the Parties agree in writing to the requested change, this Agreement will be deemed amended to include the terms and conditions of such agreed-upon change; if the Parties agree in writing to add the additional services, the Parties shall amend Schedule 2.1(a) in writing to include such additional services (such additional services, the “Additional Services”), including the duration and additional fees for each such Additional Service, and such Additional Services shall be deemed “Services” in accordance with the terms and conditions of this Agreement and such additional fees shall be added to, and thereafter deemed included in, the Service Fee. 2.3 Duration of Services. Service Provider shall provide or cause to be provided to Service Recipient each Service until the earliest to occur, with respect to each such Service, of (a)

the expiration of the period for such Service as set forth in Schedule 2.1(a) (including any extension period, if applicable) (the “Service Term”) or (b) the date on which this Agreement is terminated under Article 8; provided, however, to the extent that Service Provider’s ability to provide a Service is dependent on the continuation of any other Service and such dependence is set forth on Schedule 2.1(a), Service Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service. Any requests by Service Recipient for extension of the period for any Services shall be requested by Service Recipient in writing and considered in good faith by Service Provider. If the Parties agree in writing to the requested extension, this Agreement will be deemed amended to include the agreed-upon extension and the Parties shall amend Schedule 2.1(a) in writing to include, as applicable, such additional time period and additional fees. 2.4 Standards of Service. Except as otherwise expressly provided in this Agreement, Service Provider shall perform the Services to be provided under this Agreement in a manner reasonably similar to the manner in which, and at the overall standards of quality and availability reasonably consistent with the standards at which, such Services were performed or procured by Service Recipient during the twelve (12) months prior to the Effective Date. If a Service was provided immediately prior to the Effective Date by a third party, and such Service will continue to be provided by such third party on behalf of Service Provider, Service Provider shall use its commercially reasonable efforts so that the quality and availability of such Service is provided to Service Recipient in a manner reasonably consistent with the applicable agreement pursuant to which such third party provided the Service to Service Recipient immediately prior to the Effective Date; provided, that Service Recipient shall not be liable for such third party’s performance of a Service. 2.5 Third Party Providers. Service Provider shall have the right to designate an Affiliate or a qualified third party provider (“Third Party Provider”) to provide the applicable Services with the prior written consent of Service Recipient, such consent not to be unreasonably withheld, conditioned or delayed; provided, that (a) Service Recipient’s prior written consent shall not be required if the designee is an Affiliate of Service Provider that acquired the assets and resources used to provide those Services prior to the Effective Date (or a Subsidiary of such an Affiliate) or if the designee is a third party provider who provided the same or substantially similar services to Service Provider, one of its Affiliates or the Business, prior to the Effective Date; (b) Service Provider shall take reasonable measures to ensure that each Third Party Provider complies with the terms of this Agreement in relation to the provision of Services; and (c) except as set forth in Section 2.4, Service Provider shall at times remain responsible for the performance of each such Third Party Provider and such Third Party Provider’s compliance with the terms hereof. 2.6 Third Parties. Service Recipient shall identify all third party consents, waivers or approvals necessary or advisable to allow Service Provider to provide the Services. Service Provider shall use commercially reasonable efforts to obtain such consents, waivers or approvals, at Service Recipient’s expense. Without limiting Section 6.1, in the event any third party consent, waiver or approval is required for Service Provider or its designees to provide any Services or for Service Recipient to receive the benefit of any Services (in each such case, a “Required Consent”) and such Required Consent cannot be obtained by Service Provider using commercially reasonable efforts, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Services at Service Recipient’s cost. Neither Service Provider nor its Affiliates shall be required to obtain any consent, waiver or approval of any third party in order to provide any Services. If Service Provider is unable to obtain a Required Consent, Service Provider shall use commercially reasonable efforts to assist Service Recipient in entering into a new contract or agreement with such third party or an alternate provider in order to receive such Services in a manner as closely as possible to the standards described in this Agreement; provided, that such efforts shall not include any obligation for Service Provider to make any payments or incur any expenses. 2.7 Information. If Service Provider requires information within the control of Service Recipient to perform any Services, Service Recipient shall promptly provide such information, or cause such information to be provided, to Service Provider; provided, that Service Recipient shall not be required to disclose any information to the extent disclosure of such information to Service Provider is not permitted or advisable under applicable Law or disclosure of such information is subject to any contractual restrictions which prevent Service Recipient from disclosing such information; provided further, that if such information is not provided to Service Provider and the applicable Service cannot be performed without such information, Service Provider shall not be required to provide the applicable Service. If disclosed by Service Recipient, such information shall be subject to Article 9. The Parties shall follow mutually agreed upon procedures for the collection and transmission of the information to be processed pursuant to the Services. Each Party processing or handling any information in the performance or receipt of Services will be responsible for its own compliance with applicable Laws. 2.8 Modifications. Service Provider may modify a Service (including with respect to scope, timing and quality) (a) to the extent the same or a substantially similar modification is made with respect to Service Provider’s provision of the same or a substantially similar service to its Affiliates and other Persons to whom Service Provider provides such service or (b) if provision of such Service is prohibited by applicable Law; provided, however, that in any case: (i) Service Provider will provide written notice of the need for modification and the details of such modification to Service Recipient as soon as reasonably practicable; (ii) Service Provider will use commercially reasonable efforts to limit the disruption to the operation of Service Recipient’s business caused by such modification; (iii) Service Provider shall be responsible for any increase in Service Fees, unless the modification is because provision of such Service is prohibited by applicable Law, in which case, Service Recipient shall be responsible for any increase in Service Fees; and (iv) Service Recipient may terminate such Service immediately upon notice to Service Provider, provided, that Service Recipient shall be liable for, and shall pay to Service Provider, all fees accrued in respect of such Service through the date of termination of the Service.

ARTICLE 3 SERVICE REPRESENTATIVES 3.1 Service Representatives. Each Party shall appoint and maintain a representative for the Services (each, a “Services Representative”), as set forth on Schedule 2.1(a)2 who shall serve as an initial point of contact for the other Party with respect to questions and issues that may arise in connection with the Services. For the avoidance of doubt, no Services Representative has authority to amend this Agreement. ARTICLE 4 FEES. 4.1 Service Fees. In consideration for the provision by Service Provider of the Services, Service Provider shall charge Service Recipient, and Service Recipient shall pay Service Provider, the fees set forth in Schedule 2.1(a) in accordance with the payment details set forth in Section 4.2 (the “Service Fee”), which fee shall include all costs (including any ancillary costs and out-of-pocket expenses, other than any Taxes) relating to the provision of Services during the Term. In the event that Schedule 2.1(a) permits Service Provider to charge Service Recipient for any out-of-pocket expenses incurred in connection with providing any Services that are not already included in the Service Fee, such expenses will be limited to reasonable out-of-pocket expenses that are (a) actually incurred by Service Provider in the course of performance of the applicable Services and (b) detailed, with supporting documentation, in a form acceptable to Service Recipient. Service Provider shall promptly provide Service Recipient any additional information or documents reasonably requested by Service Recipient in connection with Service Fees and out-of-pocket expenses. Notwithstanding the foregoing, Service Recipient will have no obligation to reimburse Service Provider for its costs of general overhead. Service Provider shall not incur any out-of-pocket expense in excess of $2,500 per month without the prior written authorization of Service Recipient; provided, that to the extent Service Recipient incurred any out-of-pocket expense prior to the Effective Date, Service Provider shall not be required to obtain Service Recipient’s prior written authorization with respect to any such out-of-pocket expense. 4.2 Payment Details. (a) Service Recipient shall pay Service Provider monthly (i) all Service Fees for each Service, as invoiced in arrears by Service Provider on the fifteenth (15th) day of each calendar month during the Term, beginning the first full calendar month after the Effective Date and (ii) amounts due in connection with Sales and Services Taxes pursuant to Section 4.4. Invoices shall be accompanied by reasonable documentation supporting each of the invoiced amounts and shall be 2 Note to Draft: Parties to provide Service Representatives prior to Closing. Buyer currently contemplates Mark A. Schwertfeger to be one of the Service Representatives.

payable by Service Recipient within thirty (30) days of the date of such invoice. Service Fees will be prorated for any partial month as appropriate. (b) Notwithstanding the above, if Service Recipient in good faith disputes any amount invoiced by Service Provider, Service Recipient shall, no later than five (5) days prior to the due date, notify Service Provider in writing of the dispute, identifying the Service(s) to which the dispute relates and including reasonable detail about the basis of disagreement, which notice shall be sent to Service Provider’s Services Representative in accordance with the notice provisions set forth herein. The Parties shall negotiate in good faith to resolve any such dispute. Until such dispute is ultimately resolved, (i) Service Recipient shall not be obligated to pay the portion of the invoiced amount that is the subject of a good faith dispute and (ii) Service Provider shall be obligated to continue to provide any Services to which the dispute relates unless it otherwise has an independent right to discontinue the provision of such Service pursuant to this Agreement. 4.3 Reduction of Fees. If Service Provider ceases to perform any particular Service pursuant to a request made by Service Recipient under Section 8.3, thereafter the applicable monthly Service Fee shall be reduced to an amount equal to the fees for those Services which are still being provided. 4.4 Taxes. (a) All charges and fees, including the Service Fees, to be paid to Service Provider under this Agreement are exclusive of any and all sales, use, excise, consumption, transfer, value-added, goods or services Taxes or other similar Taxes, however designated or levied, required by Law to be collected from Service Recipient or which may be assessed on or imposed in connection with the provision or sale of the Services hereunder (“Sales and Services Taxes”). Within a reasonable time after determining that any Sales and Services Taxes are reasonably expected to be imposed on the provision of Services hereunder, Service Provider shall provide Service Recipient with notice of (i) the jurisdictions reasonably expected to impose such Sales and Services Taxes on the provision of the Services hereunder, (ii) the Services subject to such Sales and Services Taxes, and (iii) the estimated tax rate with respect to such Services. If any Sales and Services Taxes are assessed or imposed, (x) Service Provider shall deliver to Service Recipient an invoice (or other valid and customary documentation) reflecting such Sales and Services Taxes in accordance with applicable Law, (y) Service Recipient shall pay to Service Provider the amount shown as due on such invoice in accordance with Section 4.2, and (z) Service Provider shall remit such amount received from Service Recipient in respect of such Sales and Services Taxes to the applicable Governmental Authority in accordance with applicable Law. (b) Notwithstanding anything in this Agreement to the contrary, the Parties shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount otherwise payable pursuant to this Agreement such amounts as the Parties are required to deduct and withhold with respect to the making of any such payment under any provision of U.S. federal, state, local or foreign Tax law; provided, however, that the Parties shall use commercially reasonable efforts to cooperate to eliminate or minimize any such withholding, with such efforts to include the use of commercially reasonable efforts to perform any procedural requirement (including completing any certificate, forms or other document) necessary or useful to secure the benefit of any reduction of such withholding. To the extent that amounts are so withheld, the withholding Party shall remit such amounts to the relevant Governmental Authority, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. (c) In the event that a Party (the “Transferor Party”) receives any credit, reduction or refund of any Sales and Services Taxes (a “Tax Benefit”) for which the other Party (the “Transferee Party”) is economically responsible pursuant to this Agreement, the Transferor Party shall provide the Transferee Party with an amount equal to such Tax Benefit (but only to the extent of payments made under this Agreement by the Transferee Party to the Transferor Party with respect to the Sales and Services Taxes giving rise to such credit, reduction or refund), as and when actually realized, and net of any additional Taxes and out-of-pocket expenses incurred in connection therewith by the Transferor Party. A Transferee Party shall repay to the Transferor Party any Tax Benefit paid to the Transferee Party by the Transferor Party pursuant to this Section 4.4(c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Transferor Party is required to repay such Tax Benefit to such Governmental Authority. (d) The Parties will reasonably cooperate with each other in determining the extent to which any Sales and Service Taxes described in this Section 4.4 are due and owing under the circumstances, and will use commercially reasonable efforts to minimize any such Sales and Service Taxes, including by making reasonably available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party. Each Party agrees to provide the other Party such information and data as reasonably requested from time to time, and to reasonably cooperate with the other Party, in connection with (i) the reporting of any Sales and Services Taxes or other Taxes connected to the provision of Services under this Agreement, (ii) any audit relating to any Sales and Services Taxes or other Taxes connected to the provision of Services under this Agreement, or (iii) any assessment, refund, claim or legal proceeding relating to any Sales and Services Taxes or other Taxes connected to the provision of Services under this Agreement. Each Party shall promptly notify the other Party of any deficiency claim or similar notice by a Governmental Authority received by such Party with respect to any Sales and Services Taxes or other Taxes connected to the provision of Services under this Agreement. 4.5 Accounting and Authority. The Parties acknowledge and agree that with respect to Services, including any relating to bookkeeping, treasury, finance, payroll, accounting, cash management, audit, technology and procurement, Service Provider’s role is to provide Services on behalf of Service Recipient and therefore, Service Recipient shall retain the economic benefits and risks associated with such activities. The Parties acknowledge and agree that Service Recipient retains sole authority for all decisions relating to its bookkeeping, treasury, finance, payroll, accounting, cash management, audit, technology and procurement and in Service Provider’s provision of all Services, Service Provider is not making any decisions or commitments on behalf of, or providing any legal, accounting or other financial advice to Service Recipient and no attorney-client or other advisory or fiduciary relationship will be formed between Service Provider and Service Recipient under this Agreement. Service Provider shall not be responsible for the payment and provision of wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to employment of Service Recipient’s employees. ARTICLE 5 DISASTER RECOVERY AND MAINTENANCE 5.1 Disaster Recovery. During the Term, Service Provider shall use commercially reasonable efforts to maintain disaster recovery plans, systems and services (e.g., recovery of data, operating environment, telecommunications, infrastructure, and other facilities) that are no less favorable to Service Recipient than the disaster recovery plans, systems, and services (if any), as updated from time to time, in place in connection with Service Provider’s own businesses immediately prior to the Effective Date. Service Provider shall make available to Service Recipient any disaster recovery policies and procedures in effect for the Services during the Term upon Service Recipient’s reasonable request. In the event of a disaster, Service Provider shall timely implement all applicable disaster recovery plans and procedures for the Services provided to Service Recipient as it implements for similar services performed for itself and/or its Affiliates. 5.2 Maintenance. Service Provider shall have the right to temporarily shut down the operation of any Systems or facilities providing any Service whenever, in Service Provider’s judgment, reasonably exercised, such action is necessary or advisable for general maintenance or emergency purposes; provided, that Service Provider shall provide Service Recipient with prior written notice of such temporary suspension as soon as reasonably practicable stating the date and extent of such suspension. ARTICLE 6 ELECTRONIC ACCESS AND SECURITY. 6.1 Required Technology. If a Party reasonably believes that the performance or receipt of Services hereunder requires access to the other Party’s Systems (including Systems of Third Party Providers) (“Required Technology”), the Party requiring access will notify the other Party, who shall promptly consider such request in good faith and determine in its reasonable discretion the manner of access to grant; provided, that the manner of access granted shall not materially impair the requesting Party’s ability to perform or receive the Services. If either Party grants the other Party access to any Required Technology, or if either Party is otherwise granted access to any of the other Party’s Systems in connection with provision or receipt of the Services, the accessing Party shall comply with all applicable system security policies, procedures and requirements as communicated in writing to the accessing Party in advance. 6.2 Protection of Data. In this Section 6.2, the terms “personal information” and “maintain” shall have the meanings ascribed to them under applicable data protection, privacy or similarly applicable Laws (including all statutes, enacting instruments, common law, regulations and directives, concerning the protection or maintenance of computerized data that includes personal information) (the “Data Protection Laws”). Each Party shall, and shall cause its Affiliates or Representatives to, comply with all applicable Data Protection Laws in relation to all personal information that it maintains in the course of performing its obligations under this Agreement (the “Protected Data”). If in connection with this Agreement, either Party acquires or obtains access to any Protected Data, such Party shall, and shall cause each of its relevant Affiliates to: (a) implement and maintain appropriate technical and organizational measures and security procedures and practices in respect of the Protected Data to prevent unauthorized or unlawful acquisition, access, disclosure, use or maintenance of the Protected Data that are no less protective than those used by such Party in the ordinary course of business; (b) keep reasonably accurate records relating to maintenance of Protected Data in accordance with its applicable procedures and practices and, upon reasonable advanced written notice, permit the other Party to examine or audit such records with respect to compliance with Data Protection Laws; (c) reasonably cooperate with the other Party in connection with any complaints or investigations related to unauthorized or unlawful acquisition, access, disclosure, use, or maintenance of the Protected Data; (d) use Protected Data solely for the purposes of this Agreement or as otherwise required by applicable Law (subject to providing to the other Party prior notice of any use other than for the purpose(s) of this Agreement); (e) comply with all reasonable restrictions on the acquisition of, access to, use, maintenance and disclosure of Protected Data imposed by the other Party or by applicable Law; (f) notify the other Party in writing as soon as reasonably practicable, but in any event within forty- eight (48) hours after becoming aware of any unauthorized or unlawful acquisition, access, disclosure, use or maintenance of Protected Data (to the extent not prohibited under applicable Law or recommendation of a Governmental Authority) and take reasonable actions to prevent further unauthorized or unlawful acquisition, access, disclosure, use or maintenance; and (g) use and disclose the Protected Data in a manner that is consistent with the other Party’s practices and policies, upon reasonable advance written notice of such practices and policies. To the extent required by applicable Data Protection Laws or as deemed necessary by the Parties, the Parties (or their respective Affiliates) will enter into additional agreements with respect to the processing of Protected Data. 6.3 Access to Systems. Each Party shall take commercially reasonable steps to ensure that only those of its Representatives who are specifically authorized to have access to the Systems of the other Party or its Third Party Provider gain such access, and shall prevent unauthorized access, use, destruction, alteration, or loss of information contained therein, and shall notify its Representatives regarding the restrictions set forth in this Agreement.

At all times when a Party is accessing the Systems owned or controlled by the other Party pursuant to this Agreement, such Party shall, and shall cause its Affiliates, Representatives and/or Third Party Providers, as the case may be, to, use commercially reasonable efforts to comply with the policies and procedures of the other Party concerning health, safety and security, to the extent such policies and procedures are communicated to such Party in advance. 6.4 Records. During the term of this Agreement and for two (2) years thereafter (or such longer period as may be required by applicable Law), Service Provider and Service Recipient shall each use commercially reasonable efforts to maintain complete and accurate records related to Service Fees invoiced and payments made hereunder (the “Service Records”); provided, that if Service Provider at any time offers in writing to transfer the Service Records in Service Provider’s possession to Service Recipient, Service Recipient shall have sixty (60) days thereafter to take possession of the Service Records, after which Service Provider shall no longer have an obligation to retain, and may thereafter delete or destroy, such Service Records (at Service Recipient’s expense). Upon reasonable advance notice, and subject to Article 10, each Party in possession of Service Records shall use commercially reasonable efforts to permit the other Party or its Representatives, as applicable, reasonable access to such Service Records during regular business hours; provided, that (a) such access shall not disrupt the normal operations of such first Party’s business and (b) nothing herein shall require any Party to provide to the other Party, its Affiliates or its Representatives with access to or copies of any information to the extent that such access to or the provision of such information would violate any applicable Law or contractual obligation (including any Law or contractual obligation relating to the collection, transfer, storage, disposal, use, processing and disclosure of personally identifiable information); provided, that such first Party and its Affiliates shall use commercially reasonable efforts to provide such information in a manner that does not violate such Law or is in accordance with such agreement. 6.5 Employees and Contractors. Service Provider shall be responsible for the appointment of appropriate Representatives, as permitted under this Agreement, to carry out and perform the Services. As between Service Provider and Service Recipient, at all times during the provision of Services, such individual Representative shall continue to be solely an employee, consultant, agent or contractor, as applicable, of Service Provider and shall not, unless otherwise agreed in writing by Service Provider and Service Recipient, become an employee, agent or contractor of Service Recipient, and such individual Representative shall not be entitled to receive any compensation, benefits, perquisites or privileges from Service Recipient; provided, that, the foregoing shall not prevent such individual Representative from leaving the employment of Service Provider, either at the discretion of such individual Representative or at Service Provider’s discretion. Service Provider or one or more of its Affiliates, as applicable, shall be responsible for paying all necessary employment taxes, salary and incidental appointment and employment costs, if any, as may be required by applicable Law with respect to any such individual Representative.

ARTICLE 7 INTELLECTUAL PROPERTY. 7.1 Ownership and License. Except as expressly provided for under the terms of this Agreement, Service Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property which is owned or licensed by Service Provider, by reason of the provision of the Services provided hereunder. Subject to Section 6.1, each Party hereby grants on behalf of itself and its Affiliates to the other Party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable, non-exclusive, non-transferable (except as set forth in Section 13.5) license solely during the Term in, to and under all Intellectual Property, software, technology and data owned or controlled by such Party or any of its Affiliates, solely to the extent necessary for, as applicable, Service Provider to provide the Services and Service Recipient to receive and use the Services. ARTICLE 8 TERM AND TERMINATION. 8.1 Term. The term of this Agreement shall commence immediately upon the Effective Date and terminate upon the earlier of (a) the last date on which Service Provider is obligated to provide any Service to Service Recipient in accordance with the terms hereof or (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety, in each case, unless earlier terminated under Section 8.2 (the “Term”). 8.2 Termination. Upon written notice to the other Party, this Agreement may be terminated: (a) by Service Provider if Service Recipient is in material breach of the terms of this Agreement, and Service Recipient fails to cure such breach within thirty (30) days after Service Provider delivers written notice of such breach to Service Recipient; (b) by Service Provider if Service Recipient has failed to make payments as required under Article 4 and such failure remains uncured ten (10) Business Days after Service Provider delivers written notice of such failure to Service Recipient; (c) by Service Recipient if Service Provider is in material breach of the terms of this Agreement and Service Provider fails to cure such breach within thirty (30) days after Service Recipient delivers written notice of such breach to Service Provider; or (d) by either Party if, after the Effective Date, the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing. Notwithstanding the foregoing, a Party’s failure to terminate this Agreement in the event of a material breach of this Agreement by the other Party under this Section 8.2 will not constitute a waiver by such Party of such breach or affect in any way any other rights or remedies such Party might otherwise have given such breach. Such Party’s remedies for any such breach are cumulative. 8.3 Partial Termination of Services. With respect to any Service: (a) Service Recipient may terminate such Service, in whole but not in part with respect to such Service, upon fifteen (15) days’ prior written notice to Service Provider or otherwise upon the mutual agreement of the Parties, subject in each case to Service Recipient’s payment to Service Provider of all of Service Provider’s reasonable prepaid costs or wind-down expenses incurred in connection with the terminated Service; (b) Service Recipient may terminate such Service, in whole but not in part with respect to such Service, at any time upon prior written notice to Service Provider if Service Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure remains uncured thirty (30) days after Service Recipient delivers written notice of such failure to Service Provider; and (c) Service Provider may terminate such Service, in whole but not in part with respect to such Service, at any time upon prior written notice to Service Recipient (i) if Service Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure remains uncured thirty (30) days after Service Provider delivers written notice of such failure to Service Recipient or (ii) if Service Recipient has failed to make payments as required under Article 4 and such failure remains uncured ten (10) Business Days after Service Provider delivers written notice of such failure to Service Recipient. If any Service is terminated pursuant to this Section 8.3, or upon the completion of the duration of any Service, Schedule 2.1(a) shall automatically be deemed to be updated to reflect such termination in Service. 8.4 Effect of Termination. (a) Upon termination of any Service in accordance with this Agreement, Service Provider will have no further obligation to provide such terminated Service and Service Recipient shall have no obligation to pay any Service Fees relating to any such terminated Service; provided, that Service Recipient shall remain obligated to Service Provider for any Service Fees or other required amounts owed and payable in respect of such terminated Service that was provided prior to the effective date of termination. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. (b) Upon termination of this Agreement pursuant to this Article 8, all rights and obligations of the Parties hereunder shall terminate (other than Article 1, Article 4, the first sentence of Section 7.1, this Section 8.4, Article 9, Article 10, Article 11, Article 12, and Article 13 which shall survive such termination indefinitely). 8.5 Extension; Waiver. Either Service Provider, with respect to Service Recipient, or Service Recipient, with respect to Service Provider, may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. ARTICLE 9 CONFIDENTIALITY. 9.1 Confidential Information. Service Recipient and Service Provider each acknowledge that, by reason of their relationship, it may have access to certain information and materials concerning the other Party’s business and products (including information and materials contained in technical data provided to the other Party, financial information and data, strategies and marketing and customer information) which is confidential and of substantial value to the disclosing Party, which value would be impaired if such information were disclosed to third parties (“Confidential Information”). Each Party agrees that it shall not, and shall cause its Affiliates and its and its Affiliates’ officers, directors, members, managers, partners, employees, agents and other Representatives not to, use in any way, for their own account or the account of any third party, or disclose to any third party, any such Confidential Information without prior written authorization from the other Party, except as otherwise required by Law, a court of competent jurisdiction, or the rules of a national securities exchange and then only after notifying the other Party, to the extent reasonably practicable or permissible, in advance. Each Party will take reasonable precautions to protect the confidentiality of such Confidential Information consistent with the efforts exercised by it with respect to its own Confidential Information. Notwithstanding anything to the contrary set forth herein, a Party who receives Confidential Information (the “Receiving Party”) from the other Party (the “Disclosing Party”) shall not be required to hold in confidence information that (a) is or becomes generally available to the public other than as a result of a breach of these provisions by the Receiving Party, (b) becomes available to the Receiving Party after the Effective Date on a non-confidential basis from a source other than the Disclosing Party or in connection with the provision of the Services, provided, that the source of such information was not bound by a confidentiality agreement with, or bound by any other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information or (c) is independently developed by the Receiving Party or its Affiliates without reference to or use of the Confidential Information of the Disclosing Party. This provision shall survive the termination or expiration of this Agreement. ARTICLE 10 REPRESENTATIONS AND WARRANTIES. 10.1 Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided as-is, that Service Recipient assumes all risks and liability arising from or relating to its use of and reliance upon the Services and Service Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTIBILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE AND SERVICE RECIPIENT HEREBY ACKNOWLEDGES SUCH DISCLAIMER AND SERVICE RECIPIENT HEREBY ACCEPTS SUCH DISCLAIMER. 10.2 Service Provider Representations and Warranties. Service Provider represents and warrants that it has the authority to enter into and perform its covenants and agreements set forth in this Agreement, and that the execution, delivery and performance of this Agreement do not materially conflict with or constitute a material breach or default under the terms and conditions of its organizational documents. Except as expressly set forth in this Agreement, Service Provider specifically disclaims all warranties of any kind arising out of or related to this Agreement. 10.3 Service Recipient Representations and Warranties. Service Recipient represents and warrants that it has the authority to enter into and perform its covenants and agreements set forth in this Agreement, and that the execution, delivery and performance of this Agreement do not materially conflict with or constitute a material breach or default under the terms and conditions of its organizational documents. Except as expressly set forth in this Agreement, Service Recipient specifically disclaims all warranties of any kind arising out of or related to this Agreement.

ARTICLE 11 INDEMNIFICATION. 11.1 Indemnification. Service Provider shall indemnify and hold harmless Service Recipient, its Affiliates and its and their Representatives (each a “Recipient Indemnified Party”) from and against any Losses (including reasonable attorneys’ fees) incurred to the extent caused by or resulting from the gross negligence or willful misconduct by Service Provider, a Third Party Provider, or its or their Representative in providing any Services pursuant to this Agreement; provided, that in no event shall Service Provider be responsible for any Losses of such Recipient Indemnified Party to the extent that such Loss is caused by or resulting from Service Recipient’s material breach of this Agreement, gross negligence or willful misconduct in using any of the Services rendered or to be rendered to Service Recipient pursuant to this Agreement. Service Recipient shall indemnify and hold harmless Service Provider, its Affiliates and its and their Representatives (each a “Provider Indemnified Party”) from and against any Losses (including reasonable attorneys’ fees) incurred to the extent caused by or resulting from the gross negligence or willful misconduct by Service Recipient or its Representative in receiving any Services pursuant to this Agreement; provided, that in no event shall Service Recipient be responsible for any Losses of such Provider Indemnified Party to the extent that such Loss is caused by or resulting from Service Provider’s material breach of this Agreement, gross negligence or willful misconduct in providing any of the Services pursuant to this Agreement. 11.2 Indemnification Procedures. The Indemnified Party shall give the Indemnifying Party prompt written notice of any claim subject to indemnification under Section 11.1; provided, that the Indemnified Party’s failure to promptly notify the Indemnifying Party will not affect the Indemnifying Party’s indemnification obligations except to the extent that any such delay prejudices the Indemnifying Party’s ability to defend such claim. The Indemnifying Party will defend any claim with counsel of its own choosing and subject to the reasonable acceptance of the Indemnified Party and settle it as the Indemnifying Party deems appropriate; provided, that the Indemnifying Party will not enter into any settlement without the Indemnified Party’s prior written consent. The Indemnified Party will, at the expense of the Indemnifying Party, reasonably cooperate with the Indemnifying Party in the defense and settlement of any claim subject to indemnification hereunder. At its discretion and expense, the Indemnified Party may participate in the defense, any appeals, and settlement with counsel of its own choosing, and such counsel shall have full access to all information, documents and other materials related to the claim. ARTICLE 12 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO LIABILITY FOR PAYMENTS IN ACCORDANCE WITH ARTICLE 4, A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 9, OR SERVICE PROVIDER’S

INDEMNIFICATION OBLIGATIONS UNDER SECTION 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY LOSSES ARISING FROM OR RELATED TO THIS AGREEMENT THAT ARE IN THE NATURE OF LOST PROFITS OR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INCIDENTAL DAMAGES, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND IN NO EVENT SHALL A PARTY’S LIABILITY HEREUNDER EXCEED THE GREATER OF (A) $400,000 OR (B) THE AGGREGATE OF ALL SERVICE FEES PAID TO SERVICE PROVIDER DURING THE TERM OF THIS AGREEMENT. ARTICLE 13 MISCELLANEOUS. 13.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; (d) on the day such communication was sent by e-mail, unless if such transmission was after 5:00 P.M. local time of the recipient or a day other than on a Business Day, then, in either case, on the next Business Day; or (e) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below: If to Service Provider, to: c/o KPS Capital Partners 485 Lexington Avenue, #31 New York, NY 10017 Attention: Michael Psaros; Ryan Baker E-mail: mpsaros@kpsfund.com; rbaker@kpsfund.com with a copy (which shall not constitute notice to Service Provider) to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Joshua Kogan, P.C.; Chad Husnick, P.C.; Gregory Pesce E-mail: joshua.kogan@kirkland.com; chad.husnick@kirkland.com; gregory.pesce@kirkland.com If to Service Recipient, to:

Briggs & Stratton Corporation 12301 West Wirth St. Wauwatosa, WI 53222 Attention: General Counsel Facsimile: 414-259-5773 E-mail: generalcounsel@basco.com with a copy (which shall not constitute notice to Service Recipient) to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Michael J. Aiello, Gary Holtzer and Ronit J. Berkovich Facsimile: (212) 310-8007 E-mail: michael.aiello@weil.com; gary.holtzer@weil.com; ronit.berkovich@weil.com and with a copy to: Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 Attention: Patrick G. Quick Facsimile: (414) 297-4900 E-mail: pgquick@foley.com Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 13.1. 13.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. 13.3 Entire Agreement; Amendments and Waivers. This Agreement and the Purchase Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 13.3 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. 13.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties, except in connection with an assignment permitted by the Purchase Agreement. 13.5 No Third-Party Beneficiaries. Except as expressly provided in Article 11, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. 13.6 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 13.6. 13.7 Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the Transactions and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement or the Transactions or thereby in any other court; provided, however, that if the Bankruptcy Case has not been commenced, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from any thereof, for the resolution of any such claim or dispute. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13.1; provided, however, that nothing in this Section 13.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by Law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the Transactions. 13.8 Specific Performance. Service Provider acknowledges and agrees that Service Recipient and their respective estates would be damaged irreparably in the event Service Provider does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breaches this Agreement, so that, in addition to any other remedy that Service Recipient may have under Law or equity, each Service Recipient shall be entitled, without the requirement of posting a bond or other security, to injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. 13.9 Force Majeure. Continued performance of any Service may be suspended immediately by Service Provider to the extent made impossible by any event or condition beyond the reasonable control of Service Provider, including acts of God, fire, flood, labor or trade disturbance, war, riots, civil commotion, pandemic, compliance in good faith with the requirements of any applicable Law or order of any Governmental Authority (whether or not it later proves to be invalid), unavailability of materials, or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, Service Provider may, without any required prior written notice, suspend the performance of any or all of the Services it provides if made impossible by a Force Majeure Event. Service Provider shall give prompt notice to Recipient of the occurrence of a Force Majeure Event giving rise to any suspension of a Service and of the nature and anticipated duration of such Force Majeure Event, and shall use commercially reasonable efforts to cure the cause of such suspension promptly, the cost of such efforts to be borne equally by Service Provider and Service Recipient, it being understood, however, that labor disputes shall be a continuing cause of suspension, and settlement of the same shall be entirely within the discretion of Service Provider. Upon the occurrence of a Force Majeure Event, the Parties shall cooperate with each other to find reasonable alternative commercial means and methods for the provision of the suspended Service, if reasonably necessary.

13.10 Independent Parties. This Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor. 13.11 References and Construction. The following rules of construction shall govern the interpretation of this Agreement: (a) References to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware as required to be applied thereunder by the Bankruptcy Court; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section; (b) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day; (c) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (d) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause or subclause of this Agreement; (e) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the words “thereof”, “therein”, “thereby”, “thereto” and derivative or similar words refer to this Agreement to which the context refers, including the Schedules and Exhibits thereto, (iii) the words “include”, “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation”, (iv) the word “any” means “any and all”, (v) the use of “or” herein is not intended to be exclusive and (vi) the word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”; (f) (i) Any reference herein to “days” means calendar days unless Business Days are expressly specified, (ii) any reference herein to “written” or “in writing” include in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)) and (iii) any reference herein to “Dollars” or “$” shall mean United States dollars; (g) References herein to a Person are also to its successors and permitted assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto; (h) Unless the context otherwise requires, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. 13.12 Schedules. The Schedules to this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. 13.13 Headings; Table of Contents. The section headings contained in this Agreement and the Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. 13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. [Signatures follow]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the Effective Date. BUCEPHALUS BUYER, LLC __________________________________________ Name: Title: [Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the Effective Date. BRIGGS & STRATTON CORPORATION __________________________________________ Name: Title: BILLY GOAT INDUSTRIES, INC. __________________________________________ Name: Title: ALLMAND BROS., INC. __________________________________________ Name: Title: BRIGGS & STRATTON INTERNATIONAL, INC. __________________________________________ Name: Title: BRIGGS & STRATTON TECH, LLC __________________________________________ Name: Title [Signature Page to Transition Services Agreement]

Schedule 2.1(a) Base Services Service Area Service Description Duration Service Fee HR / Admin Service Provider will provide Service Recipient with 9 months Hourly rates access to all information reasonably necessary for based on 120% Service Provider Service Recipient to administer/wind down Service of employees’ Representative: [TBD Recipient’s 401(k) plan and other employee benefit gross wages for before Closing] plans and programs, including without limitation as employees to: performing the Service Recipient services plus Representative: [TBD 1. The processing of pension and insurance claims; Service before Closing] and Provider’s out- 2. The preparation of federal, state and local of-pocket costs payroll reports (including both quarterly and incurred in annual reports). connection with providing this Service Provider will make former Service Recipient Service in personnel available as reasonably necessary for accordance with purposes of the foregoing, including to enable Section 4.1 of Service Recipient to conduct the activities set forth the Agreement. above. Treasury Service Provider will provide treasury services to 9 months Hourly rates Service Recipient related to the wind- based on 120% Service Provider down/dissolution of Service Recipient based on of employees’ Representative: [TBD policies to be reasonably determined by Service gross wages for before Closing] Recipient (including, but not limited to, liquidity employees management for each Service Recipient entity, performing the Service Recipient including intercompany settlements and cash services plus Representative: [TBD management services) Service before Closing] Provider’s out- For purposes hereof, cash management services will of-pocket costs relate to bank accounts maintained by Service incurred in Recipient, daily consolidation of funds, calculation connection with of daily cash position, movement of funds as providing this necessary, reconciliation of accounts and Service in maintenance of balances, and development of accordance with funding forecasts and future cash needs. Section 4.1 of the Agreement. Service Provider will manage banking relationships on behalf of Service Recipient including associated bank accounts to help support wind-down and handling reporting as needed. Service Provider will make former Service Recipient personnel available as reasonably necessary for purposes of the foregoing, including to enable Service Recipient to conduct the activities set forth above. Accounting and Tax Service Provider will provide Service Recipient with 9 months Hourly rates access to all information reasonably necessary for generally; based on 120% Service Provider Service Recipient to undertake required accounting for tax of employees’ Representative: [TBD and tax activities, including without limitation as to: activities, gross wages for before Closing] 1. Pre-Closing accounts payable and accrual the earlier employees pledgers; of 15 performing the Service Recipient 2. Reconciliation of claims asserted against months or services plus Representative: [TBD Service Recipient; the date on Service before Closing] 3. Processing of purchase orders or invoices which Provider’s out- that are not assumed by Service Provider; Service of-pocket costs and Recipient incurred in 4. Preparation of annual foreign, federal, state files its last connection with and local tax returns and other tax filings. tax return providing this or other Service in The foregoing will include the following, without filing accordance with limitation: required by Section 4.1 of applicable the Agreement. • Preparing post-Closing net working capital tax laws and other adjustments pursuant to the Purchase Agreement for Service Recipient’s review • Assisting with any tax or financial audit to which Service Provider is subject in relation to the pre-Closing period • Assisting with claims reconciliation • Processing accounts payable • Approving invoices • Check writing and processing • Corresponding with vendors • Retaining records as needed • Supporting AP write-offs by vendor by department • Assisting with accounts receivable collection related to AP accounts • General ledger activities, such as processing journal entries, maintaining integrity of balances and ensuring monthly reconciliation of balance sheet accounts In furtherance, and not by way of limitation, of the foregoing, within [●] business days following the Closing Date, Service Provider will provide any and all reasonable information it has necessary for Service Recipient to prepare its income tax returns and within [●] business days following the Closing Date, Service Provider will provide any and all reasonable information it has necessary for Service Recipient to prepare its pre-Closing sales and use tax returns. Service Provider will make former Service Recipient personnel available as reasonably necessary for purposes of the foregoing, including to enable Service Recipient to conduct the activities set forth above. Reporting Service Provider will provide Service Recipient with 9 months Hourly rates access to all information reasonably necessary for based on 120% Service Provider Service Recipient to undertake all administrative of employees’ Representative: [TBD tasks necessary to effect a wind-up/dissolution of gross wages for before Closing] Service Recipient as well as all bankruptcy-related employees reporting and other activities as may be required, performing the Service Recipient including in connection with: (i) preparation of services plus Representative: [TBD statements, schedules and other required bankruptcy Service before Closing] reporting, (ii) monthly reporting to the Bankruptcy Provider’s out- Court, (iii) managing the bankruptcy case and of-pocket costs related processes, (iv) asset liquidations, if any, (v) incurred in confirmation of a plan of liquidation or other connection with disposition of the Bankruptcy Cases, and (vi) final providing this accounting tasks, as necessary. Service in accordance with Service Provider will support Service Recipient’s Section 4.1 of compilation and production of monthly, quarterly, the Agreement. and annual external financial statements (as needed) including, but not limited to income statements, balance sheets, and statements of cash flows, along with all SEC reporting required in connection therewith (e.g., Forms 10-K, 10-Q, 8-K, proxy statements, etc.). Service Provider will make former Service Recipient personnel available as reasonably necessary for purposes of the foregoing, including to liaise with the UCC and other stakeholder groups and to enable Service Recipient to conduct the activities set forth above. Contract Management Service Provider will (1) provide Service Recipient 9 months Hourly rates / Legal Compliance with access to all information reasonably necessary based on 120% for Service Recipient to (a) wind down contracts of employees’ Service Provider related to Service Recipient that are not assumed by gross wages for Representative: [TBD Service Provider, including support with termination employees before Closing] of contracts and claims review, and (b) address other performing the legal issues relevant to Service Recipient, and (2) services plus Service Recipient support Service Recipient’s negotiation and Service Representative: [TBD management of new contracts signed by Service Provider’s out- before Closing] Recipient post-Closing. of-pocket costs incurred in Service Provider will make former Service Recipient connection with personnel available as reasonably necessary for providing this purposes of the foregoing, including to enable Service in Service Recipient to conduct the activities set forth accordance with above. Section 4.1 of the Agreement. IT Service Provider will support all data extracts related 9 months Hourly rates to Services to be provided to Service Recipient based on 120%

Service Provider pursuant to this Agreement. of employees’ Representative: [TBD gross wages for before Closing] employees performing the Service Recipient services plus Representative: [TBD Service before Closing] Provider’s out- of-pocket costs incurred in connection with providing this Service in accordance with Section 4.1 of the Agreement. Risk Management / Service Provider will provide Service Recipient with 9 months Hourly rates Insurance access to all information reasonably necessary for based on 120% Service Recipient to manage its insurance portfolio of employees’ Service Provider (including claims management) post-Closing. gross wages for Representative: [TBD employees before Closing] In furtherance, and not by way of limitation, of the performing the foregoing, claims management will include (1) services plus Service Recipient adjustment of property claims, (2) pursuit of Service Representative: [TBD recovery from responsible third parties, (3) the Provider’s out- before Closing] handling of workers’ compensation claims that of-pocket costs occurred pre-Closing, (4) maintenance of and access incurred in to insurance claim records, and (5) procurement of connection with insurance coverages and indemnity bonds as needed, providing this including in all cases for the following types of Service in insurance: accordance with • General Liability Section 4.1 of • Workers’ Compensation the Agreement. • Auto Liability • Property Insurance • D&O Insurance Service Provider will make former Service Recipient personnel available as reasonably necessary for purposes of the foregoing, including to enable Service Recipient to conduct the activities set forth above. Real Estate Service Provider will provide Service Recipient with Until the Hourly rates necessary property management services for the earlier of based on 120% Service Provider following retained facility (the “Property”): the date of employees’ Representative: [TBD that is 9 gross wages for before Closing] • 110 Main Street (and Spruce St. and/or months employees Industrial Rd., including 0 Industrial Rd.), following performing the Service Recipient Murray, KY 42071 execution services plus Representative: [TBD of the Service before Closing] Property management services will include plant Agreement Provider’s out- closure activities and other services necessary to and sale of of-pocket costs support the preparation for and marketing and sale the incurred in of the Property. Property connection with providing this Service Provider will make former Service Recipient Service in personnel available as reasonably necessary for accordance with purposes of the foregoing, including to enable Section 4.1 of Service Recipient to conduct the activities set forth the Agreement. above. Litigation Support Service Provider will provide Service Recipient with 9 months Hourly rates access to all information reasonably necessary for based on 120% Service Provider Service Recipient to address legal exposures not of employees’ Representative: [TBD assumed by Service Recipient, including in relation gross wages for before Closing] to claims reconciliation, outstanding litigation, and employees wind-down/dissolution of the Service Recipient performing the Service Recipient entities. Such support will include liaising with third services plus Representative: [TBD parties as needed. Service before Closing] Provider’s out- Service Provider will make former Service Recipient of-pocket costs personnel available as reasonably necessary for incurred in purposes of the foregoing, including to enable connection with Service Recipient to conduct the activities set forth providing this above. Service in accordance with Section 4.1 of the Agreement.

EXHIBIT G IP Assignment and Assumption Agreement See attached.

EXHIBIT G INTELLECTUAL PROPERTY ASSIGNMENT AND ASSUMPTION AGREEMENT This Intellectual Property Assignment and Assumption Agreement (this “Assignment”) is made and entered into as of [●], 2020 (the “Effective Date”) by and between Briggs & Stratton Corporation, a Wisconsin corporation, Billy Goat Industries, Inc., a Missouri corporation and Allmand Bros., Inc., a Nebraska corporation (together, “Assignors”) and Bucephalus Buyer, LLC, a Delaware limited liability company (“Assignee”). The Assignors, on the one hand, and the Assignee, on the other hand, are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below). RECITALS WHEREAS, this Assignment is made and entered into in connection with the Closing of the Transactions contemplated by that certain Stock and Asset Purchase Agreement, dated effective as of July 19, 2020, by and between Assignors and Assignee (the “Purchase Agreement”); WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement; WHEREAS, pursuant to the Purchase Agreement, Assignors agreed to sell to Assignee, and Assignee agreed to purchase from Assignors, the Intellectual Property included in the Acquired Assets, including the registered Intellectual Property and applications for registration of Intellectual Property set forth on Exhibit A (collectively, the “Assigned IP”); and WHEREAS, the execution and delivery of this Assignment is contemplated by Section 2.5(c) (iii) and Section 2.5(d)(iii) of the Purchase Agreement. NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignors and Assignee agree as follows: 1. Assignment. Each Assignor hereby sells, conveys, assigns and transfers to Assignee, and Assignee hereby accepts from each Assignor, all of such Assignor’s entire worldwide right, title and interest in and to the Assigned IP, together with any and all goodwill connected with and symbolized by the Assigned IP, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors, assigns and other legal representatives as fully and entirely as the same would have been held and enjoyed by the applicable Assignor if this assignment and sale had not been made, as assignee of its respective entire right, title and interest therein, including all rights in and to all income, royalties, damages and payments now or hereafter due or payable with respect thereto, all causes of action (whether in law or in equity) with respect thereto, and the right to sue, counterclaim, and recover for past, present and future infringement of the rights assigned or to be assigned under this Assignment. 2. Filing and Recordation. The Parties agree that Assignors shall, at their sole cost and expense, promptly file and record this Assignment, or the equivalent of this Assignment to the extent required with the United States Patent and Trademark Office, United States Copyright Office or any corresponding foreign offices worldwide as necessary to record Assignee as the assignee and owner of the Assigned IP. 3. Severability. The invalidity or unenforceability of any provision of this Assignment shall not affect the validity or enforceability of any other provisions of this Assignment. In the event that any of the provisions of this Assignment shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Assignment shall otherwise remain in full force and effect. 4. Entire Agreement. This Assignment (including the Exhibits hereto), the Purchase Agreement, the other Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof. 5. Terms of the Purchase Agreement. This Assignment is entered into pursuant to, and subject to all of the terms and conditions of, the Purchase Agreement, and all of the obligations, agreements, covenants and warranties of the Parties contained therein. Nothing contained in this Assignment shall be deemed to supersede, amend, alter, enlarge on or modify any of the obligations, agreements, covenants or warranties of any Assignor or Assignee contained in the Purchase Agreement in any manner whatsoever. In the event of any conflict or inconsistency between the terms and conditions of this Assignment and those of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control and prevail. 6. Amendments and Waiver. No amendment of any provision of this Assignment shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Assignment shall be construed as an implied amendment or agreement to amend or modify any provision of this Assignment. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by each Party, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Assignment shall be binding unless this Assignment is amended or modified in writing pursuant to the first sentence of this Section 6 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. 7. Governing Law. This Assignment and any claim or controversy hereunder, including matters of validity, construction, effect, enforceability, performance and remedies, and with respect to statute of limitations or any other applicable limitations period shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code. 8. Submission to Jurisdiction; Service of Process; Waiver of Jury Trial. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Assignment and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Assignment in any other court; provided, however, that if the Bankruptcy Case has not been commenced or upon the closing of the Bankruptcy Case, the Parties agree to unconditionally and 2 irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from any thereof, for the resolution of any such claim or dispute. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by Law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Assignment. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS ASSIGNMENT. 9. Succession and Assignment. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Assignment or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties. 10. Titles and Headings. Titles and headings of Sections of this Assignment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Assignment. 11. Counterparts; Facsimile and Electronic Signatures. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Assignment or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. 12. Further Assurances. Assignors shall, at Assignors’ expense, execute, deliver, and record such additional instruments, documents, conveyances and assurances, and take, or cause to be taken, all such other actions reasonably necessary, proper or advisable in order to carry out the intent and purposes of this Assignment. [Signature Pages to Follow] 3

IN WITNESS WHEREOF, Assignor and Assignee caused this Assignment to be duly executed and delivered by a duly authorized representative of each of the Parties as of the date first written above. ASSIGNORS: BRIGGS & STRATTON CORPORATION By: ___________________________________ Name: ___________________________________ Title: ___________________________________ BILLY GOAT INDUSTRIES, INC. By: ___________________________________ Name: ___________________________________ Title: ___________________________________ ALLMAND BROS., INC. By: ___________________________________ Name: ___________________________________ Title: ___________________________________ ASSIGNEE: BUCEPHALUS BUYER, LLC By: Name: Title: Signture Page to IP Assignment and Assumption Agreement

Exhibit A See Annex A attached hereto.